As filed with the Securities and Exchange Commission on April 29, 2011

Registration No. 333-166930

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 1
to

FORM S-11

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.

(Exact Name of Registrant As Specified in Its Governing Instruments)

1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Joseph E. Teichman, Esq.
c/o The Lightstone Group
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129

(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With Copies to:

Peter M. Fass, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Tel: (212) 969-3000
Fax: (212) 969-2900

Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 1 consists of the following:

•	The Registrant’s final form of Prospectus dated April [ ], 2011.
•	Part II, included herewith.
•	Signatures, included herewith.

10,000,000 shares of common stock

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.

$9.50 PER SHARE Initial Purchase Price

We are Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Company”), a real estate investment trust that acquires and manages a diversified (by geographical location and by type and size of property) portfolio of commercial and residential properties, principally in the United States. With this prospectus we are offering participation in our Distribution Reinvestment Program to record holders of our outstanding shares of common stock. Only our existing stockholders may participate in this offering. We also refer to our Distribution Reinvestment Program as the “Program” in this prospectus.

PROGRAM HIGHLIGHTS

•	You may invest all of your cash distributions that we pay to you in additional shares of our common stock without paying any fees or commissions.
•	Once you are enrolled in the Program, any cash distributions paid on the shares of your common stock will be automatically reinvested in additional shares of our common stock until you terminate your participation in the Program or your participation is terminated by us. No minimum amount of shares is required to participate in the Program.
•	The initial price per share under the Program is $9.50. The price of shares purchased under the Program will be equal to, at our option, either (i) 95% of the then current net asset value per share as determined by our Board of Directors in good faith or (ii) $9.50 per share; provided that any discount on the purchase will not exceed 5%.
•	Your participation in the Program is entirely voluntary and you may terminate your participation at any time. If you do not elect to participate in the Program, you will continue to receive any cash distributions paid on your shares of common stock.

You should read this prospectus carefully so you will know how the Program works and then retain it for future reference.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 27 for a discussion of the risks which should be considered in connection with your investment in our common stock. Some of these risks include:

•	No public market currently exists for our shares of common stock, no public market for those shares may ever exist and our shares are illiquid;
•	The price of our common stock is subjective and may not bear any relationship to what a stockholder could receive if it was sold.
•	There are substantial conflicts between the interests of our investors, our interests and the interests of our advisor, sponsor (including its other public program, Lightstone Value Plus Real Estate Investment Trust II, Inc.) and our respective affiliates regarding affiliate compensation, investment opportunities and management resources because David Lichtenstein, the Chairman of our Board of Directors and our Chief Executive Officer, is the majority owner of our sponsor, our advisor and our property manager. The sponsor and advisor may compete with us and acquire properties that suit our investment objectives; we have no employees that do not also work for our sponsor or advisor and the advisor is not obligated to devote any fixed, minimum amount of time or effort to management of our operations;
•	We may maintain a level of leverage as high as 300% of our net assets, as permitted under our charter;
•	There are limitations on ownership and transferability of our shares that prohibit five or fewer individuals from beneficially owning more than 50% of our outstanding shares during the last half of each taxable year and, subject to exceptions, restrict any person from beneficially owning more than 9.8% in value of our aggregate outstanding shares of capital stock;
•	Recent disruptions in the financial markets and deteriorating economic conditions have adversely affected the value of some of our investments and our ongoing results of operations;
•	If lenders are not willing to make loans to our Sponsor because of recent defaults on some of the Sponsor’s properties, lenders may be less inclined to make loans to us and we may not be able to obtain financing for any future acquisitions;
•	Our investment policies and strategies may be changed without stockholder consent;
•	If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our ability to make distributions and the value of your investment;
•	We are obligated to pay substantial fees to our advisor and its affiliates, including fees payable upon the investment in and sale of properties, and our incentive advisor fee structure may result in our advisor recommending riskier or more speculative investments;
•	We may make distributions that include a return of principal and may need to borrow to make these distributions and;
•	These are speculative securities and this investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in us is not permitted.

	Per Share		Max. Offering
Public offering price	$9.50	(1)	$95,000,000
Proceeds, before expenses, to us	$9.50		$95,000,000

(1)	The offering price per share of common stock issuable pursuant to the Program is initially $9.50.

Prospectus dated April [  ], 2011

SUITABILITY STANDARDS

Because an investment in our common stock is risky and is a long-term investment, it is suitable and appropriate for you only if you have adequate financial means to make this investment, you have no immediate need for liquidity in your investment and you can bear the loss of your investment.

Therefore, we have established financial suitability standards for investors who purchase shares of our common stock, which we sometimes refer to as the “shares.” In addition, residents of some states must meet higher suitability standards under state law. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or your automobile.

General Standards for all Investors

•	The investor has either (i) a net worth of at least $250,000, or, (ii) an annual gross income of $70,000 and a minimum net worth of $70,000.

Standards for Investors from Arkansas

•	Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Arkansas resident that have a combined liquid net worth of at least ten (10) times the amount of their investments in us and other similar programs.

Standards for Investors from Kentucky

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000, with the amount invested in us not to exceed 10% of the Kentucky investor’s liquid net worth.

Standards for Investors from Massachusetts, Michigan, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in us and our affiliates cannot exceed 10% of the Massachusetts, Michigan, Oregon, Pennsylvania or Washington resident’s net worth.

Standards for Investors from Kansas, Missouri, and California

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Standards for Investors from Alabama

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Standards for Investors from Tennessee

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and Tennessee residents’ maximum investment in us and our affiliates must not exceed ten percent (10%) of their liquid net worth. The foregoing suitability standards must be met by the investor who purchases the shares. In the case of sales to fiduciary accounts, these minimum standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the common stock if the donor or the grantor is the fiduciary. Investors with investment discretion over assets of an employee benefit plan covered by ERISA should carefully review the information in the section entitled “ERISA Considerations.”

In the case of gifts to minors, the suitability standards must be met by the custodian of the account or by the donor.

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Each investor should notify us or the reinvestment agent in the event that there is a change in the investor’s financial condition, an inaccuracy of any representation under the subscription agreement for the individual purchase of shares, or if the investor believes that it is unable to satisfy the suitability standards set forth above.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the USA PATRIOT Act), the units offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “Prohibited Shareholder,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	subject to additional restrictions imposed by the following statutes or regulations, and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire prospectus and its appendices carefully before you decide to invest in our shares of common stock.

Summary of This Offering

The following summary below describes the principal terms of this offering and the Program. You should carefully read the entire text of the Program in Appendix A to this prospectus before you decide to participate in the Program.

Number of Shares Offered
10,000,000 shares of common stock, par value $0.01 per share.
Enrollment
Subject to the suitability standards discussed below, you can participate if you currently own shares of our common stock by completing and submitting the Authorization Form attached to this prospectus as Appendix B. If you are already enrolled in the Program, then no further action is required. No minimum amount of shares is required to participate in the Program.
Reinvestment of Distributions
You will be able to purchase additional shares of our common stock by reinvesting any cash distributions paid on your shares of common stock.
Administration
ACS Securities Services, Inc. will serve as the administrator of the Program.
Price per Share
The initial price per share under the Program is $9.50. The price of shares purchased under the Program will be equal to, at our option, either (i) 95% of the then current net asset value per share as determined by our Board of Directors in good faith or (ii) $9.50 per share; provided that any discount on the purchase will not exceed 5%.
Tracking Your Investment
You will receive periodic statements of the transactions made in your Program account. These statements will provide you with details of the transactions and will indicate the share balance in your Program account.
Amendment and Termination of the Program
We may terminate the Program for any reason by providing 30 days’ written notice. We may amend the Program for any reason by providing 10 days’ written notice.
Use of Proceeds
The proceeds from this offering will be used for general corporate purposes, including, but not limited to, investment in properties, payment of fees and other costs, and to fund distributions to stockholders and to fund our share redemption program.
Program Restrictions
A participant will not be able to acquire common stock under the Program if the purchase would cause it to exceed the 9.8% ownership limit or would violate any of the other share ownership restrictions imposed by our charter.
Suitability Standards
Participants generally must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000. You must notify us or the reinvestment agent if there is a change in your financial condition that would cause you to fail to meet the suitability standards set forth in the prospectus. See the section of this prospectus titled “Suitability Standards.”

Lightstone Value Plus Real Estate Investment Trust, Inc.

Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (together with the Operating Partnership (as defined below), the “Company”, also referred to as “we”, “our” or “us” herein) was formed on June 8, 2004 and subsequently qualified as real estate investment trust (“REIT”) during year ending December 31, 2006. We were formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout the United States and Puerto Rico.

We are structured as an umbrella partnership real estate investment trust, or UPREIT, and substantially all of our current and future business is and will be conducted through Lightstone Value Plus REIT, L.P., a Delaware limited partnership formed on July 12, 2004 (the “Operating Partnership”), we as the general partner, held a 98.5% interest as of December 31, 2010

Our principal executive offices are located at 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, our telephone number is (732) 367-0129 and our website address is www.lightstonereit.com. Our website is not a part of this prospectus.

The Types of Real Estate that We Acquire and Manage

We acquire and manage a diversified (by geographical location and by type and size of property) portfolio of commercial and residential properties located throughout the United States and Puerto Rico. We have acquired and continue to seek to acquire fee interests in multi-tenant, community, power and lifestyle shopping centers, and in malls located in highly trafficked retail corridors, high-barrier to entry markets, and sub-markets with constraints on the amount of additional property supply. Additionally, we have acquired and will continue to seek to acquire fee interests in lodging properties located near major transportation arteries in urban and suburban areas; multi-tenant industrial properties located near major transportation arteries and distribution corridors; multi-tenant office properties located near major transportation arteries; and market-rate, middle market multifamily properties at a discount to replacement cost.

We operate within five operating segments which are our Retail Segment, Multi-Family Residential Segment, Industrial Segment, Hospitality Segment and Unallocated Segment. The Unallocated Segment includes our investments in real estate companies which are not wholly owned as well as our corporate operations. As of December 31, 2010, on a collective basis, we (i) wholly owned 4 retail properties containing a total of approximately 0.7 million square feet of retail space, 15 industrial properties containing a total of approximately 1.3 million square feet of industrial space, 6 multi-family residential properties containing a total of 1,585 units, and 2 hotel hospitality properties containing a total of 290 rooms and (ii) owned interests in 1 office property containing a total of approximately 1.1 million square feet of office space and 2 development outlet center retail projects. All of the properties are located within the United States. As of December 31, 2010, the retail properties, the industrial properties, the multi-family residential properties and the office property were 84%, 61%, 92% and 79% occupied based on a weighted-average basis, respectively. Its hotel hospitality properties’ average revenue per available room was $28 and occupancy was 72% for the year ended December 31, 2010. See “Investment Objectives and Policies — Real Estate Investments” for detailed descriptions.

Simon Transaction

On August 30, 2010, we, including our Operating Partnership and Pro-DFJV Holdings LLC (“PRO”), a Delaware limited liability company and a wholly-owned subsidiary of ours (together with us and our Operating Partnership, the “LVP Parties”), completed the disposition of our and their interests in Mill Run, LLC (“Mill Run”), a Delaware limited liability company, and Prime Outlets Acquisition Company LLC (“POAC”), a Delaware limited liability company, to Simon Property Group, Inc. (“Simon”), a Delaware corporation, Simon Property Group, L.P., a Delaware limited partnership (“Simon OP”), and Marco Capital Acquisition, LLC, a Delaware limited liability company, pursuant to the terms of a contribution agreement (the “Contribution Agreement”). This disposition transaction is referred to herein as the “Simon Transaction” or “Disposition”.

Under the terms of the Contribution Agreement, first announced on December 8, 2009, the LVP Parties, before allocation to noncontrolling interests, received $265.8 million in total consideration after transaction expenses, of which approximately $204.4 million was in the form of cash and the remainder was in the form of equity interests that are exchangeable for common operating partnership units of Simon OP. The original transaction was amended so that the LVP Parties retained several properties, including our outlet center located in St. Augustine, Florida and our 40% interests in two outlet center development projects, Livermore Valley Holdings, LLC (“Livermore”) and Grand Prairie Holdings, LLC “Grand Prairie”), which were part of POAC prior to the transaction.

In connection with the closing of the Disposition we recognized a gain on disposition of approximately $142.8 million in the consolidated statements of operations during the third quarter of 2010. We also deferred an additional $32.2 million of gain on the consolidated balance sheet consisting of the total of the (i) $1.9 million of Escrowed Cash and (ii) $30.3 million of Restricted Marco OP Units received as part of the Aggregate Consideration Value because realization of these items is subject to the final adjustment. We incurred an additional $0.1 million of transaction expenses during the fourth quarter of 2010 which reduced the recognized gain to approximately $142.7 million for the year ended December 31, 2010.

The cash considerations that the LVP Parties received in connection with the closing of the Disposition were paid from the proceeds of a draw (the “Loan”) from a revolving credit facility that Simon OP entered into contemporaneously with the signing of the Contribution Agreement. The LVP Parties provided guaranties of collection (the “Guaranties”) with respect to the Loan in connection with the closing of the Disposition. Under the terms of the Guaranties, the LVP Parties are each obligated to make payments in respect of principal and interest on the Loan after Simon OP has failed to make payments, the Loan has been accelerated, and the lenders have failed to collect the full amount of the Loan after exhausting other remedies. The Guaranties by the LVP Parties are each limited to a specified maximum that is at least equal to their respective cash considerations. The maximum amounts of the Guaranties will be reduced to the extent of any payments of principal made by Simon OP or other cash proceeds recovered by the lenders.

In connection with the closing of the Disposition, the LVP Parties entered into a Tax Matters Agreement with Simon and Simon OP. Under this agreement, Simon and Simon OP generally may not engage in a transaction that could result in the recognition of the “built-in gain” with respect to POAC and Mill Run at the time of the Disposition for specified periods of up to eight years following the closing of the Disposition. Simon and Simon OP have a number of obligations with respect to the allocation of partnership liabilities to the LVP Parties. For example, Simon and Simon OP agreed to maintain certain of the mortgage loans that are secured by POAC and Mill Run until their maturity, and the LVP Parties have provided and will continue to have the opportunity to provide guaranties of collection with respect to the Loan (or indebtedness incurred to refinance the Loan) for at least four years following the closing of the Disposition. The LVP Parties were also given the opportunity to enter into agreements to make specified capital contributions to Simon OP in the event that it defaults on certain of its indebtedness. If Simon and Simon OP breach their obligations under the Tax Matters Agreement, Simon and Simon OP will be required to indemnify the LVP Parties for certain taxes that they are deemed to incur, including taxes relating to the recognition of “built-in gains” with respect to the POAC and Mill Run, and gains recognized as a result of a reduction in the allocation of partnership liabilities. These indemnification payments will be “grossed up” such that the amount of the payments will equal, on an after-tax basis, the tax liability deemed incurred because of the breach.

Simon OP and Simon generally are required to indemnify the LVP Parties, and certain affiliates of the Lightstone Group for liabilities and obligations under the Tax Protection Agreements with Arbor Mill Run JRM, LLC (“Arbor JRM”), Arbor National CJ, LLC (“Arbor CJ”), AR Prime Holdings LLC (“AR Prime”), TRAC Central Jersey LLC (“TRAC”), Central Jersey Holdings II, LLC (“Central Jersey”) and JT Prime LLC (“JT Prime”) relating to the Contributions of the Mill Run Interest and the POAC Interest that are caused by Simon OP’s and Simon’s actions after the closing of the Contributions (the “Indemnified Liabilities”). We and our Operating Partnership are required to indemnify Simon OP and Simon for all liabilities and obligations under the Tax Protection Agreements other than the Indemnified Liabilities.

Other Transactions

During the year ended December 31, 2010, as a result of our defaulting on the debt related to three properties within our Multi-Family Residential Segment due to the properties no longer being economically beneficial to us, the lender foreclosed on these three properties. As a result of the foreclosure transactions, the debt associated with these three properties of $51.4 million was extinguished and the obligations were satisfied with the transfer of the properties’ assets and working capital and we no longer have any ownership interests in these three properties. The operating results of these three properties through their respective dates of disposition have been classified as discontinued operations in the consolidated financial statements on a historical basis for all periods presented. The transactions resulted in a gain on debt extinguishment of $19.9 million, of which $17.2 million was recorded during the three months ended June 30, 2010 and $2.7 million was recorded during the three months ended December 31, 2010, and is included in discontinued operations for the year ended December 31, 2010. Accordingly, the assets and liabilities of these three properties are reclassified as assets and liabilities disposed of on the consolidated balance sheet as of December 31, 2009.

Our Sponsor, Advisor, Property Manager, and Operating Partnership

Our sponsor David Lichtenstein, who does business as The Lightstone Group and wholly owns the limited liability company of that name is one of the largest private residential and commercial real estate owners and operators in the United States today, with a diversified portfolio of over 100 properties containing approximately 9,611 multifamily units, 1.1 million square feet of office space, 2.4 million square feet of industrial space, a 300-suite limited service hotel, and 4.0 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employs approximately 500 staff and professionals. Our sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations. Our sponsor is also the sponsor of Lightstone Value Plus Real Estate Investment Trust II, Inc. (referred to in this prospectus as “Lightstone II”), a non-traded REIT with similar investment objectives to ours.

Certain officers and directors of The Lightstone Group and its affiliates also have senior management positions with us. The positions and biographical information for these directors and executive officers can be found in the section “Management” under the headings “Our Directors” and “Our Executive Officers” appearing elsewhere in this prospectus.

Our Advisor and our Property Manager

Lightstone Value Plus REIT LLC, our advisor, is wholly owned indirectly by our Sponsor. Our advisor, together with our Board of Directors, is and will continue to be primarily responsible for making investment decisions and managing our day-to-day operations. Through his ownership and control of The Lightstone Group, Mr. Lichtenstein is the sole owner of our advisor, the sole owner and manager of Lightstone SLP LLC, the special general partner of our operating partnership, and acts as our Chairman and Chief Executive Officer. As a result, he controls both the general partner and associate general partner of our operating partnership and is the sole decision-maker of our operating partnership. Lightstone Value Plus REIT Management LLC, our property manager, is also wholly owned by The Lightstone Group.

We do not have and will not have any employees that are not also employed by our Sponsor or its affiliates. We depend substantially on our advisor, which generally has responsibility for our day-to-day operations. Under the terms of the advisory agreement, the advisor also undertakes to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our Board of Directors.

Our Operating Partnership

Our structure is generally referred to as an UPREIT structure. Substantially all of our assets are held through Lightstone Value Plus REIT LP, a Delaware limited partnership, which we sometimes refer to as the “operating partnership.” This structure enables us to acquire assets from other partnerships and individual owners in a manner that defers the recognition of gain to the partners of the acquired partnerships or the individual owners, assuming certain conditions are met. We provide our stockholders with appropriate tax information including a Form 1099.

Our Structure

The following chart depicts the services that our affiliates or the Sponsor render to us, and our structure as of December 31, 2010:

Summary Risk Factors

Investment in shares of our common stock involves risks which are described in detail under “Risk Factors.” If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment. The most significant risks relating to this offering and an investment in our shares include:

•	You may not have the opportunity to evaluate all of our investments before you make your purchase of our common stock, which makes your investment more speculative;
•	There are numerous conflicts of interest between the interests of investors and our interests or the interests of our advisor, our Sponsor, and their respective affiliates;
•	The special general partner interests entitle a wholly owned subsidiary of our Sponsor to certain payments and distributions that will significantly reduce the distributions available to stockholders after they receive a 7% cumulative return on their net investment;
•	We may not be able to continue to make distributions and we may borrow to make distributions, which could reduce the cash available to us, and these distributions made with borrowed funds may constitute a return of capital to stockholders;
•	The profitability of our acquisitions is uncertain;
•	The bankruptcy or insolvency of a major tenant would adversely impact us;
•	There are limitations on ownership and transferability of our shares;
•	Our Sponsor’s other public program, Lightstone II may be engaged in competitive activities;
•	Our investment policies and strategies may be changed without stockholder consent;
•	If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our ability to make distributions and the value of your investment;
•	We are obligated to pay substantial fees to our advisor and its affiliates, including fees payable upon the sale of properties;
•	The incentive advisor fee structure may result in our advisor recommending riskier or more speculative investments;
•	The price of our common stock is subjective and may not bear any relationship to what a stockholder could receive if it was sold. Our Board of Directors determined the current net asset value of the common stock at $9.80 per share. This value is based upon an estimated amount we determined would be received if our properties and other assets were sold as of the close of our fiscal year and if such proceeds, together with our other funds, were distributed pursuant to liquidation. Because this is only an estimate, we may subsequently revise any annual valuation that is provided.
•	No public market currently exists for our shares of common stock, no public market for our shares may ever exist and our shares are illiquid;
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently occurring in the United States credit markets;
•	If lenders are not willing to make loans to our Sponsor because of recent defaults on some of the Sponsor’s properties, lenders may be less inclined to make loans to us and we may not be able to obtain financing for any future acquisitions.
•	There are significant risks associated with maintaining as high level of leverage as permitted under our charter (which permits leverage of up to 300% of our net assets);

•	Our advisor may have an incentive to incur high levels of leverage due to the fact that asset management fees payable to our advisor are based on total assets, including assets purchased with indebtedness;
•	Our property manager has no direct experience as a property manager and relies on affiliated and unaffiliated, fully established management companies to provide all property management services to our properties;
•	We may fail to continue to qualify as a REIT for taxation purposes;
•	Our share repurchase program is subject to numerous restrictions, may be cancelled at any time and should not be relied upon as a means of liquidity;
•	Our operations could be restricted if we become subject to the Investment Company Act of 1940; and
•	Changes in applicable laws may adversely affect the income and value of our properties.

Investment Company Act of 1940 Considerations

We conduct our operations so that the Company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. Our assets generally are held in wholly and majority-owned subsidiaries of the Company, each formed to hold a particular asset.

We intend to continue conducting our operations so that the Company and most, if not all, of its wholly owned and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the Company and each wholly owned and majority-owned subsidiary with this test. We expect that most, if not all, of the Company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the Company and most, if not all, of its wholly owned and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the Company nor any of its wholly or majority-owned subsidiaries are or will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they do not and will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the Company and its subsidiaries are and will continue to be primarily engaged in non-investment company businesses related to real estate. Consequently, the Company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to continue conducting our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If the Company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the Company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

Based upon changes in the valuation of our portfolio of investments as of September 30, 2009, including with respect to certain investment securities we currently hold, we may be deemed to have inadvertently become an investment company under the Investment Company Act of 1940. We are currently evaluating our response to this development, including the availability of exemptive or other relief under the Investment Company Act of 1940, and we intend to take affirmative steps to comply with applicable regulatory requirements. However, if an examination of our investments by the SEC or a court should deem us to hold investment securities in excess of the amount that would require us to register under the Investment Company Act of 1940, we could be deemed to be an investment company and be subject to additional restrictions.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Conflicts of Interest

Conflicts of interest may exist between us and some of our affiliates, including our advisor. Some of these potential conflicts include:

•	the possibility that our affiliates, including Lightstone II, may be engaged in competitive activities such as investing in properties that meet our investment profile;
•	competition for the time and services of personnel that work for us and our affiliates;
•	substantial compensation payable by us to our advisor, property manager and affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;

•	the possibility that we may acquire or consolidate with our advisor; and
•	the possibility that we may do business with entities that have pre-existing relationships with our affiliates which may result in a conflict between our business and the ongoing business relationships our affiliates have with each other.

Conflicts of interest may also arise in connection with the potential sale or refinancing of our properties or the enforcement of agreements.

See “Conflicts of Interest” for more details of these and other conflicts of interest.

Actual and Estimated Use of Proceeds

Through March 31, 2011, we have raised approximately $3.8 million through the issuance of approximately 0.4 million shares under the Program. We have used and intend to continue to use the net proceeds from the sale of shares under the Program for general corporate purposes, including investment in properties, payment of fees and other costs, funding operating or capital expenses associated with our existing properties, for future distributions to our stockholders or for funding the share redemption program. We have no basis for estimating the number of shares that will be sold under the Program.

Primary Business Objectives and Strategies

Our primary objective is to achieve capital appreciation with a secondary objective of income without subjecting principal to undue risk. We intend to achieve this goal primarily through investments in real estate properties.

Unlike other REITs, which typically specialize in one sector of the real estate market, we invest in both residential and commercial properties to provide a more general risk profile and take advantage of our Sponsor’s expertise in acquiring larger properties and portfolios of both residential and commercial properties.

The following is descriptive of our investment objectives and policies:

•	Reflecting a flexible operating style, our portfolio is diverse and includes properties of different types (such as retail, lodging, office, industrial and residential properties); both passive and active investments; and joint venture transactions.
•	Our investments may include properties that are not sold through conventional marketing and auction processes. Our investments may be at a dollar cost level lower than levels that attract those funds that hold investments of a single type.
•	We may be more likely to make investments that are in need of rehabilitation, redirection, remarketing and/or additional capital investment.
•	We may place major emphasis on a bargain element in our purchases, and often on the individual circumstances and motivations of the sellers. We search for bargains that become available due to circumstances that occur when real estate cannot support the mortgages securing the property.
•	We pursue returns in excess of the returns targeted by real estate investors who target a single type of property investment.

We cannot assure you that we will attain these objectives.

If we have not provided some form of liquidity for our stockholders or if our company is not liquidated, generally within seven to ten years after August 2009 when the proceeds from our initial public offering were fully invested, we will cease reinvesting our capital and sell the properties and other assets, either on a portfolio basis or individually, or engage in another transaction approved by our Board of Directors, market conditions permitting, unless the directors (including a majority of the independent directors) determine that, in light of our expected life at any given time, it is deemed to be in the best interest of the stockholders to reinvest proceeds from property sales or refinancings. Alternatively, we may merge with, or otherwise be acquired by, our Sponsor or its affiliates. We expect that in connection with such merger or acquisition transaction, our stockholders would receive cash or shares of a publicly traded company. The terms of any such transaction must be approved by a majority of our Board of Directors which includes a majority of our independent directors. Such merger or acquisition transaction would also require the affirmative vote of a majority of the shares of our common stock. To assist with this process, the Board of Directors or a special committee of the Board of Directors established to consider the transaction will retain a recognized financial advisor or institution providing valuation services to serve as its financial advisor. The financial advisor will be required to render an opinion to the Board of Directors or special committee with respect to the fairness to our stockholders from a financial point of view of the consideration to be paid in the merger or acquisition transaction.

We have provided and intend to continue to provide stockholders with regular quarterly distributions. Our ability to pay regular distributions will depend upon a variety of factors, and we cannot assure that distributions will be made. As such, we are unable to determine the maximum time from the closing date that an investor may have to wait to receive distributions. Upon the closing of the disposition of our retail outlet assets in connection with the aforementioned Contribution Agreement, we will have additional funds from the disposition proceeds to invest in other properties in the future.

Acquisition Strategy

We acquire residential and commercial properties principally, all of which are located in the continental United States. Our acquisitions include both portfolios and individual properties. Our commercial holdings consist of retail (primarily multi-tenant shopping centers), lodging (primarily extended stay hotels), industrial and office properties and that our residential properties are principally comprised of “Class B” multi-family complexes.

We may acquire the following types of real estate interests:

•	In market-rate, middle market multifamily properties at a discount to replacement cost located either in emerging markets or near major metropolitan areas. We will attempt to identify those sub-markets with job growth opportunities and demand demographics which support potential long-term value appreciation for multifamily properties.
•	In well-located, multi-tenant, community, power and lifestyle shopping centers and malls located in highly trafficked retail corridors, in selected high-barrier to entry markets and submarkets. We will attempt to identify those sub-markets with constraints on the amount of additional property supply will make future competition less likely.
•	In improved, multi-tenant, industrial properties located near major transportation arteries and distribution corridors with limited management responsibilities.
•	In improved, multi-tenant, office properties located near major transportation arteries in urban and suburban areas.
•	In lodging properties located near major transportation arteries in urban and suburban areas.

Summary of Current Portfolio (as of December 31, 2010)

The following table summarizes the real estate investments held by us as of December 31, 2010. For further information regarding our properties, see “Real Property Investments,” beginning on page 118:

	Location	Year Built (Range of years built)	Leasable Square Feet	Percentage Occupied as of December 31, 2010	Annualized Revenues based on rents at December 31, 2010
Wholly-Owned Real Estate Properties:
Retail
Wholly-owned:
St. Augustine Outlet Center	St. Augustine, FL	1998	337,719	83.1%	$4.3 million
Oakview Plaza	Omaha, NE	1999 – 2005	177,103	78.6%	$1.9 million
Brazos Crossing Power Center	Lake Jackson, TX	2007 – 2008	61,213	100.0%	$0.8 million
Everson Pointe	Snellville, GA	1999	81,428	86.0%	$0.8 million
		Retail Total	657,463	83.8%
Industrial
7 Flex/Office/Industrial Buildings within the Gulf Coast Industrial Portfolio	New Orleans, LA	1980 – 2000	339,700	72.6%	$2.9 million
4 Flex/Industrial Buildings within the Gulf Coast Industrial Portfolio	San Antonio, TX	1982 – 1986	484,255	62.7%	$1.4 million
3 Flex/Industrial Buildings within the Gulf Coast Industrial Portfolio	Baton Rouge, LA	1985 – 1987	182,792	92.0%	$1.1 million
Sarasota	Sarasota, FL	1992	276,987	22.1%	$0.2 million
		Industrial Total	1,283,734	60.7%

Multi-Family Residential	Location	Year Built (Range of years built)	Leasable Units	Percentage Occupied as of December 31, 2010	Annualized Revenues based on rents at December 31, 2010
Southeastern Michigan Multi-Family Properties (Four Apartment Buildings)	Southeast MI	1965 – 1972	1,017	89.6%	$7.0 million
Camden Multi-Family Properties (Two Apartment Communities)	Greensboro/ Charlotte, NC	1984 – 1985	568	96.8%	$3.5 million
		Residential Total	1,585	92.2%

	Location	Year Built	Year to date Available Rooms	Percentage Occupied for the Year Ended December 31, 2010	Revenue per Available Room through December 31, 2010
Wholly-Owned Hospitality Properties:
Houston Extended Stay Hotels (Two Hotels)	Houston, TX	1998	106,215	71.5%	$27.80

	Location	Year Built	Leasable Square Feet	Percentage Occupied as of December 31, 2010	Annualized Revenues based on rents at December 31, 2010
Unconsolidated Affiliated Real Estate Entities Office:
1407 Broadway	New York, NY	1952	1,114,695	78.9%	$33.3 million

Additionally, as of December 31, 2010, we owned 40.00% interests in two outlet center development projects, Livermore and Grand Prairie. These projects were wholly owned by POAC through August 30, 2010 (see “Simon Transaction” included elsewhere herein) but were retained at closing. Our ownership interests are non-managing interests, with certain consent rights with respect to major decisions. An affiliate of the Company’s Sponsor, is the majority owner and manager of these entities. Contributions are allocated in accordance with each investor’s ownership percentage. Profit and cash distributions, if any, will be allocated in accordance with each investor’s ownership percentage.

Livermore is an outlet center development project expected to be constructed in Livermore, California and had no operating results through December 31, 2010 or debt outstanding as of December 31, 2010. The Company accounts for its ownership interest in Livermore in accordance with the equity method of accounting. The Company made additional capital contributions of approximately $1.8 million to Livermore during the year ended December 31, 2010.

Grand Prairie is an outlet center development project expected to be constructed on land it owns in Grand Prairie, Texas, and had no operating results through December 31, 2010 or debt outstanding as of December 31, 2010. The Company made additional capital contributions of approximately $2.8 million to Grand Prairie during the year ended December 31, 2010. The Company accounts for its ownership interest in Grand Prairie in accordance with the equity method of accounting.

Financing Strategy

We utilize leverage when acquiring properties. The number of different properties we acquire is affected by numerous factors, including, the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. We intend to limit our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all of our properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders. We have financed and will continue to finance our property acquisitions through a variety of means, including but not limited to individual non-recourse mortgages and through the exchange of an interest in the property for limited partnership units of the Operating Partnership. Our aggregate borrowings, secured and unsecured, will be reasonable in relation to our net assets and will be reviewed by our Board of Directors at least quarterly. The maximum amount of these borrowings in relation to net assets will not exceed 300% of net assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate, approval by a majority of the independent directors and disclosure to our stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over this 300% level will be approved by a majority of independent directors and disclosed to our stockholders in our next quarterly report, along with justification for such excess. As of December 31, 2010, our borrowings in relation to our net assets were 67%.

Shares Currently Outstanding

As of March 31, 2011, there were approximately 31.6 million shares of our common stock outstanding. The number of shares of our common stock outstanding prior to this date does not include shares issuable upon exercise of options which have been and may be granted in the future under our stock option plan. Additionally, through March 31, 2011, we had issued approximately 0.4 million shares under the Program and approximately 9.6 million shares remained available for issuance under the Program.

Distributions

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. In order to qualify for REIT status, we may be required to make distributions in excess of cash available. For a discussion of the tax treatment of distributions to you, see “Material U.S. Federal Income Tax Considerations.”

Distributions are at the discretion of the Board of Directors and depend upon our distributable funds, current and projected cash requirements, tax considerations and other factors. We declare distributions to our stockholders as of daily record dates and aggregate and pay such distributions quarterly. Our ability to pay regular distributions and the size of these distributions depends upon a variety of factors. For example, our borrowing policy permits us to incur short-term indebtedness, having a maturity of two years or less, and we may have to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the U.S. federal income tax benefits associated with qualifying as a REIT. We cannot assure that regular distributions will continue to be made or that we will maintain any particular level of distributions that we may establish.

We are an accrual basis taxpayer, and as such our REIT taxable income could be higher than the cash available to us. We may therefore borrow to make distributions, which could reduce the cash available to us, in order to distribute 90% of our REIT taxable income as a condition to our election to be taxed as a REIT. These distributions made with borrowed funds may constitute a return of capital to stockholders. To the extent that distributions to stockholders (and not designated as capital gain dividends or, for taxable years beginning before January 1, 2011, qualified dividend income) exceed our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), such amounts constitute a return of capital for U.S. federal income tax purposes to the extent of a stockholder’s tax basis in our stock, although such distributions might not reduce stockholders’ aggregate invested capital. Because our earnings and profits are reduced for depreciation and other non-cash items, it is likely that a portion of each distribution will constitute a tax-deferred return of capital for U.S. federal income tax purposes.

Distributions Declared by our Board of Directors and Source of Distributions

Beginning February 1, 2006, our Board of Directors declared quarterly distributions in the amount of $0.0019178 per share per day payable to stockholders of record at the close of business each day during the applicable period. The annualized rate declared was equal to 7%, which represents the annualized rate of return on an investment of $10.00 per share attributable to these daily amounts, if paid for each day for a 365 day period (the “Annualized Rate”). Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Rate, with the exception of the three-month period ended June 30, 2010. The distributions for the three-month period ended June 30, 2010 were at an aggregate annualized rate of 8% based on the share price of $10.00. Through December 31, 2010, we have paid aggregate distribution in the amount of $63.0 million, which includes cash distributions paid to stockholders and common stock issued under our distribution reinvestment program.

Total distributions declared during the years ended December 31, 2010, 2009 and 2008 were $23.1 million, $27.3 million and $9.9 million, respectively.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our distribution reinvestment program. On July 28, 2010, our Board of Directors decided to temporarily suspend our distribution reinvestment program pending final approval of the related registration statement (the “DRIP Registration Statement”) by the SEC. On October 26, 2010, the DRIP Registration Statement was declared effective by the SEC and the distribution reinvestment program was reinstated by us.

The following table provides a summary of the quarterly distributions declared and the source of distribution based upon cash flows provided by/(used in) operations for the years ended December 31, 2010 and 2009.

	2010
	Year Ended December 31,	Quarter Ended December 31,	Quarter Ended September 30,	Quarter Ended June 30,	Quarter Ended March 31,
Distribution period	2010 Year	Q4 2010	Q3 2010	Q2 2010	Q1 2010
Date distribution declared		November 15, 2010	September 16, 2010	July 28 and August 30, 2010	March 2, 2010
Date distribution paid		January 14, 2011	October 29, 2010	August 6 and October 15, 2010	March 30, 2010
Distribution Paid	$17,186,557	$3,712,816	$3,744,197	$6,237,464	$3,492,080
Distribution Reinvested	5,899,148	1,891,425	1,876,529	—	2,131,194
Total Distribution	$23,085,705	$5,604,241	$5,620,726	$6,237,464	$5,623,274
Source of distributions
Cash flows provided by/(used in) operations	$6,816,064	$200,816	$5,452,208	$(74,995)	$1,238,035
Proceeds from investment in affiliates and excess cash	10,370,493	3,512,000	(1,708,011)	6,312,459	2,254,045
Proceeds from issuance of common stock through distribution reinvestment program	5,899,148	1,891,425	1,876,529	—	2,131,194
Total Sources	$23,085,705	$5,604,241	$5,620,726	$6,237,464	$5,623,274

	2009
	Year Ended December 31,	Quarter Ended December 31,	Quarter Ended September 30,	Quarter Ended June 30,	Quarter Ended March 31,
Distribution period	2009 Year	Q4 2009	Q3 2009	Q2 2009	Q1 2009
Date distribution declared		November 3, 2009	September 17, 2009	May 13, 2009	March 30, 2009
Date distribution paid		January 15, 2010	October 15, 2009	July 15, 2009	April 15, 2009
Distribution Paid	$12,492,168	$3,237,141	$3,151,937	$3,050,200	$3,052,890
Distribution Reinvested	9,394,853	2,320,529	2,367,469	2,394,520	2,312,335
Total Distribution	$21,887,021	$5,557,670	$5,519,406	$5,444,720	$5,365,225
Source of distributions
Cash flows provided by/(used in) operations	$1,377,643	$(1,520,621)	$1,169,895	$1,006,312	$722,057
Proceeds from issuance of common stock	20,509,378	7,078,291	4,349,511	4,438,408	4,643,168
Total Sources	$21,887,021	$5,557,670	$5,519,406	$5,444,720	$5,365,225

The cash flows provided/(used in) operations include an adjustment to remove the income from investments in unconsolidated affiliated real estate entities as any cash distributions from these investments are recorded through cash flows from investing activities.

Management also evaluates the source of distribution funding based upon modified funds from operations (“MFFO’) (See “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein for additional information and calculation of MFFO).

On March 4, 2011, our Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2011 in the amount of $0.0019178 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid on April 15, 2011.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our Distribution Reinvestment Program.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets (2) minus total liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated fair value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.70. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $9.50.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Compensation Table

The following table discloses the compensation which we may pay to our advisor, property manager. The Lightstone Group and their affiliates. For methods of calculation and definitions of terms used in this table, see “Compensation Table.” For a description of an undertaking that we have made to limit compensation paid to our affiliates, see “Compensation Restrictions” and “Reports to Stockholders.”

Non-subordinated Payments

The following aggregate amounts of compensation, allowances and fees we may pay to our affiliates are not subordinated to the returns on initial investments that we are required to pay to our stockholders.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Acquisition Stage
Acquisition fee and expenses paid to our advisor.	Our advisor is paid an amount, equal to 2.75% of the gross contractual purchase price (including any mortgage assumed) of the property acquired, as an acquisition fee. Our advisor is also reimbursed for expenses that it incurs in connection with purchase of the property.

The acquisition fee and expenses for any particular property, including amounts payable to affiliates, will not exceed, in the aggregate, 5% of the gross contractual purchase price (including any mortgage assumed) of the property acquired.

If we request additional services, the compensation will be provided on separate agreed-upon terms and the rate will be approved by a majority of disinterested directors, including a majority of the disinterested independent directors, as fair and reasonable for us. No such compensation had been incurred and paid since our inception through December 31, 2010.	The following amounts may be paid as an acquisition fee and for the reimbursement of acquisition expenses:

From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $28.6 million acquisition fees and $2.8 million expense reimbursement to our advisor.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Operational Stage
Property management fee paid to our property manager, Lightstone Value Plus REIT Management LLC. This fee will be paid for services in connection with the rental, leasing, operation and management of the properties and the supervision of any third parties that are engaged by our property manager to provide such services.	Residential and Retail Properties: Our property manager is paid a monthly management fee of 5% of the gross revenues from our residential and retail properties.

Office and Industrial Properties:   For the management and leasing of our office and industrial properties, we pay to our property manager, property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Notwithstanding the foregoing, our property manager may be entitled to receive higher fees in the event our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered. No such higher property management fees had been incurred and paid since our inception through June 30, 2010.

	The property manager may subcontract its duties for a fee that may be less than the fee provided for in the management services agreements. In the event that the property manager subcontracts its duties with respect to some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to our property manager by us or paid directly by our property manager. Since our inception through December 31, 2010, the property manager has not subcontracted any management services.	From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $6.5 million of property management fees and $2.8 million of other fees to our property manager.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Asset management fee paid to our advisor.	Our advisor is paid an advisor asset management fee of 0.55% of our average invested assets. Average invested assets means the average of the aggregate book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. We compute the average invested assets by taking the average of these values at the end of each month during the quarter for which we are calculating the fee. The fee is payable quarterly in an amount equal to 0.1375 of 1% of average invested assets as of the last day of the immediately preceding quarter.

	Our advisor must reimburse us for the amounts, if any, by which our total operating expenses, the sum of the advisor asset management fee plus other operating expenses, paid during the previous fiscal year exceed the greater of:	From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $12.6 million asset management fees to advisor.
(1) 2% of our average invested assets for that fiscal year, or
(2) 25% of our net income for that fiscal year.
Items such as interest payments, taxes, non-cash expenditures, the special liquidation distribution, organization and Offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expenses of any kind paid or incurred by us. See “Management — Our Advisory Agreement” for an explanation of circumstances where the excess amount specified in clause (1) may not need to be reimbursed.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Reimbursable expenses to our advisor. These may include costs of goods and services, administrative services and non-supervisory services performed directly for us by independent parties.	We reimburse some expenses of the advisor. The compensation and reimbursements to our advisor will be approved by a majority of our directors and a majority of our independent directors as fair and reasonable for us.	The reimbursable expenses are subject to aggregate limitations on our operating expenses referred to under “Non-Subordinating Payments — Operational Stage — Asset Management Fee” above. We reimbursed our advisor acquisition related expenses of $1,264, $902,753 and $1,265,528, respectively, for the years ended December 2010, 2009 and 2008.
Subordinated Payments
Note: We structure the allocation of distributions and other subordinated payments differently than most REITs. In order to facilitate a complete understanding of our allocation structure, please see “Subordinated Distribution Chart” below for a basic table that illustrates how we will allocate these subordinated payments.	We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our Sponsor, advisor and affiliates.
Distributions with respect to the special general partner interests, payable to Lightstone SLP, LLC, which is controlled by our Sponsor.	This section describes the apportionment of any regular distributions that the operating partnership may make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular distributions received and not the specific distribution being made.	From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $6.1 million distributions to the special general partner interest.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
	Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which distributions we will distribute to holders of our common stock. Once a threshold is reached, the operating partnership will make all subsequent regular distributions pursuant to the allocation method triggered by that or later thresholds.	For the quarters ended December 31, 2010 and March 31, 2011, respectively, we paid distributions to the special general partner interest of $0.5 million on January 15, 2011 and $0.5 million on April 15, 2011, respectively.
(i) Before Achieving the 7% Stockholder Return Threshold Regular distributions will be made initially to us, which we will then distribute to the holders of our common stock, until these holders have received dividends equal to a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC, which is controlled by our Sponsor, any distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of our initial public offering, including dealer manager fees and selling commissions.

(ii) After Achieving the 7% Stockholder Return Threshold After the first 7% threshold is reached, our operating partnership will make all of its distributions to Lightstone SLP, LLC until that entity receives an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the special general partner interests.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
(iii) Before Achieving the 12% Stockholder Return Threshold After this second 7% threshold is reached and until the holders of our common stock have received dividends in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

(iv) After Achieving the 12% Stockholder Return Threshold After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Liquidation Stage
We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our Sponsor, advisor and affiliates.
Special liquidation distribution, payable to Lightstone SLP, LLC, which is controlled by our Sponsor.	This section describes the apportionment of any liquidation distributions that we make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which we will distribute to our stockholders.

	(i) Before Achieving the 7% Stockholder Return Threshold Distributions in connection with our liquidation will be made initially to us, which we will distribute to holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC any special liquidation distribution in connection with our liquidation.	The actual amounts to be received depend upon the net sale proceeds upon our liquidation and, therefore, cannot be determined at the present time.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
(ii) After Achieving the 7% Stockholder Return Threshold After the first 7% threshold is reached, Lightstone SLP, LLC will receive special liquidation distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of our initial public offering, including dealer manager fees and selling commissions, until it receives an amount equal to the purchase price of the special general partner interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests;

(iii) Before Achieving the 12% Stockholder Return Threshold After this second 7% threshold is reached and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment (“net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties) (including, for the purpose of the calculation of such amount, the amounts described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC; and

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
(iv) After Achieving the 12% Stockholder Return Threshold After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.

If the advisory agreement is terminated, the special general partner interests will be converted into cash equal to the purchase price of the special general partner interest.
Compensation to Officers and Directors
Independent Director fees.	Each of our independent directors receives an annual fee of $30,000 and reimbursement of out-of-pocket expenses incurred. Our officers who are also our directors do not receive director fees. These fees are subject to change from time to time.	We started paying our independent directors during the third quarter of 2005, and have paid our independent directors, annually, $90,000 in the aggregate for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006, and an aggregate of $45,000 for the third and fourth quarters of 2005.
Stock options to our independent directors.	Each of our independent directors receives each year on the date of the stockholders’ annual meeting, an option to purchase 3,000 shares of common stock at an exercise price equal to the then fair market value per share. For additional information on this option plan, see “Management — Stock Option Plan.”	This form of compensation is not paid in cash. As of December 31, 2010, options to purchase 36,000 shares of stock were granted and outstanding at an exercise price of $10.00 per share; 18,000 of these option shares are fully vested.

Distribution Chart

We have and intend to continue to make distributions to our stockholders. Beginning February 1, 2006, our Board of Directors declared quarterly distributions in the amount of $0.0019178 per share per day payable to stockholders of record at the close of business each day during the applicable period. The annualized rate declared was equal to 7%, which represents the annualized rate of return on an investment of $10.00 per share attributable to these daily amounts, if paid for each day for a 365 day period (the “Annualized Rate”). Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Rate, with the exception of the three-month period ended June 30, 2010. The distributions for the three-month period ended June 30, 2010 were at an aggregate annualized rate of 8% based upon a share price of $10.00. Through December 31, 2010, we have paid aggregate distributions in the amount of $63.0 million, which includes cash distributions paid to stockholders and common stock issued under our distribution reinvestment program.

Total distributions declared during the years ended December 31, 2010, 2009 and 2008 were $23.1 million, $27.3 million and $9.9 million, respectively.

On March 4, 2011, our Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2011 in the amount of $0.0019178 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid on April 15, 2011.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our distribution reinvestment program. On July 28, 2010, our Board of Directors decided to temporarily suspend our distribution reinvestment program pending final approval of the related registration statement (the “DRIP Registration Statement”) by the SEC. On October 26, 2010, the DRIP Registration Statement was declared effective by the SEC and the distribution reinvestment program was reinstated by us.

In addition, the special general partner interests entitle Lightstone SLP, LLC, which is controlled by our Sponsor, to certain distributions from our operating partnership, but only after our stockholders have received a stated preferred return. Since our inception through the quarter ended December 31, 2010, cumulative distributions declared to Lightstone SLP, LLC were $14.8 million, all of which have been paid All of such distributions were paid at a 7% annualized rate of return except for the distribution for the quarter ended June 30, 2010, which was paid at an 8% annualized rate of ret Additionally, on March 4, 2011, the distribution to Lightstone SLP, LLC for the quarter ended March 31, 2011 was declared at a 7% annualized rate of return. This distribution, which totaled $1.7 million, was paid on April 15, 2011.

The following table sets forth information with respect to the apportionment of any regular and liquidation distributions that the operating partnership may make among Lightstone SLP, LLC and us, which we will distribute to our stockholders. The return calculations outlined below account for all regular and liquidation distributions that our operating partnership has made to Lightstone SLP, LLC and to us, which we will distribute to our stockholders. For a more detailed discussion of distribution apportionment, see “Operating Partnership Agreement.”

Note that the chart reads chronologically from top to bottom, so that all distributions are initially made to stockholders in accordance with row (i), until the stockholders have received a return of 7% on their net investment. For purposes of the preceding sentence, “net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Then, all distributions will be made to Lightstone SLP, LLC in accordance with row (ii) until that entity has received 7% on its net investment. Row (iii) will then apply, and after that row (iv).

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our Sponsor, advisor and affiliates.

Recipient(s) of Distribution (Listed Chronologically)	Apportionment of Distributions	Cumulative Non-Compounded Return Threshold (That Initiates Next Level of Distributions)
(i) Stockholders	100%	7% per year on stockholders’ net investment (and, in the case of liquidation, an amount equal to the stockholders’ initial investment)
(ii) Lightstone SLP, LLC	100%	7% per year on special general partner purchase price (and, in the case of liquidation, an amount equal to the purchase price of the special general partner interest)
(iii) Stockholders/ Lightstone SLP, LLC	70% to stockholders; 30% to Lightstone SLP, LLC	Until 12% per year on stockholders’ net investment
(iv) Stockholders/ Lightstone SLP, LLC	60% to stockholders; 40% to Lightstone SLP, LLC	Above 12% on stockholders’ net investment (remainder of regular distributions apportioned in this manner)

The principal executive offices of our advisor are located at 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701 and their telephone number is (732) 367-0129.

RISK FACTORS

An investment in our shares involves significant risks and therefore is suitable only for persons who understand those risks and their consequences, and are able to bear the risk of loss of their investment. While we believe that all material risks are presented in this section, you should consider the following risks as well as the other information set forth in this prospectus before making your investment decisions.

Risks Related to the Common Stock

Distributions to stockholders may be reduced or not made at all.  Distributions are based principally on cash available from our properties. The amount of cash available for distributions is affected by many factors, such as the operating performance of the properties we acquire, our ability to buy properties with proceeds from the pending disposition of our retail outlet assets, if consummated (see Note 1 of notes to consolidated financial statements), and many other variables. We may not be able to pay or maintain distributions or increase distributions over time. Therefore, we cannot determine what amount of cash will be available for distributions. Some of the following factors, which we believe are the material factors that can affect our ability to make distributions, are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions:

•	Cash available for distributions may be reduced if we are required to make capital improvements to properties.
•	Cash available to make distributions may decrease if the assets we acquire have lower cash flows than expected.
•	If the pending disposition of our retail outlet assets is consummated, until we invest these proceeds from the disposition in new real properties, we may invest in lower yielding short-term instruments, which could result in a lower yield on stockholders’ investment.
•	In connection with future property acquisitions, we may issue additional shares of common stock and/or operating partnership units or interests in the entities that own our properties. We cannot predict the number of shares of common stock, units or interests that we may issue, or the effect that these additional shares might have on cash available for distributions to stockholders. If we issue additional shares, that issuance could reduce the cash available for distributions to stockholders.
•	We make distributions to our stockholders to comply with the distribution requirements of the Internal Revenue Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible REIT excise tax. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

Our operations could be restricted if we become subject to the Investment Company Act of 1940.  We are not registered, and do not intend to register ourselves or any of our subsidiaries, as an investment company under the Investment Company Act. If we or any of our subsidiaries become obligated to register as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

We intends to conduct our operations, directly and through wholly or majority-owned subsidiaries, so that we and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a Company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.”

Since we will be primarily engaged in the business of acquiring real estate, we believe that the Company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. If we or any of our wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

Under Section 3(c)(5)(C), the SEC staff generally requires us to maintain at least 55% of its assets directly in qualifying assets and at least 80% of the entity’s assets in qualifying assets and in a broader category of real estate related assets to qualify for this exception. Mortgage-related securities may or may not constitute such qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans. Our ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us or one or more of our wholly or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register the Company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

The price of our common stock is subjective and may not bear any relationship to what a stockholder could receive if it was sold.  Our Board of Directors determined the current net asset value of the common stock at $9.80 per share. The Board of Directors, in part, relied upon a third party source and advice in arriving at this estimated value, which reflects, among other things, the impact of the recent adverse trends in the economy and the real estate industry. This value is based upon an estimated amount we determined would be received if our properties and other assets were sold as of the close of our fiscal year and if such proceeds, together with our other funds, were distributed pursuant to liquidation. Because this is only an estimate, we may subsequently revise any annual valuation that is provided. It is possible that:

•	This value may not actually be realized by us or by our stockholders upon liquidation;
•	Stockholders may not realize this value if they were to attempt to sell their common stock; or

•	This value may not reflect the price at which our common stock would or could trade if it were listed on a national stock exchange or included for quotation on a national market system.

Our common stock is not currently listed on an exchange or trading market and is illiquid.  There is currently no public trading market for the shares. Subsequent to the close of our initial public offering in October 2008, our common stock has not been listed on a stock exchange. Accordingly, we do not expect a public trading market for our shares to develop. We may never list the shares for trading on a national stock exchange or include the shares for quotation on a national market system. The absence of an active public market for our shares could impair your ability to sell our stock at a profit or at all. Therefore, our shares should be purchased as a long term investment only.

Your percentage of ownership may become diluted if we issue new shares of stock.  Stockholders have no rights to buy additional shares of stock in the event we issue new shares of stock. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, upon exercise of options, pursuant to our distribution reinvestment program or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. We may also issue common stock upon the exercise of the warrants issued and to be issued to participating broker-dealers. Stockholders who do not participate in any future stock issues will experience dilution in the percentage of the issued and outstanding stock they own.

The special general partner interests entitle Lightstone SLP, LLC, which is directly owned and controlled by our Sponsor, to certain payments and distributions that will significantly reduce the distributions available to stockholders after a 7% return.  Lightstone SLP, LLC receives returns on its special general partner interests that are subordinated to stockholders’ 7% return on their net investment. Distributions to stockholders will be reduced after they have received this 7% return because of the payments and distributions to Lightstone SLP, LLC in connection with its special general partner interests. In addition, we may eventually repay Lightstone SLP, LLC up to $30,000,000 for its investment in the special general partner interests, which will result in a smaller pool of assets available for distribution to stockholders.

Conflicts of Interest

There are conflicts of interest between advisor, property managers and their affiliates and us.  David Lichtenstein, our Sponsor, is the founder of The Lightstone Group, LLC, which he wholly owns and does business in his individual capacity under that name. Through The Lightstone Group, Mr. Lichtenstein controls and indirectly owns our advisor, our property managers, our operating partnership, our dealer manager and affiliates, except for us. Our advisor does not advise any entity other than us. However, employees of our advisor are also employed by Lightstone Value Plus REIT II LLC, the advisor to Lightstone II. Mr. Lichtenstein is one of our directors and The Lightstone Group or an affiliated entity controlled by Mr. Lichtenstein employs Bruno de Vinck, our other non-independent director, and each of our officers. As a result, our operation and management may be influenced or affected by conflicts of interest arising out of our relationship with our affiliates.

There is competition for the time and services of the personnel of our advisor and its affiliates.  Our Sponsor and its affiliates may compete with us for the time and services of the personnel of our advisor and its other affiliates in connection with our operation and the management of our assets. Specifically, employees of our Sponsor, the advisor and our property managers will face conflicts of interest relating to time management and the allocation of resources and investment opportunities.

We do not have employees.  Likewise, our advisor will rely on the employees of the Sponsor and its affiliates to manage and operate our business. The Sponsor is not restricted from acquiring, developing, operating, managing, leasing or selling real estate through entities other than us and will continue to be actively involved in operations and activities other than our operations and activities. The Sponsor currently controls and/or operates other entities that own properties in many of the markets in which we may seek to invest. The Sponsor spends a material amount of time managing these properties and other assets unrelated to our business. Our business may suffer as a result because we lack the ability to manage it without the time and attention of our Sponsor’s employees.

Our Sponsor and its affiliates are general partners and Sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours. Because the Sponsor and its affiliates have interests in other real estate programs and also engage in other business activities, they may have conflicts of interest in allocating their time and resources among our business and these other activities. Our officers and directors, as well as those of the advisor, may own equity interests in entities affiliated with our Sponsor from which we may buy properties. These individuals may make substantial profits in connection with such transactions, which could result in conflicts of interest. Likewise, such individuals could make substantial profits as the result of investment opportunities allocated to entities affiliated with the Sponsor other than us. As a result of these interests, they could pursue transactions that may not be in our best interest. Also, if our Sponsor suffers financial or operational problems as the result of any of its activities, whether or not related to our business, the ability of our Sponsor and its affiliates, our advisor and property manager to operate our business could be adversely impacted.

Certain of our affiliates who provide services to us may be engaged in competitive activities.  Our advisor, property managers and their respective affiliates may, in the future, be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us. In addition, the Sponsor may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment after 75% of the total gross proceeds from our initial public offering have been invested or committed for investment in real properties.

Our Sponsor’s other public program, Lightstone II, may be engaged in competitive activities.  Our advisor, property managers and their respective affiliates through activities of Lightstone II may be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us, including Lightstone II may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment.

If we invest in joint ventures, the objectives of our partners may conflict with our objectives.  In accordance with one of our acquisition strategies, we may make investments in joint ventures or other partnership arrangements between us and affiliates of our Sponsor or with unaffiliated third parties. Investments in joint ventures which own real properties may involve risks otherwise not present when we purchase real properties directly. For example, our co-venturer may file for bankruptcy protection, may have economic or business interests or goals which are inconsistent with our interests or goals, or may take actions contrary to our instructions, requests, policies or objectives. Among other things, actions by a co-venturer might subject real properties owned by the joint venture to liabilities greater than those contemplated by the terms of the joint venture or other adverse consequences.

These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. Moreover, there is an additional risk that the co-venturers may not be able to agree on matters relating to the property they jointly own. In addition, the fiduciary obligation that our Sponsor or our Board of Directors may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

We may purchase real properties from persons with whom affiliates of our advisor have prior business relationships.  If we purchase properties from third parties who have sold, or may sell, properties to our advisors or its affiliates, our advisor will experience a conflict between our current interests and its interest in preserving any ongoing business relationship with these sellers.

Property management services are being provided by an affiliated party.  Our property managers are owned by our Sponsor, and are thus subject to an inherent conflict of interest. In addition, our advisor may face a conflict of interest when determining whether we should dispose of any property we own that is managed by one of our property managers because the property manager may lose fees associated with the management of the property. Specifically, because the property managers will receive significant fees for managing our properties, our advisor may face a conflict of interest when determining whether we should sell properties under circumstances where the property managers would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.

Our advisor and its affiliates receive commissions, fees and other compensation based upon our investments.  Some compensation is payable to our advisor whether or not there is cash available to make distributions to our stockholders. To the extent this occurs, our advisor and its affiliates benefit from us retaining ownership of our assets and leveraging our assets, while our stockholders may be better served by sale or disposition or not leveraging the assets. In addition, the advisor’s ability to receive fees and reimbursements depends on our continued investment in real properties. Therefore, the interest of the advisor and its affiliates in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock. Because asset management fees payable to our advisor are based on total assets under management, including assets purchased using debt; our advisor may have an incentive to incur a high level of leverage in order to increase the total amount of assets under management.

Our Sponsor may face conflicts of interest in connection with the management of our day-to-day operations and in the enforcement of agreements between our Sponsor and its affiliates.  The property managers and the advisor will manage our day-to-day operations and properties pursuant to management agreements and an advisory agreement. These agreements were not negotiated at arm’s length and certain fees payable by us under such agreements are paid regardless of our performance. Our Sponsor and its affiliates may be in a conflict of interest position as to matters relating to these agreements. Examples include the computation of fees and reimbursements under such agreements, the enforcement and/or termination of the agreements and the priority of payments to third parties as opposed to amounts paid to our Sponsor’s affiliates. These fees may be higher than fees charged by third parties in an arm’s length transaction as a result of these conflicts.

Title insurance services are being provided by an affiliated party. From time to time, Lightstone purchases title insurance from an agent in which our Sponsor owns a fifty percent limited partnership interest. Because this title insurance agent receives significant fees for providing title insurance, our advisor may face a conflict of interest when considering the terms of purchasing title insurance from this agent. However, prior to the purchase by Lightstone of any title insurance, an independent title consultant with more than 25 years of experience in the title insurance industry reviews the transaction, and performs market research and competitive analysis on our behalf. This process results in terms similar to those that would be negotiated at an arm’s-length basis.

We may compete with other entities affiliated with our Sponsor for tenants.  The Sponsor and its affiliates, as well as Lightstone II, are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects. The Sponsor, its affiliates or Lightstone II may own and/or manage properties in most if not all geographical areas in which we expect to acquire real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by the Sponsor and its affiliates. The Sponsor may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by the Sponsor, its affiliates and Lightstone II and these conflicts of interest may have a negative impact on our ability to attract and retain tenants.

We have the same legal counsel as our Sponsor and its affiliates.  Proskauer Rose LLP serves as our general legal counsel, as well as special counsel to our Sponsor and various affiliates including, our advisor. The interests of our Sponsor and its affiliates, including our Sponsor, may become adverse to ours in the future. Under legal ethics rules, Proskauer Rose LLP may be precluded from representing us due to any conflict of interest between us and our Sponsor and its affiliates, including our advisor.

Each member of our Board of Directors is also on the Board of Directors of Lightstone Value Plus Real Estate Investment II, Inc.  Each of our directors is also a director of Lightstone II. Accordingly, each of our directors owes fiduciary duties to Lightstone II and its stockholders. The duties of our directors to Lightstone II may influence the judgment of our Board of Directors when considering issues that may affect us. For example, we are permitted to enter into a joint venture or preferred equity investment with Lightstone II for the acquisition of property or real estate-related investments. Decisions of our Board of Directors regarding the terms of those transactions may be influenced by our directors’ duties to Lightstone II and its stockholders. In addition, decisions of our Board of Directors regarding the timing of our property sales could be influenced by concerns that the sales would compete with those of Lightstone II.

Risks Related to our Organization, Structure and Management

Limitations on Changes in Control (Anti-Takeover Provisions).  Our organizational structure makes us a difficult takeover target. Certain provisions in our charter, bylaws, operating partnership agreement, advisory agreement and Maryland law may have the effect of discouraging a third party from making an acquisition proposal and could thereby depress the price of our stock and inhibit a management change. Provisions that may have an anti-takeover effect and inhibit a change in our management include:

There are ownership limits and restrictions on transferability and ownership in our charter.  In order for us to qualify as a REIT, no more than 50% of the outstanding shares of our stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to qualify as a REIT under this “closely held” test, among other purposes, our charter provides that, subject to some exceptions, no person may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of attribution provisions of the Code, (i) more than 9.8% in value of our aggregate outstanding shares of capital stock or (ii) capital stock to the extent that such ownership would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year). Our Board of Directors may exempt a person from the 9.8% ownership limit upon such conditions as the Board of Directors may direct. However, our Board of Directors may not grant an exemption from the 9.8% ownership limit to any proposed transferee if it would result in the termination of our status as a REIT.

This restriction may:

•	have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock; or
•	compel a stockholder who had acquired more than 9.8% of our stock to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares.

Our charter permits our Board of Directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter authorizes us to issue additional authorized but unissued shares of common stock or preferred stock. In addition, our Board of Directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Our Board of Directors could establish a series of Preferred Stock that could delay or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our ability to make distributions and the value of your investment.  Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor. In particular, we depend on the skills and expertise of David Lichtenstein, the architect of our investment strategies. We cannot guarantee that all, or any particular one, of our employees will remain affiliated with us or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer.

Further, we do not intend to separately maintain key person life insurance that would provide us with proceeds in the event of death or disability of Mr. Lichtenstein or any of our key personnel. We believe our future success depends upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

The operating partnership agreement contains provisions that may discourage a third party from acquiring us.  A limited partner in the Operating Partnership has the option to exchange his or her limited partnership units for cash or, at our option, shares of our common stock. Those exchange rights are generally not exercisable until the limited partner has held those limited partnership units for more than one year. However, if we or the Operating Partnership propose to engage in any merger, consolidation or other combination with or into another person or a sale of all or substantially all of our assets, or a liquidation, or any reclassification, recapitalization or change of common and preferred stock into which a limited partnership common unit may be exchanged, each holder of a limited partnership unit will have the right to exchange the partnership unit into cash or, at our option, shares of common stock, prior to the stockholder vote on the transaction. As a result, limited partnership unit holders who timely exchange their units prior to the record date for the stockholder vote on any transaction will be entitled to vote their shares of common stock with respect to the transaction. The additional shares that might be outstanding as a result of these exchanges of limited partnership units may deter an acquisition proposal.

Certain provisions of Maryland law may discourage a third party from acquiring us.  Certain provisions of Maryland law restrict mergers and other business combinations and provide that holders of control shares of a Maryland corporation acquired in a control share acquisition have limited voting rights. The business combination statute could have the effect of discouraging offers from third parties to acquire us, and increasing the difficulty of successfully completing this type of offer. The control share statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock; however, this provision may be amended or eliminated at any time in the future.

Management and Policy Changes

Our rights and the rights of our stockholders to take action against the directors and our advisor are limited.  Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Subject to the restrictions discussed below, our charter, in the case of our directors, officers, employees and agents, and the advisory agreement, in the case of our advisor, require us to indemnify our directors, officers, employees and agents and our advisor for actions taken on our behalf, in good faith and in our best interest and without negligence or misconduct or, in the case of independent directors, without gross negligence or willful misconduct. As a result, the stockholders and we may have more limited rights against our directors, officers, employees and agents, and our advisor than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases.

Stockholders have limited control over changes in our policies.  Our Board of Directors determines our major policies, including our investment objectives, financing, growth, debt capitalization, REIT qualification and distributions. Subject to the investment objectives and limitations set forth in our charter, our Board of Directors may amend or revise these and other policies. Although stockholders will have limited control over changes in our policies, our charter requires the concurrence of a majority of our outstanding stock in order for the Board of Directors to amend our charter (except for amendments that do not adversely affect stockholders’ rights, preferences and privileges), sell all or substantially all of our assets other than in the ordinary course of business or in connection with our liquidation or dissolution, cause our merger or other reorganization, or dissolve or liquidate us, other than before our initial investment in property.

Certain of our affiliates will receive substantial fees prior to the payment of dividends to our stockholders.  We have paid and will continue to pay substantial compensation to our advisor, Property Manager, management and affiliates and their employees. We have paid and will continue to pay various types of compensation to affiliates of our Sponsor and such affiliates’ employees, including salaries, and other cash compensation. In addition, our Advisor and Property Manager receive compensation for acting, respectively, as our advisor and Property Manager. In general, this compensation is dependent on our success or profitability. These payments are payable before the payment of dividends to the stockholders and none of these payments are subordinated to a specified return to the stockholders. Also, our Property Manager receives compensation under the Management Agreement though, in general, this compensation would be dependent on our gross revenues. In addition, other affiliates may from time to time provide services to us if and as approved by the disinterested directors. It is possible that we could obtain such goods and services from unrelated persons at a lesser price.

We may not be reimbursed by our advisor for certain operational stage expenses.  Our Advisor may be required to reimburse us for certain operational stage expenses. In the event our Advisor’s net worth or cash flow is not sufficient to cover these expenses, we will not be reimbursed. This may adversely affect our financial condition and our ability to pay distributions.

Limitations on Liability and Indemnification

The liability of directors and officers is limited.  Our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our directors are also required to act in good faith in a manner believed by them to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his obligations as a director. We are permitted to purchase and maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our Advisor and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status, except as limited by our charter. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

We may indemnify our directors, officers and agents against loss.  Under our charter, we will, under specified conditions, indemnify and pay or reimburse reasonable expenses to our directors, officers, employees and other agents, including our Advisor and its affiliates, against all liabilities incurred in connection with their serving in such capacities, subject to the limitations set forth in our charter. We may also enter into any contract for indemnity and advancement of expenses in this regard. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

Risks Associated with our Properties and the Market

Real Estate Investment Risks

Operating risks.

Our cash flows from real estate investments may become insufficient to pay our operating expenses and to cover the dividends we have paid and/or declared.  We intend to rely primarily on our cash flow from our investments to pay our operating expenses and to make distributions to our stockholders. The cash flow from equity investments in commercial and residential properties depends on the amount of revenue generated and expenses incurred in operating the properties. If the properties we invest in fail to generate revenue that is sufficient to meet operating expenses, debt service, and capital expenditures, our income and ability to make distributions to stockholders will be adversely affected. We cannot assure you that we will be able to maintain sufficient cash flows to fund operating expenses and debt service payments and dividend at any particular level, if at all. The sufficiency of cash flow to fund future dividend payments will depend on the performance of our real property investments.

Economic conditions may adversely affect our income.  U.S. and international markets are currently experiencing increased levels of volatility due to a combination of many factors, including decreasing values of home prices, limited access to credit markets, higher fuel prices, higher unemployment, less consumer spending and a national and global recession. The effects of the current market dislocation may persist as financial institutions continue to take the necessary steps to restructure their business and capital structures. As a result, this economic downturn has reduced the demand for space and removed support for rents and property values. We cannot predict when the real estate markets will recover. As a result, the value of some of our properties has declined resulting in impairment charges during the years ended December 31, 2010 and 2009 and these values may decline further if the current market conditions persist or worsen. In addition, for three of our multi-family properties which were impaired during 2009, we stopped future debt service payments on the respective mortgage loans, as we had determined that such debt service payments would no longer be economically beneficial to us based upon the current and expected future performance of the locations associated with these three loans. Foreclosure sales by the lender on all three of these properties were completed during the year ended December 31, 2010.

A commercial or residential property’s income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of “for sale” properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates. Our income would be adversely affected if the properties we invest in cannot be rented on favorable terms or if a significant number of tenants in such properties are unable to pay rent. Our performance is linked to economic conditions in the regions where the properties we invest in are located and in the market for residential, office, retail and industrial space generally. Therefore, to the extent that there are adverse economic conditions in those regions and in these markets generally, that impact the applicable market rents, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to stockholders.

The profitability of our acquisitions is uncertain.  We have acquired properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

Real estate investments are illiquid.  Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service, real estate taxes, and operating and maintenance costs generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions.  Properties we invest in are subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. While some of our properties are leased on a triple-net basis or require the tenants to pay a portion of the expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a triple-net basis or on a basis requiring the tenants to pay all or some of the expenses, we would be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

We will depend on tenants who lease from us on a triple-net basis to pay the appropriate portion of expenses.  If the tenants lease on a triple-net basis fail to pay required tax, utility and other impositions, we could be required to pay those costs for properties we invest in, which would adversely affect funds available for future acquisitions or cash available for distributions. If we lease properties on a triple-net basis, we run the risk of tenant default or downgrade in the tenant’s credit, which could lead to default and foreclosure on the underlying property.

If we purchase assets at a time when the commercial and residential real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.  The commercial and residential real estate markets from time to time experience a substantial influx of capital from investors. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

The bankruptcy or insolvency of a major commercial tenant would adversely impact us.  Any or all of the commercial tenants in a property we invest in, or a guarantor of a commercial tenant’s lease obligations, could be subject to a bankruptcy proceeding. The bankruptcy or insolvency of a significant commercial tenant or a number of smaller commercial tenants would have an adverse impact on our income and our ability to pay dividends because a tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to stockholders.

Generally, under bankruptcy law, a tenant has the option of continuing or terminating any un-expired lease. In the event of a bankruptcy, there is no assurance that the tenant or its trustee will continue our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to stockholders may be adversely affected. If the tenant continues its current lease, the tenant must cure all defaults under the lease and provide adequate assurance of its future performance under the lease. If the tenant terminates the lease, we will lose future rent under the lease and our claim for past due amounts owing under the lease will be treated as a general unsecured claim and may be subject to certain limitations. General unsecured claims are the last claims paid in a bankruptcy and therefore this claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims. While the bankruptcy of any tenant and the rejection of its lease may provide us with an opportunity to lease the vacant space to another more desirable tenant on better terms, there can be no assurance that we would be able to do so.

The terms of new leases may adversely impact our income.  Even if the tenants of the properties we invest in do renew their leases, or we relet the units to new tenants, the terms of renewal or reletting may be less favorable than current lease terms. If the lease rates upon renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected. As noted above, certain significant expenditures associated with each equity investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances result in a reduction in rental income.

We may depend on commercial tenants for our revenue and therefore our revenue may depend on the success and economic viability of our commercial tenants. Our reliance on single or significant commercial tenants in certain buildings may decrease our ability to lease vacated space.  Our financial results will depend in part on leasing space in the properties we acquire to tenants on economically favorable terms. A default by a commercial tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a commercial tenant’s election not to extend a lease upon its expiration could have an adverse effect on our income, general financial condition and ability to pay distributions. Therefore, our financial success is indirectly dependent on the success of the businesses operated by the commercial tenants of our properties.

In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default by a significant commercial tenant or a substantial number of commercial tenants at any one time on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. As a result, lease payment defaults by tenants could reduce our profitability and may cause us to reduce the amount of distributions to stockholders.

Even if the tenants of our properties do renew their leases or we relet the units to new tenants, the terms of renewal or reletting may be less favorable than current lease terms. If the lease rates upon renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected. Commercial tenants may have the right to terminate their leases upon the occurrence of certain customary events of default and, in other circumstances, may not renew their leases or, because of market conditions, may be able to renew their leases on terms that are less favorable to us than the terms of the current leases. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. Therefore, the weakening of the financial condition of a significant commercial tenant or a number of smaller commercial tenants and vacancies caused by defaults of tenants or the expiration of leases may adversely affect our operations.

A property that incurs a vacancy could be difficult to re-lease.  A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. If we terminate any lease following a default by a lessee, we will have to re-lease the affected property in order to maintain our qualification as a REIT. If a tenant vacates a property, we may be unable either to re-lease the property for the rent due under the prior lease or to re-lease the property without incurring additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights against, and collecting rents (and, in some cases, real estate taxes and insurance costs) due from a defaulting tenant. Any delay we experience in re-leasing a property or difficulty in re-leasing at acceptable rates may reduce cash available to make distributions to our stockholders.

In many cases, tenant leases contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center, or limit the ability of other tenants to sell such merchandise or provide such services. When re-leasing space after a vacancy is necessary, these provisions may limit the number and types of prospective tenants for the vacant space.

We also may have to incur substantial expenditures in connection with any re-leasing. A number of the properties we invest in may be specifically suited to the particular needs of our tenants. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our properties, particularly if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash dividends to be distributed to stockholders. As noted above, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. The failure to re-lease or to re-lease on satisfactory terms could result in a reduction of our income, funds from operations and cash available for distributions and thus affect the amount of distributions to stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We may be unable to sell a property if or when we decide to do so.  We may give some commercial tenants the right, but not the obligation, to purchase their properties from us beginning a specified number of years after the date of the lease. Some of our leases also generally provide the tenant with a right of first refusal on any proposed sale provisions. These policies may lessen the ability of our advisor and our Board of Directors to freely control the sale of the property.

Although we may grant a lessee a right of first offer or option to purchase a property, there is no assurance that the lessee will exercise that right or that the price offered by the lessee in the case of a right of first offer will be adequate. In connection with the acquisition of a property, we may agree on restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. Even absent such restrictions, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We may not be able to sell any property for the price or on the terms set by us, and prices or other terms offered by a prospective purchaser may not be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold, and if funds are unavailable to us, then we may be unable to sell the property.

We may not make a profit if we sell a property.  The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, stockholders’ ability to recover all or any portion of stockholders’ investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied there from.

We may incur liabilities in connection with properties we acquire.  Our anticipated acquisition activities are subject to many risks. We may acquire properties or entities that are subject to liabilities or that have problems relating to environmental condition, state of title, physical condition or compliance with zoning laws, building codes, or other legal requirements. In each case, our acquisition may be without any recourse, or with only limited recourse, with respect to unknown liabilities or conditions. As a result, if any liability were asserted against us relating to those properties or entities, or if any adverse condition existed with respect to the properties or entities, we might have to pay substantial sums to settle or cure it, which could adversely affect our cash flow and operating results. However, some of these liabilities may be covered by insurance. In addition, we intend to perform customary due diligence regarding each property or entity we acquire. We also will attempt to obtain appropriate representations and indemnities from the sellers of the properties or entities we acquire, although it is possible that the sellers may not have the resources to satisfy their indemnification obligations if a liability arises. Unknown liabilities to third parties with respect to properties or entities acquired might include:

•	liabilities for clean-up of undisclosed environmental contamination;
•	claims by tenants, vendors or other persons dealing with the former owners of the properties;
•	liabilities incurred in the ordinary course of business; and
•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Competition with third parties in acquiring and operating properties may reduce our profitability and the return on stockholders’ investment.  We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, real estate investment trusts and U.S. institutional and foreign investors that operate in the markets in which we may operate, that will compete with us in acquiring residential, office, retail, industrial and other properties that will be seeking investments and tenants for these properties. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us.

Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. In addition, those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while we (and our competitors that are REITs) will be required by the annual distribution provisions under the Internal Revenue Code to distribute significant amounts of cash from operations to our stockholders.

Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced and stockholders may experience a lower return on stockholders’ investment. In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we will acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged.

We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters, retail customer traffic and creditworthy commercial tenants. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties, which we would not have otherwise made, thus affecting cash available for distributions to stockholders.

We may not have control over costs arising from rehabilitation of properties.  We may elect to acquire properties, which may require rehabilitation. In particular, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. Consequently, we intend to retain independent general contractors to perform the actual physical rehabilitation work and will be subject to risks in connection with a contractor’s ability to control rehabilitation costs, the timing of completion of rehabilitation, and a contractor’s ability to build in conformity with plans and specifications.

We may incur losses as result of defaults by the purchasers of properties we sell in certain circumstances.  If we decide to sell any of our properties, we will use our best efforts to sell them for cash. However, we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk of default by the purchaser and will be subject to remedies provided by law. There are no limitations or restrictions on our ability to take purchase money obligations. We may incur losses as a result of such defaults, which may adversely affect our available cash and our ability to make distributions to stockholders.

We may experience energy shortages and allocations.  There may be shortages or increased costs of fuel, natural gas, water, electric power or allocations thereof by suppliers or governmental regulatory bodies in the areas where we purchase properties, in which event the operation of our properties may be adversely affected.

We may acquire properties with lockout provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.  We may acquire properties in exchange for operating partnership units and agree to restrictions on sales or refinancing, called “lock-out” provisions that are intended to preserve favorable tax treatment for the owners of such properties who sell them to us. Lockout provisions may restrict sales or refinancings for a certain period in order to comply with the applicable government regulations. Lockout provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. This would affect our ability to turn our investments into cash and thus affect cash available to return capital to stockholders. Lockout provisions could impair our ability to take actions during the lockout period that would otherwise be in the best interests of our stockholders and, therefore, might have an adverse impact on the value of the shares, relative to the value that would result if the lockout provisions did not exist. In particular, lockout provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Changes in applicable laws may adversely affect the income and value of our properties.  The income and value of a property may be affected by such factors as environmental, rent control and other laws and regulations, changes in applicable general and real estate tax laws (including the possibility of changes in U.S. federal income tax laws or the lengthening of the depreciation period for real estate) and interest rates, the availability of financing, acts of nature (such as hurricanes and floods) and other factors beyond our control.

Retail Industry Risks

Our retail properties are subject to the various risks discussed above. In addition, they are subject to the risks discussed below.

Retail conditions may adversely affect our income.  A retail property’s revenues and value may be adversely affected by a number of factors, many of which apply to real estate investment generally, but which also include trends in the retail industry and perceptions by retailers or shoppers of the safety, convenience and attractiveness of the retail property. In addition, to the extent that the investing public has a negative perception of the retail sector, the value of our common stock may be negatively impacted.

Some of our leases provide for base rent plus contractual base rent increases. A number of our retail leases also include a percentage rent clause for additional rent above the base amount based upon a specified percentage of the sales our tenants generate. Under those leases that contain percentage rent clauses, our revenue from tenants may increase as the sales of our tenants increase. Generally, retailers face declining revenues during downturns in the economy. As a result, the portion of our revenue that we may derive from percentage rent leases could decline upon a general economic downturn.

Our revenue will be impacted by the success and economic viability of our anchor retail tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.  In the retail sector, any tenant occupying a large portion of the gross leasable area of a retail center, a tenant of any of the triple-net single-user retail properties outside the primary geographical area of investment, commonly referred to as an anchor tenant, or a tenant that is our anchor tenant at more than one retail center, may become insolvent, may suffer a downturn in business, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us and would adversely affect our financial condition.

A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases permit cancellation or rent reduction if another tenant’s lease is terminated. We may own properties where the tenants may have rights to terminate their leases if certain other tenants are no longer open for business. These “co-tenancy” provisions may also exist in some leases where we own a portion of a retail property and one or more of the anchor tenants leases space in that portion of the center not owned or controlled by us. If such tenants were to vacate their space, tenants with co-tenancy provisions would have the right to terminate their leases with us or seek a rent reduction from us. In such event, we may be unable to re-lease the vacated space.

Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases at the retail center. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to re-model the space to be able to re-lease the space to more than one tenant.

Competition with other retail channels may reduce our profitability and the return on stockholders’ investment.  Retail tenants will face potentially changing consumer preferences and increasing competition from other forms of retailing, such as discount shopping centers, outlet centers, upscale neighborhood strip centers, catalogues, discount shopping clubs, internet and telemarketing. Other retail centers within the market area of properties we invest in will compete with our properties for customers, affecting their tenants’ cash flows and thus affecting their ability to pay rent. In addition, tenants’ rent payments may be based on the amount of sales revenue that they generate. If these tenants experience competition, the amount of their rent may decrease and our cash flow will decrease.

Residential Industry Risks

Our residential properties are subject to the various risks discussed above. In addition, they are subject to the risks discussed below.

The short-term nature of our residential leases may adversely impact our income.  If residents of properties we invest in decide not to renew their leases upon expiration, we may not be able to relet their units. Because substantially all of our residential leases are for apartments, they generally are for terms of no more than one or two years. If we are unable to promptly renew the leases or relet the units then our results of operations and financial condition will be adversely affected. Certain significant expenditures associated with each equity investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances result in a reduction in rental income.

An economic downturn could adversely affect the residential industry and may affect operations for the residential properties that we acquire.  As a result of the effects of an economic downturn, including increased unemployment rates, the residential industry may experience a significant decline in business caused by a reduction in overall renters. Moreover, low residential mortgage interest rates could result from an economic downturn and encourage potential renters to purchase residences rather than lease them. Our residential properties may experience declines in occupancy rate or rent per unit due to any such decline in residential mortgage interest rates.

Lodging Industry Risks.

We may be subject to the risks common to the lodging industry.  Our hotels are subject to all of the risks common to the hotel industry and subject to market conditions that affect all hotel properties. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

•	increases in supply of hotel rooms that exceed increases in demand;
•	increases in energy costs and other travel expenses that reduce business and leisure travel;
•	reduced business and leisure travel due to continued geo-political uncertainty, including terrorism;
•	adverse effects of declines in general and local economic activity;
•	adverse effects of a downturn in the hotel industry; and
•	risks generally associated with the ownership of hotels and real estate, as discussed below.

We do not have control over the market and business conditions that affect the value of our lodging properties, and adverse changes with respect to such conditions could have an adverse effect on our results of operations, financial condition and cash flows. Hotel properties, including extended stay hotels, are subject to varying degrees of risk generally common to the ownership of hotels, many of which are beyond our control, including the following:

•	increased competition from other existing hotels in our markets;
•	new hotels entering our markets, which may adversely affect the occupancy levels and average daily rates of our lodging properties;
•	declines in business and leisure travel;
•	increases in energy costs, increased threat of terrorism, terrorist events, airline strikes or other factors that may affect travel patterns and reduce the number of business and leisure travelers;
•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;
•	changes in, and the related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances; and
•	adverse effects of international, national, regional and local economic and market conditions.

Adverse changes in any or all of these factors could have an adverse effect on our results of operations, financial condition and cash flows, thereby adversely impacting our ability to service debt and to make distributions to our stockholders.

Third-Party management of lodging properties can adversely affect our properties.  Our lodging properties are operated by a third-party management company and could be adversely affected if that third-party management company, or its affiliated brands, experiences negative publicity or other adverse developments. Any lodging properties we acquire are expected to be operated under brands owned by an affiliate of our Sponsor and managed by a management company that is affiliated with such brands. Because of this concentration, negative publicity or other adverse developments that affect that operator and/or its affiliated brands generally may adversely affect our results of operations, financial condition, and consequently cash flows thereby impacting our ability to service debt, and to make distributions to our stockholders.

As a REIT, we cannot directly operate our lodging properties.  We cannot and will not directly operate our lodging properties and, as a result, our results of operations, financial position, and ability to service debt and our ability to make distributions to stockholders are dependent on the ability of our third-party management companies and our tenants to operate our extended stay hotel properties successfully. In order for us to satisfy certain REIT qualification rules, we cannot directly operate any lodging properties we may acquire or actively participate in the decisions affecting their daily operations. Instead, through a taxable REIT subsidiary, or taxable REIT subsidiary (“TRS”) lessee, we must enter into management agreements with a third-party management company, or we must lease our lodging properties to third-party tenants on a triple-net lease basis. We cannot and will not control this third-party management company or the tenants who operate and are responsible for maintenance and other day-to-day management of our lodging properties, including, but not limited to, the implementation of significant operating decisions. Thus, even if we believe our lodging properties are being operated inefficiently or in a manner that does not result in satisfactory operating results, we may not be able to require the third-party management company or the tenants to change their method of operation of our lodging properties. Our results of operations, financial position, cash flows and our ability to service debt and to make distributions to stockholders are, therefore, dependent on the ability of our third-party management company and tenants to operate our lodging properties successfully.

We will rely on a third-party hotel management company to establish and maintain adequate internal controls over financial reporting at our lodging properties. In doing this, the property manager should have policies and procedures in place which allows them to effectively monitor and report to us the operating results of our lodging properties which ultimately are included in our consolidated financial statements. Because the operations of our lodging properties ultimately become a component of our consolidated financial statements, we evaluate the effectiveness of the internal controls over financial reporting at all of our properties, including our lodging properties, in connection with the certifications we provide in our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, pursuant to the Sarbanes Oxley Act of 2002. However, we will not control the design or implementation of or changes to internal controls at any of our lodging properties. Thus, even if we believe that our lodging properties are being operated without effective internal controls, we may not be able to require the third-party management company to change its internal control structure. This could require us to implement extensive and possibly inefficient controls at a parent level in an attempt to mitigate such deficiencies. If such controls are not effective, the accuracy of the results of our operations that we report could be affected. Accordingly, our ability to conclude that, as a company, our internal controls are effective is significantly dependent upon the effectiveness of internal controls that our third-party management company will implement at our lodging properties. Our lodging operations were not significant to our overall results in 2009, and while we do not consider it likely, it is possible that we could have a significant deficiency or material weakness as a result of the ineffectiveness of the internal controls at one or more of our lodging properties.

If we replace a third-party management company or tenant, we may be required by the terms of the relevant management agreement or lease to pay substantial termination fees, and we may experience significant disruptions at the affected lodging properties. While it is our intent to enter into management agreements with a third-party management company or tenants with substantial prior lodging experience, we may not be able to make such arrangements in the future. If we experience such disruptions, it may adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and to make distributions to our stockholders.

Our use of the taxable REIT subsidiary structure will increase our expenses.  A TRS structure subjects us to the risk of increased lodging operating expenses. The performance of our TRS lessees is based on the operations of our lodging properties. Our operating risks include not only changes in hotel revenues and changes to our TRS lessees’ ability to pay the rent due to us under the leases, but also increased hotel operating expenses, including, but not limited to, the following cost elements:

•	wage and benefit costs;
•	repair and maintenance expenses;
•	energy costs;

•	property taxes;
•	insurance costs; and
•	other operating expenses.

Any increases in one or more these operating expenses could have a significant adverse impact on our results of operations, cash flows and financial position.

Failure to properly structure our TRS leases could cause us to incur tax penalties.  A TRS structure subjects us to the risk that the leases with our TRS lessees do not qualify for tax purposes as arms-length which would expose us to potentially significant tax penalties. Our TRS lessees will incur taxes or accrue tax benefits consistent with a “C” corporation. If the leases between us and our TRS lessees were deemed by the Internal Revenue Service to not reflect an arms-length transaction as that term is defined by tax law, we may be subject to tax penalties as the lessor that would adversely impact our profitability and our cash flows.

Failure to maintain franchise licenses could decrease our revenues.  Our inability or that of our third-party management company or our third-party tenants to maintain franchise licenses could decrease our revenues. Maintenance of franchise licenses for our lodging properties is subject to maintaining our franchisor’s operating standards and other terms and conditions. Franchisors periodically inspect lodging properties to ensure that we, our third-party tenants or our third-party management company maintain their standards. Failure by us or one of our third-party tenants or our third-party management company to maintain these standards or comply with other terms and conditions of the applicable franchise agreement could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination fee. As a condition to the maintenance of a franchise license, our franchisor could also require us to make capital expenditures, even if we do not believe the capital improvements are necessary, desirable, or likely to result in an acceptable return on our investment. We may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If our franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the lodging property without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the lodging property because of the loss associated with the brand recognition and/or the marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more lodging properties could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

Risks associated with employing hotel employees.  We will generally be subject to risks associated with the employment of hotel employees. Any lodging properties we acquire will be leased to a wholly-owned TRS entity and be subject to management agreements with a third-party manager to operate the properties that we do not lease to a third party under a net lease. Hotel operating revenues and expenses for these properties will be included in our consolidated results of operations. As a result, although we do not directly employ or manage the labor force at our lodging properties, we are subject to many of the costs and risks generally associated with the hotel labor force. Our third-party manager will be responsible for hiring and maintaining the labor force at each of our lodging properties and for establishing and maintaining the appropriate processes and controls over such activities. From time to time, the operations of our lodging properties may be disrupted through strikes, public demonstrations or other labor actions and related publicity. We may also incur increased legal costs and indirect labor costs as a result of the aforementioned disruptions, or contract disputes or other events. Our third-party manager may be targeted by union actions or adversely impacted by the disruption caused by organizing activities. Significant adverse disruptions caused by union activities and/or increased costs affiliated with such activities could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

Travel and hotel industries have been affected by economic slowdowns, terrorist attacks and other world events.  The most recent economic slowdown, terrorist attacks, military activity in the Middle East, natural disasters and other world events impacting the global economy had adversely affected the travel and hotel industries, including extended stay hotel properties, in the past and these adverse effects may continue or occur in the future. As a result of events such as terrorist attacks around the world, the war in Iraq and the effects of the economic recession, the lodging industry experienced a significant decline in business caused by a reduction in both business and leisure travel. We cannot presently determine the impact that future events such as military or police activities in the U.S. or foreign countries, future terrorist activities or threats of such activities, natural disasters or health epidemics could have on our business. Our business and lodging properties may continue to be affected by such events, including our hotel occupancy levels and average daily rates, and, as a result, our revenues may decrease or not increase to levels we expect. In addition, other terrorist attacks, natural disasters, health epidemics, acts of war, prolonged U.S. involvement in Iraq or other significant military activity could have additional adverse effects on the economy in general, and the travel and lodging industry in particular. These factors could have a material adverse effect on our results of operations, financial condition, and cash flows, thereby impacting our ability to service debt and ability to make distributions to our stockholders.

Hotel industry is very competitive.  The hotel industry is intensely competitive, and, as a result, if our third-party management company and our third-party tenants are unable to compete successfully or if our competitors’ marketing strategies are more effective, our results of operations, financial condition, and cash flows including our ability to service debt and to make distributions to our stockholders, may be adversely affected. The hotel industry is intensely competitive. Our lodging properties compete with other existing and new hotels in their geographic markets. Since we do not operate our lodging properties, our revenues depend on the ability of our third-party management company and our-third party tenants to compete successfully with other hotels in their respective markets. Some of our competitors have substantially greater marketing and financial resources than we do. If our third-party management company and our third-party tenants are unable to compete successfully or if our competitors’ marketing strategies are effective, our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders may be adversely affected.

Hotel industry is seasonal which can adversely affect our hotel properties.  The hotel industry is seasonal in nature, and, as a result, our lodging properties may be adversely affected. The seasonality of the hotel industry can be expected to cause quarterly fluctuations in our revenues. In addition, our quarterly earnings may be adversely affected by factors outside our control, such as extreme or unexpectedly mild weather conditions or natural disasters, terrorist attacks or alerts, outbreaks of contagious diseases, airline strikes, economic factors and other considerations affecting travel. To the extent that cash flows from operations are insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may attempt to borrow in order to make distributions to our stockholders or be required to reduce other expenditures or distributions to stockholders.

Expanding use of internet travel websites by customers can adversely affect our profitability.  The increasing use of internet travel intermediaries by consumers may cause fluctuations in operating performance during the year and otherwise adversely affect our profitability and cash flows. Our third party hotel management company will rely upon Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com, Hotels.com and Priceline.com to generate demand for our lodging properties. As Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our third-party management company. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. Consumers may eventually develop brand loyalties to their reservations system rather than to our third-party management company and/or our brands, which could have an adverse effect on our business because we will rely heavily on brand identification. If the amount of sales made through Internet intermediaries increases significantly and our third-party management company and our third-party tenants fail to appropriately price room inventory in a manner that maximizes the opportunity for enhanced profit margins, room revenues may flatten or decrease and our profitability may be adversely affected.

Industrial Industry Risks

Potential liability as the result of, and the cost of compliance with, environmental matters is greater if we invest in industrial properties or lease our properties to tenants that engage in industrial activities.  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

We may invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances.

Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Our industrial properties are subject to fluctuations in manufacturing activity in the United States.  Our industrial properties may be adversely affected if manufacturing activity decreases in the United States. Trade agreements with foreign countries have given employers the option to utilize less expensive non-US manufacturing workers. The outsourcing of manufacturing functions could lower the demand for our industrial properties. Moreover, an increase in the cost of raw materials or decrease in the demand of housing could cause a slowdown in manufacturing activity, such as furniture, textiles, machinery and chemical products, and our profitability may be adversely affected.

Office Industry Risks

The loss of anchor tenants for our office properties could adversely affect our profitability.  We may acquire office properties and, as with our retail properties, we are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of space in one of our office properties (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant or the closure of the business of an anchor tenant that leaves its space vacant, even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. In the event of default by an anchor tenant, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

Declines in overall activity in our markets may adversely affect the performance of our office properties.  Rental income from office properties fluctuates with general market and economic conditions. Our office properties may be adversely affected during periods of diminished economic growth and a decline in white-collar employment. We may experience a decrease in occupancy and rental rates accompanied by increases in the cost of re-leasing space (including for tenant improvements) and in uncollectible receivables. Early lease terminations may significantly contribute to a decline in occupancy of our office properties and may adversely affect our profitability. While lease termination fees increase current period income, future rental income may be diminished because, during periods in which market rents decline, it is unlikely that we will collect from replacement tenants the full contracted amount which had been payable under the terminated leases.

Real Estate Financing Risks

General Financing Risks

We have incurred mortgage indebtedness and other borrowings, which may increase our business risks.  We acquired and intend to continue to acquire properties subject to existing financing or by borrowing new funds. In addition, we incur or increase our mortgage debt by obtaining loans secured by selected or all of the real properties to obtain funds to acquire additional real properties. We may also borrow funds if necessary to satisfy the requirement that we distribute to stockholders as dividends at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

We incur mortgage debt on a particular real property if we believe the property’s projected cash flow is sufficient to service the mortgage debt. However, if there is a shortfall in cash flow, requiring us to use cash from other sources to make the mortgage payments on the property, then the amount available for distributions to stockholders may be affected. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and our loss of the property securing the loan, which is in default.

For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may, in some circumstances, give a guaranty on behalf of an entity that owns one of our properties. In these cases, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default.

Our mortgage debt contains clauses providing for prepayment penalties. If a lender invokes these penalties upon the sale of a property or the prepayment of a mortgage on a property, the cost to us to sell the property could increase substantially, and may even be prohibitive. This could lead to a reduction in our income, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money. Moreover, our financing arrangements involving balloon payment obligations involve greater risks than financing arrangements whose principal amount is amortized over the term of the loan. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment.

If we have insufficient working capital reserves, we will have to obtain financing from other sources.  We have established working capital reserves that we believe are adequate to cover our cash needs. However, if these reserves are insufficient to meet our cash needs, we may have to obtain financing to fund our cash requirements. Sufficient financing may not be available or, if available, may not be available on economically feasible terms or on terms acceptable to us. If mortgage debt is unavailable at reasonable rates, we will not be able to place financing on the properties, which could reduce the number of properties we can acquire and the amount of distributions per share.

If we place mortgage debt on the properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, our income could be reduced, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money. Additional borrowing for working capital purposes will increase our interest expense, and therefore our financial condition and our ability to pay distributions may be adversely affected.

We may not have funding or capital resources for future improvements.  When a commercial tenant at a property we invest in does not renew its lease or otherwise vacates its space in such properties, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds for leasing costs, tenant improvements and tenant refurbishments to the vacated space. We will incur certain fixed operating costs during the time the space is vacant as well as leasing commissions and related costs to re-lease the vacated space. We may also have similar future capital needs in order to renovate or refurbish any of our properties for other reasons.

Also, in the event we need to secure funding sources in the future but are unable to secure such sources or are unable to secure funding on terms we feel are acceptable, we may be required to defer capital improvements or refurbishment to a property. This may cause such property to suffer from a greater risk of obsolescence or a decline in value and/or produce decreased cash flow as the result of our inability to attract tenants to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted. Or, we may be required to secure funding on unfavorable terms.

We may be adversely affected by limitations in our charter on the aggregate amount we may borrow.  Our charter provides that the aggregate amount of borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess.

That limitation could have adverse business consequences such as:

•	limiting our ability to purchase additional properties;
•	causing us to lose our REIT status if additional borrowing was necessary to pay the required minimum amount of cash distributions to our stockholders to maintain our status as a REIT;
•	causing operational problems if there are cash flow shortfalls for working capital purposes; and
•	resulting in the loss of a property if, for example, financing was necessary to repay a default on a mortgage.

Our debt financing for acquisitions is frequently determined from appraised values in lieu of acquisition cost. As appraisal values are typically greater than acquisition cost for the type of value assets we seek to acquire, our debt can be expected to exceed certain leverage limitations of the Lightstone REIT. Our Board, including all of its independent directors, has approved and will continue to approve any leverage exceptions as required by the Lightstone REIT’s Articles of Incorporation.

Any excess borrowing over the 300% level will be disclosed to stockholders in our next quarterly report, along with justification for such excess. As of December 31, 2010, our total borrowings represented 67% of our net assets.

Lenders may require us to enter into restrictive covenants relating to our operations.  In connection with obtaining financing, a bank or other lender could impose restrictions on us affecting our ability to incur additional debt and our distribution and operating policies. Loan documents we enter into may contain negative covenants limiting our ability to, among other things, further mortgage our properties, discontinue insurance coverage or replace Lightstone Value Plus REIT, LLC as our advisor. In addition, prepayment penalties imposed by banks or other lenders could affect our ability to sell properties when we want.

If lenders are not willing to make loans to our Sponsor because of recent defaults on some of the Sponsor’s properties, lenders may be less inclined to make loans to us and we may not be able to obtain financing for any future acquisitions.  U.S. and international markets are currently experiencing increased levels of volatility due to a combination of factors, including decreasing values of residential and commercial real estate, limited access to credit, the collapse or near collapse of certain financial institutions, higher energy costs, decreased consumer spending and fears of a national and global recession. Certain of our Sponsor’s program and non-program properties have been adversely affected by recent market conditions and their impact on the real estate market. After an analysis of these factors and other factors, taking into account the increased costs of borrowing, the dislocation in the credit markets and that certain properties are not generating sufficient cash flow to cover their fixed costs, the Sponsor has elected to stop paying payments on the non-recourse debt obligations for certain program and non-program properties. As a result, lenders may be less willing to make loans to our Sponsor or its affiliates. If lenders are unwilling to make loans to us, we may be unable to purchase certain properties or may be required to defer capital improvements or refurbishments to our properties. Additionally, sellers of real property may be less inclined to enter into negotiations with us if they believe that we may be unable to obtain financing. The inability to purchase certain properties may increase the time it takes for us to generate funds from operations. Additionally, the inability to improve our properties may cause such property to suffer from a greater risk of obsolescence or a decline in value, which could result in a decrease in our cash flow from the inability to attract tenants.

Financing Risks on the Property Level

Some of our mortgage loans may have “due on sale” provisions.  In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan.

These clauses may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, we may be required to sell our properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not our intent to provide seller financing, although it may be necessary or advisable for us to do so in order to facilitate the sale of a property. It is unknown whether the holders of mortgages encumbering our properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

Lenders may be able to recover against our other properties under our mortgage loans.  We will seek secured loans (which are nonrecourse) to acquire properties. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender may look to our other assets for satisfaction of the debt. Thus, should we be unable to repay a recourse loan with the proceeds from the sale or other disposition of the property securing the loan, the lender could look to one or more of our other properties for repayment. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

Our mortgage loans may charge variable interest.  Some of our mortgage loans may be subject to fluctuating interest rates based on certain index rates, such as the prime rate. Future increases in the index rates would result in increases in debt service on variable rate loans and thus reduce funds available for acquisitions of properties and dividends to the stockholders.

Insurance Risks

We may suffer losses that are not covered by insurance.  If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits. We intend to cause comprehensive insurance to be obtained for our properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts which our Advisor determines are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances.

Material losses may occur in excess of insurance proceeds with respect to any property, as insurance proceeds may not provide sufficient resources to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution, environmental matters, mold or, in the future, terrorism which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.

Insurance companies have recently begun to exclude acts of terrorism from standard coverage. Terrorism insurance is currently available at an increased premium, and it is possible that the premium will increase in the future or that terrorism coverage will become unavailable. However, mortgage lenders in some cases have begun to insist that commercial owners purchase specific coverage against terrorism as a condition for providing loans. We intend to obtain terrorism insurance if required by our lenders, but the terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, we may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.

There is no assurance that we will have adequate coverage for such losses. If such an event occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from such property. In addition, certain losses resulting from these types of events are uninsurable and others may not be covered by our terrorism insurance. Terrorism insurance may not be available at a reasonable price or at all.

In December 2007, the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) was enacted into law. TRIPRA extends the federal terrorism insurance backstop through 2014. The government backstop the extension provides, contributes to the continued stabilization of the terrorism insurance market place allowing us the opportunity to secure coverage at commercially reasonable rates, and thus mitigate certain of the risks described above.

In addition, many insurance carriers are excluding asbestos-related claims from standard policies, pricing asbestos endorsements at prohibitively high rates or adding significant restrictions to this coverage. Because of our inability to obtain specialized coverage at rates that correspond to the perceived level of risk, we may not obtain insurance for acts of terrorism or asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we decide in the future to purchase insurance for terrorism or asbestos, the cost could have a negative impact on our results of operations. If an uninsured loss or a loss in excess of insured limits occurs on a property, we could lose our capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt that is recourse to us, would remain obligated for any mortgage debt or other financial obligations related to the property. Any loss of this nature would adversely affect us. Although we intend to adequately insure our properties, there is no assurance that we will successfully do so.

Compliance with Laws

The costs of compliance with environmental laws and regulations may adversely affect our income and the cash available for any distributions.  All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation could be substantial. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination arising from that site. The presence of hazardous or toxic materials, or the failure to address conditions relating to their presence properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral.

Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of removal or remediation of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not the facility is or ever was owned or operated by those persons. In addition, environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

There may be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. Typically, the existence of lead paint is more of a concern in residential units than in commercial properties. Although a structure built prior to 1978 may contain lead-based paint and may present a potential for exposure to lead, structures built after 1978 are not likely to contain lead-based paint.

Property values may also be affected by the proximity of such properties to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields (“EMFs”) to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines and other states have required transmission facilities to measure for levels of EMFs.

On occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines has been considered both when property values have been determined to obtain financing and in condemnation proceedings. We may not, in certain circumstances, search for electric transmission lines near our properties, but are aware of the potential exposure to damage claims by persons exposed to EMFs.

Recently, indoor air quality issues, including mold, have been highlighted in the media and the industry is seeing mold claims from lessees rising. To date, we have not incurred any material costs or liabilities relating to claims of mold exposure or abating mold conditions. However, due to the recent increase in mold claims and given that the law relating to mold is unsettled and subject to change, we could incur losses from claims relating to the presence of, or exposure to, mold or other microbial organisms, particularly if we are unable to maintain adequate insurance to cover such losses. We may also incur unexpected expenses relating to the abatement of mold on properties that we may acquire.

Limited quantities of asbestos-containing materials are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatments. Environmental laws govern the presence, maintenance and removal of asbestos. These laws could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials, into the air. Such laws require that owners or operators of buildings containing asbestos (1) properly manage and maintain the asbestos, (2) notify and train those who may come into contact with asbestos and (3) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. These laws may allow third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to asbestos fibers. As the owner of our properties, we may be potentially liable for any such costs.

There is no assurance that properties, which we acquire in the future, will not have any material environmental conditions, liabilities or compliance concerns. Accordingly, we have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of environmental conditions or violations with respect to the properties we own.

The costs of compliance with laws and regulations relating to our residential properties may adversely affect our income and the cash available for any distributions.  Various laws, ordinances, and regulations affect multi-family residential properties, including regulations relating to recreational facilities, such as activity centers and other common areas. We intend for our properties to have all material permits and approvals to operate. In addition, rent control laws may also be applicable to any of the properties.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental contamination may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liabilities, and the current environmental condition of our properties might be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties.

These laws typically allow liens to be placed on the affected property. In addition, there are various local, state and federal fire, health, life-safety and similar regulations which we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

Any newly acquired or developed multi-family residential properties must comply with Title II of the Americans with Disabilities Act (the “ADA”) to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the ADA. Compliance with the ADA requires removal of structural barriers to handicapped access in certain public areas of the properties where such removal is “readily achievable.” We intend for our properties to comply in all material respects with all present requirements under the ADA and applicable state laws.

We will attempt to acquire properties, which comply with the ADA or place the burden on the seller to ensure compliance with the ADA. We may not be able to acquire properties or allocate responsibilities in this manner. Noncompliance with the ADA could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages to private litigants. The cost of defending against any claims of liability under the ADA or the payment of any fines or damages could adversely affect our financial condition and affect cash available to return capital and the amount of distributions to stockholders.

The Fair Housing Act (the FHA) requires, as part of the Fair Housing Amendments Act of 1988, apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. We intend for any of our properties that are subject to the FHA to be in compliance with such law. The cost of defending against any claims of liability under the FHA or the payment of any fines or damages could adversely affect our financial condition.

Changes in applicable laws and regulations may adversely affect the income and value of our properties.  The income and value of a property may be affected by such factors as environmental, rent control and other laws and regulations and changes in applicable general and real estate tax laws (including the possibility of changes in the federal income tax laws or the lengthening of the depreciation period for real estate). For example, the properties we will acquire will be subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. We anticipate that most of our leases will generally provide that the property taxes or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.

Failure to comply with applicable laws and regulations where we invest could result in fines, suspension of personnel of our advisor, or other sanctions. Compliance with new laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures, which could reduce the available cash flow for distributions to our stockholders. Additionally, future laws, ordinances or regulations may impose material environmental liability, which may have a material adverse effect on our results of operations.

Risks Related to General Economic Conditions and Terrorism

If we invest our capital in marketable securities of real estate related companies pending an acquisition of real estate, our profits may be adversely affected by the performance of the specific investments we make.  A resolution passed by our Board of Directors allows us from time to time to invest up to 30% of our available cash in marketable securities of real estate related companies. Issuers of real estate securities generally invest in real estate or real estate related assets and are subject to the inherent risks associated with real estate related investments discussed below, including risks relating to rising interest rates or volatility in the credit markets. Our investments in marketable securities of real estate related companies will involve special risks relating to the particular issuer of securities, including the financial condition and business outlook of the issuer. Substantial market price volatility caused by general economic or market conditions, including disruptions in the credit markets, may require us to mark down the value of these investments, and our profits and results of operations may be adversely affected.

Adverse economic conditions have negatively affected our returns and profitability.  The timing, length and severity of any economic slowdown that the nation experiences, including the current economic slowdown, cannot be predicted with certainty. Since we may liquidate within seven to ten years after August 2009, when the proceeds from our initial public offering were fully invested, there is a risk that depressed economic conditions at that time could cause cash flow and appreciation upon the sale of our properties, if any, to be insufficient to allow sufficient cash remaining after payment of our expenses for a significant return on stockholders’ investment.

The terrorist attacks of September 11, 2001 on the United States negatively impacted the U.S. economy and the U.S. financial markets. Any future terrorist attacks and the anticipation of any such attacks, or the consequences of the military or other response by the U.S. and its allies, may have further adverse impacts on the U.S. financial markets and the economy and may adversely affect our operations and our profitability. It is not possible to predict the severity of the effect that any of these future events would have on the U.S. financial markets and economy.

It is possible that the economic impact of the terrorist attacks may have an adverse effect on the ability of the tenants of our properties to pay rent. In addition, insurance on our real estate may become more costly and coverage may be more limited due to these events. The instability of the U.S. economy may also reduce the number of suitable investment opportunities available to us and may slow the pace at which those investments are made. In addition, armed hostilities and further acts of terrorism may directly impact our properties.

These developments may subject us to increased risks and, depending on their magnitude, could have a material adverse effect on our business and stockholders’ investment.

Current state of debt markets could limit our ability to obtain financing which may have a material adverse impact on our earnings and financial condition.  The commercial real estate debt markets are currently experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold Collateralized Mortgage Backed Securities in the market. Credit spreads for major sources of capital have widened significantly as investors have demanded a higher risk premium. This results in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions. This may result in our acquisitions generating lower overall economic returns and potentially reducing cash flow available for distribution.

The recent dislocations in the debt markets has reduced the amount of capital that is available to finance real estate, which, in turn, (a) will no longer allow real estate investors to rely on capitalization rate compression to generate returns and (b) has slowed real estate transaction activity, all of which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans. Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long-term quality of the underlying real estate.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets.

U.S. Federal Income Tax Risks

Stockholders’ investment has various federal income tax risks.  Stockholders should consult their own tax advisors concerning the effects of U.S. federal, state and local income tax law on an investment and on stockholders’ individual tax situation.

If we fail to maintain our qualification as a REIT, our dividends will not be deductible to us, and our income will be subject to taxation. We intend to maintain our qualification as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements to maintain this qualification, however, are complex. If we fail to meet these requirements, our dividends will not be deductible to us and we will have to pay a corporate level tax on our income. This would substantially reduce our cash available to pay distributions and stockholders’ yield on stockholders’ investment. In addition, tax liability might cause us to borrow funds, liquidate some of our investments or take other steps, which could negatively affect our operating results.

Moreover, if our REIT status is terminated because of our failure to meet a technical REIT test or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost. This could materially and negatively affect stockholders’ investment by causing a loss of common stock value.

Stockholders may have tax liability on distributions that they elect to reinvest in common stock but would not receive the cash from such distributions to pay such tax liability.  If stockholders participate in our distribution reinvestment program, such stockholders will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless a stockholder is a tax-exempt entity, it may have to use funds from other sources to pay its tax liability on the value of the common stock received.

The opinion of Proskauer Rose LLP regarding our status as a REIT does not guarantee our ability to remain a REIT.  We believe that we have qualified as a REIT commencing with our taxable year ending December 31, 2006. Our qualification as a REIT depends upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific stockholder rules, the various tests imposed by the Internal Revenue Code. Our legal counsel, Proskauer Rose LLP will not review these operating results or compliance with the qualification standards. We may not satisfy the REIT requirements in the future. Also, this opinion represents Proskauer Rose LLP’s legal judgment based on the law in effect as of the date of this prospectus and is not binding on the Internal Revenue Service or the courts, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively, which could result in our disqualification as a REIT.

Failure to qualify as a REIT or to maintain such qualification could materially and negatively impact stockholders’ investment and its yield to stockholders by causing a loss of common share value and by substantially reducing our cash available to pay distributions.

If the Operating Partnership fails to maintain its status as a partnership, its income may be subject to taxation.  We intend to maintain the status of the Operating Partnership as a partnership for U.S. federal income tax purposes. However, if the Internal Revenue Service were to successfully challenge the status of the Operating Partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the Operating Partnership could make to us. This would also result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the yield on stockholders’ investment. In addition, if any of the partnerships or limited liability companies through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

Even REITS may be subject to U.S. federal, state and local taxes.  Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income. This will result in our stockholders being treated for tax purposes as though they had received their proportionate shares of such retained income and paid the tax on it directly.

However, to the extent we have already paid income taxes directly on such income; our stockholders will also be credited with their proportionate share of such taxes already paid by us. Stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or at the level of the other companies through which we indirectly own our assets such as our TRSs, which are subject to full U.S. federal, state and local corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to our stockholders.

As a result, we may not be able to continue to satisfy the REIT requirements, and it may cease to be in our best interests to continue to do so in the future.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.  For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with a prohibited transaction safe harbor available under the Code for properties held for at least two years. However, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.  In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we do not believe that the terms of the Program would cause us to be treated as paying preferential dividends, we can provide no assurance to this effect.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.  In connection with our qualification as a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gains) to our stockholders. In order to satisfy this requirement, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Generally, under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the price of our common stock.

Further, while Revenue Procedure 2010-12 generally applies only to taxable dividends payable in a combination of cash and stock with respect to the taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Future changes in the income tax laws could adversely affect our profitability.  In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our Board of Directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our Board of Directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Employee Benefit Plan Risks

An investment in our common stock may not satisfy the requirements of ERISA or other applicable laws.  When considering an investment in our common stock, an individual with investment discretion over assets of any pension plan, profit-sharing plan, retirement plan, IRA or other employee benefit plan covered by ERISA or other applicable laws should consider whether the investment satisfies the requirements of Section 404 of ERISA or other applicable laws. In particular, attention should be paid to the diversification requirements of Section 404(a)(1)(C) of ERISA in light of all the facts and circumstances, including the portion of the plan’s portfolio of which the investment will be a part. All plan investors should also consider whether the investment is prudent and meets plan liquidity requirements as there may be only a limited market in which to sell or otherwise dispose of our common stock, and whether the investment is permissible under the plan’s governing instrument. We have not, and will not, evaluate whether an investment in our common stock is suitable for any particular plan. Rather, we will accept entities as stockholders if an entity otherwise meets the suitability standards.

The annual statement of value that we will be sending to stockholders subject to ERISA and stockholders is only an estimate and may not reflect the actual value of our shares. The annual statement of value will report the value of each common share as of the close of our fiscal year. The value will be based upon an estimated amount we determine would be received if our properties and other assets were sold as of the close of our fiscal year and if such proceeds, together with our other funds, were distributed pursuant to liquidation. Our Advisor or its affiliates will determine the net asset value of each share of common stock. Because this is only an estimate, we may subsequently revise any annual valuation that is provided. It is possible that:

•	a value included in the annual statement may not actually be realized by us or by our stockholders upon liquidation;
•	stockholders may not realize that value if they were to attempt to sell their common stock; or
•	an annual statement of value might not comply with any reporting and disclosure or annual valuation requirements under ERISA or other applicable law. We will stop providing annual statements of value if the common stock becomes listed for trading on a national stock exchange or included for quotation on a national market system.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PROGRAM

The following questions and answers about this offering highlight material information regarding us and this offering. You should read this entire prospectus, including the section entitled “Risk Factors,” before deciding whether to participate in the Program.

Purpose

1. What is the purpose of the Program?

The primary purpose of the Program is to give our stockholders a convenient way to reinvest their cash distributions in additional shares of common stock.

Benefits and Disadvantages

2. What are the benefits and disadvantages of the Program?

Benefits:

Before deciding whether to participate in the Program, you should consider the following benefits of participation in the Program:

•	You will realize the convenience of having all of your cash distributions automatically reinvested in additional shares of our common stock. Since the reinvestment agent will credit fractional shares of common stock to your Program account, you will receive full investment of your distributions.
•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Program account, including purchases and latest balances.
•	We, not you, will pay all costs of administering the Program.

Disadvantages:

Before deciding whether to participate in the Program, you should consider the following disadvantages of participation in the Program:

•	Your reinvestment of cash distributions will result in your being treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received. The distribution may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due. See Question 11 for a summary of the potential tax consequences.
•	Because our common stock is not listed on a national securities exchange or included for quotation on an inter-dealer quotation system, the price for shares purchased under the Program will not be determined by market conditions. This price may fluctuate based on the determination of our Board of Directors. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares is determined.
•	Your investment elections, and any changes or cancellations, must be received by the reinvestment agent within specified time limits. If these time limits are not met, a delay may occur before your investment elections can be implemented. Please see Questions 6 and 10 for information on the time limit for participation in the Program.
•	You may not pledge shares of common stock deposited in your Program account unless you withdraw those shares from the Program.

Administration

3. Who will administer the Program?

Reinvestment agent.  ACS Securities Services, Inc., or another entity we may designate, will serve as the reinvestment agent of the Program. The reinvestment agent:

•	acts as your agent;
•	keeps records of all Program accounts;
•	sends your account statements to you; and
•	performs other duties relating to the Program.

You should send all correspondence with the reinvestment agent to:

ACS Securities Services, Inc.
3988 N. Central Expressway
Building 5, Floor 2
Dallas, Texas 75024

Transfer agent.  ACS Securities Services, Inc., or another entity we may designate, will serve as the transfer agent of the Program. If you decide to transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise to a person/entity outside the Program, you should send all correspondence to the transfer agent at:

ACS Securities Services, Inc.
3988 N. Central Expressway
Building 5, Floor 2
Dallas, Texas 75024

Successor reinvestment agent.  We may replace the reinvestment agent with a successor reinvestment agent at any time. The reinvestment agent may resign as reinvestment agent of the Program at any time. In either such case, we will appoint a successor reinvestment agent, and we will notify you of such change.

Lightstone Securities, LLC.  In addition to the reinvestment agent, Lightstone Securities, LLC (“Lightstone Securities”), an entity owned by our Sponsor, will assist in certain aspects of the Program. A representative from Lightstone Securities will review the activities of the reinvestment agent and report such activities to us, and will be available to answer questions from investors regarding:

•	eligibility for participation in the Program;
•	the procedures for enrollment in the Program;
•	the mechanics of how shares are purchased by the Program;
•	the absence of stock certificates in the Program;
•	the Program’s reporting obligations;
•	a shareholder’s ability to withdraw from participation in the Program;
•	tax consequences of the reinvestment;
•	the transfer of shares;
•	termination of the Program;
•	the risks associated with participation in the Program; and
•	the state suitability requirements for participation in the Program.

You should send all correspondence to Lightstone Securities to:

Lightstone Securities, LLC
Attn: Investor Relations
One International Boulevard, Suite 200
Mahwah, New Jersey 07430
Toll-free: (888) 808-7348

Participation

4. Who is eligible to participate in the Program?

Except as described below, the Program is generally open to all holders of our common stock who are holders of and elect to reinvest their distributions in shares of common stock. Participants can be individuals, trusts, retirement plans, corporations or other entities. You must notify us or the reinvestment agent in the event that, at any time during your participation in the plan, there is an inaccuracy of any representation under your subscription agreement or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in the prospectus for the your initial purchase of our shares.

Suitability Standards.  Participants must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000. Participants should carefully review the section of this prospectus captioned “Suitability Standards” to determine whether they are eligible to participate in the Program.

Exclusion from Plan at Our Election.  Notwithstanding any other provision in the Program, we reserve the right to prevent you from participating in the Program for any reason.

Enrollment

5. How do I enroll in the Program?

If you meet the suitability standards, no action is required if you were a participant in our Program and would like to continue reinvesting your cash distributions under the Program described herein.

If you are eligible to participate in the Program, you may join the Program at any time. Once you enroll in the Program, you will remain enrolled until you withdraw from the Program or we terminate the Program or your participation in the Program.

The Authorization Form.  To enroll and participate in the Program, you must complete the enclosed Authorization Form and mail it to ACS Securities Services, Inc. at the address set forth in Question 3. Your form must be received no later than 10 days prior to the last day of the fiscal quarter related to a distribution. If your form is received by ACS Securities Services, Inc. after the 10th day before the end of the fiscal quarter, then you will receive a cash distribution for such quarter and your enrollment will be processed by ACS Securities Services, Inc. for the distribution declared for the following fiscal quarter.

If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Program, you may sign and return the Authorization Form to participate in the Program at any time.

The reinvestment agent will automatically reinvest any cash distributions paid on all shares of common stock that you have designated for participation in the Program until you indicate otherwise or withdraw from the Program, or until we terminate the Program or your participation. If you participate in the Program, we will pay to the reinvestment agent distributions on all shares of common stock held in your Program account. The reinvestment agent will credit the common stock purchased with your reinvested distributions to your Program account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Program on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Authorization Form on your behalf.

6. When will my participation in the Program begin?

The reinvestment agent will begin to reinvest distributions for the fiscal quarter in which your Authorization Form is received, provided we receive such Authorization Form at least 10 days before the end of the fiscal quarter. Once you enroll in the Program, you will remain enrolled in the Program until you withdraw from the Program or we terminate the Program or your participation in the Program.

Purchases

7. How are shares purchased under the Program?

Source of the Shares of Common Stock.  Initially, shares of common stock purchased on your behalf by the reinvestment agent under the Program will come from our legally authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange or included for quotation on a national market system, the reinvestment agent may purchase shares of common stock in the open market or directly from us on your behalf through this registration statement.

Distribution Payment Dates.  We currently declare distributions quarterly and will pay distributions as and when authorized by our Board of Directors. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Program obligates us to do so. The Program does not represent a guarantee of future distributions. Neither we nor the reinvestment agent will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the reinvestment agent from buying shares of common stock or interfere with the timing of such purchases.

Price of Shares of Common Stock.  The price of shares of common stock purchased by the reinvestment agent under the Program directly from us for distribution reinvestments will be determined by our Board of Directors from time to time. The price of shares purchased under the Program will be equal to, at our option, either (i) 95% of the then current net asset value per share as estimated by our Board of Directors in good faith or (ii) $9.50 per share; provided that any discount on the purchase will not exceed 5%.

Our Board of Directors determined that the offering price for the Program will initially be $9.50 per share which is at a discount to our current share price of $9.80 per share. Our Board of Directors recently determined our share price to be $9.80 per share. This value is based upon an estimated amount we determined would be received if our properties and other assets were sold as of the close of our fiscal year and if such proceeds, together with our other funds, were distributed pursuant to liquidation. Because this is only an estimate, we may subsequently revise any annual valuation that is provided. Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the estimated value per share may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets.

The per share price for the Program was determined based in part upon U.S. federal income tax considerations. The United States Internal Revenue Service has ruled, that in connection with a reinvestment plan, a REIT may give a discount of up to 5% on reinvested shares, as a result of the savings to the REIT resulting from directly issuing the reinvestment plan shares, but that a discount in excess of 5% will be treated as a preferential, non-deductible dividend.

Number of Shares to be Purchased.  The reinvestment agent will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your Program account. Subject to restrictions contained in our charter on transfer and ownership of our common stock described in Question 14; there is no limit on the number of shares of common stock you may purchase through distribution reinvestment. The reinvestment agent will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. The reinvestment agent will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

Certificates

8. Will I receive certificates for shares purchased?

Book-Entry.  Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the reinvestment agent purchases for your account under the Program in your name. The reinvestment agent will credit such shares to your Program account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Issuance of Certificates.  Upon your written request to us, we will issue and deliver to you certificates for all whole and fractional shares of common stock credited to your Program account. The reinvestment agent will handle such requests at no cost to you.

Reports

9. How will I keep track of my investments?

Within 60 days after the end of each fiscal quarter, the reinvestment agent will send you a detailed statement that will provide the following information with respect to your Program account:

•	total cash distributions received during the quarter;
•	total number of shares of common stock purchased (including fractional shares);
•	total administrative charge for each stockholder participating in the Program;
•	price paid per share of our common stock; and
•	total number of shares of common stock in your Program account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Program.

Withdrawal

10. How would I withdraw from participation in the Program?

Withdrawal from the Program.  You may withdraw from the Program at any time. In order to withdraw from the Program, you must provide written notice instructing ACS Securities Services, Inc. to terminate your account. We must receive such written notice at least 10 days before the end of the fiscal quarter related to a distribution. If your request to withdraw from the Program is received by ACS Securities Services, Inc. after the 10th day before the end of the fiscal quarter, then we will process the reinvestment of your proceeds of the upcoming cash distribution in accordance with your existing instructions; your withdrawal request will be processed by ACS Securities Services, Inc. for the distribution declared with respect to the following fiscal quarter. After the reinvestment agent terminates your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Program.

Rejoining the Program after Withdrawal.  After you withdraw from the Program, you may again participate in the Program at any time by filing a new Authorization Form with the reinvestment agent.

Tax Considerations

11. What are the income tax consequences for participants in the Program?

You are encouraged to consult your personal tax advisers with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions under the Program, your tax basis and holding period for our common stock acquired under the Program and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. The following is a brief summary of the material U.S. federal income tax considerations applicable to the Program, is for general information only, does not purport to address all U.S. federal income tax consequences that may be relevant to a particular participant in the Program, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not United States persons. In general, a United States person is an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or under the laws of the United States or of any state or the District of Columbia, an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. Partners in partnerships that hold shares of common stock and participate in the Program should consult their own tax advisers regarding their tax consequences.

As in the case of non-reinvested cash distributions, the distributions that are reinvested under the Program (and not designated as capital gain dividends or, for taxable years beginning before January 1, 2011, qualified dividend income) will constitute taxable distributions to you to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distributions, and any excess distributions first will constitute a tax-deferred return of capital that reduces the tax basis of your common stock and then capital gain to the extent the excess distribution exceeds your tax basis in your common stock. In addition, if we designate part or all of our distributions as capital gain distributions, you would treat those designated amounts as long-term capital gain. Distributions that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation.

Your tax basis in your common stock acquired under the Program will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period in your common stock generally begins on the day following the date on which the common stock is credited to your Program account.

12. What are the tax consequences of dispositions?

When you withdraw shares from the Program, you will not realize any taxable income. You may recognize a gain or loss upon your disposition of common stock you receive from the Program. The amount of any gain or loss you recognize will be the difference between your amount realized, generally the amount of cash you receive, for the common stock and your tax basis in the common stock. Generally, gain or loss recognized on the disposition of common stock acquired under the Program will be treated for U.S. federal income tax purposes as capital gain or loss if you do not hold the common stock as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if your holding period for the common stock exceeds one year, except that, to the extent of any capital gain distributions received with respect to your common stock, capital losses on common stock you held for six months or less will be treated as long-term capital losses.

13. How are backup withholding and information reporting provisions applied to you?

In general, any distribution reinvested under the Program is not subject to U.S. federal income tax withholding, unless you are not a United States person otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Program. The reinvestment agent or we may be required, however, to deduct as ‘backup withholding’ at rates described below a portion of all distributions paid to you, regardless of whether those distributions are reinvested pursuant to the Program. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in your Program account. The backup withholding rate is currently 28%. You are subject to backup withholding if (i) you fail to properly furnish the reinvestment agent and us with your correct taxpayer identification number (“TIN”), (ii) the Internal Revenue Service notifies the reinvestment agent or us that the TIN you furnished is incorrect, (iii) the Internal Revenue Service notifies the reinvestment agent or us that backup withholding should be commenced because you failed to report on your tax return certain amounts paid to you, or (iv) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Program. Therefore, if you are subject to backup withholding, your distributions to be reinvested under the Program will be reduced by the backup withholding amount. The withheld amounts constitute a credit on your U.S. federal income tax return or may be refundable. Backup withholding will not apply, however, if you (i) furnish a correct TIN and certify that you are a United States person not subject to backup withholding on Internal Revenue Service Form W-9 or an appropriate substitute form, (ii) provide a certificate of foreign status on Internal Revenue Service Form W-8BEN or an appropriate substitute form or (iii) are otherwise exempt from backup withholding.

The reinvestment agent or we will send a Form 1099-DIV to you and to the Internal Revenue Service after the end of each year, reporting all distribution income you received during the year on your common stock.

14. Is there any limit on the amount of common stock I can purchase pursuant to the Program?

In order for us to qualify as a REIT under the Internal Revenue Code (the “Code”), no more than 50% of the value of outstanding shares of our stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to qualify as a REIT under this “closely held” test, among other purposes, our charter provides that, subject to some exceptions, no person may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution provisions of the Code, (i) more than 9.8% in value of our aggregate outstanding shares of capital stock, or (ii) our capital stock to the extent that such ownership would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year). Our Board of Directors may exempt a person from the 9.8% ownership limit upon such conditions as the Board of Directors may direct. However, our Board of Directors may not grant an exemption from the 9.8% ownership limit to any proposed transferee if it would result in the termination of our status as a REIT. In addition, our common stock must be beneficially owned by 100 persons or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year.

Any acquisition of shares of common stock under the Program is subject to being voided, ab initio, in the event that the acquisition would result in a violation of the ownership limitation, the “closely held” test or the 100 stockholder requirement, or certain other requirements or restrictions that could jeopardize our status as a REIT. If your acquisition is voided, you will receive in cash any distributions that were to be reinvested, without interest.

Other Provisions

15. How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by designating your vote on the proxy card, by voting in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

16. What are your and the reinvestment agent’s responsibilities?

We, the reinvestment agent and any of our agents, in administering the Program, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We, the reinvestment agent and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Program or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Program to the reinvestment agent, we specifically disclaim any responsibility for any of the reinvestment agent’s actions or inactions in connection with the administration of the Program. None of our directors, officers, or stockholders or agents of the reinvestment agent will have any personal liability under the Program.

17. How will a stock split affect my Program account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, the reinvestment agent will receive and credit to your Program account the applicable number of full shares and the value of any fractional shares.

18. Can I pledge my shares under the Program?

You may not pledge any shares of common stock credited to your Program account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Program.

19. How can I transfer my shares?

You may transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise. To transfer your shares to another person or entity you will need to mail to the transfer agent, at the address in Question 3, a completed transfer form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person or entity to whom you are transferring your shares. Please contact the transfer agent if you have any questions or need additional information.

20. Can the Program be amended or terminated?

Although we expect to continue the Program indefinitely, we reserve the right to terminate the Program at any time upon 30 days written notice to all participants. We also may amend the Program by mailing an appropriate notice at least 10 days prior to the effective date of the amendment, provided that any amendment must be approved by a majority of our independent directors.

21. What happens if you terminate the Program?

If we terminate the Program, the reinvestment agent will send to each participant (i) a statement of account detailing the items listed in Question 9 and (ii) a check for the amount of any distributions in the participant’s account that have not been reinvested in shares. Our record books will be revised to reflect the ownership of record of the participant’s full shares and the value of any fractional shares standing to the credit of each participant’s account based on the market price of the shares. Any future distributions made after the effective date of the termination will be sent directly to the former participant.

22. Are there any risks associated with the Program?

Your investment in shares purchased under the Program is no different from any investment in shares that you hold directly. Neither we nor the reinvestment agent can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Program.

23. How will you interpret and regulate the Program?

We may interpret, regulate and take any other action in connection with the Program that we deem reasonably necessary to carry out the Program. As a participant in the Program, you will be bound by any actions taken by us or the reinvestment agent.

24. What law governs the Program?

The laws of the State of Maryland will govern the terms, conditions and operation of the Program.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate,” “continue,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ from those implied by the forward-looking statements in this prospectus:

•	Changes in economic conditions generally and the real estate market specially;
•	legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts);
•	availability of capital, changes in interest rates, interest rate spreads and foreign currency exchange rates;
•	changes in generally accepted accounting principles and policies and guidelines applicable to REITs;
•	the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business;
•	changes in governmental laws and regulations;
•	the availability of suitable acquisition opportunities; and
•	increases in operating costs.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section and elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

HOW WE OPERATE

We operate as a REIT for U.S. federal and state income tax purposes. Our Sponsor is David Lichtenstein, doing business as The Lightstone Group. Our Sponsor is instrumental in our organization.

Our sponsor David Lichtenstein, who does business as The Lightstone Group and wholly owns the limited liability company of that name is one of the largest private residential and commercial real estate owners and operators in the United States today, with a diversified portfolio of over 100 properties containing approximately 9,611 multifamily units, 1.1 million square feet of office space, 2.4 million square feet of industrial space, a 300-suite limited service hotel, and 4.0 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employs approximately 500 staff and professionals. Our sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations. Our sponsor is also the sponsor of Lightstone Value Plus Real Estate Investment Trust II, Inc. (referred to in this prospectus as “Lightstone II”), a non-traded REIT with similar investment objectives to ours.

Certain officers and directors of The Lightstone Group and its affiliates also have senior management positions with us. The positions and biographical information for these directors and executive officers can be found in the section “Management” under the headings “Our Directors” and “Our Executive Officers” appearing elsewhere in this prospectus.

We contract with Lightstone Value Plus REIT LLC for its services as our advisor. Our advisor is owned by The Lightstone Group and has the responsibility for our day-to-day operations and the management of our assets.

In addition to the services of our advisor, we contract with Lightstone Value Plus REIT Management LLC for its services as our property manager. Our property manager may provide the day-to-day property management services for our properties. In addition, our property manager may engage one or more third parties to provide the day-to-day property management services for some or all of our properties, in which case our property manager will supervise the services provided by such parties. Our property manager is owned by The Lightstone Group.

Through The Lightstone Group, Mr. Lichtenstein controls and indirectly owns our advisor, our property manager, our operating partnership, our dealer manager and affiliates, except for us. As of December 31, 2010, Mr. Lichtenstein owned 20,000 (less than 1%) of our shares indirectly through our advisor. Mr. Lichtenstein is one of our directors and The Lightstone Group or an affiliated entity controlled by Mr. Lichtenstein employs Bruno de Vinck, our other non-independent director, and each of our officers. Mr. de Vinck owned 6,213 of our shares.

Our structure is generally referred to as an “UPREIT” structure. Substantially all of our assets are held through Lightstone Value Plus REIT LP, a Delaware limited partnership and our operating partnership. This structure enables us to acquire assets from other partnerships and individual owners that will defer the recognition of gain to the partners of the acquired partnerships or the individual owners, assuming certain conditions are met.

We are the general partner of the operating partnership. As the general partner of the operating partnership, we generally have the exclusive power under the partnership agreement to manage and conduct the business of the operating partnership, subject to the consent of the special general partner as to management decisions.

The partnership interests in the operating partnership are owned by us and any persons who transfer interests in properties to the operating partnership in exchange for units in the operating partnership. The partnership interests consist of Common Unit interests and Series A Preferred Unit interests. We own one Common Unit in the operating partnership for each outstanding share of our common stock. Our interest in the operating partnership entitles us to share in cash distributions from, and in profits and losses of, the operating partnership. Holders of limited partnership Common Units in the operating partnership have the same rights to distributions as our holders of common stock. In addition, each limited partnership Common

Unit is exchangeable by the holder for cash at the-then fair market value or, at our option, one share of common stock. During certain time period, the holders of the Series A Preferred Units may convert, in whole or in part, the Series A Preferred Units into the Common Units of the operating partnership. For a detailed discussion of the structure and operation of the operating partnership, including the rights and responsibilities of the partners thereof, please see the section titled “Operating Partnership Agreement,” below.

All of our properties are owned by subsidiary limited partnerships or limited liability companies. These subsidiaries are single-purpose entities that we created to own a single property, and each has no assets other than the single investment property it owns. These entities represent a useful means of shielding our operating partnership from liability under the state laws and will make the underlying properties easier to transfer. These subsidiary arrangements are intended to ensure that no environmental or other liabilities associated with any particular property can be attributed against other properties that the operating partnership or we will own. The limited liability aspect of a subsidiary’s form will shield parent and affiliated (but not subsidiary) companies, including the operating partnership and us, from liability assessed against it.

Tax law disregards single-member LLCs and so it will be as if the operating partnership owns the underlying properties for tax purposes. Use of single-purpose entities in this manner is customary for REITs.

Our independent directors are not required to approve all transactions involving the creation of subsidiary limited liability companies and limited partnerships that we intend to use for investment in properties on our behalf. No additional fees will be imposed upon us by the subsidiary companies’ managers and these subsidiaries will not affect our stockholders’ voting rights. Because our operating partnership is the direct parent company of these subsidiaries, it directly owns their assets. As such, their assets are subject to the structure for distributions by the operating partnership to Lightstone SLP, LLC and to us, and then by us to our stockholders, as discussed elsewhere in this prospectus.

CONFLICTS OF INTEREST

We are subject to conflicts of interest arising out of our relationships with our Sponsor, advisor, property manager and their affiliates. All of our agreements and arrangements with such parties, including those relating to compensation, are not the result of arm’s-length negotiations. Some of the conflicts inherent in our transactions with our Sponsor, advisor, property manager and their affiliates, and the limitations on such parties adopted to address these conflicts, are described below. Our Sponsor, advisor, property manager and their affiliates try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock.

There are conflicts of interest between advisor, property managers and their affiliates and us.  David Lichtenstein, our Sponsor, is the founder of The Lightstone Group, LLC which he wholly owns and does business in his individual capacity under that name. Through The Lightstone Group, Mr. Lichtenstein controls and indirectly owns our advisor, our property managers, our operating partnership, our dealer manager and affiliates, except for us. Our advisor does not advise any entity other than us. However, employees of our advisor are also employed by Lightstone Value Plus REIT II LLC, the advisor to Lightstone Value Plus Real Estate Investment Trust II, Inc. (“Lightstone II”), our Sponsor’s other public program. Mr. Lichtenstein is one of our directors and The Lightstone Group or an affiliated entity controlled by Mr. Lichtenstein employs Bruno de Vinck, our other non-independent director, and each of our officers. As a result, our operation and management may be influenced or affected by conflicts of interest arising out of our relationship with our affiliates.

There is competition for the time and services of the personnel of our advisor and its affiliates.  We rely on our advisor and its affiliates for our daily operation and the management of our assets. Personnel of our advisor and its affiliates have conflicts in allocating their management time, services and functions among our Sponsor, the real estate investment programs it currently services and any future real estate investment programs or other business ventures which they may organize or serve, as applicable. Specifically, employees of our Sponsor, the advisor and our property managers will face conflicts of interest relating to time management and the allocation of resources and investment opportunities. Our advisor and its affiliates believe they have enough staff to perform their responsibilities in connection with all of the real estate programs and other business ventures in which they are involved. In addition, other persons employed by the advisor may devote such time to our business as is necessary.

We do not have employees.  Likewise, our advisor will rely on the employees of the Sponsor and its affiliates to manage and operate our business. The Sponsor is not restricted from acquiring, developing, operating, managing, leasing or selling real estate through entities other than us and will continue to be actively involved in operations and activities other than our operations and activities. The Sponsor currently controls and/or operates other entities that own properties in many of the markets in which we may seek to invest. The Sponsor spends a material amount of time managing these properties and other assets unrelated to our business. Our business may suffer as a result because we lack the ability to manage it without the time and attention of our Sponsor’s employees. We encourage you to read the “Conflicts of Interest” section of this prospectus for a further discussion of these topics.

Our Sponsor and its affiliates are general partners and Sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours. Because the Sponsor and its affiliates have interests in other real estate programs and also engage in other business activities, they may have conflicts of interest in allocating their time and resources among our business and these other activities. Our officers and directors, as well as those of the advisor, may own equity interests in entities affiliated with our Sponsor from which we may buy properties. These individuals may make substantial profits in connection with such transactions, which could result in conflicts of interest. Likewise, such individuals could make substantial profits as the result of investment opportunities allocated to entities affiliated with the Sponsor other than us. As a result of these interests, they could pursue transactions that may not be in our best interest. Also, if our Sponsor suffers financial or operational problems as the result of any of its activities, whether or not related to our business, the ability of our Sponsor and its affiliates, our advisor and property manager to operate our business could be adversely impacted.

Certain of our affiliates who provide services to us may be engaged in competitive activities.  Our advisor, property managers and their respective affiliates may, in the future, be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us. In addition, the Sponsor may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment after 75% of the total gross proceeds from our initial public offering have been invested or committed for investment in real properties.

Our Sponsor’s other public program, Lightstone II, may be engaged in competitive activities.  Our advisor, property managers and their respective affiliates through activities of Lightstone II may be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us, including Lightstone II may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment.

If we invest in joint ventures, the objectives of our partners may conflict with our objectives.  In accordance with one of our acquisition strategies, we may make investments in joint ventures or other partnership arrangements between us and affiliates of our Sponsor or with unaffiliated third parties. Investments in joint ventures which own real properties may involve risks otherwise not present when we purchase real properties directly. For example, our co-venturer may file for bankruptcy protection, may have economic or business interests or goals which are inconsistent with our interests or goals, or may take actions contrary to our instructions, requests, policies or objectives. Among other things, actions by a co-venturer might subject real properties owned by the joint venture to liabilities greater than those contemplated by the terms of the joint venture or other adverse consequences.

These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. Moreover, there is an additional risk that the co-venturers may not be able to agree on matters relating to the property they jointly own. In addition, the fiduciary obligation that our Sponsor or our Board of Directors may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

We may purchase real properties from persons with whom affiliates of our advisor have prior business relationships.  If we purchase properties from third parties who have sold, or may sell, properties to our advisors or its affiliates, our advisor will experience a conflict between our current interests and its interest in preserving any ongoing business relationship with these sellers. Nevertheless, our advisor has a fiduciary obligation to us.

Property management services are being provided by an affiliated party.  Our property managers may provide property management services to us or may engage one or more third parties to provide such services for some or all of our properties, in which case our property manager will supervise the services provided by such parties. Our property management services agreement provides that we pay our property manager a monthly management fee of 5% of the gross revenues from our residential and retail properties. In addition, for the management and leasing of our office and industrial properties, we will pay to our property manager, property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed office and industrial properties in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Notwithstanding the foregoing, our property manager may be entitled to receive higher fees in the event our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered. In the event that our property manager engages one or more third parties to perform the day-to-day property management services for some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to our property manager pursuant to the immediately preceding sentence or paid by our property manager.

The advisor and the property manager believe that the property manager has sufficient personnel and other required resources to discharge all responsibilities to us.

Our property managers are owned by our Sponsor, and are thus subject to an inherent conflict of interest. In addition, our advisor may face a conflict of interest when determining whether we should dispose of any property we own that is managed by one of our property managers because the property manager may lose fees associated with the management of the property. Specifically, because the property managers will receive significant fees for managing our properties, our advisor may face a conflict of interest when determining whether we should sell properties under circumstances where the property managers would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.

Our advisor and its affiliates receive commissions, fees and other compensation based upon our investments.  We believe that the compensation we pay to our advisor and its affiliates is no more than what we would pay for similar services performed by independent firms. Some compensation is payable to our advisor whether or not there is cash available to make distributions to our stockholders. To the extent this occurs, our advisor and its affiliates benefit from us retaining ownership of our assets and leveraging our assets, while our stockholders may be better served by sale or disposition or not leveraging the assets. In addition, the advisor’s ability to receive fees and reimbursements depends on our continued investment in real properties and in other assets which generate fees. Therefore, the interest of the advisor and its affiliates in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock. Because asset management fees payable to our advisor are based on total assets under management, including assets purchased using debt; our advisor may have an incentive to incur a high level of leverage in order to increase the total amount of assets under management. Our advisor and its affiliates recognize that they have a fiduciary duty to us and our stockholders, and have represented to us that their actions and decisions will be made in the manner taking into account our interests and those of our stockholders.

While we will not make loans to our advisor or its affiliates, we may borrow money from them for various purposes, including funding working capital requirements and funding acquisitions. If we do, the terms, such as the interest rate, security, fees and other charges, will be at least as favorable to us as those which would be charged by unaffiliated lending institutions in the same locality on comparable loans.

Our advisor and its affiliates may do business with others who also do business with us, although presently there are no instances of this. However, our advisor or its affiliates may not receive rebates or participate in any reciprocal business arrangements which would have the effect of circumventing our agreement with our advisor.

Our advisor may have conflicting fiduciary obligations if we acquire properties with its affiliates.  Our advisor may cause us to acquire an interest in a property through a joint venture with its affiliates. In these circumstances, our advisor will have a fiduciary duty to both us and its affiliates participating in the joint venture. In order to minimize the conflict between these fiduciary duties, the advisory agreement provides guidelines for investments in joint ventures with affiliates. In addition, our charter requires a majority of our disinterested directors to determine that the transaction is fair and reasonable to us and is on terms and conditions no less favorable than from unaffiliated third parties entering into the venture.

Our Sponsor may face conflicts of interest in connection with the management of our day-to-day operations and in the enforcement of agreements between our Sponsor and its affiliates.  The property managers and the advisor will manage our day-to-day operations and properties pursuant to management agreements and an advisory agreement. These agreements were not negotiated at arm’s length and certain fees payable by us under such agreements are paid regardless of our performance. Our Sponsor and its affiliates may be in a conflict of interest position as to matters relating to these agreements. Examples include the computation of fees and reimbursements under such agreements, the enforcement and/or termination of the agreements and the priority of payments to third parties as opposed to amounts paid to our Sponsor’s affiliates. These fees may be higher than fees charged by third parties in an arm’s length transaction as a result of these conflicts.

Title insurance services are being provided by an affiliated party. From time to time, Lightstone purchases title insurance from an agent in which our Sponsor owns a fifty percent limited partnership interest. Because this title insurance agent receives significant fees for providing title insurance, our advisor may face a conflict of interest when considering the terms of purchasing title insurance from this agent. However, prior to the purchase by Lightstone of any title insurance, an independent title consultant with more than 25 years of experience in the title insurance industry reviews the transaction, and performs market research and competitive analysis on our behalf. This process results in terms similar to those that would be negotiated at an arm’s-length basis.

Our advisor may face a conflict of interest when determining whether we should dispose of any property.  Our advisor may face a conflict of interest when determining whether we should dispose of any property we own that is managed by the property manager because the property manager may lose fees associated with the management of the property. Specifically, because the property manager will receive significant fees for managing our properties, our advisor may face a conflict of interest when determining whether we should sell properties under circumstances where the property manager would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.

We may compete with other entities affiliated with our Sponsor for tenants.  The Sponsor and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects. The Sponsor or its affiliates may own and/or manage properties in most if not all geographical areas in which we expect to acquire real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by the Sponsor and its affiliates. The Sponsor may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by the Sponsor and its affiliates and these conflicts of interest may have a negative impact on our ability to attract and retain tenants.

We have the same legal counsel as our Sponsor and its affiliates.  Proskauer Rose LLP serves as our general legal counsel, as well as special counsel to our Sponsor and various affiliates including, our advisor. The interests of our Sponsor and its affiliates, including our Sponsor, may become adverse to ours in the future. Under legal ethics rules, Proskauer Rose LLP may be precluded from representing us due to any conflict of interest between us and our Sponsor and its affiliates, including our advisor.

Each member of our Board of Directors is also on the Board of Directors of Lightstone Value Plus Real Estate Investment II, Inc.  Each of our directors is also a director of Lightstone II. Accordingly, our Board of Directors will owe fiduciary duties and duties of loyalty to Lightstone II and its stockholders. The loyalties of our directors to Lightstone II may influence the judgment of our Board of Directors when considering issues that may affect us. For example, we are permitted to enter into a joint venture or preferred equity investment with Lightstone II for the acquisition of property or real estate-related investments. Decisions of our Board of Directors regarding the terms of those transactions may be influenced by its loyalties to Lightstone II and its stockholders. In addition, decisions of our Board of Directors regarding the timing of our property sales could be influenced by concerns that the sales would compete with those of Lightstone II.

We may acquire our advisor or property manager without further action by our stockholders.  During the term of our agreements with our advisor and property manager, we have the option to cause the businesses conducted by our advisor and property manager (including all assets) to be acquired by us, under certain circumstances, without any consent of our stockholders, the advisor, the property manager or their boards of directors or stockholders. We may elect to exercise such right at any time after the effectiveness of this prospectus. Our decision to exercise such right will be determined by a vote of a majority of our directors not otherwise interested in the transaction (including a majority of our independent directors). The advisor, the property manager and their equity holders will receive shares of our common stock, in connection with such an acquisition, in exchange for the transfer of all of their stock or assets, termination of contractual relationships with us and the release or waiver of all unpaid fees payable under the provisions of any contractual arrangements until their stated termination. We will be obligated to pay any fees accrued under such contractual arrangements for services rendered through the closing of such acquisitions. See “Management — The Advisory Agreement” for an explanation of how the number of shares will be determined. In the event such an acquisition transaction is structured as a purchase of assets by us or a share exchange in which we are the acquiring corporation, our articles and Maryland corporate law permit us to enter into and to consummate such a transaction without obtaining the approval of our stockholders. Any such transaction will occur, if at all, only if our Board of Directors obtains a fairness opinion from a recognized financial advisor or institution providing valuation services to the effect that the consideration to be paid therefore is fair, from a financial point of view, to our stockholders.

There may be conflicting investment opportunities among us and affiliates of our advisor and The Lightstone Group.  Our advisor does not advise any entity other than us. However, our advisor may, in the future, advise entities that invest in properties that meet our investment criteria. Likewise, David Lichtenstein a principal of our Sponsor, and his other public program, Lightstone II, may, in the future, invest in properties that meet our investment criteria. Therefore, our Sponsor, our advisor and their affiliates could, in the future, face conflicts of interest in determining which investment programs or joint ventures will finance or acquire real properties and other assets as they become available. Such conflicts could result in a particular property being offered to an affiliate rather than to us. If our advisor, in the future, offers our Sponsor or its other affiliates the opportunity to acquire or finance such properties, they may decide not to pursue investments in such properties. In such case these investments may be offered to us.

The method for allocation of the acquisition of properties by two or more programs of our Sponsor or advisor that seek to acquire similar types of assets must be reasonable. Under our charter and the advisory agreement, before our advisor may take advantage of an investment opportunity for its own account or recommend it to others, it is obligated to present such opportunity to us if (i) such opportunity is compatible with our investment objectives and policies (including our requirements relating to all pertinent factors, including diversification, size of the investment, property type and location), (ii) such opportunity is of a character which could be taken by us, and (iii) we have the financial resources to take advantage of such opportunity.

Our Sponsor and advisor will each use their respective best efforts to present suitable investments to us consistent with our investment procedures, objectives and policies. If our Sponsor or advisor or any of their respective affiliates is presented with a potential investment in a property which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be based upon a review of the investment portfolio of each entity and upon factors such as:

•	cash flow from the property;
•	the effect of the acquisition of the property on the diversification of each entity’s portfolio;
•	the amount of equity required to make the investment;
•	the policies of each entity relating to leverage;
•	the funds of each entity available for investment; and
•	the length of time the funds have been available for investment and the manner in which the potential investment can be structured by each entity.

To the extent that a particular property might be determined to be suitable for more than one investment entity, priority generally will be given to the investment entity that has held funds available for investment for the longest period of time. In addition, our advisor currently believes that sufficient investment opportunities exist so that we and any REITs, programs and joint ventures that our Sponsor may form in the future will have enough properties meeting our respective investment objectives in which to invest.

Finally, all actions that occur between us and our advisor or its affiliates that present potential conflicts with us must be approved by a majority of our independent directors.

COMPENSATION TABLE

The compensation arrangements between us, our advisor, property manager, The Lightstone Group and their affiliates were not determined by arm’s-length negotiations. See “Conflicts of Interest.” The following table discloses the compensation which we may pay such parties. In those instances in which there are maximum amounts or ceilings on the compensation which may be received, our affiliates may not recover any excess amounts for those services by reclassifying them under a different compensation or fee category.

We define net income as total revenues less expenses other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. When we use the term “net income” for purposes of calculating some expenses and fees, it excludes the gain from the sale of our assets. However, this net income definition is not in accordance with generally accepted accounting principles in the United States, because we do not deduct depreciation and other non-cash reserves in determining net income.

We define the term “net investment” to mean the original issue price paid for our common stock, reduced by distributions from the sale or financing of our properties.

For description of an undertaking that we have made to limit compensation paid to our affiliates, see “Compensation Restrictions” and “Reports to Stockholders.”

Non-subordinated Payments

The following aggregate amounts of compensation, allowances and fees we may pay to our affiliates are not subordinated to the returns on initial investments that we are required to pay to our stockholders.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Acquisition Stage
Acquisition fee and expenses paid to our advisor.	Our advisor is paid an amount, equal to 2.75% of the gross contractual purchase price (including any mortgage assumed) of the property acquired, as an acquisition fee. Our advisor is also be reimbursed for expenses that it incurs in connection with purchase of the property.

The acquisition fee and expenses for any particular property, including amounts payable to affiliates, will not exceed, in the aggregate, 5% of the gross contractual purchase price (including any mortgage assumed) of the property acquired.

If we request additional services, the compensation will be provided on separate agreed-upon terms and the rate will be approved by a majority of disinterested directors, including a majority of the disinterested independent directors, as fair and reasonable for us. No such compensation had been incurred and paid since inception through December 31, 2010.	The following amounts may be paid as an acquisition fee and for the reimbursement of acquisition expenses:

From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $28.6 million acquisition fees and $2.8 million expense reimbursement to our advisor.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Operational Stage
Property management fee paid to our property manager, Lightstone Value Plus REIT Management LLC. This fee is paid for services in connection with the rental, leasing, operation and management of the properties and the supervision of any third parties that are engaged by our property manager to provide such services.	Residential and Retail Properties:

Our property manager is paid a monthly management fee of 5% of the gross revenues from our residential and retail properties.

Office and Industrial Properties:

For the management and leasing of our office and industrial properties, we pay to our property manager, property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Notwithstanding the foregoing, our property manager may be entitled to receive higher fees in the event our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered. No such higher property management fees had been incurred and paid since our inception through December 31, 2010.

	The property manager may subcontract its duties for a fee that may be less than the fee provided for in the management services agreements. In the event that the property manager subcontracts its duties with respect to some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to our property manager by us or paid directly by our property manager. Since our inception through June 30, 2010, the property manager has not subcontracted any management services.	From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $6.5 million of property management fees and $2.8 million of other fees to our property manager.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Asset management fee paid to our advisor.	Our advisor is paid an advisor asset management fee of 0.55% of our average invested assets. Average invested assets means the average of the aggregate book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. We compute the average invested assets by taking the average of these values at the end of each month during the quarter for which we are calculating the fee. The fee is payable quarterly in an amount equal to 0.1375 of 1% of average invested assets as of the last day of the immediately preceding quarter.

	Our advisor must reimburse us for the amounts, if any, by which our total operating expenses, the sum of the advisor asset management fee plus other operating expenses, paid during the previous fiscal year exceed the greater of:	From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $12.6 million asset management fees to advisor.
(1) 2% of our average invested assets for that fiscal year, or
(2) 25% of our net income for that fiscal year.
Items such as interest payments, taxes, non-cash expenditures, the special liquidation distribution, organization and Offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expenses of any kind paid or incurred by us. See “Management — Our Advisory Agreement” for an explanation of circumstances where the excess amount specified in clause (1) may not need to be reimbursed.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Reimbursable expenses to our advisor. These may include costs of goods and services, administrative services and non-supervisory services performed directly for us by independent parties.	We reimburse some expenses of the advisor. The compensation and reimbursements to our advisor will be approved by a majority of our directors and a majority of our independent directors as fair and reasonable for us.	The reimbursable expenses are subject to aggregate limitations on our operating expenses referred to under “Non-Subordinating Payments — Operational Stage — Asset Management Fee” above. We reimbursed our advisor acquisition related expenses of $1,264, $902,753 and $1,265,528, respectively, for the years ended December 31, 2010, 2009 and 2008.
Subordinated Payments
Note: We structure the allocation of distributions and other subordinated payments differently than most REITs. In order to facilitate a complete understanding of our allocation structure, please see “Subordinated Distribution Chart” below for a basic table that illustrates how we will allocate these subordinated payments.	We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our Sponsor, advisor and affiliates.
Distributions with respect to the special general partner interests, payable to Lightstone SLP, LLC, which is controlled by our Sponsor.	This section describes the apportionment of any regular distributions that the operating partnership may make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular distributions received and not the specific distribution being made.	From June 8, 2004 (date of inception) through December 31, 2010, we have paid approximately $6.1 million distributions to the special general partner interests.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
	Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which distributions we will distribute to holders of our common stock. Once a threshold is reached, the operating partnership will make all subsequent regular distributions pursuant to the allocation method triggered by that or later thresholds.	For the quarters ended December 31, 2010 and March 31, 2011, respectively, we paid distributions to the special general partner interest of $0.5 million on January 15, 2011 and $0.5 million on April 15, 2011, respectively.
(i) Before Achieving the 7% Stockholder Return Threshold Regular distributions will be made initially to us, which we will then distribute to the holders of our common stock, until these holders have received dividends equal to a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC, which is controlled by our Sponsor, any distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of our initial public offering, including dealer manager fees and selling commissions.
(ii) After Achieving the 7% Stockholder Return Threshold After the first 7% threshold is reached, our operating partnership will make all of its distributions to Lightstone SLP, LLC until that entity receives an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the special general partner interests.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
(iii) Before Achieving the 12% Stockholder Return Threshold After this second 7% threshold is reached and until the holders of our common stock have received dividends in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.
(iv) After Achieving the 12% Stockholder Return Threshold After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.
Liquidation Stage
Special liquidation distribution payable to Lightstone SLP, LLC, which is controlled by our Sponsor.	This section describes the apportionment of any liquidation distributions that we make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which we will distribute to our stockholders.	The actual amounts to be received depend upon the net sale proceeds upon our liquidation and, therefore, cannot be determined at the present time.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
(i) Before Achieving the 7% Stockholder Return Threshold Distributions in connection with our liquidation will be made initially to us, which we will distribute to holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC any special liquidation distribution in connection with our liquidation.
(ii) After Achieving the 7% Stockholder Return Threshold After the first 7% threshold is reached, Lightstone SLP, LLC will receive special liquidation distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of our initial public offering, including dealer manager fees and selling commissions, until it receives an amount equal to the purchase price of the special general partner interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests;

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
(iii) Before Achieving the 12% Stockholder Return Threshold After this second 7% threshold is reached and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment (“net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties) (including, for the purpose of the calculation of such amount, the amounts described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC; and
(iv) After Achieving the 12% Stockholder Return Threshold After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.
If the advisory agreement is terminated, the special general partner interests will be converted into cash equal to the purchase price of the special general partner interest.
We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the incentive compensation of our Sponsor, advisor and affiliates.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum/ Actual Payment Amount
Ongoing
Compensation to Officers and Directors
Independent Director fees.	Each of our independent directors receives an annual fee of $30,000 and reimbursement of out-of- pocket expenses incurred. Our officers who are also our directors do not receive director fees. These fees are subject to change from time to time.	We started paying our independent directors during the third quarter of 2005, and have paid our independent directors, annually, $90,000 in the aggregate for each of the years ended December 31, 2010, 2009, 2008, 2007, and 2006, and $45,000 in the aggregate for the third and fourth quarters of 2005.
Stock options to our independent directors.	Each of our independent directors receives each year on the date of the stockholders’ annual meeting, an option to purchase 3,000 shares of common stock at an exercise price equal to the then fair market value per share. For additional information on this option plan, see “Management — Stock Option Plan.”	This form of compensation is not paid in cash. As of December 31, 2010, options to purchase 36,000 shares of stock were granted and outstanding at an exercise price of $10.00 per share; 18,000 of these option shares are fully vested.

Calculations of cumulative non-compounded returns in the above table are computed as follows: for the period for which the calculation is being made, the percentage resulting from dividing: (i) the total distributions paid on each distribution payment date during the designated period, by (ii) the product of (a) the average adjusted investor capital for such period (calculated on a daily basis), and (b) the number of years (including the fractions thereof) elapsed during the specified period.

Distribution Chart

We have and intend to continue to make distributions to our stockholders. Beginning February 1, 2006, our Board of Directors declared quarterly distributions in the amount of $0.0019178 per share per day payable to stockholders of record at the close of business each day during the applicable period. The annualized rate declared was equal to 7%, which represents the annualized rate of return on an investment of $10.00 per share attributable to these daily amounts, if paid for each day for a 365 day period (the “Annualized Rate”). Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Rate, with the exception of the three-month period ended June 30, 2010. The distributions for the three-month period ended June 30, 2010 were at an aggregate annualized rate of 8% based upon a share price of $10.00. Through December 31, 2010, we have paid aggregate distributions in the amount of $63.0 million, which includes cash distributions paid to stockholders and common stock issued under our distribution reinvestment program.

Total distributions declared during the years ended December 31, 2010, 2009 and 2008 were $23.1 million, $27.3 million and $9.9 million, respectively.

On March 4, 2011, our Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2011 in the amount of $0.0019178 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid on April 15, 2011.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our distribution reinvestment program. On July 28, 2010, our Board of Directors decided to temporarily suspend our distribution reinvestment program pending final approval of the related registration statement (the “DRIP Registration Statement”) by the SEC. On October 26, 2010, the DRIP Registration Statement was declared effective by the SEC and the distribution reinvestment program was reinstated by us.

In addition, the special general partner interests entitle Lightstone SLP, LLC, which is controlled by our Sponsor, to certain distributions from our operating partnership, but only after our stockholders have received a stated preferred return. Since our inception through the quarter ended December 31, 2010, cumulative distributions declared to Lightstone SLP, LLC were $14.8 million, all of which have been paid All of such distributions were paid at a 7% annualized rate of return except for the distribution for the quarter ended June 30, 2010, which was paid at an 8% annualized rate of ret Additionally, on March 4, 2011, the distribution to Lightstone SLP, LLC for the quarter ended March 31, 2011 was declared at a 7% annualized rate of return. This distribution,which totaled $1.7 million, was paid on April 15, 2011.

The following table sets forth information with respect to the apportionment of any regular and liquidation distributions that the operating partnership may make among Lightstone SLP, LLC and us, which we will distribute to our stockholders. The return calculations outlined below account for all regular and liquidation distributions that our operating partnership has made to Lightstone SLP, LLC and to us, which we will distribute to our stockholders. For a more detailed discussion of distribution apportionment, see “Operating Partnership Agreement.”

Note that the chart reads chronologically from top to bottom, so that all distributions are initially made to stockholders in accordance with row (i), until the stockholders have received a return of 7% on their net investment. For purposes of the preceding sentence, “net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Then, all distributions will be made to Lightstone SLP, LLC in accordance with row (ii) until that entity has received 7% on its net investment. Row (iii) will then apply, and after that row (iv).

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our Sponsor, advisor and affiliates.

Recipient(s) of Distribution (Listed Chronologically)	Apportionment of Distributions	Cumulative Non-Compounded Return Threshold (That Initiates Next Level of Distributions)
(i) Stockholders	100%	7% per year on stockholders’ net investment (and, in the case of liquidation, an amount equal to the stockholders’ initial investment)
(ii) Lightstone SLP, LLC	100%	7% per year on special general partner purchase price (and, in the case of liquidation, an amount equal to the purchase price of the special general partner interest)
(iii) Stockholders/ Lightstone SLP, LLC	70% to stockholders; 30% to Lightstone SLP, LLC	Until 12% per year on stockholders’ net investments
(iv) Stockholders/ Lightstone SLP, LLC	60% to stockholders; 40% to Lightstone SLP, LLC	Above 12% on stockholders’ net investment (remainder of regular distributions apportioned in this manner)

USE OF PROCEEDS

Through March 31, 2011, we have raised approximately $3.8 million through the issuance of approximately 0.4 million shares under the Program. We intend to use the net proceeds from the sale of shares under the Program for general corporate purposes, including investment in properties, payment of fees and other costs, funding operating or capital expenses associated with our existing properties or for funding the share redemption program. We have no basis for estimating the number of shares that will be sold.

MANAGEMENT

Our Affiliated Companies

Overview

Our sponsor, David Lichtenstein, who does business as The Lightstone Group and wholly owns the limited liability company of that name, is one of the largest private residential and commercial real estate owners and operators in the United States today. Our sponsor has a portfolio of over 100 properties containing approximately 9,611 multifamily units, 1.1 million square feet of office space, 2.4 million square feet of industrial space, a 300-suite limited service hotel and 4.0 million square feet of retail space. These residential, office, industrial and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employees approximately 500 staff and professionals. David Lichtenstein also is our promoter and our Chief Executive Officer and Chairman of the Board of Directors.

Our General Management

We operate under the direction of our Board of Directors. Our Board of Directors is responsible for the overall management and control of our affairs. Investment decisions will be made either by the advisor or by the Board of Directors. As described in greater detail under “Our Advisor” below, our advisor will be responsible for making investment decisions where the purchase price of a particular property is less than $15,000,000 and the investment does not exceed stated leverage limitations. Where such leverage limitations are exceeded, or where the purchase price is equal to or greater than $15,000,000, investment decisions will be made by our Board of Directors.

During 2010, our Board of Directors held 7 meetings, including our annual investors’ meeting held on September 16, 2010, and the entire Board of Directors was present at all of the meetings, except for the meeting held on August 12, 2010, from which David Lichtenstein was absent.

Our Directors

The following table presents certain information as of March 15, 2011 concerning each of our directors serving in such capacity:

Name	Age	Positions Held	Office Will Expire	Director Since
David Lichtenstein	50	Chief Executive Officer, President and Chairman of the Board of Directors	2011	2004
Edwin J. Glickman	78	Director	2011	2005
George R. Whittemore	61	Director	2011	2006
Shawn R. Tominus	51	Director	2011	2006
Bruno de Vinck	65	Chief Operating Officer, Senior Vice President, Secretary and Director	2011	2005

David Lichtenstein is the Chairman of our Board of Directors and our Chief Executive Officer. Mr. Lichtenstein has been a member of our Board of Directors since June 8, 2004. Mr. Lichtenstein is also the Chairman of the Board of Directors and Chief Executive Officer of Lightstone Value Plus Real Estate Investment Trust II, Inc. Mr. Lichtenstein founded both American Shelter Corporation and the Lightstone Group in 1988 and directs all aspects of the acquisition, financing and management of a diverse portfolio of multi-family, retail and industrial properties located in 27 states, the District of Columbia and Puerto Rico. Mr. Lichtenstein is member of the International Council of Shopping Centers and NAREIT. Mr. Lichtenstein was the president and/or director of various subsidiaries of Extended Stay Hotels, Inc. (“Extended Stay”) that filed for Chapter 11 protection with Extended Stay. Mr. Lichtenstein has been selected to serve as a director due to his extensive experience and networking relationships in the real estate industry, along with his experience in acquiring and financing real estate properties.

Edwin J. Glickman is one of our independent directors and the Chairman of our audit committee. Mr. Glickman is also an independent director of Lightstone Value Plus Real Estate Investment Trust II, Inc. In January 1995, Mr. Glickman co-founded Capital Lease Funding, a leading mortgage lender for properties net leased to investment grade tenants, where he remained as Executive Vice President until May 2003. Mr. Glickman was previously a trustee of publicly traded RPS Realty Trust from October 1980 through May 1996, and Atlantic Realty Trust from May 1996 to March 2006. Mr. Glickman graduated from Dartmouth College.

George R. Whittemore is one of our independent directors. Mr. Whittemore is also an independent director of Lightstone Value Plus Real Estate Investment Trust II, Inc. Mr. Whittemore also serves as Audit Committee Chairman of Prime Group Realty Trust, as a Director of Village Bank Financial Corporation in Richmond, Virginia and as a Director of Supertel Hospitality, Inc. in Norfolk, Nebraska, all publicly traded companies. Mr. Whittemore previously served as President and Chief Executive Officer of Supertel Hospitality Trust, Inc. from November 2001 until August 2004 and as Senior Vice President and Director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Mr. Whittemore has also served as a Director, President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, and as President of Mills Value Adviser, Inc., a registered investment advisor. Mr. Whittemore is a graduate of the University of Richmond.

Shawn R. Tominus is one of our independent directors. Mr. Tominus is also an independent director of Lightstone Value Plus Real Estate Investment Trust II, Inc. Mr. Tominus is the founder and President of Metro Management, a real estate investment and management company founded in 1994 which specializes in the acquisition, financing, construction and redevelopment of residential, commercial and industrial properties. He also serves as a member of the audit committee of Prime Group Realty Trust, a publicly traded REIT located in Chicago. Mr. Tominus has over 25 years experience in real estate and serves as a national consultant focusing primarily on market and feasibility analysis. Prior to his time at Metro Management, Mr. Tominus was a Senior Vice President at Kamson Corporation, where he managed a portfolio of over 5,000 residential units as well as commercial and industrial properties.

Bruno de Vinck is our Chief Operating Officer, Senior Vice President, Secretary and a Director. Mr. de Vinck is also the Senior Vice President, Secretary and director of Lightstone Value Plus Real Estate Investment Trust II, Inc. Mr. de Vinck is also a Director of the privately held Park Avenue Bank, and Prime Group Realty Trust, a publicly registered REIT. Mr. de Vinck is a Senior Vice President with the Lightstone Group, and has been employed by Lightstone since April 1994. Mr. de Vinck was previously General Manager of JN Management Co. from November 1992 to January 1994, AKS Management Co., Inc. from September 1988 to July 1992 and Heritage Management Co., Inc. from May 1986 to September 1988. In addition, Mr. de Vinck worked as Senior Property Manager at Hekemien & Co. from May 1975 to May 1986, as a Property Manager at Charles H. Greenthal & Co. from July 1972 to June 1975 and in sales and residential development for McDonald & Phillips Real Estate Brokers from May 1970 to June 1972. From July 1982 to July 1984 Mr. de Vinck was the founding president of the Ramsey Homestead Corp., a not-for-profit senior citizen residential health care facility, and, from July 1984 until October 2004, was Chairman of its Board of Directors. Mr. de Vinck studied Architecture at Pratt Institute and then worked for the Bechtel Corporation from February 1966 to May 1970 in the engineering department as a senior structural draftsman. Mr. de Vinck was also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

Our Executive Officers

The following table presents certain information as of March 15, 2011 concerning each of our executive officers serving in such capacities:

Name	Age	Principal Occupation and Positions Held
David Lichtenstein	50	Chief Executive Officer and Chairman of the Board of Directors
Bruno de Vinck	65	Chief Operating Officer, Senior Vice President, Secretary and Director
Peyton Owen	53	President
Joseph Teichman	37	General Counsel
Donna Brandin	54	Chief Financial Officer and Treasurer

David Lichtenstein for biographical information about Mr. Lichtenstein, see “Management — Directors.”

Bruno de Vinck for biographical information about Mr. de Vinck, see “Management — Directors.”

Peyton Owen is our President and also serves as President and Chief Operating Officer of Lightstone II and The Lightstone Group. Prior to joining The Lightstone Group in July 2007, Mr. Owen served as President and Chief Executive Officer of Equity Office Properties LLC from February 2007 to June 2007, as Executive Vice President and Chief Operating Officer of Equity Office Properties Trust from October 2003 to February 2007, and as Chief Operating Officer of Jones Lang LaSalle Inc’s Americas Region from April 1999 to October 2003. Prior to April 1999, Mr. Owen held positions as Executive Vice President and Chief Operating Officer, Chief of Staff, and Leasing Director with LaSalle Partners, Inc., and as Regional Sales Director at Liebherr-America, Inc. Mr. Owen earned a Bachelor of Science in Mechanical Engineering at the University of Virginia and a Masters of Business Administration from the University of Virginia’s Darden School. Mr. Owen is also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

Joseph E. Teichman is our General Counsel and also serves as General Counsel of our advisor and Sponsor as well as Lightstone Value Plus Real Estate Investment Trust II, Inc and its advisor. Prior to joining us in January 2007, Mr. Teichman had been an Associate with Paul, Weiss, Rifkind, Wharton & Garrison LLP in New York, NY from September 2001 to January 2007. Mr. Teichman earned his J.D. from the University of Pennsylvania Law School in May 2001. Mr. Teichman earned a B.A. in Talmudic Law from Beth Medrash Govoha, Lakewood, NJ. Mr. Teichman is licensed to practice law in New York and New Jersey. Mr. Teichman was also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

Donna Brandin is our Chief Financial Officer and Treasurer since August 2008 and also serves as Chief Financial Officer of our advisor and our Sponsor as well as Lightstone Value Plus Real Estate Investment Trust II, Inc, and its advisor. Prior to the joining the Lightstone Group in April of 2008, Ms. Brandin spent over three years as the Executive Vice President and Chief Financial Officer of Equity Residential, the largest publicly traded apartment REIT in the country. Prior to Equity Residential, Ms. Brandin was the Senior Vice President and Treasurer of Cardinal Health, Inc. Prior to 2000, Ms. Brandin held the Assistant Treasurer roles at Campbell Soup for two years and Emerson Electric Company for seven years. Prior to Emerson, Ms. Brandin spent 10 years at Peabody Holding Company as manager of financial reporting and the director of planning and analysis. Ms. Brandin earned her Masters in Finance at St. Louis University in Missouri and is a certified public accountant.

Committees of Our Board of Directors

Our charter authorizes our Board of Directors to establish such committees as it deems appropriate, so long as a majority of the members of each committee are independent directors, any applicable rules promulgated by the Securities and Exchange Commission and other applicable regulations are complied with and, in the case of the audit committee, all members are independent directors. Currently, we have the committee listed below:

Audit Committee.  Our Board of Directors has established an audit committee consisting of our three independent directors, Mr. Glickman, Mr. Whittemore and Mr. Tominus. These independent directors include at least one person who is a financial expert (Edwin J. Glickman and George R. Whittemore), as defined by applicable rules promulgated by the Securities and Exchange Commission. Our audit committee operates pursuant to a written charter adopted by our Board of Directors. Among other things, the audit committee charter calls upon the audit committee to:

•	oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our Board of Directors and report the results of its activities to the board;
•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;
•	review the annual engagement proposal and qualifications of our independent auditors;
•	prepare an annual report as required by applicable SEC disclosure rules;
•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process;
•	review and approve all related party transactions, including all transactions with our advisor; and
•	manage our relationship with our advisor under the advisory agreement.

The audit committee shall have such additional powers, duties and responsibilities as may be delegated by the Board of Directors or contained in the audit committee charter approved by the Board of Directors. A copy of our audit committee charter is available at www.lightstonereit.com. Our website is not a part of this prospectus.

Nominating the Board of Directors.  Our Board of Directors does not have a standing nominating committee for the purpose of nominating members to the Board of Directors. All members of our Board of Directors participate in the consideration of director nominees. The primary functions of the members of the Board of Directors relating to the consideration of director nominees is to identify individuals qualified to serve on the Board of Directors.

Our Board of Directors annually reviews the appropriate experience, skills and characteristics required of directors in the context of our business. This review includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills relating to the understanding of the real estate industry, accounting or financial expertise. This review also includes the candidate’s ability to attend regular board meetings and to devote a sufficient amount of time and effort in preparation for such meetings.

Corporate Governance

Code of Business Conduct and Ethics.  Our Board of Directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics was designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics may only be granted by the independent directors of the board. In the event that the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website (www.lightstonereit.com). The information on that website will not be a part of this prospectus.

Independent Directors

Our Board of Directors has determined that each of our independent directors is independent within the meaning of the applicable (i) provisions set forth in our charter, and (ii) requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable SEC rules, and (iii) rules of the New York Stock Exchange (the “NYSE”), although our shares are not listed on the NYSE. Our board applied the NYSE rules governing independence as part of its policy of maintaining strong corporate governance practices.

Our charter provides that in order to be considered an independent director, the director may not:

•	own any interest in the Sponsor, the advisor or their affiliates, other than us;
•	be or have been employed by the advisor, the Sponsor or their affiliates, or by us or our affiliates, on the date of determination or for two years prior to the date of determination;
•	serve as an officer or director of the Sponsor, the advisor or any of their affiliates, other than as a member of our Board of Directors;
•	perform services, other than as a member of our Board of Directors;
•	serve as a director, including as a member of our Board of Directors, of more than three real estate investment trusts organized by the Sponsor or advised by the advisor; or
•	maintain a “material” business or professional relationship with the Sponsor, the advisor or any of their affiliates. A business or professional relationship qualifies as “material” if the aggregate gross revenue derived by the director from the Sponsor, the advisor and their affiliates exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis.

In addition, an independent director may not maintain, or have maintained, any of these prohibited associations either directly or indirectly. According to our charter, an indirect association with the Sponsor or the advisor includes circumstances in which a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the advisor, any of their affiliates or us.

To be considered independent under the NYSE rules, the Board of Directors must determine that a director does not have a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with any of those entities, including The Lightstone Group and its affiliates). Under the NYSE rules, a director will not be independent if, within the last three years:

•	the director was employed by us or The Lightstone Group;
•	an immediate family member of the director was employed by us or The Lightstone Group as an executive officer;
•	the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from us or The Lightstone Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	the director was affiliated with or employed by a present or former internal or external auditor of us or The Lightstone Group;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of us or The Lightstone Group;
•	an executive officer serves on our compensation committee or the Board of Directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or
•	the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us or The Lightstone Group for property or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

Our independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of our shareholders. Our independent directors performed such reviews for the years ended December 31, 2009 and 2008. Our independent directors may determine from time to time during or after this offering to increase or decrease the fees and expenses payable our advisor or any of its affiliates. The independent directors will also be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services performed and our investment performance and that the provisions of the Advisory Agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	our net assets and net income;
•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;
•	the success of the advisor in generating appropriate investment opportunities;
•	rates charged to other REITs, especially REITs of similar structure and other investors by advisors performing similar services;
•	additional revenues realized by the advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by the advisor;
•	the performance of our investment portfolio;
•	the quality of our portfolio relative to the investments generated by the advisor for its own account.

Compensation of Directors

Our compensation committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as a REIT, service as an independent director on our board requires broad expertise in the fields of real estate and real estate investment.

We pay each of our independent directors an annual fee of $30,000 and are responsible for the reimbursement of their out-of-pocket expenses, as incurred. In addition, under our stock option plan, our independent directors will receive options to purchase shares of our common stock.

Compensation of Officers

Our officers will not receive any cash or non-cash compensation from us for their services as our officers. Our officers are officers of one or more of our affiliates and are compensated by those entities (including our Sponsor), in part, for their services rendered to us.

Stock Option Plan

We have adopted a stock option plan under which our independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. Our stock option plan is designed to enhance our profitability and value for the benefit of our stockholders by enabling us to offer independent directors stock-based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

We have authorized and reserved 75,000 shares of our common stock for issuance under our stock option plan. The Board of Directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under our stock option plan to reflect any change in our capital structure or business, stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Our stock option plan provides for the automatic grant of a nonqualified stock option to each of our independent directors, without any further action by our Board of Directors or the stockholders, to purchase 3,000 shares of our common stock on the date of each annual stockholders meeting. The exercise price for all stock options granted under our stock option plan will be fixed at $10 per share until the termination of our initial public offering, and thereafter the exercise price for stock options granted to our independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. The term of each such option will be 10 years. Options granted to non-employee directors will vest and become exercisable on the second anniversary of the date of grant, provided that the independent director is a director on the Board of Directors on that date. At our annual stockholder meetings in July 2007, August 2008, September 2009 and September 2010, options were granted to each of our three independent directors. As of December 31, 2010, options to purchase 36,000 shares of stock were outstanding, 18,000 were fully vested, at an exercise price of $10 per share.

Notwithstanding any other provisions of our stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we have issued and intend to issue options to purchase our common stock under our independent directors’ stock option plan, which is described above. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code.

Under Section 409A, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. A stock option with an exercise price that is less than the fair market value of the underlying stock as of the date of grant would be considered a “nonqualified deferred compensation plan.”

If Section 409A applies to any of the awards issued under the plan, or if Section 409A applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Section 409A, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed upon the recipient on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold federal income taxes on the amount deferred but includible in income due to Section 409A, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Section 409A, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A, unless such award, agreement or arrangement complies with the timing and other requirements of Section 409A. Nonetheless, there can be no assurances that any option award, agreement or arrangement which we have entered into will not be affected by Section 409A, or that any such option award, agreement or arrangement will not be subject to income taxation under Section 409A.

The following table sets forth information regarding securities authorized for issuance under our Employee and Director Incentive Share Plan as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders	36,000	$10.00	39,000
Equity Compensation Plans not approved by security holders	N/A	N/A	N/A
Total	36,000	$10.00	39,000

Our Advisor

Our advisor, Lightstone Value Plus REIT LLC, is a Delaware limited liability company and is wholly owned by our Sponsor. Our advisor was formed on June 28, 2004. The following table sets forth information regarding the executive officers of our advisor as of March 15, 2011.

Name	Age	Position
David Lichtenstein	50	Chief Executive Officer and President
Bruno de Vinck	65	Chief Operating Officer and Secretary
Joseph E. Teichman	37	General Counsel
Donna Brandin	54	Chief Financial Officer

The biographies of Messrs. Lichtenstein, de Vinck, Teichman and Ms. Brandin are set forth above in “Our Directors” and “Our Executive Officers.” Effective July 16, 2010, Stephen H. Hamrick resigned from his position as the Vice President of our Advisor and the position remained vacant through the date of this filing.

Our Advisory Agreement

Experience of Our Advisor.  David Lichtenstein has over 20 years of experience in identifying, acquiring financing, refinancing and operating real property investments. For a further discussion of the experience of Mr. Lichtenstein, see “Our Directors and Executive Officers.” The Board of Directors will determine that any successor advisor possesses sufficient qualifications to perform the advisory function for us and justify the compensation provided for in its contract with us.

Duties of Our Advisor.  Under the terms of our advisory agreement, our advisor generally has responsibility for our day-to-day operations. Many of the services to be performed by the advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions which the advisor performs for us as our advisor, and it is not intended to include all of the services which may be provided to us by the advisor or by third parties. Under the terms of the advisory agreement, the advisor undertakes to use its best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our Board of Directors. In its performance of this undertaking, the advisor, either directly or indirectly by engaging an affiliate or third party, shall, subject to the authority of the Board of Directors:

•	find, present and recommend to us real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives;
•	structure the terms and conditions of transactions pursuant to which acquisitions of properties will be made;
•	acquire properties on our behalf in compliance with our investment objectives and policies;
•	arrange for the financing and refinancing of properties;
•	administer our bookkeeping and accounting functions;
•	serve as our consultant in connection with policy decisions to be made by our Board of Directors, managing our properties or causing them to be managed by another party; and
•	render other services as our Board of Directors deems appropriate.

The advisor may not acquire any property with a purchase price that is equal to or greater than $15,000,000 or finance any such acquisition, on our behalf, without the prior approval of a majority of our Board of Directors. The actual terms and conditions of transactions involving investments in such properties will be determined in the sole discretion of the advisor, subject at all times to such Board of Directors approval. Conversely, the advisor may acquire any real property with purchase price that is lower than $15,000,000, or finance any such acquisition, on our behalf, without the prior approval of the Board of Directors, if the following conditions are satisfied: (i) the investment in the property would not, if consummated, violate our investment guidelines, (ii) the investment in the property would not, if consummated, violate any restrictions on indebtedness; and (iii) the consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor.

Likewise, the advisor may not arrange for the financing and refinancing of properties without a satisfactory showing that such a higher level of borrowing is appropriate, the approval of the Board of Directors and disclosure to stockholders if such financing or refinancing, when consummated, causes the total long-term permanent leverage on all of our properties, in the aggregate, to exceed 75% of such properties’ fair market value. The actual terms and conditions of financing and refinancing transactions will be determined in the sole discretion of the advisor, subject at all times to Board of Directors approval. However, the advisor may arrange for the financing and refinancing of properties, without the approval of the Board of Directors, if such financing or refinancing, when consummated, does not cause the aggregate long-term permanent leverage on all of our properties, in the aggregate, to exceed 75% of such properties’ fair market value. The advisor can also arrange for short-term indebtedness, having a maturity of two years or less.

Finally, the advisor may not arrange for the financing and refinancing of properties without a satisfactory showing that such a higher level of borrowing is appropriate, the approval of the Board of Directors and disclosure to stockholders if such financing or refinancing, when consummated, causes the total leverage on all of our properties, in the aggregate, to exceed 300% of our net assets. In addition, our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and reviewed by our Board of Directors at least quarterly. The actual terms and conditions of financing and refinancing will be determined in the sole discretion of the advisor, subject at all times to approval of our Board of Directors. However, the advisor may arrange for the financing and refinancing of properties, without the approval of the Board of Directors, if such financing or refinancing, when consummated, does not cause the total leverage on all of our properties, in the aggregate, to exceed 300% of our net assets. In addition, the advisor may not arrange for mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed 85% of the property’s appraised value, unless substantial justification exists and the loans would not exceed the property’s appraised value.

Term of the Advisory Agreement.  The advisory agreement had an initial term of one year and is renewable for successive one-year terms upon the mutual consent of the parties. It may be terminated by either party, by mutual consent of the parties or by a majority of the independent directors or the advisor, as the case may be, upon 60 days’ written notice. If the advisory agreement is terminated, the advisor must cooperate with us and take all reasonable steps requested by our Board of Directors to assist it in making an orderly transition of the advisory function. We will also have to pay our advisor any accrued but unpaid fees and expenses, as set forth below.

Compensation to Advisor.  The advisory agreement provides for the advisor to be paid fees in connection with services provided to us (see “Management Compensation”). These fees include acquisition and asset management fees.

We will not reimburse the advisor or its affiliates for services for which the advisor or its affiliates are entitled to compensation in the form of a separate fee. If the advisor or its affiliates perform services that are outside of the scope of the advisory agreement, we will compensate them at rates and in amounts agreed upon by the advisor and the independent directors.

Other than as set forth in the following paragraph, the advisor bears the expenses it incurs in connection with performing its duties under the advisory agreement. These include salaries and fringe benefits of its directors and officers, travel costs and other administrative expenses of its directors or officers.

We will reimburse the advisor for certain costs it incurs in connection with the services it provides to us including, but not limited to: (i) advertising expenses, expense reimbursements, and legal and accounting fees; (ii) the actual cost of goods and materials used by us and obtained from entities not affiliated with the advisor; (iii) administrative services (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the advisor receives a separate fee); (iv) acquisition expenses, which include travel and expenses related to the selection and acquisition of properties and for goods and services provided by the advisor; (v) rent, leasehold improvement costs, utilities or other administrative items generally constituting our advisor’s overhead; and (vi) expenses related to negotiating and servicing mortgage loans. We will not reimburse the advisor for any services for which we will pay the advisor a separate fee.

Fees Payable Upon Termination of the Advisory Agreement.  If the advisory agreement is terminated for any reason, the advisor will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination. In addition, our advisor may require that its special general partner interests be converted into cash in an amount equal to the purchase price of the special general partner interests, or may otherwise continue to hold such special general partnership interests after the termination of the advisory agreement.

The advisor will be entitled to receive all accrued but unpaid compensation in cash within 30 days of the effective date of the termination.

Reimbursement by Advisor.  Unless our stockholders amend our charter, our advisor must reimburse us for the amounts, if any, by which our total REIT operating expenses paid during the previous fiscal year exceed the greater of:

•	2% of our average invested assets for that fiscal year; or
•	25% of our net income for that fiscal year;

provided, however, only so much of the excess specified above will be required to be reimbursed as the Board of Directors, including a majority of the independent directors, determines should justifiably be reimbursed in light of such unanticipated, unusual or non-recurring factors which may have occurred within 60 days after the end of the quarter for which the excess occurred. In this event, the stockholders will be sent a written disclosure and explanation of the factors the independent directors considered in arriving at the conclusion that the higher total operating expenses were justified. Operating expenses are defined for this purpose as being exclusive of those expenses incurred in the operation of properties we have acquired, acquisition fees and related expenses paid to our advisor, depreciation and amortization expenses, and financing related expenses such as fees paid to lenders and interest expense paid on borrowings by us or our operating partnership.

Liability and Indemnification of Advisor.  Under the advisory agreement, we are also required to indemnify the advisor and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to the advisor’s acts or omissions. For details regarding these limitations and circumstances under which we are required or authorized to indemnify and to advance expenses to the advisor, see “Limitation of Liability and Indemnification of Directors, Officers and Our Advisor.”

Other Activities of Advisor and its Affiliates.  The advisor and its affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, the advisor must devote sufficient resources to the administration of Lightstone Value Plus Real Estate Investment Trust, Inc. to discharge its obligations. The advisor may assign the advisory agreement to an affiliate upon approval of a majority of the independent directors. We may assign or transfer the advisory agreement to a successor entity.

Amendment of the Advisory Agreement.  The advisory agreement can be amended by a written instrument that is signed by all of the parties to that agreement (or their successors or assigns, where applicable).

Potential Acquisition of Advisor and Property Manager.  Many REITs which are listed on a national stock exchange or included for quotation on a national market system are considered “self-administered,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-administered, like us, typically engage a third-party, such as our advisor and property manager, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-administered, the advisory agreement and the property management agreement each permit us to acquire the business conducted by the advisor and the property manager (including all of its assets). As the parent of our advisor and property manager and thus the recipient of the proceeds from such sales, our Sponsor has an incentive to achieve our listing on a national stock exchange or inclusion for quotation on a national market system and thus cause the independent directors to determine that we should become self-administered. See “Conflicts of Interest.”

If we choose to acquire these businesses, their stockholders will receive in connection with such an acquisition, and in exchange for terminating any contractual arrangements and the release and waiver of all fees payable under their provisions until their stated termination, but not paid, such number of shares of our common stock as is determined in accordance with the following paragraph. We will be obligated to pay any fees accrued under such contractual arrangements for services rendered through the closing of such acquisitions.

The number of shares we may issue shall be determined as follows. We shall first send an election notice to the advisor or the property manager of our election to proceed with such a transaction. Next, the net income of the advisor or the property manager for the six month period immediately preceding the month in which the election notice is delivered, as determined by an independent audit conducted in accordance with generally accepted auditing standards, shall be annualized. (The advisor or the property manager shall bear the cost of any such audit.) Such amount shall then be multiplied by nine-tenths (0.90) and then divided by our “Funds from Operations per Weighted Average Share.” “Funds from Operations per Weighted Average Share” shall be equal to the annualized Funds from Operations (as defined below; i.e., four times the Funds from Operations for the quarter immediately preceding the delivery of the election notice) per weighted average share for us for such quarter, all based upon our quarterly report delivered to our stockholders for such quarter. The resulting quotient shall constitute the number of shares of our common stock to be issued, with delivery thereof and the closing of the transaction to occur within 90 days of delivery of the election notice. “Funds from Operations” means generally net income (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of properties, plus depreciation of real property and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Under some circumstances, we can enter into and consummate such transactions without seeking specific stockholder approval. See “Conflicts of Interest.” Any such transaction will occur, if at all, only if our Board of Directors obtains a fairness opinion from a recognized financial advisor or institution providing valuation services to the effect that the consideration to be paid therefore is fair, from a financial point of view, to our stockholders.

The Property Manager and the Management Agreement

Our property manager, Lightstone Value Plus REIT Management LLC, provides property management services to us under the terms of the management agreement. Our property manager was formed in Delaware on June 30, 2004 and is wholly-owned by our Sponsor. The property manager provides services in connection with the rental, leasing, operation and management of our properties. We have agreed to pay the property manager a monthly management fee of 5% of the gross revenues from our residential and retail properties. In addition, for the management and leasing of our office and industrial properties, we will pay to our property manager, property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. We may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed office and industrial properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Notwithstanding the foregoing, our property manager may be entitled to receive higher fees in the event our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.

Our property manager will also be paid a monthly fee for any extra services equal to no more than that which would be payable to an unrelated party providing the services.

The property manager may subcontract its duties for a fee that may be less than the fee provided for in the management services agreements. In the event that the property manager subcontracts its duties with respect to some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to our property manager by us or paid directly by our property manager.

The management agreement can be amended by written instrument executed by the party against whom the amendment is asserted. The management agreement can be terminated after one year and will terminate upon written notice from our operating partnership to the property manager of gross negligence or willful misconduct in the performance of its duties. The management agreement will also terminate upon our property manager’s bankruptcy, receivership, reorganization or similar financial difficulties relating to its insolvency.

We have the option to acquire our property manager. See “Conflicts of Interest” and “Management —  Our Advisory Agreement — Potential acquisition of advisor and property manager” for a description of this right and the terms under which we may exercise it.

Lightstone SLP, LLC

Lightstone SLP, LLC was formed in Delaware on February 11, 2005, for the purpose of purchasing the special general partner interests from our operating partnership in exchange for proceeds sufficient to pay all offering and organization expenses and receiving special general partner distributions. Lightstone SLP, LLC is a direct, wholly owned subsidiary of our Sponsor. Lightstone SLP, LLC purchased special general partner interests in our operating partnership at a cost of $100,000 per unit for each $1.0 million in offering subscriptions. As of December 31, 2010, we have received proceeds of $30.0 million from the sale of SLP Units.

LIMITATION OF LIABILITY AND INDEMNIFICATION
OF DIRECTORS, OFFICERS AND OUR ADVISOR

Our charter provides that our advisor and directors are deemed to be in a fiduciary relationship to us and our stockholders and that our directors have a fiduciary duty to the stockholders to supervise our relationship with the advisor.

The liability of our directors and officers to us or our stockholders for money damages is limited to the maximum extent permitted under Maryland law. As a result, our directors and officers will not be liable to us or our stockholders for monetary damages unless:

•	the person actually received an improper benefit or profit in money, property or services; and
•	the person is adjudged to be liable based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Except as described below, our charter and bylaws authorize and direct us to indemnify and to pay or reimburse reasonable expenses to (i) any present or former director or officer, (ii) any individual who, while a director of officer of the Company at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and (iii) our advisor and its affiliates from and against any claim or liability to which that person may become subject or which that person may incur by reason of his, her or its service in any of the foregoing agencies. Our charter and bylaws also permit us to indemnify and advance expenses to a person who served a predecessor of the Company in any of the capacities described above and to any employee and agent of the Company or a predecessor of the Company or our advisor. Our charter and bylaws currently prohibit us from indemnifying or holding harmless for any loss or liability that we suffer, any director, officer, employee, agent or the advisor or its affiliates unless:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss will not have been the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

We will not indemnify any director, officer, employee, agent or the advisor or its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;
•	the claims have been dismissed with prejudice by a court of competent jurisdiction; or a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made, and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

Subject to applicable law, our charter requires us to advance amounts to a person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;

•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to be entitled to indemnification.

We may purchase and maintain insurance or provide similar protection on behalf of any director, officer, employee, agent or the advisor or its affiliates against any liability asserted which was incurred in any such capacity with us or arising out of such status; provided, however, that we may not incur the costs of any liability insurance which insures any person against liability for which he, she or it could not be indemnified under our charter. We may enter into any contract for indemnity and advancement of expenses with any officer, employee or agent who is not a director as may be determined by the Board of Directors and as permitted by law. Our Sponsor has purchased directors’ and officers’ liability insurance on behalf of our officers and directors and we will reimburse our Sponsor for the premiums incurred under such policy.

The Lightstone Group has entered into separate indemnification agreements with each of our directors and some of our executive officers. The indemnification agreements require The Lightstone Group to indemnify our directors and officers to the fullest extent permitted by law, subject to the limits referred to above. The Lightstone Group also may indemnify and advance expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and cover directors and officers under The Lightstone Group’s directors’ and officers’ liability insurance, if any. Although the form of indemnification agreement will offer substantially the same scope of coverage afforded by provisions in our charter and bylaws, it will provide greater assurance to directors and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by The Lightstone Group’s or our Board of Directors or by the stockholders to eliminate the rights it will provide.

We have been advised that, in the opinion of the Securities and Exchange Commission, any indemnification that applies to liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table provides information as of March 31, 2011 regarding the number and percentage of shares beneficially owned by each director, each executive officer, all directors and executive officers as a group and any person known to us to be the beneficial owner of more than 5% of our outstanding shares. As of March 31, 2011, we had approximately 7,585 stockholders of record and 31.6 million shares of common stock outstanding. Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock of the Lightstone REIT Beneficially Owned	Percent of All Common Shares of the Lightstone REIT
David Lichtenstein(1)	20,000	0.06%
Edwin J. Glickman	—	—
George R. Whittemore	—	—
Shawn Tominus	—	—
Bruno de Vinck	6,213	0.02%
Donna Brandin	—	—
Joseph Teichman	—	—
Peyton Owen	—	—
Our directors and executive officers as a group (8 persons)	26,213	0.08%

(1)	Includes 20,000 shares owned by our advisor. Our advisor is wholly owned by The Lightstone Group, LLC, which is controlled and wholly owned by David Lichtenstein, our Sponsor. Lightstone SLP, LLC, which is also controlled and wholly owned by our Sponsor, has received special general partner interests of our operating partnership in exchange for $30,000,000, which we used to defray all costs and expenses of our initial public offering, including organization costs and selling commissions.

OUR STRUCTURE AND FORMATION

We were formed on June 8, 2004 as a Maryland corporation. The operating partnership was formed on July 12, 2004 as a Delaware limited partnership.

Structure

We operate our business using what is commonly known as an UPREIT structure. This means that we have formed the operating partnership to own all of our assets, either directly or indirectly. Our advisor contributed $200,000 to us for 20,000 shares of our common stock to form us.

We commenced an initial offering to sell a maximum of 30,000,000 shares of common shares on May 23, 2005, at a price of $10 per share (exclusive of 4 million shares which were available pursuant to the our initial dividend reinvestment plan and 75,000 shares reserved for issuance under the our stock option plan). Our Registration Statement on Form S-11 (the “Registration Statement”) in connection with our initial offering was declared effective under the Securities Act of 1933 on April 22, 2005, and on May 24, 2005, we began offering our common shares for sale to the public. Lightstone Securities, LLC (the “Dealer Manager”), an affiliate of our Sponsor, served as the dealer manager of our initial offering. In addition, we issued 20,000 shares to the Advisor on July 6, 2004, for $10 per share.

Our initial offering of common stock terminated on October 10, 2008 when all shares offered where sold. However, our shares continued to be sold to existing stockholders pursuant to our initial dividend reinvestment plan through July 28, 2010, at which time our Board of Directors decided to temporarily suspend our initial distribution reinvestment program pending final approval of the related registration statement (the “DRIP Registration Statement”) by the SEC. On October 26, 2010, the DRIP Registration Statement consisting of 10,000,0000 shares was declared effective by the SEC and our distribution reinvestment program was reinstated by us.

As of December 31, 2010, we held a 98.5% general partnership interest in the Common Units of our operating partnership.

We conduct substantially all of our business, and hold our interests in the properties in which we invest, directly or indirectly, through the operating partnership.

As a REIT, we may conduct some of our business and hold some of our interests in properties through “taxable REIT subsidiaries” or (“TRS”) which may be wholly or partially owned. We currently have one TRS to facilitate our ownership of lodging facilities. We may form another TRS or use our existing TRS to allow for our acquisition of additional lodging assets in the future. Additionally, we may in the future decide to conduct other business or hold some of our interests in properties in such subsidiaries.

See “Prospectus Summary — Organizational Chart” for a diagram depicting the services rendered by our affiliates to us, as well as our organizational structure and the organizational structure of the operating partnership.

Currently, the properties that we own are described in “Specified Investments.” We form entities to acquire properties. The entities are be owned or controlled directly or indirectly by the operating partnership. Properties that may be purchased by us in the future may be owned by entities that will be directly or indirectly owned by the operating partnership. In other instances, there likely will be other investors in the entities that own our properties, in addition to the operating partnership. These investors would be the former owners of properties that we acquired from them in exchange for interests in such entities.

We have complied and intend to continue to comply with all of the corporate responsibility and disclosure rules related to the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350).

Benefits of the UPREIT Structure

Our structure is generally referred to as an umbrella partnership real estate investment trust (“UPREIT”) structure. Substantially all of our assets are held our operating partnership. This structure enables us to acquire assets from other partnerships and individual owners in a manner that defers the recognition of gain to the partners of the acquired partnerships or the individual owners, assuming certain conditions are met.

The benefits of our REIT status and UPREIT structure include the following:

•	Access to Capital. We believe our structure will provide us with access to capital for refinancing and growth. Sources of capital include the common stock sold in this offering and possible future issuances of debt or equity through public offerings or private placements. Our anticipated financial strength should enable us to obtain financing at advantageous rates and on acceptable terms.
•	Growth. Our structure will allow stockholders through their ownership of common stock and the limited partners through their ownership of limited partnership units, an opportunity to participate in the growth of the real estate market through an ongoing business enterprise. In addition to the portfolio of initial real properties, we give stockholders an interest in all future investments in additional properties.
•	Tax Deferral. The UPREIT structure will provide property owners who transfer their real properties to the operating partnership in exchange for limited partnership units the opportunity to defer the tax consequences that would arise from a sale of their real properties and other assets to us or to a third party. This will allow us to acquire assets without using as much of our cash and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

Affiliates

Throughout this prospectus, we use the term “affiliate.” For purposes of this prospectus, an “affiliate” of any natural person, partnership, corporation, association, trust, limited liability or other legal entity (a “person”) includes any of the following:

(a)	any person directly or indirectly owning, controlling or holding, with power to vote 10% or more of the outstanding voting securities of such other person;
(b)	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person;
(c)	any person directly or indirectly controlling, controlled by, or under common control with, such other person;
(d)	any executive officer, director, trustee or general partner of such other person; and
(e)	any legal entity for which such person acts as an executive officer, director, trustee or general partner.

COMPETITION

The retail, lodging, office, industrial and residential real estate markets are highly competitive. We compete in all of our markets with other owners and operators of retail, lodging, office, industrial and residential real estate. The continued development of new retail, lodging, office, industrial and residential properties has intensified the competition among owners and operators of these types of real estate in many market areas in which we intend to operate. We compete based on a number of factors that include location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. The number of competing properties in a particular market could have a material effect on our occupancy levels, rental rates and on the operating expenses of certain of our properties.

In addition, we compete with other entities engaged in real estate investment activities to locate suitable properties to acquire and to locate tenants and purchasers for our properties. These competitors include other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. There are also other REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater marketing and financial resources than we will have and generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of tenants. In addition, these same entities seek financing through similar channels to our company. Therefore, we will compete for institutional investors in a market where funds for real estate investment may decrease.

Competition from these and other third party real estate investors may limit the number of suitable investment opportunities available to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay our investment in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to maintain distributions to stockholders.

We believe that our senior management’s experience, coupled with our financing, professionalism, diversity of properties and reputation in the industry will enable us to compete with the other real estate investment companies.

Because we are organized as an UPREIT, we are well-positioned within the industries in which we intend to operate to offer existing owners the opportunity to contribute those properties to our company in tax-deferred transactions using our operating partnership units as transactional currency. As a result, we have a competitive advantage over most of our competitors that are structured as traditional REITs and non-REITs in pursuing acquisitions with tax-sensitive sellers.

INVESTMENT OBJECTIVES AND POLICIES

General

Our primary objective is to achieve capital appreciation with a secondary objective of income without subjecting principal to undue risk. We intend to achieve this goal primarily through investments in real estate properties.

We have to date acquired residential and commercial properties. Our acquisitions include both portfolios and individual properties. Our commercial holdings consist of retail (primarily multi-tenant shopping centers), lodging (primarily extended stay hotels), industrial and office properties and that our residential properties are principally comprised of “Class B” multi-family complexes.

Upon the closing of the Disposition of our interests in POAC and Mill Run as discussed in the section titled “Signification Disposition” on August 30, 2010, we received additional funds of $206.3 million, after transaction expenses, from the disposition proceeds. We expect to invest a significant portion of these funds, net of distributions to stockholders equal to the estimated tax liability (if any) they would accrue from the transaction, to acquire additional investments and properties in the future.

Unlike other REITs, which typically specialize in one sector of the real estate market, we invest in both residential and commercial properties to provide a more general risk profile and take advantage of our Sponsor’s expertise in acquiring larger properties and portfolios of both residential and commercial properties.

The following is descriptive of our investment objectives and policies:

•	Reflecting a flexible operating style, our portfolio is likely to be diverse and include properties of different types (such as retail, office, industrial and residential properties); both passive and active investments; and joint venture transactions. The portfolio is likely to be determined largely by the purchase opportunities that the market offers, whether on an upward or downward trend. This is in contrast to those funds that are more likely to hold investments of a single type, usually as outlined in their charters.
•	We may invest in properties that are not sold through conventional marketing and auction processes. Our investments may be at a dollar cost level lower than levels that attract those funds that hold investments of a single type.
•	We may be more likely to make investments that are in need of rehabilitation, redirection, remarketing and/or additional capital investment.
•	We may place major emphasis on a bargain element in our purchases, and often on the individual circumstances and motivations of the sellers. We will search for bargains that become available due to circumstances that occur when real estate cannot support the mortgages securing the property.
•	We intend to pursue returns in excess of the returns targeted by real estate investors who target a single type of property investment.

We cannot assure you that we will attain these objectives.

Diversification

We attempt to be diversified by property type. We invest in retail (primarily multi-tenant shopping centers), lodging (primarily extended stay hotels), office, industrial and residential properties. The actual allocation to each property type is not predetermined and will ultimately depend on the relative attractiveness of the investments reviewed by our advisor and meeting our investment criteria and by the funds available to us to invest.

Sources of Investment Opportunities

We originate transactions from real estate industry sources with whom our Sponsor has built relationships over a number of years.

In addition, some of our purchases will be from domestic banks, insurance companies and other regulated financial institutions, which may come into possession of real property as the result of foreclosures or surrenders.

Set forth below are summary descriptions of the investments that we have made and may expect to make.

Real Estate Investments

We have made and may make equity investments in real estate; such investments is made through the purchase of all or part of a fee simple ownership or a more limited form of ownership, or all or part of a leasehold interest. Investment in an equity interest gives us a right to part or all of the cash flow and capital appreciation generated by the property after satisfaction of liens on the property. Liens usually include the payment of principal and interest on mortgage loans, real estate taxes and other assessments. We may also purchase limited partnership interests, limited liability company interests and other equity securities.

We invest in real estate that our advisor believes is available for less than its estimated worth. During the period we hold real estate, we may develop or redevelop the property, make tenant improvements or make certain onsite and offsite improvements. We may be required to maintain the property, pay property taxes and carry insurance on the property. We may elect to finance or refinance some of our real estate holdings by borrowing against them on a nonrecourse basis. We intend to acquire both portfolios and individual properties on a geographically diverse basis.

Building classifications in most markets refer to Class “A”, “B”, “C” and sometimes “D” properties. Class “A”, “AA” and “AAA” properties are typically newer buildings with superior construction and finish in excellent locations with easy access, are attractive to creditworthy tenants and offer valuable amenities such as on-site management or covered parking. These buildings command the highest rental rates in their market. As the classification of a building decreases (e.g. Class “A” to Class “B”), one building attribute or another becomes less desirable. We expect that our commercial holdings will continue to consist of retail (primarily multi-tenant shopping centers), lodging (primarily extended stay hotels), industrial and office properties and that our residential properties will continue to be principally comprised of “Class B” multi-family complexes.

Asset Repositionings.  We identify and execute value-creation plans through a program of aggressive asset management. We focus on opportunities characterized by properties that are under-performing relative to comparable assets due to inadequate management or unresolved conflicts among existing owners, lenders, tenants and managers. These situations often offer attractive risk-adjusted returns through recapitalization and the subsequent redevelopment or repositioning of the underlying real estate.

Money Market Investments

Pending the purchase of other permitted investments, or to provide the reserve described below, we temporarily invest in one or more unaffiliated money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities and other short-term instruments.

Cash and Cash Equivalents

We cannot assure you that we will attain any of our objectives. If we have not facilitated liquidity in our shares either through listing them for trading on a national stock exchange, including them for quotation on a stock exchange or on Nasdaq or providing liquidity by some other means, generally within seven to ten years after the net proceeds of our initial public offering are fully invested, we will start selling our properties and other assets, either on a portfolio basis or individually, or engage in another transaction approved by the Board of Directors, market conditions permitting, unless the directors (including a majority of the independent directors) determine that, in light of our expected life at any given time, it is in the best interest of the stockholders to reinvest proceeds from property sales or refinancings.

In making the decision to apply for listing of the shares or providing other forms of liquidity, the Board of Directors will try to determine whether listing the shares or liquidating will result in greater value for the stockholders. It cannot be determined at this time the circumstances, if any, under which the directors will agree to list the shares.

Even if liquidity has not been facilitated, we are under no obligation to liquidate our portfolio within this period since the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders which may prevail in the future. Furthermore, there can be no assurance that we will be able to liquidate our portfolio and it should be noted that we will continue in existence until all properties are sold and our other assets are liquidated. Alternatively, as discussed above, we may merge with, or otherwise be acquired by, our Sponsor or its affiliates. The independent directors shall review our investment policies at least annually, and with sufficient frequency to determine that such policies are in the best interests of our stockholders.

Our strategies for accomplishing these objectives are set forth below.

Acquisition Strategy

We have to date acquired residential and commercial properties. Our acquisitions include both portfolios and individual properties. Our commercial holdings consist of retail (primarily multi-tenant shopping centers), lodging (primarily extended stay hotels), industrial and office properties and that our residential properties are principally comprised of “Class B” multi-family complexes. Building classifications in most markets refer to Class “A”, “B”, “C” and sometimes “D” properties. Class “A”, “AA” and “AAA” properties are typically newer buildings with superior construction and finish in excellent locations with easy access, are attractive to creditworthy tenants and offer valuable amenities such as on-site management or covered parking. These buildings command the highest rental rates in their market. As the classification of a building decreases (e.g., Class “A” to Class “B”), one building attribute or another becomes less desirable. Upon the closing of the Disposition of our interests in POAC and Mill Run on August 30, 2010, we received additional funds of $206.3 million, after transaction expenses. We expect to invest a significant portion of these funds to acquire additional investments and properties in the future.

We may acquire the following types of real estate interests:

•	In market-rate, middle market multifamily properties at a discount to replacement cost located either in emerging markets or near major metropolitan areas. We will attempt to identify those sub-markets with job growth opportunities and demand demographics which support potential long-term value appreciation for multifamily properties.
•	In well-located, multi-tenant, community, power and lifestyle shopping centers and malls located in highly trafficked retail corridors, in selected high-barrier to entry markets and sub-markets. We will attempt to identify those sub-markets with constraints on the amount of additional property supply will make future competition less likely.
•	In improved, multi-tenant, industrial properties located near major transportation arteries and distribution corridors with limited management responsibilities.
•	Interests in improved, multi-tenant, office properties located near major transportation arteries with limited management responsibilities.
•	In lodging properties located near major transportation arteries in urban and suburban areas.

All of the properties are owned by subsidiary limited partnerships or limited liability companies. These subsidiaries are single-purpose entities that we created to own a single property, and each have no assets other than the property it owns. These entities represent a useful means of shielding our operating partnership from liability under state laws and will make the underlying properties easier to transfer. However, tax law disregards single-member LLCs and so it will be as if the operating partnership owns the underlying properties for tax purposes. Use of single-purpose entities in this manner is customary for REITs. Our independent directors are not required to approve all transactions involving the creation of subsidiary limited liability companies and limited partnerships that we intend to use for investment in properties on our behalf. These subsidiary arrangements are intended to ensure that no environmental or other liabilities associated with any particular property can be attributed against other properties that the operating partnership or we will own. The limited liability aspect of a subsidiary’s form will shield parent and affiliated (but not subsidiary)

companies, including the operating partnership and us, from liability assessed against it. No additional fees are imposed upon us by the subsidiary companies’ managers and these subsidiaries are not affected our stockholders’ voting rights.

We do not intend to invest in single family residential properties; leisure home sites; farms; ranches; timberlands; unimproved properties not intended to be developed; or mining properties.

Not more than 10% of our total assets are or will be invested in unimproved real property. For purposes of this paragraph, “unimproved real properties” does not include properties acquired for the purpose of producing rental or other operating income, properties under construction and properties for which development or construction is planned within one year. Additionally, we do not invest in contracts for the sale of real estate unless in recordable form and appropriately recorded.

Although we are not limited as to the geographic area where we may conduct our operations, we intend to invest in properties located near the existing operations of our Sponsor, in order to achieve economies of scale where possible.

Financing Strategy and Policies

We intend to utilize leverage to acquire our properties. The number of different properties we acquire is affected by numerous factors, including, the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. There is no limitation on the amount we may invest in any single property or on the amount we can borrow for the purchase of any property.

We intend to limit our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders. We may also incur short-term indebtedness, having a maturity of two years or less. We may finance our property acquisitions through a variety of means, including but not limited to individual non-recourse mortgages and through the exchange of an interest in the property for limited partnership units of the Operating Partnership.

By operating on a leveraged basis, we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although our liability for the repayment of indebtedness is expected to be limited to the value of the property securing the liability and the rents or profits derived there from, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. We will endeavor to obtain financing on the most favorable terms available.

Lenders may have recourse to assets not securing the repayment of the indebtedness. Our Sponsor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate.

Operations

Our property manager manages and leases substantially all of the properties that we acquire with the existing management and leasing staff of its affiliates and where appropriate it may acquire and incorporate the existing management and leasing staffs of the portfolio properties we acquire.

Although we are not limited as to the geographic area where we may conduct our operations, we intend to invest in properties located near our Sponsor’s existing operations to achieve economies of scale where possible. The number and mix of properties we acquire depends upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and the amount of proceeds we have available for investment. We consider relevant real estate property and financial factors, including the location of the property, its income-producing capacity, its suitability for any future development the prospects for long-range appreciation, its liquidity and income tax considerations. In this regard, our obligation to close the purchase of any investment will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	leases, licenses and temporary tenants;
•	plans and specifications;
•	occupancy history;
•	sales reports;
•	zoning analyses and future development potential;
•	traffic flow, car count and parking studies;
•	trends in area;
•	tenant mix;
•	environmental and engineering reports;
•	projections, surveys and appraisals;
•	evidence of marketable title subject to such liens and encumbrances as are acceptable to our advisor;
•	audited financial statements covering recent operations of properties having operating histories unless such statements are not required to be filed with the Securities and Exchange Commission and delivered to our stockholders; and
•	title and liability insurance policies.

We will not close the acquisition of any property unless and until we obtain an environmental assessment (generally a minimum of a Phase I review) for each property acquired and are generally satisfied with the environmental status of the property. In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased. In acquiring, leasing and developing real estate properties, we will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;
•	changes in supply of or demand for similar or competing properties in an area;
•	bankruptcies, financial difficulties or lease defaults by our tenants;
•	changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;
•	changes in tax, real estate, environmental and zoning laws;
•	changes in the cost or availability of insurance, particularly after terrorist attacks of September 11, 2001;
•	periods of high interest rates and tight money supply;
•	tenant turnover; and
•	general overbuilding or excess supply in the market area.

Distributions

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, although the Board of Directors, in its discretion, may increase that percentage as it deems appropriate. See “Material U.S. Federal Income Tax Considerations —  REIT Qualification Tests — Annual Distribution Requirements.” For a discussion of the tax treatment of distributions to you, see “Material U.S. Federal Income Tax Considerations.”

Distributions are at the discretion of the Board of Directors and depend upon our distributable funds, current and projected cash requirements, tax considerations and other factors. Our ability to pay distributions and the size of these distributions depend upon a variety of factors. For example, our borrowing policy permits us to incur short-term indebtedness, having a maturity of two years or less, and we may have to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We cannot assure that distributions will continue to be made or that we will maintain any particular level of distributions that we may establish.

We have declared and intend to continue to declare dividends to our stockholders as of daily record dates selected by the directors and aggregate and pay such dividends quarterly. The Board of Directors currently intends to authorize distributions on a quarterly basis using the last day of the quarter as the record date. In order for an investor to receive a distribution, they must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares, will not receive a distribution for a record date that they are not considered a stockholder of record. It is the intent of the Board of Directors to authorize and pay distributions quarterly during the offering period and thereafter. However, the Board of Directors, in its sole discretion, may determine to authorize and pay distributions on another basis.

Generally, income distributed will not be taxable to us under U.S. federal income tax laws if we comply with the provisions relating to electing taxation as a REIT. As we are required to distribute annually at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with accounting principles GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, to maintain our objective of being taxed as a REIT, we may be required to make distributions in excess of cash available. If the cash available to us is insufficient to pay such distributions, we may obtain the necessary funds by borrowing or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders (and not designated as capital gain dividends or, for taxable years beginning before January 1, 2011, qualified dividend income) exceed our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), such amounts constitute a return of capital for U.S. federal income tax purposes to the extent of a stockholder’s tax basis in our stock, although such distributions might not reduce stockholders’ aggregate invested capital. Distributions in kind will not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter; or distributions of in-kind property, as long as, with respect to in-kind property, the Board of Directors advises each stockholder of the risks associated with direct ownership of the property; offers each stockholder the election of receiving in-kind property distributions; and distributes in-kind property only to those stockholders who accept the directors’ offer.

Distributions will be made at the discretion of the directors, depending primarily on net cash from operations (which includes cash received from tenants, distributions from joint ventures, and interest income from borrowers under loans, less expenses paid) and our general financial condition, subject to the obligation of the directors to cause us to qualify and remain qualified as a REIT for federal income tax purposes. We intend to increase distributions in accordance with increases in net cash from operations, if any.

Distributions Declared by our Board of Directors and Source of Distributions

Beginning February 1, 2006, our Board of Directors declared quarterly distributions in the amount of $0.0019178 per share per day payable to stockholders of record at the close of business each day during the applicable period. The annualized rate declared was equal to 7%, which represents the annualized rate of return on an investment of $10.00 per share attributable to these daily amounts, if paid for each day for a 365 day period (the “Annualized Rate”). Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Rate, with the exception of the three-month period ended June 30, 2010. The distributions for the three-month period ended June 30, 2010 were at an aggregate annualized rate of 8%

based on the share price of $10.00. Through December 31, 2010, we have paid aggregate distribution in the amount of $63.0 million, which includes cash distributions paid to stockholders and common stock issued under our distribution reinvestment program.

Total distributions declared during the years ended December 31, 2010, 2009 and 2008 were $23.1 million, $27.3 million and $9.9 million, respectively.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our distribution reinvestment program. On July 28, 2010, our Board of Directors decided to temporarily suspend our distribution reinvestment program pending final approval of the related registration statement (the “DRIP Registration Statement”) by the SEC. On October 26, 2010, the DRIP Registration Statement was declared effective by the SEC and the distribution reinvestment program was reinstated by us.

The following table provides a summary of the quarterly distributions declared and the source of distribution based upon cash flows provided by/(used in) operations for the years ended December 31, 2010 and 2009.

	2010
	Year ended December 31,	Quarter ended December 31,	Quarter ended September 30,	Quarter ended June 30,	Quarter ended March 31,
Distribution period	2010 Year	Q4 2010	Q3 2010	Q2 2010	Q1 2010
Date distribution declared		November 15, 2010	September 16, 2010	July 28 and August 30, 2010	March 2, 2010
Date distribution paid		January 14, 2011	October 29, 2010	August 6 and October 15, 2010	March 30, 2010
Distribution Paid	$17,186,557	$3,712,816	$3,744,197	$6,237,464	$3,492,080
Distribution Reinvested	5,899,148	1,891,425	1,876,529	—	2,131,194
Total Distribution	$23,085,705	$5,604,241	$5,620,726	$6,237,464	$5,623,274
Source of distributions
Cash flows provided by/(used in) operations	$6,816,064	$200,816	$5,452,208	$(74,995)	$1,238,035
Proceeds from investment in affiliates and excess cash	10,370,493	3,512,000	(1,708,011)	6,312,459	2,254,045
Proceeds from issuance of common stock through distribution reinvestment program	5,899,148	1,891,425	1,876,529	—	2,131,194
Total Sources	$23,085,705	$5,604,241	$5,620,726	$6,237,464	$5,623,274

	2009
	Year ended December 31,	Quarter ended December 31,	Quarter ended September 30,	Quarter ended June 30,	Quarter ended March 31,
Distribution period	2009 Year	Q4 2009	Q3 2009	Q2 2009	Q1 2009
Date distribution declared		November 3, 2009	September 17, 2009	May 13, 2009	March 30, 2009
Date distribution paid		January 15, 2010	October 15, 2009	July 15, 2009	April 15, 2009
Distribution Paid	$12,492,168	$3,237,141	$3,151,937	$3,050,200	$3,052,890
Distribution Reinvested	9,394,853	2,320,529	2,367,469	2,394,520	2,312,335
Total Distribution	$21,887,021	$5,557,670	$5,519,406	$5,444,720	$5,365,225
Source of distributions
Cash flows provided by/(used in) operations	$1,377,643	$(1,520,621)	$1,169,895	$1,006,312	$722,057
Proceeds from issuance of common stock	20,509,378	7,078,291	4,349,511	4,438,408	4,643,168
Total Sources	$21,887,021	$5,557,670	$5,519,406	$5,444,720	$5,365,225

The cash flows provided/(used in) operations include an adjustment to remove the income from investments in unconsolidated affiliated real estate entities as any cash distributions from these investments are recorded through cash flows from investing activities.

Management also evaluates the source of distribution funding based upon modified funds from operations (“MFFO’) (See “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information and calculation of MFFO).

On March 4, 2011, our Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2011 in the amount of $0.0019178 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid on April 15, 2011.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our Distribution Reinvestment Program.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets (2) minus total liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated fair value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.70. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $9.50.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Property Acquisition Standards

We generally acquire properties located near our Sponsor’s existing operations (as set forth under “Investment Objectives and Policies — Operations” above) in order to achieve economies of scale where possible. We analyze relevant demographic, economic and financial data. Specifically, we consider the following factors, among others, in the process of evaluating and performing due diligence on a piece of real property:

•	geographic location and type;
•	barriers to entry which would limit competition;
•	quality of tenants or customer base;
•	construction quality, condition and design;
•	current and projected cash flow and the ability to increase cash flow;
•	occupancy levels at the property and stability;
•	potential for capital appreciation;
•	lease rent roll, including the potential for rent or rate increases;

•	potential for economic growth in the tax and regulatory environment of the community in which the property is located;
•	potential for expanding the physical layout of the property and/or the number of sites;
•	occupancy and demand by tenants or guests for properties of a similar type in the same geographic vicinity (the overall market and submarket);
•	prospects for liquidity through sale, financing or refinancing of the property; and
•	treatment under applicable federal, state and local tax and other laws and regulations.

Before purchasing a property, we will examine and evaluate the potential value of the site, the financial condition and business history of the property, the demographics of the area in which the property is located or to be located, the proposed purchase price, geographic and market diversification and potential sales.

Description of Leases

Commercial Leases

The terms and conditions of any lease we enter into with our commercial tenants may vary substantially from those we describe in this prospectus. However, currently some of our industrial leases may be economically what are generally referred to as “triple-net” leases. A “triple-net” lease typically provides that, in addition to making its lease payments, the tenant will be required to pay or reimburse us for all real estate taxes, sales and use taxes, special assessments, maintenance, utilities, insurance and building repairs, and other building operation and management costs. As landlord, we have responsibility for certain capital repairs or replacement of specific structural components of a property such as the roof of the building, the truck court and parking areas, as well as the interior floor or slab of the building.

We include provisions in our commercial leases that increase the amount of base rent payable at various points during the lease term. In addition, we intend for our commercial leases to provide for the payment of additional rent calculated as a percentage of a tenant’s gross sales above predetermined thresholds in most leases. Our leases with retail anchor tenants generally have initial terms of 10 to 25 years, with one or more renewal options available to the tenant. By contrast, smaller commercial leases typically have three- to ten-year terms.

Residential Leases

The majority of the leases at residential properties are for a term of one or two years, which may enable us to seek increased rents upon renewal of existing leases or commencement of new leases. Such short-term leases generally minimize the risk to us of the adverse effects of inflation, although as a general rule these leases permit residents to leave at the end of the lease term without penalty.

Property Acquisition Structure

We generally acquire fee interests in properties, although other methods of acquiring a property may be utilized if we deem it to be advantageous. For example, we may acquire properties through a joint venture or the acquisition of substantially all of the interests of an entity which in turn owns the real property. We may also use separate entities to acquire a property. Such entities will be formed solely for the purpose of acquiring a property or properties. See “— Acquisition Strategy” and “— Joint Ventures” in this section and “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests.”

We finance our property acquisitions through a variety of means, including but not limited to individual non-recourse mortgages and through the exchange of an interest in the property for limited partnership units of our operating partnership, Lightstone Value Plus REIT LP.

Borrowing

We use leverage in the form of borrowings secured by our properties. The aggregate amount of long-term permanent borrowings secured by all of our properties will not exceed 75% of their combined fair market value in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. We may also incur short-term indebtedness, having a maturity of two years or less. In addition, our charter provides that the aggregate amount of borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess. In addition, our charter prohibits us from making or investing in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed 85% of the property’s appraised value, unless substantial justification exists and the loans would not exceed the property’s appraised value. The proceeds from such borrowings will generally be used to acquire additional properties or to finance improvements to existing properties.

Borrowings may consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. Such mortgages may be put in place either at the time we acquire a property or subsequent to our purchasing a property for cash. In addition, we may acquire properties that are subject to existing indebtedness where we choose to assume the existing mortgages. Generally, though not exclusively, we intend to seek to encumber our properties with debt which will be on a non-recourse basis. This means that a lender’s rights on default will generally be limited to foreclosing on the property. However, we may, at our discretion, secure recourse financing or provide a guarantee to lenders if we believe this may result in more favorable terms. When we give a guaranty for a property owning entity, we will be responsible to the lender for the satisfaction of the indebtedness if it is not paid by the property owning entity. We also intend to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year. Accordingly, we expect that some of the mortgages on our property will provide for fixed interest rates. However, we expect that most of the mortgages on our properties will provide for a so-called “balloon” payment and that certain of our mortgages will provide for variable interest rates. Any mortgages secured by a property will comply with the restrictions set forth by the Commissioner of Corporations of the State of California. As of June 30, 2010, our total borrowings represented 106.6% of net assets.

We may also obtain lines of credit to be used to acquire properties. These lines of credit will be at prevailing market terms and will be repaid from offering proceeds, proceeds from the sale or refinancing of properties, working capital or permanent financing. Our Sponsor or its affiliates may guarantee the lines of credit although they will not be obligated to do so. We may draw upon the lines of credit to acquire properties pending our receipt of proceeds from our initial public offering.

Sale or Disposition of Properties

Our Board of Directors determines whether a particular property should be sold or otherwise disposed of after considering the relevant factors, including performance or projected performance of the property and market conditions, with a view toward achieving our principal investment objectives.

We typically hold our properties for a minimum of seven to ten years prior to selling them. After seven to ten years, our Board of Directors may decide to liquidate us, list our shares on a national stock exchange or include them for quotation on a national market system (in each case if we meet the applicable listing requirements), sell our properties individually or merge or otherwise consolidate us with a publicly-traded REIT. Alternatively, as discussed above, we may merge with, or otherwise be acquired by, our Sponsor or its affiliates. We may, however, sell properties prior to such time and if so, we may invest the proceeds from any sale, financing, refinancing or other disposition of our properties into additional properties. Alternatively, we may use these proceeds to fund maintenance or repair of existing properties or to increase reserves for such purposes. We may choose to reinvest the proceeds from the sale, financing and refinancing of our properties to increase our real estate assets and our net income. Notwithstanding this policy, the Board of Directors, in its discretion, may distribute all or part of the proceeds from the sale, financing, refinancing or other disposition of all or any of our properties to our stockholders. In determining whether to distribute these proceeds to stockholders, the Board of Directors will consider, among other factors, the desirability of properties available for purchase, real estate market conditions, the likelihood of the listing of our shares on a national securities exchange or including the shares for quotation on a national market system and compliance with the applicable requirements under federal income tax laws.

When we sell a property, we intend to obtain an all-cash sale price. However, we may take a purchase money obligation secured by a mortgage on the property as partial payment, and there are no limitations or restrictions on our ability to take such purchase money obligations. The terms of payment to us will be affected by custom in the area in which the property being sold is located and the then prevailing economic conditions. If we receive notes and other property instead of cash from sales, these proceeds, other than any interest payable on these proceeds, will not be available for distributions until and to the extent the notes or other property are actually paid, sold, refinanced or otherwise disposed. Therefore, the distribution of the proceeds of a sale to the stockholders may be delayed until that time. In these cases, we will receive payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. See “Material U.S. Federal Income Tax Considerations.”

Loans

Our loan policies are subject to the restrictions contained in our charter and bylaws.

We will not make loans to persons or entities other than our subsidiaries, to which we will make capital contributions and may make loans as a means of providing those entities with sufficient capital to acquire single assets. For a description of the single-purpose entities that we intend to maintain as subsidiaries for the purpose of operating the properties that we purchase, see “How We Operate.”

Change in Investment Objectives and Policies

Our stockholders have no voting rights to implement our investment objectives and policies. Our Board of Directors has the responsibility for our investment objectives and policies. Our Board of Directors may not, however, make any material changes regarding the restrictions on investments set forth in our charter without amending the charter. Any such amendment to our charter requires the affirmative vote of a majority of all votes entitled to be cast on the matter. See “Summary of the Organizational Documents — Restrictions on Investments.”

Investment Limitations

We do not:

•	invest more than 10% of our total assets in unimproved real property (and will only invest in unimproved real property intended to be developed) or in mortgage loans on unimproved real property;
•	invest in commodities or commodity future contracts;
•	issue redeemable shares of common stock;
•	invest in or make mortgage loans unless an appraisal of an independent expert is obtained concerning the underlying property, except where the loan is insured or guaranteed by a government or government agency;
•	issue shares on a deferred payment basis or other similar arrangement;
•	operate in such a manner as to be classified as an “investment company” for purposes of the Investment Company Act. See “Summary of the Organizational Documents — Restrictions on Investments” for additional investment limitations; or
•	issue debt securities unless the historical debt service coverage in the most recently completed fiscal year, as adjusted for known changes, is sufficient to properly service that higher level of debt.

We do not engage in hedging or similar activities for speculative purposes.

We have no plans to invest in the securities of other issuers for the purpose of exercising control over such other issuers. We do not intend to engage in the purchase and sale (or turnover) of properties.

We intend to invest in a manner so that we are not considered an “investment company” as defined in the Investment Company Act of 1940. See “Regulatory Aspects of Our Investment Strategy.”

Appraisals

To the extent we invest in additional properties in the future, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our Sponsor or any of their affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors. In addition, the advisor may purchase on our account, without the prior approval of the Board of Directors, properties whose purchase price is less than $15,000,000, if the following conditions are satisfied:

•	The investment in the property would not, if consummated, violate our investment guidelines;
•	The investment in the property would not, if consummated, violate any restrictions on indebtedness; and
•	The consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor and acceptable to the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Liquidation, Listing, Sale of Properties or Merger

We anticipate that within seven to ten years after the net proceeds of our initial public offering, are fully invested, our Board of Directors will determine whether to:

•	apply to have our shares of common stock listed for trading on a national securities exchange or included for quotation on a national market system, provided we meet the then applicable listing requirements;
•	sell our assets individually or otherwise;
•	list our shares of common stock at a future date;
•	commence the liquidation of our assets by a specified date; or
•	merge or otherwise consolidate us with a publicly traded REIT.

Many REITs that are listed on a national stock exchange or included for quotation on a national market system are considered “self-administered,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-administered, like us, typically engage a third party, such as our advisor and property manager, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-administered, the advisory agreement and the property management agreement each permit us to acquire the business conducted by the advisor and the property manager (including all of its assets). See “Conflicts of Interest.”

If our shares of common stock are listed for trading on a national securities exchange or included for quotation on a national market system, we will acquire our advisor and property manager in exchange for our shares and become self-administered. As the parent of our advisor and thus the recipient of such sales proceeds, our Sponsor has an incentive to direct the advisor to effect such listing or quotation. See “Management — Our Advisory Agreement — Potential Acquisition of Advisor and Property Manager.”

Alternatively, if we have not facilitated liquidity in our shares within seven to ten years after the net proceeds of our initial public offering are fully invested, we may merge with, or otherwise be acquired by, our Sponsor or its affiliates. We expect that in connection with such merger or acquisition transaction, our stockholders would receive cash or shares of a publicly traded company. The terms of such transaction must be approved by a special committee of our Board of Directors which will consist of our independent directors. Such merger or acquisition transaction would also require the affirmative vote of a majority of the shares of our common stock. To assist with this process, the special committee will retain a recognized financial advisor or institution providing valuation services serve as its financial advisor. The financial advisor will be required to render an opinion to the special committee with respect to the fairness to our stockholders from a financial point of view of the consideration to be paid in the merger or acquisition transaction.

Joint Ventures and Preferred Equity Investments

From time to time, we enter into joint ventures in the future with affiliated entities for the acquisition, development or improvement of properties for the purpose of diversifying our portfolio of assets. We may also enter into joint ventures, general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of developing, owning and operating real properties (“preferred equity investments”). In determining whether to invest in a particular joint venture, we evaluate the real property which such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate property investments. We do not enter into a joint venture to make an investment that we would not be permitted to make on our own. In connection with such a joint investment, both we and our affiliates would be required to approve any material decisions concerning the investment, including refinancing and capital improvements. We may enter into joint ventures with our affiliates for the acquisition of properties, but we may only do so provided that:

•	a majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us; and
•	the investment by us and the investment by our affiliate are on substantially the same terms and conditions.

We have participated and expect to continue to participate in preferred equity investments by acquiring limited partnership interests in partnerships or limited liability companies owning properties that are consistent with our investment objectives. The general partner or managing member of each such entity will generally be the developer of the property or an affiliate of the developer. Each such entity will be governed by a limited partnership agreement or, as applicable, an operating agreement, the terms of which will be negotiated between us and the general partner. Since the terms of these agreements have been or will be negotiated separately with each respective general partner it is not possible at this time to describe these agreements.

Other Policies

Before we purchase a particular property, we may obtain an option to purchase the property. The amount paid for the option, if any, usually would be surrendered if the property was not purchased and normally would be credited against the purchase price if the property was purchased. See “Real Property Investments  — General” for a detailed description of the types of properties we may invest in.

We intend to hold substantially all uninvested funds, pending our investment in real estate, in assets which will allow us to continue to qualify as a REIT. These investments will be highly liquid and provide for appropriate safety of principal, such as cash, cash items and government securities. Cash items include cash on hand, cash deposited in time and demand accounts with financial institutions, receivables which arise in our ordinary course of operation, commercial paper and certificates of deposit. Generally, government securities are any securities issued or guaranteed as to principal or interest by the United States federal government. See “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests.”

We will not make distributions-in-kind, except for:

•	distributions of readily marketable securities;
•	distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter; or
•	distributions of in-kind property which meet all of the following conditions:
—	our Board of Directors advises each stockholder of the risks associated with direct ownership of the in-kind property; and
—	our Board of Directors offers each stockholder the election of receiving in-kind property distributions and we distribute in-kind property only to those stockholders who accept the directors’ offer.

Although our charter and bylaws do not prohibit the following, we have no current plans to:

•	underwrite the securities of other issuers;

or

•	Invest in non-real estate related investments other than on a temporary basis.

We may change our current plans, without stockholder approval, if our Board of Directors determines that it would be in the best interests of our stockholders to engage in any such transactions.

Although we are authorized to issue senior securities, we have no current plans to do so. See “Description of Securities — Preferred Stock,” “Issuance of Additional Securities and Debt Instruments,” and “Restrictions on Issuance of Securities.”

Regulatory Aspects of Our Investment Strategy

Investment Company Act Considerations.  We do not believe that we or our operating partnership is considered an “investment company” as defined in the Investment Company Act of 1940 because we do not intend to engage in the types of business that characterize an investment company under that law. Investments in real estate will represent the substantial majority of our business, which would not subject us to investment company status. We intend to invest only in fee or leasehold interests in real estate. Fee interests in real estate are considered “qualifying assets” for purposes of Section 3(c)(5)(C) of the Investment Company Act and leasehold interests in real estate may be considered “qualifying assets” for purposes of Section 3(c)(5)(C) of the Investment Company Act. We do not intend to invest in mezzanine loans, subordinate interests in whole loans (B Notes), distressed debt, preferred equity or multi-class (first loss) mortgage-back securities. Investments in such assets may not be deemed “qualifying assets” for purposes of Section 3(c)(5)(C) of the Investment Company Act and, as a result, any such investments may have to be limited.

If we fail to maintain an exemption or exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

We intend to conduct our operations so that the company and its subsidiaries are each exempt from registration as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and
•	pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that the company and most, if not all, of its wholly and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each wholly and majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

•	Real Property. Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.
•	Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.
•	Loans. Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We will classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The SEC staff has not issued no-action letters specifically addressing construction loans. If the SEC staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if: (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C)

exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

REAL PROPERTY INVESTMENTS

General

We have acquired and own a portfolio of residential and commercial properties, principally in the continental United States. Currently our commercial holdings consist of retail (primarily multi-tenant shopping centers), lodging, industrial and office properties and that our residential properties will be principally comprised of “Class B” multi-family complexes. For a definition of “Class B” properties, see “Investment Objectives and Policies — Real Estate Investments.” We have not invested in and do not intend to invest in:

•	single family residential properties;
•	leisure home sites;
•	farms;
•	ranches;
•	timberlands;
•	unimproved properties not intended to be developed; or
•	mining properties.

See “Investment Objectives and Policies” generally pertaining to our policies relating to the maintenance, operation and disposition of our properties.

Specific Investments

The following is a discussion about (i) our properties held as of December 31, 2010, (ii) certain properties acquired or intended to be acquired during 2011 and (iii) certain property dispositions which occurred during 2010. For our properties held as of December 31, 2010, the information is presented by property type (i.e., retail, industrial, multi-family residential, hotel and office). For those properties acquired or intended to be acquired during 2011, the information is presented by property. Additionally, certain information is presented for each materially important real property, whether owned or intended to be acquired.

I.	Properties Held as of December 31, 2010:

Retail Properties

As of December 31, 2010, we owned the following properties within our retail property group:

Real Estate Entity	Date Acquired	Ownership %
St. Augustine Outlet Center	March 31, 2006	100.00%
Oakview Plaza	December 21, 2006	100.00%
Brazos Crossing Power Center(1)	June 29, 2007	100.00%
Everson Pointe(2)	December 17, 2010	100.00%
Livermore Valley Holdings, LLC(3)	August 30, 2010	40.00%
Grand Prairie Holdings, LLC(3)	August 30, 2010	40.00%

(1)	On June 29, 2007, we purchased land and subsequently constructed the Brazos Crossing Power Center which opened in March of 2008.
(2)	The capitalization rate for the Everson Pointe as of the closing of the acquisition was 7.9%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income is determined using the projected net operating income of the property for the remaining fiscal year in which the acquisition occurred based on the prior fiscal year and interim period for the property adjusting for fluctuations due to seasonality. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

(3)	In connection with the closing of the Simon Transaction on August 30, 2010 (see below), we retained our 40.00% ownership interest in these two outlet center development projects which were previously wholly owned by POAC.

The 10-year schedule of aggregate lease expirations and related information for all of our retail properties is as follows:

Year	Number of Expiring Leases	Total Square Feet	Aggregate Annual Base Rent	Percentage of Gross Annual Rental
2011	7	18,987	$285,028	4%
2012	3	9,624	141,698	2%
2013	13	45,763	689,662	9%
2014	9	44,048	625,770	9%
2015	11	109,340	1,458,647	20%
2016	2	5,818	118,081	2%
2017	—	—	—	0%
2018	9	108,756	1,704,467	23%
2019	14	117,124	1,579,034	22%
2020	5	18,216	290,426	4%
Subtotal	73	477,676	6,892,813	95%
Thereafter	2	28,764	371,852	5%
Total	75	506,440	$7,264,665	100%

St. Augustine Outlet Center

On March 31, 2006, the Company completed the acquisition of an outlet center located in St. Augustine, Florida (the St. Augustine Outlet Center”) from Outlet World, Ltd, an unrelated third party, for approximately $26.9 million, including acquisition-related transaction costs, was approximately $26.9 million. In connection with the transaction, our Advisor received an acquisition fee of approximately $0.7 million.

Approximately $22.4 million of the total acquisition cost was funded with proceeds from a mortgage loan from Wachovia Bank, National Association (“Wachovia”) as described in the following paragraph, and approximately $4.5 million was funded with proceeds from the sale of our common stock. Loan proceeds from Wachovia were also used to fund approximately $4.8 million of escrows for future leasing-related expenditures, real estate taxes, insurance and debt service.

On October 2, 2007, we closed on the acquisition of an 8.5-acre parcel of undeveloped land for approximately $2.8 million and subsequently acquired certain development rights for $1.3 million on December 19, 2007. A portion of the land and the development rights were used in connection with the renovation and 103,000 square foot expansion of the adjacent St. Augustine Outlet Center during 2008 at an aggregate cost of approximately $31.6 million, which was funded with proceeds from sale of our common stock.

The Loan

In connection with the acquisition, we secured a mortgage loan from Wachovia in the principal amount of approximately $27.3 million. The loan has a 30-year amortization period, bears interest at a fixed rate of 6.09% per annum and requires monthly installments of principal and interest throughout the remainder of its stated term. The outstanding balance of the loan was $26.0 million as of December 31, 2010. The loan will mature on April 11, 2016, at which time a balance of approximately $23.7 million will be due, assuming no prior principal prepayment. The loan is secured by the St. Augustine Outlet Center and is non-recourse to us.

In connection with the mortgage loan on the St. Augustine Outlet Center, Lightstone Holdings, LLC, a limited liability company that is wholly owned by David Lichtenstein, guaranteed payment of losses that Wachovia may sustain as a result of fraud, misappropriation, misuse of loan proceeds or other acts of misconduct by us. Such losses are recourse to Lightstone Holdings, LLC under the guaranty regardless of whether Wachovia has attempted to procure payment from LVP St. Augustine or any other party. Further, in the event of bankruptcy, reorganization or insolvency, or the interference in any foreclosure proceedings or other remedy exercised by Wachovia, Lightstone Holdings, LLC guaranteed the payment of any unpaid loan amounts. We have agreed, to the maximum extent permitted by our Charter, to indemnify Lightstone Holdings, LLC for any liability that it incurs under this guaranty.

Property Information

The St. Augustine Outlet Center is a factory outlet mall located off Interstate 95 in St. Augustine, Florida, which is 20 miles south of Jacksonville. Built in 1998 and subsequently expanded in 2008, the St. Augustine Outlet Center consists of approximately 338,000 square feet of gross leasable area. We believe the St. Augustine Outlet Center is well located, has acceptable roadway access and is well maintained.

As of December 31, 2010, the percentage occupancy rate of the St. Augustine Outlet Center was 83.1%. The property’s annual average occupancy rate and average effective rental per square foot for each of the last five years was as follows:

Period	Annual Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
Year ended December 31, 2010	82.4%	$15.03
Year ended December 31, 2009	83.4%	$15.44
Year ended December 31, 2008	80.6%	$14.33
Year ended December 31, 2007	89.4%	$13.86
Year ended December 31, 2006	77.5%	$14.89

The 10-year schedule of lease expirations and related information for the St. Augustine Outlet Center is as follows:

Year	Number of Expiring Leases	Total Square Feet	Aggregate Annual Rental	Percentage of Gross Annual Rental
2011	5	16,187	$228,846	6%
2012	2	8,224	61,231	2%
2013	9	39,792	597,934	16%
2014	7	34,121	545,203	15%
2015	6	28,590	341,078	9%
2016	2	5,818	118,081	3%
2017	—	—	—	0%
2018	6	22,543	530,853	14%
2019	10	38,628	744,780	20%
2020	4	13,302	198,422	5%
Subtotal	51	207,205	3,366,449	90%
Thereafter	2	28,764	371,852	10%
Total	53	235,969	$3,738,301	100%

Realty taxes paid for the fiscal year ended December 31, 2010 were $381,376 and the property was subject to a tax rate of 1.48%.

We believe that the property is adequately insured.

Depreciation is taken on the property. To the extent that that a property is acquired for cash, the initial basis in such property for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years. The basis of the property for U.S. federal income tax purposes generally approximates its net book value in accordance with US GAAP, which is disclosed in Schedule III to our Consolidated Financial Statements included in this Prospectus.

General competitive conditions affecting the property include those identified in the section of our Prospectus captioned “Competition.” Risks associated with the property are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Oakview Plaza

On December 21, 2006, we acquired a retail shopping mall located in Omaha, Nebraska (the “Oakview Plaza”) from Oakview Plaza North, LLC (“Oakview”), Frank R. Krejci, Vera Jane Krejci, George W. Venteicher and Susan J. Venteicher (Oakview, Mr. and Mrs. Krejci and Mr. and Mrs. Venteicher, collectively, “Seller”), all of whom were unrelated third parties.

Oakview Plaza was purchased subject to a commitment by us to also acquire a 2.1 acre parcel of land (the “Option Land”) located immediately adjacent to the property. We subsequently acquired the Option Land in July of 2007 for approximately $0.7 million. The acquisition price for Oakview Plaza, exclusive of the Option Land, was $33.5 million, including an acquisition fee paid to our Advisor of approximately $0.9 million and certain other acquisition-related transaction costs. Approximately $6.0 million of the acquisition cost was funded with proceeds from the sale of our common stock and the remainder was funded with a $27.5 million fixed rate loan from Wachovia secured by Oakview Plaza. Proceeds from the sale of our common stock were also used to fund certain financing related costs, including lender escrows, aggregating $0.4 million, and the acquisition of the Option Land.

The Loan

In connection with the acquisition, we secured a mortgage loan from Wachovia Bank, National Association in the principal amount of $27.5 million. The loan has a term of 10 years, bears interest at a fixed rate of 5.49% per annum, and requires monthly installments of interest only through the first five years and monthly installments of principal and interest throughout the remainder of its stated term. The loan will mature on January 11, 2017, at which time a balance of approximately $25.6 million will be due, assuming no prior principal prepayment. The loan is secured by Oakview Plaza and is non-recourse to us. The outstanding balance of the loan was $27.5 million as of December 31, 2010.

Property Information

Oakview Plaza is a retail center consisting of three single-story retail buildings, located on approximately 19.6 acres of land and containing approximately 177,000 rentable square feet, as well as the Option Land. Beacon Property Management LLC is acting as the property manager of Oakview Plaza. We believe Oakview Plaza is well located, has acceptable roadway access and is well maintained.

As of December 31, 2010, Oakview Plaza was 78.6% occupied and five tenants occupied at least 10% of Oakview Plaza’s rentable square footage. The following table sets forth the name, business type, primary lease terms and certain other information with respect to each of these major tenants as of December 31, 2010:

Name of Tenant	Business Type	Square Feet Leased	Percentage of Leasable Space	Lease Expiration	Party with Renewal Rights
Dick’s Sporting Goods	Clothing and Sporting Goods Retailer	45,000	25%	January 2018	Tenant
Babies R Us	Children’s Clothing, Supplies and Accessories Retailer	30,624	17%	January 2015	Tenant
Petsmart Inc.	Pet Supply Retailer	26,121	15%	January 2015	Tenant
Brown Group Retail	Footwear Retailer	17,585	10%	July 2015	Tenant
Panebraska LLC	Bakery/Cafe	5,066	3%	April 2014	Tenant

The property’s annual average occupancy rate and average effective rental per square foot for each of the last five years was as follows:

Period	Annual Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
Year ended December 31, 2010	88.8%	$13.39
Year ended December 31, 2009	99.3%	$13.43
Year ended December 31, 2008	99.2%	$14.46
Year ended December 31, 2007	98.0%	$14.02
Year ended December 31, 2006	97.1%	$13.98

The following is a ten-year schedule of lease expirations and related information for Oakview Plaza:

Year	Number of Expiring Leases	Total Square Feet	Aggregate Annual Rental	Percentage of Gross Annual Rental
2011	—	—	$—	0%
2012	—	—	$—	0%
2013	—	—	$—	0%
2014	2	9,927	$80,568	4%
2015	4	79,350	$1,088,869	57%
2016	—	—	$—	0%
2017	—	—	$—	0%
2018	1	45,000	$663,750	34%
2019	—	—	$—	0%
2020	1	4,914	$92,003	5%
Subtotal	8	139,191	$1,925,190	100%
Thereafter	—	—	—	0%
Total	8	139,191	$1,925,190	100%

Realty taxes paid for the fiscal year ended December 31, 2010 were $519,174 and the property was subject to a tax rate of 2.1%.

We believe that the property is adequately insured.

Depreciation is taken on the property. To the extent that that a property is acquired for cash, the initial basis in such property for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years. The basis of the property for U.S. federal income tax purposes generally approximates its net book value in accordance with US GAAP, which is disclosed in Schedule III to our Consolidated Financial Statements included in this Prospectus.

General competitive conditions affecting the property include those identified in the section of our Prospectus captioned “Competition.” Risks associated with the property are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Outlet Center Development Projects

As of December 31, 2010, we owned 40.00% interests in two outlet center development projects, Livermore and Grand Prairie. These projects were wholly owned by POAC through August 30, 2010 (see “Simon Transaction” included elsewhere herein) but were retained at closing. Our ownership interests are non-managing interests, with certain consent rights with respect to major decisions. An affiliate of the Company’s Sponsor, is the majority owner and manager of these entities. Contributions are allocated in accordance with each investor’s ownership percentage. Profit and cash distributions, if any, will be allocated in accordance with each investor’s ownership percentage.

Livermore is an outlet center development project expected to be constructed in Livermore, California and had no operating results through December 31, 2010 or debt outstanding as of December 31, 2010. The Company accounts for its ownership interest in Livermore in accordance with the equity method of accounting. The Company made additional capital contributions of approximately $1.8 million to Livermore during the year ended December 31, 2010.

Grand Prairie is an outlet center development project expected to be constructed on land it owns in Grand Prairie, Texas, and had no operating results through December 31, 2010 or debt outstanding as of December 31, 2010. The Company made additional capital contributions of approximately $2.8 million to Grand Prairie during the year ended December 31, 2010. The Company accounts for its ownership interest in Grand Prairie in accordance with the equity method of accounting.

Industrial Properties

As of December 31, 2010, we owned the following properties within our industrial property group:

Real Estate Entity	Dates Acquired	Ownership%
Gulf Coast Industrial Portfolio	February 1, 2007	100.00%
Sarasota	November 15, 2007	100.00%

Gulf Coast Industrial Portfolio

On February 1, 2007, we acquired a portfolio of industrial and office properties located in New Orleans, LA (5 industrial and 2 office properties, the “New Orleans Portfolio”), Baton Rouge, LA (3 industrial properties, the “Baton Rouge Portfolio”) and San Antonio, TX (4 industrial properties, the “San Antonio Portfolio”), collectively the “Gulf Coast Industrial Portfolio”. As a group, the properties consist of approximately 1.0 million leasable square feet principally suitable for flexible industrial (54%), distribution (36%) and office (10%) uses.

The acquisition price for the properties was $63.9 million, exclusive of approximately (i) $1.9 million of closing costs, (ii) $1.0 million of escrows funded principally for required repairs and (iii) financing related costs of approximately $0.6 million. In connection with the transaction, our Advisor received an acquisition fee of approximately $1.8 million. The acquisition was funded through a combination of $14.4 million in proceeds from the sale of our common stock and approximately $53.0 million in loan proceeds from a fixed rate mortgage loan secured by the properties.

The Loan

In connection with the acquisition, we secured a mortgage loan from Wachovia Bank, National Association in the principal amount of $53.0 million. The mortgage loan has a term of 10 years, bears interest at a fixed rate of 5.83%, and requires monthly installments of interest only through the first 60 months, and payments of principal and interest through the remainder of its stated 10-year term. The mortgage loan will mature on February 11, 2017, at which time a balance of $49.6 million will be due, assuming no prior principal prepayment. The mortgage loan is secured by the properties and is non-recourse to us. The outstanding balance of the mortgage loan was $53.0 million as of December 31, 2010.

Property Information

The Gulf Coast Industrial Portfolio includes industrial and office properties located in New Orleans, LA (5 industrial and 2 office properties), Baton Rouge, LA (3 industrial properties) and San Antonio, TX (4 industrial properties). We believe that the Gulf Coast Industrial Portfolio’s properties are well located, have acceptable roadway access and are well maintained.

As of December 31, 2010, the Gulf Coast Industrial Portfolio had a weighted-average occupancy rate of 71.4% and a weighted-average annualized rental base rate per square foot of $7.37, and no single tenant occupied in excess of 10% of rentable square footage.

The Gulf Coast Industrial Portfolio’s annual average occupancy rate and average effective rental per square foot for each of the last five years was as follows:

Properties	Period	Annual Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
SA Portfolio	Year ended December 31, 2010	62.6%	$5.01
	Year ended December 31, 2009	74.2%	$5.42
	Year ended December 31, 2008	81.6%	$4.77
	Year ended December 31, 2007	91.2%	$4.46
	Year ended December 31, 2006	n/a	n/a
NO Portfolio	Year ended December 31, 2010	76.6%	$10.63
	Year ended December 31, 2009	85.6%	$10.29
	Year ended December 31, 2008	92.3%	$10.01
	Year ended December 31, 2007	93.2%	$9.80
	Year ended December 31, 2006	n/a	n/a
BR Portfolio	Year ended December 31, 2010	93.2%	$6.62
	Year ended December 31, 2009	96.0%	$6.71
	Year ended December 31, 2008	98.5%	$6.69
	Year ended December 31, 2007	98.8%	$6.27
	Year ended December 31, 2006	n/a	n/a

n/a — Information is not available.

The name, business type, primary lease terms and certain other information of the top five tenants of the Gulf Coast Industrial Portfolio as of December 31, 2010 are set forth in the following table:

Properties	Name of Tenant	Business Type	Square Feet Leased	Percentage of Leasable Space	Lease Expiration	Party with Renewal Rights
New Orleans Portfolio	PSS World Medical, Inc.	Warehouse Medical Supply Distributor	40,500	12%	August 2011	Tenant
	Wink, Incorporated	Project management company Office	27,559	8%	July 2015	Tenant
	Siemens Real Estate, Inc.	Provider of Energy and Environmental Solutions Warehouse	25,498	8%	April 2015	Tenant
	Rigdon Marine Corporation	Ship Builder’s Office	13,899	4%	April 2013	Tenant
	Hill Rom Company	Hospital Equipment Sales and Maintenance	10.601	3%	April 2013	None
San Antonio Portfolio	Alere	Healthcare Servicer Office	18,200	4%	July 2015	Tenant
	San Antonio Express News	Regional Newspaper	14,952	3%	June 2013	Tenant
	Plant Interscapes, Inc.	Equipment Rental and Leasing	13,500	3%	January 2012	Tenant
	United Refrigeration, Inc.	Refrigerator Sales and Service; Parts and Supplies	12,922	3%	June 2012	Tenant
	Big Tex Airconditioning, Inc.	HVAC Contractors	12,000	2%	December 2011	Tenant
Baton Rouge Portfolio	Fedex	Package Delivery Warehouse	66,600	36%	December 2011	Tenant
	Houston Wire Cable	Cable Installer Warehouse	22,200	12%	September 2014	Tenant
	Southwest Stainless	Household Retailer Warehouse	20,000	11%	July 2012	Tenant
	Enterprise Leasing	Car Leasing Warehouse	15,746	9%	August 2012	Tenant
	Exide Technologies	Retailer Warehouse	14,800	8%	June 2011	Tenant

The following is a 10-year schedule of lease expirations for the Gulf Coast Industrial Portfolio:

Properties	Year	Number of Expiring Leases	Total Square Feet	Aggregate Annual Rental	Percentage of Gross Annual Rental
New Orleans Portfolio	2011	14	92,417	$733,724	29%
	2012	4	19,467	188,021	7%
	2013	6	40,806	454,315	18%
	2014	2	11,578	159,344	6%
	2015	4	62,569	780,383	31%
	2016	—	—	—	0%
	2017	—	—	—	0%
	2018	1	10,084	226,984	9%
	2019	—	—	—	0%
	2020	—	—	—	0%
	Subtotal	31	236,921	$2,542,771	100%
	Thereafter	—	—	—	0%
	Total	31	236,921	$2,542,771	100%
San Antonio Portfolio	2011	9	53,063	$195,671	16%
	2012	10	63,111	309,203	24%
	2013	14	81,519	318,413	25%
	2014	4	22,050	57,701	5%
	2015	7	63,701	331,483	26%
	2016	1	6,668	49,793	4%
	2017	—	—	—	0%
	2018	—	—	—	0%
	2019	—	—	—	0%
	2020	—	—	—	0%
	Subtotal	45	290,112	$1,262,264	100%
	Thereafter	—	—	—	0%
	Total	45	290,112	$1,262,264	100%
Baton Rouge Portfolio	2011	5	94,125	$547,819	50%
	2012	3	44,952	376,012	34%
	2013	—	—	—	0%
	2014	2	25,800	147,210	13%
	2015	1	3,306	33,556	3%
	2016	—	—	—	0%
	2017	—	—	—	0%
	2018	—	—	—	0%
	2019	—	—	—	0%
	2020	—	—	—	0%
	Subtotal	11	168,183	$1,104,597	100%
	Thereafter	—	—	—	0%
	Total	11	168,183	$1,104,597	100%

Realty taxes paid for the fiscal year ended December 31, 2010 aggregated $721,141 and the properties were subject to an average tax rate of 3.9%.

We believe that the properties are adequately insured.

Depreciation is taken on the properties. To the extent that properties are acquired for cash, the initial basis in such properties for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years. The basis of the properties for U.S. federal income tax purposes generally approximates its net book value in accordance with US GAAP, which is disclosed in Schedule III to our Consolidated Financial Statements included in this Prospectus.

General competitive conditions affecting the properties include those identified in the section of our Prospectus captioned “Competition.” Risks associated with the properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Multi-family Residential Properties

As of December 31, 2010, we owned the following properties within our multi-family property group:

Real Estate Entity	Dates Acquired	Ownership%
Southeastern Michigan Multi-Family Properties (4 apartment buildings)	June 29, 2006	100.00%
Camden Multi-Family Properties (3 apartment communities)	November 16, 2007	100.00%

Southeastern Michigan Multi-Family Properties

On April 26, 2006, our Sponsor entered into a purchase and sale agreement with Home Properties, L.P. and Home Properties WMF I, LLC (collectively, the “Sellers”), all of whom were unrelated third parties, to purchase 19 multi-family apartment communities. On June 29, 2006, our Sponsor assigned to us its interest in the purchase and sale agreement with respect to four of the apartment communities located in southeastern Michigan (the “Southeastern Michigan Multi-Family Properties”) and we simultaneously completed the acquisition.

The total acquisition price, excluding acquisition-related transaction costs, was approximately $42.2 million. A portion of this amount was allocated to each of the four apartment communities within the Southeastern Michigan Multi-Family Properties. In connection with the transaction, our Advisor received an acquisition fee of approximately $1.1 million. Other closing and financing related costs totaled approximately $0.4 million and adjustments for assumed liabilities, prepaid rents, real estate taxes and interest totaled approximately $0.5 million.

Approximately $40.7 million of the total acquisition cost was funded with proceeds from a mortgage loan from Citigroup Global Markets Realty Corp. (“Citigroup”) as described below, and approximately $4.6 million was funded with proceeds from the sale of our common stock. Loan proceeds from Citigroup were also used to fund approximately $1.1 million of escrows for capital improvements, real estate taxes, and insurance.

The Loan

In connection with the acquisition, we secured a mortgage loan from Citigroup in the principal amount of $40.7 million. The loan has a 30-year amortization period, matures in 10 years, bears interest at a fixed rate of 5.96% per annum and requires monthly installments of interest only through the first 60 months, and monthly installments of principal and interest throughout the remainder of its stated term. The loan will mature on July 11, 2016, at which time a balance of approximately $38.1 million will be due, assuming no prior principal prepayment. The outstanding balance of the mortgage loan was $40.7 million as of December 31, 2010. The loan is secured by the Southeastern Michigan Multi-Family Properties and is non-recourse to us.

Property Information

The following table provides information as of December 31, 2010 regarding the Southeastern Michigan Multi-Family Properties. We believe these properties are suitable to be used as multi-family apartments.

Trade Name of Property	Location of Property	Number of Apartment Units	Monthly Rents Billed(3)	Monthly Optimum Rent	Permanent Mortgage Balance at December 31, 2010(1)	Mortgage Interest Rate	Mortgage Maturity	Property Management Agent(2)	Annual Property Management Fee
Carriage Hill Apartments	Dearborn Heights, MIMI	168	$111,632	$119,415	$7,050,000	5.96%	July 2016	Beacon Management	4.0%
Carriage Park Apartments	Dearborn Heights, MIMI	256	$160,482	$189,085	$10,950,000	5.96%	July 2016	Beacon Management	4.0%
Macomb Apartments	Roseville, MI	217	$133,453	$145,600	$8,175,000	5.96%	July 2016	Beacon Management	4.0%
Scotsdale Apartments	Westland, MI	376	$224,520	$248,810	$14,550,000	5.96%	July 2016	Beacon Management	4.0%

(1)	All of the four apartment communities are cross-collateralized.
(2)	Each of the properties is operated under a management agreement with Beacon Property Management, LLC, a subsidiary of our Sponsor and an affiliate of our advisor.
(3)	Includes vacancy loss and office/model apartments.

As of December 31, 2010, the Southeastern Michigan Multi-Family Properties were 89.6% occupied. All of the leased space is residential with leases ranging typically from six months to one year. The historical annual average occupancy rate and average effective net annual rental revenue per occupied unit of the Southeastern Michigan Multi-Family Properties for the last five years is as follows:

Period	Annual Average Occupancy Rate	Average Effective Net Annual Rental Revenue per Occupied Unit
Year ended December 31, 2010	87.6%	$7,967
Year ended December 31, 2009	87.5%	$8,443
Year ended December 31, 2008	91.6%	$8,432
Year ended December 31, 2007	92.7%	$8,483
Year ended December 31, 2006	92.7%	$8,557

Realty taxes paid for the fiscal year ended December 31, 2010 aggregated $967,906 and the properties were subject to an average tax rate of 4.84%.

We believe that the properties are adequately insured.

Depreciation is taken on the properties. To the extent that properties are acquired for cash, the initial basis in such properties for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years. The basis of the properties for U.S. federal income tax purposes generally approximates its net book value in accordance with US GAAP, which is disclosed in Schedule III to our Consolidated Financial Statements included in this Prospectus.

General competitive conditions affecting the properties include those identified in the section of our Prospectus captioned “Competition.” Risks associated with the properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Hotel Properties

As of December 31, 2010, we owned the following properties within our hotel property group:

Real Estate Entity	Dates Acquired	Ownership%
Houston Extended Stay Hotels (2 hotel properties)	October 17, 2007	100.00%

Houston Extended Stay Hotels

On October 17, 2007, we acquired two hotels located in Houston, TX (the “Katy Hotel”) and Sugar Land, TX (the “Sugar Land Hotel” and together with the Katy Hotel, the “Houston Extended Stay Hotels”) from Morning View Hotels — Katy, LP, Morning View Hotels — Sugar Land, LP and Point of Southwest Gardens, Ltd., all of whom were unrelated third parties.

The purchase price for the Houston Extended Stay Hotels was $16 million inclusive of closing costs. In connection with the acquisition, our Advisor received an acquisition fee of approximately $0.4 million.

The acquisition was funded through a combination of $6.0 million of proceeds from the sale of our common stock and approximately $10.0 million in proceeds from a floating rate mortgage loan secured by the Houston Extended Stay Hotels, as described below.

We have established a taxable subsidiary, LVP Acquisitions Corp. (“LVP Corp”), which has entered into operating lease agreements with each of the Katy Hotel and the Sugar Land Hotel, respectively, and LVP Corp. is managed by HVM L.L.C.

The Loan

In connection with the acquisition of the Extended Stay Hotels, we secured a mortgage loan from Bank of America, N.A. in the principal amount of $12.9 million, which included up to an additional $2.8 million of renovation proceeds, which were subsequently borrowed to fund the renovations described below.

The original mortgage loan had a term of one year with the option of a 6-month term extension, bore interest on a daily basis expressed as a floating rate equal to the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) the British Bankers Association LIBOR Daily Floating Rate plus one hundred seventy-five basis points (1.75%) per annum rate and required monthly installments of interest only through the first 12 months. The mortgage was subsequently amended and extended to mature on April 16, 2011. The amended mortgage loan bears interest on a daily basis expressed as a floating rate equal to the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) the British Bankers Association Libor Daily Floating Rate plus 450 basis points (4.50%) per annum rate and requires monthly installments of interest plus a principal payment of $43,750. The remaining principal balance of $8.8 million, assuming no principal prepayment prior to maturity, together with all accrued and unpaid interest and all other amounts payable there under were due on April 16, 2011. The mortgage loan is secured by the Extended Stay Hotels and 35% of the obligation is guaranteed by us. The outstanding balance of the mortgage loan was $8.9 million as of December 31, 2010. In April 2011, the lender extended the maturity date of the loan an additional 30 days to May 16, 2011 to allow additional time for the Company and lender to continue current negotiations with respect to an extension of the loan. If the Company is unable to extend the loan at acceptable terms with the lender, the Company intends to refinance or repay in full the amount due at maturity.

Property Information

The Katy Hotel, built in 1998, is located on approximately 2.3 acres and has 145 rooms including 68 standard suites, 28 standard executive rooms, 14 deluxe standard rooms, 32 standard double rooms and 3 deluxe double suites. The Sugar Land Hotel, built in 2000, is located on approximately 3.5 acres and has 145 rooms including 68 standard suites, 28 standard executive rooms, 14 deluxe standard rooms, 32 standard double rooms and 3 deluxe double suites. For the year ended December 31, 2010, the Extended Stay Hotels were 71.5% occupied and annualized revenue per available room (“RevPAR”) was $27.80.

During 2008 we invested $2.8 million for renovation related to the conversion of the Extended Stay Hotels to Extended Stay Deluxe (“ESD”) branded properties. The ESD brand is under license from an affiliate within the Extended Stay Hotels group of companies. Our investment included the cost of implementing ESD’s national reservation system, re-carpeting, painting, new signage, exterior facade improvements, parking lot striping, guest room upgrades, landscaping enhancement and construction of swimming pools. The cost of the renovations was funded with the proceeds from the loan as described above.

Realty taxes paid for the fiscal year ended December 31, 2010 aggregated $223,479 and the properties were subject to an average tax rate of 1.65%.

We believe that the properties are adequately insured.

Depreciation is taken on the properties. To the extent that properties are acquired for cash, the initial basis in such properties for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years. The basis of the properties for U.S. federal income tax purposes generally approximates its net book value in accordance with US GAAP, which is disclosed in Schedule III to our Consolidated Financial Statements included in this Prospectus.

General competitive conditions affecting the properties include those identified in the section of our Prospectus captioned “Competition.” Risks associated with the properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Office Properties

As of December 31, 2010, we owned the following properties within our office property group:

Real Estate Entity	Dates Acquired	Ownership %
1407 Broadway Mezz II LLC	January 4, 2007	49.00%

1407 Broadway

On January 4, 2007, 1407 Broadway Real Estate LLC (“NY Owner”), an indirect, wholly owned subsidiary of 1407 Broadway Mezz II LLC (“Mezz II”), consummated the acquisition of a sub-leasehold interest (the “Sublease Interest”) in an office building located at 1407 Broadway, New York, New York (“1407 Broadway”). Mezz II is a joint venture between LVP 1407 Broadway LLC (“LVP LLC”), a wholly-owned subsidiary of our operating partnership, and Lightstone 1407 Manager LLC (“Manager”), which is wholly-owned by David Lichtenstein, and Shifra Lichtenstein, his wife.

Joint Venture

Equity from Manager totaled $13.5 million (representing a 51% managing member interest). Our capital investment, funded with proceeds from the sale of our common stock was $13.0 million (representing a 49% membership interest). We also paid an acquisition fee of approximately $1.6 million to our Advisor outside of closing. other closing costs. Pursuant to the joint venture agreement, Manager is responsible for day-to-day decision-making while we retain approval rights over certain major decisions. Mezz II contributed the aggregate $26.5 million capital investment to 1407 Broadway Mezz I LLC (“Mezz”), its wholly-owned subsidiary, which in turn contributed such amount to NY Owner, its wholly-owned subsidiary.

NY Owner acquired the Sublease Interest pursuant to a sale and purchase of leasehold agreement with Gettinger Associates, L.P. (“Gettinger”) for the $122.0 million, exclusive of acquisition-related costs incurred by Mezz II ($3.5 million), prorated operating expenses paid at closing ($4.1 million), financing-related costs ($1.9 million) and construction, insurance and tax reserves ($1.0 million). Incremental acquisition costs of approximately $1.7 million, representing an acquisition fee to the advisor and legal fees for REIT counsel, were paid by our operating partnership outside of the closing.

The acquisition was funded through a combination of $26.5 of capital and a $106.0 million advance on a variable rate mortgage loan secured by the Sublease Interest described below. After consideration of the business plan for the 1407 Broadway, and pro forma economics of this transaction, the independent directors of our Board of Directors approved the use of financing in excess of 75% of transaction cost and 300% of the Registrant’s total net assets. NY Owner currently holds a sub-leasehold interest in the Sublease Interest, subject to the encumbrances described below.

The Joint Venture’s acquisition was funded through a combination of $26.5 of capital and a $106.0 million advance on a variable rate mortgage loan secured by the Sublease Interest described below. NY Owner currently holds a sub-leasehold interest in the Sublease Interest, subject to the encumbrances described below.

We account for our 49.00% ownership interest in this unconsolidated joint venture under the equity method of accounting as we exercise significant influence, but do not control these entities.

The Loan

In connection with the acquisition, NY Owner secured a mortgage loan (the “NY Loan”) from Lehman Brothers Holdings, Inc. (“Lehman”) in the maximum principal amount of approximately $127.3 million and in March 2010 a portion of the NY Loan was assigned to Swedbank AB, New York branch, collectively (the “NY Lender”). Subsequently in February 2011, the remaining portion of the NY Loan was assigned to Swedbank AB. The NY Loan is secured by the Sublease Interest and is non-recourse to us. Funding for the acquisition of the Sublease Interest was limited to $106.0 million and the remaining funds under the NY Loan are advanced, at a funding rate representing 85% of actual cost, as Mezz II funds tenant improvement costs, leasing commissions and capital improvements at 1407 Broadway. The mortgage loan provides for monthly interest-only payments and bears interest at a floating rate based on 30-day LIBOR plus 300 basis points (subject to a separately negotiated 6.5% LIBOR interest rate cap agreement). The mortgage loan was initially scheduled to mature on January 9, 2010 but provided for two separate one-year extensions which have been exercised and therefore, the loan will now mature January 9, 2012 at which time the entire then outstanding principal balance will be due. Under the mortgage loan, the Joint Venture had available credit of approximately $0.7 million as of December 31, 2010 and an outstanding balance of approximately $126.6 million.

In connection with the NY Loan, Lightstone Holdings, LLC (the “Guarantor”), a limited liability company that is wholly owned by David Lichtenstein, guaranteed payment of losses that Lehman may sustain as a result of fraud, misappropriation, misuse of loan proceeds or other acts of misconduct by Owner and/or its principals or affiliates. Such losses are recourse to the Guarantor under the guaranty regardless of whether NY Lender has attempted to procure payment from the NY Owner or any other party. Further, the Guarantor has guaranteed the payment of any unpaid loan amounts in the event of the NY Owner’s bankruptcy, reorganization or insolvency or the interference by the NY Owner or its affiliates in any foreclosure proceedings or other remedy exercised by Lehman. We agreed, to the maximum extent permitted by the Articles of Incorporation, to indemnify the Guarantor for up to 49% of any liability it incurs under this guaranty.

As an inducement to the NY Lender to make the NY Loan, NY Owner has agreed to provide the NY Lender with a 35% net profit interest in the project.

Property Information

1407 Broadway is a 42-story Class A-, multi-tenant office building built in 1952, fronts on Broadway, 7th Avenue and 39th Street in midtown Manhattan. We believe it is a well located and suitable for its current use. The ground lease, dated as of January 14, 1954, provides for multiple renewal rights, with the last renewal period expiring on December 31, 2048. The Sublease Interest runs concurrently with this ground lease. 1407 Broadway has approximately 1.1 million rentable square feet, reported 78.9% occupancy (approximately 300 tenants) and an annualized base rental rate per square foot of $37.61 as of December 31, 2010. 1407 Broadway is managed by Trebor Management Corp., an affiliate of Seller. An affiliate of our Sponsor provides asset management services and coordinates redevelopment of 1407 Broadway. NY Owner pays market rate fees in exchange for these services.

We believe 1407 Broadway is well located, has acceptable roadway and public transportation access and is well maintained.

As of December 31, 2010 no single tenant occupied in excess of 10% of the property’s rentable square footage and the following table sets forth the name, business type, primary lease terms and certain other information with respect to each of the top five tenants:

Name of Tenant	Business Type	Square Feet Leased	Percentage of Leasable Space	Annualized Base Rent	Lease Expiration	Party with Renewal Rights
Geneva Watch Company	Accessory Retailers Office	32,359	2.9%	$1,229,642	April 2020	None
AJ Blue NY, LLC	Garment Retailers Office	32,162	2.9%	$943,663	December 2013	None
Kellwood Company	Garment Retailers Office	23,659	2.1%	$931,767	December 2011	None
Cayset Fashions	Garment Retailers Office	21,656	1.9%	$747,370	July 2011	None
Rousso Apparel Group	Garment Retailers Office	19,617	1.8%	$751,881	May 2014	None

1407 Broadway’s annual average percentage occupancy rate and average effective rental per square foot for each of the last five years was as follows:

Period	Annual Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
Year ended December 31, 2010	77.1%	$37.61
Year ended December 31, 2009	79.2%	$38.67
Year ended December 31, 2008	85.0%	$39.41
Year ended December 31, 2007	89.6%	$35.04
Year ended December 31, 2006	n/a	n/a

n/a — Information is not available.

The following is a 10-year schedule of lease expirations and related information:

Year	Number of Expiring Leases	Total Square Feet	Aggregate Annual Rental	Percentage of Gross Annual Rental
2011	55	164,255	$6,064,187	21%
2012	52	100,050	4,089,157	14%
2013	52	134,124	5,557,080	19%
2014	28	105,796	4,163,181	14%
2015	40	154,622	4,234,157	15%
2016	4	29,713	884,472	3%
2017	4	14,659	375,388	1%
2018	—			0%
2019	6	54,848	1,905,712	7%
2020	14	91,015	1,683,281	6%
Subtotal	255	849,082	$28,956,615	99%
Thereafter	1	12,370	230,000	1%
Total	254	848,165	$29,186,615	100%

Realty taxes paid on the property for the fiscal year ended December 31, 2010 were $7,250,652 and the property was subject to a tax rate of 10.57%.

We believe that property is adequately insured.

Depreciation is taken on the property. To the extent that a property is acquired for cash, the initial basis in such property for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years. The basis of the property for U.S. federal income tax purposes generally approximates its net book value in accordance with US GAAP.

General competitive conditions affecting 1407 Broadway include those identified in the section of our Prospectus captioned “Competition.” Other risks associated with 1407 Broadway are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.” Additionally, 1407 Broadway is subject to current litigation as described in the Litigation section contained elsewhere herein.

II.	Properties Acquired or Intended to be Acquired in 2011:

Participation in Acquisition of CP Boston Property

On February 17, 2011, our sponsor and advisor, the Lightstone Group (the “Buyer”), made a successful auction bid to acquire a 366-room, eight-story, full-service hotel (the “Hotel”) and a 65,000 square foot water park (the “Water Park”), collectively, the “CP Boston Property”, located at 50 Ferncroft Road, Danvers, Massachusetts (part of the Boston “Metropolitan Statistical Area”) from WPH Boston, LLC (the “Seller”) for an aggregate purchase price of approximately $10.1 million, excluding closing and other related transaction costs. Pursuant to the terms of the Agreement of Purchase and Sale and Joint Escrow Instructions (the “PSA”) dated February 17, 2011, between the Buyer and the Seller, the Buyer made an earnest money deposit of approximately $1.0 million on February 18, 2011 representing 10% of the aggregate purchase price.

The CP Boston Property, which encompasses 26 acres, is conveniently located 20 miles north of Boston’s Logan Airport and 22 miles north of Boston’s “Central Business District”. The Hotel was originally built in 1978 and further expanded in 1982 to its current 366 rooms (167 king bedrooms, 199 double bedrooms and 12 suites). Hotel amenities include: room service dining, restaurants and a lounge, a health & fitness center, spa facilities, housekeeping and laundry services, a business center, game room, a gift shop, and 37,000 square feet of meeting room and ballroom space. The Hotel currently operates under the “Crowne Plaza” flag pursuant to an existing franchise agreement with InterContinental Hotel Groups. The Water Park, which opened in 2008, features 65,000 square feet of indoor water park activities, dining and entertainment options. The Water Park currently operates as a CoCo Key Water Resort under an existing trademark license agreement with WPH CoCo Key, LLC.

On March 4, 2011, the Buyer offered us and its other sponsored public program, Lightstone II, through their respective operating partnerships, the opportunity to purchase, at cost, joint venture ownership interests in LVP CP Boston Holdings, LLC (“the CP Boston Joint Venture”) which will acquire the CP Boston Property through LVP CP Boston, LLC (“LVP CP Boston”), a wholly owned subsidiary, subject to the Buyer obtaining the Seller’s consent which was obtained on March 21, 2011. Our Board of Directors and Lightstone II’s Board of Directors approved 80% and 20% participations, respectively, in the CP Boston Joint Venture.

On March 21, 2011, the CP Boston Joint Venture closed on the acquisition of the CP Boston Property and our share of the aggregate purchase price was approximately 82.0 million. Additionally, in connection with the acquisition, our advisor received an acquisition fee equal to 2.75% of our share of the acquisition price, or approximately $0.2 million. Our portion of the acquisition was funded with cash.

The CP Boston Joint Venture established a taxable subsidiary, LVP CP Boston Holding Corp., with whom LVP CP Boston, as the landlord, has entered into an operating lease agreement for the CP Boston Property. At closing, LVP CP Boston Holding Corp. also entered into an interim management agreement (the “Interim Management Agreement”) with Sage Client 289, LLC (“Sage), an unrelated third party, for the management of the CP Boston Property. The Interim Management Agreement, which has a term of six-months, but may be earlier terminated with 30-days prior written notice, provides for monthly base management fees equal to 3.5% of gross revenues, as defined.

The CP Boston Property was purchased “as is”, “where is” and it is currently expected that approximately $10.0 million, of which our share is approximately $8.0 million, of additional renovations and improvements will be funded proportionately by the owners of the CP Boston Joint Venture over the next 12 to 24 months. Management of the Company believes the CP Boston Property is adequately insured.

The Seller was not affiliated with us or our affiliates.

Our interest in the CP Boston Property is a managing interest. All distributions from the CP Boston Property will be made on a pro rata basis in proportion to each member’s equity interest percentage. We will consolidate CP Boston Property and account for Lightstone II’s ownership interest as a noncontrolling interest in our consolidated financial statements.

The capitalization rate for the CP Boston Property as of the closing of the acquisition was 9.0%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income is determined using the projected net operating income of the property for the remaining fiscal year in which the acquisition occurred based on the prior fiscal year and interim period for the property adjusting for fluctuations due to seasonality. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

The average occupancy rate, average daily rate (“ADR”) and RevPAR for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Year ended December 31, 2010	49.8%	$94.68	$50.75
Year ended December 31, 2009	51.4%	$89.80	$46.15
Year ended December 31, 2008	57.9%	$90.68	$52.49
Year ended December 31, 2007	44.0%	$91.21	$40.15
Year ended December 31, 2006	42.2%	$87.95	$37.09

The CP Boston Property will be depreciated for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of up to 39 years.

The aggregate realty taxes paid on the CP Boston Property for the fiscal year ended December 31, 2010 were approximately $0.5 million.

We believe the CP Boston Property is an underperforming, well located property with acceptable roadway access and it is likely to experience increases in average occupancy and average RevPAR after the aforementioned expected investment for renovations and improvements.

General competitive conditions affecting the CP Boston Property include those identified in the section of our Prospectus captioned “Competition.” Other risks associated with the Properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Option Agreement to Acquire an Interest in Festival Bay Mall

On December 8, 2010, FB Orlando Acquisition Company, LLC (the “Owner”), a previously wholly owned entity of David Lichtenstein (“Lichtenstein”), who does business as the Lightstone Group and is the sponsor of the Company, acquired Festival Bay Mall (the “Property”) for cash consideration of approximately $25.0 million (the “Contract Price”) from BT Orlando LP, an unrelated third party seller. Ownership of the Owner will be transferred to the A.S. Holdings LLC (“A.S. Holdings”), a wholly-owned entity of Lichtenstein, on or about June 4, 2011 (the “Transfer Date”) pursuant to the terms of a transfer and exchange agreement between various entities, including a qualified intermediary.

On March 4, 2011, the Company, through its Operating Partnership, entered into an agreement with A.S. Holdings, providing the Operating Partnership an option to acquire a membership interest of up to 10% in A.S. Holdings. The option is exercisable in whole or in part, up to two times, by the Operating Partnership at any time, but in no event later than June 30, 2012. Although the option may be exercised immediately, if it is exercised in whole or in part before the Transfer Date, the closing on the acquisition of the applicable membership interests in A.S. Holdings will occur within 10 business days after the Transfer Date. There can be no assurance that the Company will elect to exercise its option, in whole or in part, to purchase up to a 10% ownership interest in Festival Bay Mall.

The Property, which opened in 2003, consists of an approximately 751,000 square foot enclosed mall situated on 139 acres of land located at 5250 International Drive in Orlando close to the convergence of I-4 and the Florida Turnpike. The Property was built as a hybrid retail center with entertainment, destination retail and traditional in-line mall tenants and its current anchor tenants include Bass Pro Shops Outdoor World, Ron Jon Surf Shop, Shepler’s Western Wear and Cinemark 20 Theatres. As of December 31, 2010, the Property was approximately 66% occupied. Concurrent with the closing of the acquisition, management of the Property was assumed by Paragon Retail Property Management LLC (“Paragon”), an affiliate of the Company’s sponsor. Paragon is currently evaluating redevelopment opportunities for the Property.

As of December 31, 2010, Bass Pro Shops Outdoor World and Cinemark 20 Theatres occupied approximately 20% and 11%, respectively, of the leasable square footage of the Festival Bay Mall, and the name, business type, primary lease terms and certain other information of the top five tenants as of December 31, 2010 are set forth in the following table:

Name of Tenant	Business Type	Square Feet Leased	Percentage of Leasable Space	Lease Expiration	Party with Renewal Rights
Bass Pro Outdoor Shops Outdoor World	Sporting Goods	39,748	20%	May 2020	Tenant
Cinemark 20 Theatres	Theater	20,700	11%	December 2019	Tenant
Vans	Skate Park and Skate Shop	3,000	7%	January 2012	Tenant
Shepler’s Western Wear	Clothing Retailer	3,000	5%	April 2013	Tenant
Ron Jon Surf Shop	Water Sports and Clothing Retailer	20,000	3%	June 2013	Tenant

All of the leased space is commercial with leases ranging from an initial term of one year to twenty years. The annual average percentage occupancy rate and the average effective net annual rental revenue per square foot for the last five years at Festival Bay Mall are as follows:

Period	Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
Year ended December 31, 2010	65.2%	$8.57
Year ended December 31, 2009	67.2%	$8.66
Year ended December 31, 2008	75.7%	$9.00
Year ended December 31, 2007	75.5%	$9.07
Year ended December 31, 2006	71.9%	$9.30

The existing leases of Festival Bay Mall will expire as follows:

Year	Number of Expiring Leases	Total Square Feet Leased	Aggregate Annual Rental	Percentage of Gross Annual Rental
2011	1	6,100	$4,106,624	17%
2012	3	51,689	3,863,552	16%
2013	10	76,505	3,309,583	13%
2014	5	24,786	2,425,738	10%
2015	4	7,715	2,340,266	9%
2016	—	—	2,311,529	9%
2017	3	22,335	2,283,311	9%
2018	10	20,395	1,871,254	8%
2019	5	91,069	1,847,256	7%
2020	4	153,000	468,750	2%
Total	31	453,594	$24,827,863	100%

The aggregate realty taxes paid on Festival Bay Mall for the fiscal year ended December 31, 2010 was approximately $0.4 million.

III.	2010 Property Dispositions:

Simon Transaction

On August 30, 2010, we, including our Operating Partnership and Pro-DFJV Holdings LLC (“PRO”), a Delaware limited liability company and a wholly-owned subsidiary of ours (together with us and our Operating Partnership, the “LVP Parties”), completed the disposition of our and their interests in Mill Run, LLC (“Mill Run”), a Delaware limited liability company, and Prime Outlets Acquisition Company LLC (“POAC”), a Delaware limited liability company, to Simon Property Group, Inc. (“Simon”), a Delaware corporation, Simon Property Group, L.P., a Delaware limited partnership (“Simon OP”), and Marco Capital Acquisition, LLC, a Delaware limited liability company, pursuant to the terms of a contribution agreement (the “Contribution Agreement”). This disposition transaction is referred to herein as the “Simon Transaction” or “Disposition”.

Under the terms of the Disposition, first announced on December 8, 2009, the LVP Parties, before allocation to noncontrolling interests, received $265.8 million in total consideration after transaction expenses, of which approximately $204.4 million was in the form of cash and the remainder was in the form of equity interests that are exchangeable for common operating partnership units of Simon OP. The original transaction was amended so that the LVP Parties retained several properties, including our St. Augustine outlet center and our 40% interest in the Livermore and Grand Prairie development projects, which were part of POAC prior to the transaction.

In connection with the closing of the Disposition we recognized a gain on disposition of approximately $142.8 million in the consolidated statements of operations during the third quarter of 2010. We also deferred an additional $32.2 million of gain on the consolidated balance sheet consisting of the total of the (i) $1.9 million of Escrowed Cash and (ii) $30.3 million of Restricted Marco OP Units received as part of the Aggregate Consideration Value because realization of these items is subject to the final adjustment. We incurred an additional $0.1 million of transaction expenses during the fourth quarter of 2010 which reduced the recognized gain to approximately $142.7 million for the year ended December 31, 2010.

The cash considerations that the LVP Parties received in connection with the closing of the Disposition were paid from the proceeds of a draw (the “Loan”) from a revolving credit facility that Simon OP entered into contemporaneously with the signing of the Contribution Agreement. The LVP Parties provided guaranties of collection (the “Guaranties”) with respect to the Loan in connection with the closing of the Disposition. Under the terms of the Guaranties, the LVP Parties are each obligated to make payments in respect of principal and interest on the Loan after Simon OP has failed to make payments, the Loan has been accelerated, and the lenders have failed to collect the full amount of the Loan after exhausting other remedies. The Guaranties by the LVP Parties are each limited to a specified maximum that is at least equal to their respective cash considerations. The maximum amounts of the Guaranties will be reduced to the extent of any payments of principal made by Simon OP or other cash proceeds recovered by the lenders.

In connection with the closing of the Disposition, the LVP Parties entered into a Tax Matters Agreement with Simon and Simon OP. Under this agreement, Simon and Simon OP generally may not engage in a transaction that could result in the recognition of the “built-in gain” with respect to POAC and Mill Run at the time of the Disposition for specified periods of up to eight years following the closing of the Disposition. Simon and Simon OP have a number of obligations with respect to the allocation of partnership liabilities to the LVP Parties. For example, Simon and Simon OP agreed to maintain certain of the mortgage loans that are secured by POAC and Mill Run until their maturity, and the LVP Parties have provided and will continue to have the opportunity to provide guaranties of collection with respect to the Loan (or indebtedness incurred to refinance the Loan) for at least four years following the closing of the Disposition. The LVP Parties were also given the opportunity to enter into agreements to make specified capital contributions to Simon OP in the event that it defaults on certain of its indebtedness. If Simon and Simon OP breach their obligations under the Tax Matters Agreement, Simon and Simon OP will be required to indemnify the LVP Parties for certain taxes that they are deemed to incur, including taxes relating to the recognition of “built-in gains” with respect to the POAC and Mill Run, and gains recognized as a result of a reduction in the allocation of partnership liabilities. These indemnification payments will be “grossed up” such that the amount of the payments will equal, on an after-tax basis, the tax liability deemed incurred because of the breach.

Simon OP and Simon generally are required to indemnify the LVP Parties, and certain affiliates of the Lightstone Group for liabilities and obligations under the Tax Protection Agreements with Arbor Mill Run JRM, LLC (“Arbor JRM”), Arbor National CJ, LLC (“Arbor CJ”), AR Prime Holdings LLC (“AR Prime”), TRAC Central Jersey LLC (“TRAC”), Central Jersey Holdings II, LLC (“Central Jersey”) and JT Prime LLC (“JT Prime”) relating to the Contributions of the Mill Run Interest and the POAC Interest that are caused by Simon OP’s and Simon’s actions after the closing of the Contributions (the “Indemnified Liabilities”). We and our Operating Partnership are required to indemnify Simon OP and Simon for all liabilities and obligations under the Tax Protection Agreements other than the Indemnified Liabilities.

The capitalization rate for the Simon Transaction as of the closing of the disposition was 7.8%. We calculate the capitalization rate for a real property disposition by dividing net operating income of the property by the sale price of the property, excluding costs. For purposes of this calculation, net operating income is determined using the projected net operating income of the property for the fiscal year in which the disposition occurred based on the prior fiscal year and interim period for the property adjusting for fluctuations due to seasonality. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Other Transactions

During the year ended December 31, 2010, as a result of our defaulting on the debt related to three properties within our Multi-Family Residential Segment due to the properties no longer being economically beneficial to us, the lender foreclosed on these three properties. As a result of the foreclosure transactions, the debt associated with these three properties of $51.4 million was extinguished and the obligations were satisfied with the transfer of the properties’ assets and working capital and we no longer have any ownership interests in these three properties. The operating results of these three properties through their respective dates of disposition have been classified as discontinued operations in the consolidated financial statements on a historical basis for all periods presented. The transactions resulted in a gain on debt extinguishment of $19.9 million, of which $17.2 million was recorded during the three months ended June 30, 2010 and $2.7 million was recorded during the three months ended December 31, 2010, and is included in discontinued operations for the year ended December 31, 2010. Accordingly, the assets and liabilities of these three properties are reclassified as assets and liabilities disposed of on the consolidated balance sheet as of December 31, 2009.

Insurance Coverage on Properties

We carry comprehensive general liability coverage and umbrella liability coverage on all of our properties with limits of liability which we deem adequate to insure against liability claims and provide for the costs of defense. Similarly, we are insured against the risk of direct physical damage in amounts we estimate to be adequate to reimburse us on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the rehabilitation period. We intend to obtain earthquake, mold and terrorism coverage, if deemed necessary, if such coverage is available in the marketplace at terms and costs which are commercially reasonable. These coverages are currently excluded by insurance companies in standard policies. Some, but not all insurance companies, may be willing to make this coverage available for a significantly increased premium. To the extent we decide to obtain such coverage or are required to do so in connection with financings, it could increase our cost of operations.

In December 2007, the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) was enacted into law. TRIPRA extends the federal terrorism insurance backstop through 2014. The government backstop the extension provides, contributes to the continued stabilization of the terrorism insurance market place allowing us the opportunity to secure coverage at commercially reasonable rates. Its extension has increased availability of terrorism insurance coverage on our properties through 2014, and thus mitigate certain of the risks and concerns outlined in the sections of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market — Insurance Risks” and “Real Property Investments — Insurance Coverage on Properties.”

Environmental Matters

We will not close the acquisition of any property unless and until we obtain an environmental assessment (generally a minimum of a Phase I environmental assessment (defined below)) for each property acquired and are generally satisfied with the environmental status of the property. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral.

Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. Liability for the cost of remediating releases of toxic or hazardous substances or petroleum products may adversely affect our cash flow available for distribution. Such liabilities may not be dischargeable in bankruptcy and may under some environmental laws result in a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination.

Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Statutes of limitations applicable to liabilities arising from releases of hazardous or toxic substances or petroleum products generally are not based on the time of disposal. In connection with our acquisition, ownership and operation of residential properties we may be potentially liable for such costs.

Although we may require the seller of a property to provide a current Phase I environmental assessment and, if necessary, a Phase II environmental assessment, and we may also choose to obtain these reports ourselves, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities. An environmental assessment, in accordance with the accepted ASTM E1527-05 standard and commonly known as a Phase I environmental assessment, basically consists of a visual survey of the building, the property and neighboring properties, reviews of historic reports, regulatory database reviews and interviews of prior and neighboring owners and operators in an attempt to assess surface conditions or activities that may have an adverse environmental impact on the property and to identify areas of known or potential environmental concerns at or in the vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property. If, however, a Phase I environmental assessment identifies an environmental concern and recommends further investigation of such a concern, such as with a Phase II environmental assessment consisting of, among other things, sampling and testing of soil, ground water or building materials, such an investigation would be conducted at the property.

Regulatory Matters

Our properties may be subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. Prior to acquiring a property, we will ascertain whether such property has the necessary permits and approvals to operate its business.

CAPITALIZATION

The following table sets forth our historical capitalization as of December 31, 2010, and our pro forma capitalization as of that date as adjusted to give effect to the sale of the maximum offering as if 10,000,000 shares were sold, and the application of the estimated net proceeds from such sales as described in “Use of Proceeds”. The information set forth in the following table excludes our historical results of operations and the financial impact of accounting for offering costs of our initial public offering, and should be read in conjunction with our historical financial statements included elsewhere in this Prospectus.

	December 31, 2010 Historical		Maximum Offering
Stockholders’ equity:
Preferred shares, $1 Par value, 10,000,000 shares authorized, none outstanding	$—	(1)	$—	(1)
Common stock, $0.01 par value; 60,000,000 shares authorized, 31,613,622 shares issued and outstanding as of December 31, 2010	316,136	(2)	412,170	(2)
Additional paid-in-capital	281,733,402		374,760,839
Accumulated other comprehensive income/(loss)	4,839,775		4,839,775
Accumulated distributions in addition to net loss	(42,857,834)		(42,857,834)
Total Company’s stockholder’s equity	244,031,479		337,154,950
Noncontrolling interests	30,931,695		30,931,695
Total capitalization	$274,963,174		368,086,645

(1)	Excludes any units issued by our operating partnership included SLP units, limited partnership units and Preferred Series A units.
(2)	Does not include 200 shares of common stock reserved for issuance on exchange of 200 outstanding limited partnership units of the operating partnership, or 75,000 shares of common stock that are reserved for issuance under our stock option plan.

SELECTED FINANCIAL DATA

All of the following selected consolidated and combined financial data are qualified by reference to and should be read in conjunction with our Consolidated Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

	2010	2009	2008	2007	2006
Operating Data:
Revenues	$32,393,298	$33,856,211	$33,605,160	$24,931,245	$8,438,688
Gain on disposition of unconsolidated affiliated real estate entities	142,692,868	—	—	—	—
Loss from investments in affiliated real estate entities	(12,096,078)	(10,310,720)	(3,357,267)	(7,267,949)	—
Net income/(loss) from continuing operations	122,878,962	(34,000,141)	(26,143,617)	(9,220,254)	(1,536,430)
Net income/(loss) from discontinued operations	19,062,020	(32,103,503)	(2,080,547)	(22,162)	—
Net income/(loss)	141,940,982	(66,103,644)	(28,224,164)	(9,242,416)	(1,536,430)
Less: net (income)/loss attributable to noncontrolling interests	(12,010,478)	908,991	84,805	26	86
Net income/(loss) applicable to Company’s common shares	$129,930,504	$(65,194,653)	$(28,139,359)	$(9,242,390)	$(1,536,344)
Basic and diluted net income/(loss) per common share:
Continuing operations	$3.49	$(1.06)	$(1.15)	$(1.00)	$(0.96)
Discontinued operations	0.60	(1.02)	(0.09)	(0.01)	—
Basic and diluted income/(loss) per Company’s common shares	$4.09	$(2.08)	$(1.24)	$(1.01)	$(0.96)
Distributions declared for Company’s common shares(1)	$23,085,705	$27,334,606	$9,911,835	$7,125,331	$1,101,708
Weighted average common shares outstanding – basic and diluted	31,755,268	31,276,697	22,658,290	9,195,369	1,594,060
Balance Sheet Data:
Total assets	$517,458,077	$429,563,876	$501,648,900	$369,701,354	$140,708,217
Long-term obligations	195,523,028	193,032,356	195,241,623	186,191,071	95,475,000
Liabilities disposed of	—	52,795,061	52,625,751	52,314,863	—
Company’s stockholder’s equity	244,031,479	131,702,285	214,513,327	100,112,198	35,975,704
Other financial data:
Funds from operations (FFO) attributable to Company’s common shares(2)	$31,244,754	$(28,243,129)	$(11,566,691)	$4,865,844	$1,138,325

(1)	Distributions declared per common share for the year ended December 31, 2009 include the distributions related to the quarter end December 31, 2008 which were declared on January 8, 2009.
(2)	In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), our management also considers funds from operations (“FFO”) and modified funds from operations (“MFFO”) as supplemental measures of our performance. We present FFO and MFFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by investors and other interested parties in the evaluation of REITS, many of which present FFO and MFFFO when reporting their results. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts, Inc (“NAREIT”) as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations). Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition expenses, acquisition fees and financing fees, which we intend to fund from the proceeds of this offering and which we do not view as an expense of operating a property, are now deducted as expenses in the determination of GAAP net income. As a result, we intend to consider a modified FFO, or MFFO, as a supplemental measure, when assessing our operating performance. We intend to explain all modifications to FFO and to reconcile MFFO to FFO and FFO to GAAP net income when presenting MFFO information. FFO and MFFO have significant limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. FFO and MFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO and MFFO does not represent cash generated from operating activities determined in accordance with GAAP and are not measures of liquidity and should be considered in conjunction with reported net income and cash flows from operations computed in accordance with GAAP, as presented in our consolidated financial statements.

Our MFFO has been determined in accordance with the Investment Program Association (“IPA”) definition of MFFO and may not be comparable to MFFO reported by other non listed REITs or traded REITs that do not define the term in accordance with the current IPA definition or that interpret the current IPA definition differently. Our MFFO is FFO excluding straight-line rental revenue, the net amortization of above-market and below market leases, other than temporary impairment of marketable securities, gain/loss on sale of marketable securities, impairment charges on long-lived assets, gain on debt extinguishment, unrealized gains/(losses) from mark to market adjustments on derivative not deemed hedges under GAAP and acquisition-related costs expensed. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.

Accordingly, we believe that FFO is helpful to investors, other interested parties and our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income. We believe that MFFO is helpful to investors, other interested parties and our management as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present supplemental information that reflects how our management analyzes our long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or acquisition activities.

Our calculation of FFO and MFFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for reconciliation of FFO and MFFO non-gaap measurements to net income/(loss) applicable to common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OUR
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read together with the accompanying consolidated financial statements of the Lightstone Value Plus Real Estate Investment Trust, Inc. and the notes thereto.

Forward-Looking Statements

Certain information included in this prospectus contains, and other materials filed or to be filed by us with the Securities and Exchange Commission, or the SEC, contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Lightstone Value Plus Real Estate Investment Trust, Inc. and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements.

Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Overview

Lightstone Value Plus Real Estate Investment Trust, Inc., (together with the Operating Partnership (as defined below), the “Company”, also referred to as “we”, “our” or “us” herein) has and may continue to acquire and operate in the future, commercial, residential and hospitality properties, principally in the United States. Our acquisitions are, principally through the Lightstone Value Plus REIT, LP, (the “Operating Partnership”), and may include both portfolios and individual properties. Our commercial holdings consist of retail (primarily multi-tenant shopping centers), lodging (primarily extended stay hotels), industrial and office properties and our residential properties are principally comprised of “Class B” multi-family complexes.

As discussed in Note 2 to the consolidated financial statements, the results of operations presented below exclude three properties within our multi-family segment due to their classification as discontinued operations.

We do not have employees. We entered into an advisory agreement dated April 22, 2005 with Lightstone Value Plus REIT LLC, a Delaware limited liability company, which we refer to as the “Advisor,” pursuant to which the Advisor supervises and manages our day-to-day operations and selects our real estate and real estate related investments, subject to oversight by our Board of Directors. We pay the Advisor fees for services related to the investment and management of our assets, and we reimburse the Advisor for certain expenses incurred on our behalf.

Beginning with the year ended December 31, 2006, we qualified to be taxed as a real estate investment trust (a “REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. As of December 31, 2010, we continue to comply with the requirements for maintaining our REIT status.

To maintain our qualification as a REIT, we engage in certain activities such as providing real estate-related services through a wholly-owned taxable REIT subsidiary (“TRS”). As such, we are subject to U.S. federal and state income and franchise taxes from these activities.

Acquisitions and Investment Strategy

We acquire fee interests in multi-tenant, community, power and lifestyle shopping centers, and in malls located in highly trafficked retail corridors, high-barrier to entry markets, and sub- markets with constraints on the amount of additional property supply. Additionally, we acquired or seek to acquire mid-scale, extended stay lodging properties and multi-tenant industrial properties located near major transportation arteries and distribution corridors; multi-tenant office properties located near major transportation arteries; and market-rate, middle market multifamily properties at a discount to replacement cost. We do not intend to invest in single family residential properties; leisure home sites; farms; ranches; timberlands; unimproved properties not intended to be developed; or mining properties.

Investments in real estate are made through the purchase of all or part of a fee simple ownership, or all or part of a leasehold interest. We may also purchase limited partnership interests, limited liability company interests and other equity securities. We may also enter into joint ventures with affiliated entities for the acquisition, development or improvement of properties as well as general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of developing, owning and operating real properties. We will not enter into a joint venture to make an investment that we would not be permitted to make on our own. Not more than 10% of our total assets will be invested in unimproved real property. For purposes of this paragraph, “unimproved real properties” does not include properties acquired for the purpose of producing rental or other operating income, properties under construction and properties for which development or construction is planned within one year.

The following summarizes the acquisitions and investments we have completed since our inception (see “Specific Investments” section appearing elsewhere in this prospectus for additional information):

2006 Activity:

The Company completed the acquisition of (i) an outlet center located in St. Augustine, Florida (the “St. Augustine Outlet Center”), (ii) four multi-family apartment communities in Southeast Michigan (collectively, the “Southeastern Michigan Multi-Family Properties”), and (iii) a retail power center and raw land in Omaha, Nebraska (collectively, “Oakview Plaza”).

2007 Activity:

The Company (i) acquired a 49.00% ownership investment in 1407 Broadway Mezz II, LLC (“1407 Broadway”), which has a sub-leasehold interest in a ground lease to an office building located at 1407 Broadway Street in New York, New York, (ii) purchased a land parcel in Lake Jackson, Texas, on which it subsequently completed the development of a retail power center (“Brazos Crossing Power Center”) in the first quarter of 2008, (iii) purchased an 8.5-acre parcel of undeveloped land, including certain development rights, of which a portion was used in connection with the expansion of the adjacent St. Augustine Outlet Center, (iv) purchased a portfolio of industrial and office properties (collectively, the” Gulf Coast Industrial Portfolio”) located in New Orleans, Louisiana (5 industrial and 2 office properties), Baton Rouge, Louisiana (3 industrial properties) and San Antonio, Texas (4 industrial properties), (v) purchased five apartment communities (collectively, the “Camden Multi-Family Properties”) located in Tampa, Florida (one property), Charlotte, North Carolina (two properties) and Greensboro, North Carolina (two properties), (vi) purchased two hotels (collectively, the “Houston Extended Stay Hotels”) located in Houston, Texas and (vii) purchased an industrial building (“Sarasota”) located in Sarasota, Florida. During 2010, three of the apartment communities (one located in Tampa, Florida, one located in Charlotte, North Carolina and one located in Greensboro, North Carolina) within the Camden Multi-Family Properties were disposed through foreclosure transactions.

2008 Activity:

The Company (i) made a preferred equity contribution in exchange for membership interests in a wholly owned subsidiary of Park Avenue Funding, LLC, an affiliated real estate lending company (“Park Avenue”) and (ii) acquired a 22.54% ownership interest in Mill Run, which owned two retail properties located in Orlando, Florida. During 2010, we received our final redemption payments from Park Avenue and therefore, we no longer had an investment in Park Avenue as of December 31, 2010.

2009 Activity:

On March 30, 2009, the Company acquired a 25.00% ownership interest in POAC, which had a portfolio of 18 retail outlet malls and two development projects located in 15 different states across the United States. On August 25, 2009, the Company acquired an additional (i) 14.26% ownership interest in Mill Run and (ii) 15.00% ownership interest in POAC. The Company disposed of its aggregate 36.80% and 40.00% ownership interests in Mill Run and POAC, respectively, on August 30, 2010.

2010 Activity:

In December 2010, the Company acquired a grocery store-anchored retail property (“Everson Pointe”) located in Snellville, Georgia.

2011 Activity:

On March 21, 2011, we acquired a 80% joint venture interest in a 366-room, eight-story, full service hotel and 65,000 square foot water park located in Danvers, Massachusetts from an unrelated third-party for approximately $8.0 million.

Current Environment

The slowdown in the economy coupled with continued job losses and/or lack of job growth leads us to be cautious regarding the expected performance of 2011 for our commercial as well as multi-family residential properties. In addition, the effect of the current economic downturn is having an impact on many retailers nationwide, including tenants of our commercial properties. There have been many national retail chains that have filed for bankruptcy. In addition to those who have filed, or may file, bankruptcy, many retailers have announced store closings and a slowdown in their expansion plans. For multi-family residential properties, in general, evictions have increased and requests for rent reductions and abatements are becoming more frequent.

U.S. and global credit and equity markets have recently undergone significant disruption, making it more difficult for many businesses to obtain financing on acceptable terms or at all. As a result of this disruption, in general there has been an increase in the costs associated with the borrowings and refinancing as well as limited availability of funds for refinancing. If these conditions continue or worsen, our cost of borrowing may increase and it may be more difficult to refinance debt obligations as they come due in the ordinary course. Our best course of action may be to work with existing lenders to renegotiate an interim extension until the credit markets improve.

During the year ended December 31, 2010, as a result of our defaulting on the debt related to three properties due to the properties no longer being economically beneficial to us, the lender foreclosed on these three properties. As a result of the foreclosure transactions, the debt associated with these three properties of $51.4 million was extinguished and the obligations were satisfied with the transfer of the properties’ assets and working capital and we no longer have any ownership interests in these three properties. The operating results of these three properties through their date of disposition have been classified as discontinued operations on a historical basis for all periods presented. The transactions resulted in a gain on debt extinguishment of $19.9 million of which $17.2 million was recorded during the second quarter of 2010 and $2.7 million was recorded during the fourth quarter of 2010. The gain on debt extinguishment is included in discontinued operations for the year ended December 31, 2010. Accordingly, the assets and liabilities of these three properties are reclassified as assets and liabilities disposed of on the consolidated balance sheet as of December 31, 2009.

Our operating results are impacted by the health of the North American economies. Our business and financial performance, including collection of our accounts receivable, recoverability of assets including investments, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial markets volatility, and recession.

We are not aware of any other material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of real estate and real estate related investments, other than those referred to herein.

Simon Transaction

On December 8, 2009, we, our Operating Partnership and Pro-DFJV Holdings LLC (“PRO”), a Delaware limited liability company and a wholly-owned subsidiary of ours (collectively, the “LVP Parties”) entered into a definitive agreement (“the “Contribution Agreement”) with Simon Property Group, Inc. (“Simon Inc.”), a Delaware corporation, Simon Property Group, L.P., a Delaware limited partnership (“Simon OP”), and Marco Capital Acquisition, LLC, a Delaware limited liability company (collectively, referred to herein as “Simon”) providing for the disposition of a substantial portion of our retail properties to Simon including our (i) St. Augustine Outlet Center, which is wholly owned, (ii) 40.00% interests in its investment in POAC, which includes 18 operating outlet center properties and two development projects, Livermore Valley Holdings, LLC (“Livermore”) and Grand Prairie Holdings, LLC (“Grand Prairie”), and (iii) 36.80% interests in its investment in Mill Run, which includes 2 operating outlet center properties. The terms of the Contribution Agreement were subsequently amended on June 28, 2010 providing for us to retain the St. Augustine Outlet center and its interests in certain development properties (Livermore and Grand Prairie) which were owned by POAC. Additionally, certain affiliates of our Sponsor were parties to the Contribution Agreement, pursuant to which they would dispose of their respective ownership interests in POAC and Mill Run and certain other outlet center properties, in which we had no ownership interests, to Simon.

On August 30, 2010, the Simon Transaction closed pursuant to which the LVP Parties disposed of their interests in investments in Mill Run and POAC, except for their interests in investments in both Livermore and Grand Prairie which were retained.

In connection with the closing of the Simon Transaction, we recognized a gain on disposition of approximately $142.8 million in the consolidated statements of operations during the third quarter of 2010. We also deferred an additional $32.2 million of gain on the consolidated balance sheet consisting of the total of the (i) $1.9 million of Escrowed Cash and (ii) $30.3 million of Restricted Marco OP Units received as part of the Aggregate Consideration Value because realization of these items is subject to the final adjustment. We incurred an additional $0.1 million of transaction expenses during the fourth quarter of 2010 which reduced the recognized gain to approximately $142.7 million for the year ended December 31, 2010.

Critical Accounting Estimates and Policies

General.

Our consolidated financial statements of included in this annual report include our accounts, the Operating Partnership (over which we exercise financial and operating control). All inter-company balances and transactions have been eliminated in consolidation.

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our financial statements requires us to make estimates and judgments about the effects of matters or future events that are inherently uncertain. These estimates and judgments may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including contingencies and litigation. We base these estimates on historical experience and on various other assumptions that we believe to be reasonable in the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

To assist in understanding our results of operations and financial position, we have identified our critical accounting policies and discussed them below. These accounting policies are most important to the portrayal of our results and financial position, either because of the significance of the financial statement items to which they relate or because they require our management’s most difficult, subjective or complex judgments.

Revenue Recognition and Valuation of Related Receivables.

Our revenue, which is comprised largely of rental income, includes rents that tenants pay in accordance with the terms of their respective leases reported on a straight-line basis over the initial term of the lease. Since our leases may provide for rental increases at specified intervals, straight-line basis accounting requires us to record as an asset, and include in revenue, unbilled rent that we only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. Accordingly, we determine, in our judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collection of unbilled rent with respect to any given tenant is in doubt, we record an increase in our allowance for doubtful accounts or record a direct write-off of the specific rent receivable, which has an adverse effect on our net income for the year in which the allowance is increased or the direct write-off is recorded and decreases our total assets and stockholders’ equity.

In addition, we will defer the recognition of contingent rental income, such as percentage rents, until the specific target which triggers the contingent rental income is achieved. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred.

Investments in Real Estate.

We record investments in real estate at cost and capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. We expense costs of repairs and maintenance as incurred. We compute depreciation using the straight-line method over the estimated useful lives of our real estate assets, which are approximately 39 years for buildings and improvements, 5 to 10 years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We record assets and groups of assets and liabilities which comprise disposal groups as “held for sale” when all of the following criteria are met: a decision has been made to sell, the assets are available for sale immediately, the assets are being actively marketed at a reasonable price in relation to the current fair value, a sale has been or is expected to be concluded within twelve months of the balance sheet date, and significant changes to the plan to sell are not expected. The assets and disposal groups held for sale are valued at the lower of book value or fair value less disposal costs. Once assets are classified as held for sale, we cease recording depreciation expense on those assets. Additionally, we record the operating results and cash flows related to these assets and liabilities as discontinued operations in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows, respectively, for all periods presented, if the operations and cash flows of the disposal group is expected to be eliminated from ongoing operations as a result of the disposal and we will not have any significant continuing involvement in the operations of the disposal group after disposal.

When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we will review the recoverability of the property’s carrying value. The review of recoverability is based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. Our forecast of these cash flows considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, we record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property.

We make subjective assessments as to whether there are impairments in the values of our investments in real estate. We evaluate our ability to collect both interest and principal related to any real estate related investments in which we may invest. If circumstances indicate that such investment is impaired, we reduce the carrying value of the investment to its net realizable value. Such reduction in value will be reflected as a charge to operations in the period in which the determination is made.

Real Estate Purchase Price Allocation.

The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, and certain liabilities such as assumed debt and contingent liabilities based in each case on their fair values. Purchase accounting is applied to assets and liabilities related to real estate entities acquired based upon the percentage of interest acquired. Fees incurred related to acquisitions are expensed as incurred within general and administrative costs within the consolidated statements of operations. Transaction costs, which are incurred related to our investment in unconsolidated real estate entities accounted for under the equity method of accounting, are capitalized as part of the cost of the investment.

Upon acquisition of real estate operating properties, we estimate the fair value of acquired tangible assets and identified intangible assets and liabilities and assumed debt and contingent liabilities at the date of acquisition, based upon an evaluation of information and estimates available at that date. Based on these estimates, we allocate the initial purchase price to the applicable assets, liabilities and noncontrolling interest, if any. As final information regarding fair value of the assets acquired and liabilities assumed and noncontrolling interest is received and estimates are refined, appropriate adjustments are made to the purchase price allocation. The allocations are finalized within twelve months of the acquisition date. We may utilize independent appraisals to assist in determining fair values.

We allocate the purchase price of an acquired property to tangible assets based on the estimated fair values of those tangible assets assuming the building was vacant. We record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize any capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

We measure the aggregate value of other intangible assets acquired based on the difference between (1) the property valued with existing in-place leases adjusted to market rental rates and (2) the property valued as if vacant. The fair value of in-place leases will include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which will be avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and will be estimated based upon independent appraisals and management’s consideration of current market costs to execute a similar leases. These direct costs will be included in intangible lease assets in the accompanying consolidated balance sheet and will be amortized over the remaining terms of the respective lease. The value of customer relationship intangibles will be amortized to expense over the initial term in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

We amortize the value of in-place leases to expense over the initial term of the respective leases. Currently, our leases range from one month to 11 years. The value of customer relationship intangibles will be amortized to expense over the initial term in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

Unconsolidated Affiliated Real Estate Entities.

We evaluate all joint venture arrangements for consolidation. We consider the percentage interest in the joint venture, evaluation of control and whether a variable interest entity (“VIE”) exists when determining if the investment qualifies for consolidation.

For those investments in affiliated real estate entities which do not meet the criteria for consolidation, we record these investments in unconsolidated real estate entities using the equity or cost method of accounting. Under the equity method, the investment is recorded initially at cost, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions. The net income or loss of each investor is allocated in accordance with the provisions of the applicable operating agreements of the real estate entities. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Differences between the carrying amount of our investment in the respective joint venture and our share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable. These items are reported as a single line item in the consolidated statements of operations as income or loss from investments in unconsolidated affiliated real estate entities. Under the cost of accounting, the investment is recorded initially at cost, and subsequently adjusted for cash contributions and distributions resulting from any capital events. Dividends earned from the underlying entities are recorded as interest income.

On a quarterly basis, we assess whether the value of our investments in unconsolidated real estate entities has been impaired. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. The ultimate realization of our investment in partially owned entities is dependent on a number of factors including the performance of that entity and market conditions. If we determine that a decline in the value of a partially owned entity is other than temporary, we record an impairment charge.

Accounting for Derivative Financial Investments and Hedging Activities.

We may enter into derivative financial instrument transactions in order to mitigate interest rate risk on a related financial instrument. We may designate these derivative financial instruments as hedges and apply hedge accounting. We record all derivative instruments at fair value on the consolidated balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. We will formally document all relationships between hedging instruments and hedged items, as well as our risk- management objective and strategy for undertaking each hedge transaction. We will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income (loss) within stockholders’ equity. Amounts will be reclassified from other comprehensive income (loss) to the consolidated statement of operations in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges. The effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. The change in fair value of derivative instruments which have not been formally documented as effective hedges will be reported as a gain or loss in other, net within the consolidated statement of operations.

Inflation

We will be exposed to inflation risk as income from long-term leases is expected to be the primary source of our cash flows from operations. Our long-term leases are expected to contain provisions to mitigate the adverse impact of inflation on our operating results. Such provisions will include clauses entitling us to receive scheduled base rent increases and base rent increases based upon the consumer price index. In addition, our leases are expected to require tenants to pay a negotiated share of operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in cost and operating expenses resulting from inflation.

Treatment of Management Compensation, Expense Reimbursements and Operating Partnership Participation Interest

Management of our operations is outsourced to our Advisor and certain other affiliates of our Sponsor. Fees related to each of these services are accounted for based on the nature of such service and the relevant accounting literature. Fees for services performed that represent our period costs are expensed as incurred. Such fees include acquisition fees associated with the purchase of interests in affiliated real estate entities; asset management fees paid to our Advisor and property management fees paid to our Property Manager. These fees are expensed or capitalized to the basis of acquired assets, as appropriate.

Our Property Manager may also perform fee-based construction management services for both our re-development activities and tenant construction projects. These fees are considered incremental to the construction effort and will be capitalized to the associated real estate project as incurred. Costs incurred for tenant construction will be depreciated over the shorter of their useful life or the term of the related lease. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project.

Leasing activity at our properties has also been outsourced to our Property Manager. Any corresponding leasing fees we pay are capitalized and amortized over the life of the related lease.

Expense reimbursements made to both our Advisor and Property Manager will be expensed or capitalized to the basis of acquired assets, as appropriate.

Income Taxes

We elected to be taxed as a REIT in conjunction with the filing of our 2006 U.S. federal income tax return. If we remain qualified as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to remain qualified for taxation as a REIT in any subsequent year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. As of December 31, 2010 and 2009, we had no material uncertain income tax positions and our net operating loss carry forward was $3.4 million. The tax years subsequent to 2007 remain open to examination by the major taxing jurisdictions to which we are subject. Additionally, even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to some U.S. federal, state and local taxes on our income and property and to U.S. federal income taxes and excise taxes on our undistributed income.

To maintain our qualification as a REIT, we engage in certain activities through LVP Acquisitions Corp. (“LVP Corp”), a wholly-owned TRS. As such, we are subject to U.S. federal and state income and franchise taxes from these activities. For the years ended December 31, 2010 and 2009, there was no tax provision recorded. For the year ended December 31, 2008, the tax provision recorded related to the TRS was approximately $0.1 million and is included in other income, net in the consolidated statement of operations.

Results of Operations

Our primary financial measure for evaluating each of our properties is net operating income (“NOI”). NOI represents rental income less property operating expenses, real estate taxes and general and administrative expenses. We believe that NOI is helpful to investors as a supplemental measure of the operating performance of a real estate company because it is a direct measure of the actual operating results of our properties.

Comparison of the year ended December 31, 2010 versus the year ended December 31, 2009

Consolidated

Revenues

Total revenues decreased by $1.5 million to $32.4 million for the year ended December 31, 2010 compared to $33.9 million for the same period in 2009. The decrease reflects declines in revenues in our (i) Retail segment of $0.1 million, (ii) Multi-Family Residential segment of $0.4 million, (iii) Industrial segment of $0.5 million and (iv) Hotel Hospitality segment of $0.5 million. See “Segment Results of Operations for the Year December 31, 2010 compared to December 31, 2009” for additional information on revenues by segment.

Property operating expenses

Property operating expenses decreased by $0.6 million to $12.1 million for the year ended December 31, 2010 compared to $12.7 million for the same period in 2009. The decrease is primarily due to a decrease of approximately $0.5 million in repairs and maintenance expense.

Real estate taxes

Real estate taxes remained relatively flat at $3.4 million for the year ended December 31, 2010 compared to $3.5 million for the same period in 2009.

Impairment of long-lived assets, net of (gain)/loss on disposal

Continuing Operations —

The impairment of long-lived assets, net of (gain)/loss on disposal of $1.1 million during the year ended December 31, 2010 primarily consists of an impairment charge of $1.2 million within our Retail Segment recorded in connection with the transfer of our St. Augustine Outlet Center from held for sale to held and used during the second quarter of 2010. An adjustment of $1.2 million was recorded to bring the St. Augustine Outlet Center’s assets balance to the lower of its carrying value net of any depreciation (amortization) expense that would have been recognized had the assets been continuously classified as held and used or the fair value on June 28, 2010.

The impairment of long-lived assets, net of (gain)/loss on disposal of $14.6 million during the year ended December 31, 2009 consisted of aggregate asset impairment charges of $14.9 million, partially offset by a $0.3 million gain on disposal of assets. The asset impairment charges primarily related to the impairment (i) within our Multi-Family Residential Segment of $12.9 million associated with two of the apartment communities (located in Charlotte and Greensboro, North Carolina) in our Camden Multi-Family Properties and (ii) $2.0 million within our Retail Segment associated with our Brazos Crossing Power Center. See discussion below under “Comparison of the year ended December 31, 2009 versus the year ended December 31, 2009” for additional information.

Discontinued Operations —

During the year ended December 31, 2009, we also recorded an impairment charge of $30.3 million related to three of the apartment communities (located in Tampa, Florida) within our Camden Multi-Family Properties which are included in discontinued operations because they were foreclosed on during 2010. See discussion below under “Comparison of the year ended December 31, 2009 versus the year ended December 31, 2008” for additional information.

General and administrative expenses

General and administrative costs increased by $0.7 million to $8.9 million for the year ended December 31, 2010 compared to $8.2 million for the same period in 2009. The increase is primarily due to the following:

•	$0.4 million in acquisition fees expensed related to the acquisition of Everson Pointe in December 2010, and
•	an increase of $0.3 million in accounting, legal and consulting services due to additional audit fees incurred during the year ended December 31, 2010 related to work performed on investments in unconsolidated affiliated real estate entities which were not part of the audit process for most of the same period in 2009.

Depreciation and amortization

Depreciation and amortization expense decreased by $2.0 million to $6.5 million for the year ended December 31, 2010 compared to $8.5 million for the same period in 2009 primarily due to a change in depreciation expense associated with the St. Augustine Outlet Center. During 2010, the St. Augustine Outlet Center was initially classified as held for sale and on June 28, 2010 this property was reclassified to held and used. The assets related to the St. Augustine Outlet Center were not depreciated during the period January 1 through June 28, 2010 because the St. Augustine Outlet Center was classified as held for sale. The depreciation expense recorded for the St. Augustine Outlet Center during the year ended December 31, 2010 was $1.5 million lower compared to the same period in 2009. In addition, a reduction in the depreciable asset base as a result of the aforementioned impairment charges recorded during the years ended December 31, 2010 and 2009 in our Multi-Family and Retail segments also contributed to the decline.

Other income/(expense), net

Other income/(expense), net decreased by $2.5 million to an expense of $2.0 million for the year ended December 31, 2010 compared to income of $0.5 million for the same period in 2009. The decrease in other income/(expense), net was primarily attributable to a $2.6 million charge recorded during the year ended December 31, 2010 related to the fair value adjustment on a collar derivative financial instrument entered into to protect our value in an equity investment within a certain range, which did not exist during the same period in 2009.

Interest income

Interest income increased by $1.5 million to $5.7 million for the year ended December 31, 2010 compared to $4.2 million for the same period in 2009 due to an increase in dividends and interest income earned on investments which were primarily the result of an increase in our investments during 2010 as a result of the Simon Transaction. In addition, the increase also reflects additional interest earned on related party loans of $0.6 million.

Interest expense

Interest expense, including amortization of deferred financing costs, was relatively consistent at $11.6 million for the years ended December 31, 2010 and 2009.

Gain on disposition of investments in unconsolidated affiliated real estate entities

During 2010 we disposed of certain of our interests in investment in unconsolidated affiliated real estate entities in connection with the completion of the Simon Transaction and recognized a gain on disposition of approximately $142.7 million in the consolidated statements of operations during the year ended December 31, 2010. We did not dispose of any of its interests in unconsolidated affiliated real estate entities during the year end December 31, 2009.

Gain/(loss) on sale of marketable securities

Gain/(loss) on sale of marketable securities decreased by $0.5 million to a $0.2 million loss for the year ended December 31, 2010 compared to a $0.3 million gain for the same period in 2009 primarily due to timing of sales of securities and the differences in adjusted cost basis compared to proceeds received upon sale.

Other than temporary impairment — marketable securities

Other than temporary impairment — marketable securities decreased by $3.4 million to zero during the year ended December 31, 2010 compared to $3.4 million charge during the same period in 2009. During the year ended December 31, 2009, we recorded a non-cash charge of $3.4 million related to a decline in value of certain investment securities which were determined to be other than temporary. During the year ended December 31, 2010 we did not have a similar impairment charge.

Income/(loss) from investments in unconsolidated affiliated real estate entities

This account represents our portion of the net earnings associated with our interests in investments in unconsolidated affiliated real estate entities which consisted of our investments in POAC, Mill Run and 1407 Broadway. Our loss from investments in unconsolidated affiliated real estate entities increased by $1.8 million to $12.1 million for the year ended December 31, 2010 compared to $10.3 million during the same period in 2009.

This increase was primarily due to (i) a higher net allocated loss from POAC and Mill Run of approximately $2.1 million (which also reflects $9.6 million of Simon Transaction divestiture costs) and (ii) an increase in allocated loss from 1407 Broadway of $1.3 million, partially offset by a $1.6 million decrease in depreciation expense associated with the difference in our cost of the POAC and Mill investments in excess of their historical net book values. Our equity earnings in unconsolidated affiliated real estate entities were also significantly impacted by the timing of acquisitions and dispositions of our ownership interests in POAC and Mill Run during the 2009 and 2010 periods, respectively.

Net income/(loss) from discontinued operations

Net income from discontinued operations for the year ended December 31, 2010 was approximately $19.1 million compared to a net loss from discontinued operations of $32.1 million for the year ended December 31, 2009. The net income/(loss) from discontinued operations is comprised of the results of operations from three apartment communities in our Camden Multi-Family Properties which were disposed of through foreclosure during the year ended December 31, 2010. The results of operations for these three apartment communities are classified as discontinued operations in all periods presented. The net income from discontinued operations for the year ended December 31, 2010, includes a gain on debt extinguishment of approximately $19.9 million, which did not occur during the same period in 2009. The net loss from discontinued operations for the year ended December 31, 2009 includes the aforementioned asset impairment charge of $30.3 million compared to $0.3 million loss on disposal recorded during the same period in 2010.

Noncontrolling interests

The net income/(loss) allocated to noncontrolling interests relates to (i) the interests in the Operating Partnership held by our Sponsor as well as common units held by our limited partners and (ii) the interest in PRO held by our Sponsor.

Segment Results of Operations for the Year Ended December 31, 2010 compared to December 31, 2009

Retail Segment

	For the Year Ended December 31,		Variance Increase/(Decrease)
	2010	2009	$	%
Revenues	$10,888,391	$10,969,631	$(81,240)	-0.7%
NOI	6,345,198	6,351,047	(5,849)	-0.1%
Average Occupancy Rate for period	86.3%	90.0%		-4.1%

Revenues were stable during the year ended December 31, 2010 compared to same period in 2009. The slight decrease of $0.1 million is attributable to a decline in occupancy at one of our centers due to the expiration of a lease agreement during 2010.

NOI remained relatively flat for the year ended December 31, 2010 compared to the same period in 2009. Lower salary, leasing-related expenses as well as a reduction in repairs and maintenance costs were offset by the decrease in revenues discussed above.

Multi-Family Residential Segment

	For the Year Ended December 31,		Variance Increase/(Decrease)
	2010	2009	$	%
Revenues	$11,592,233	$11,972,179	$(379,946)	-3.2%
NOI	4,776,610	4,882,063	(105,453)	-2.2%
Average Occupancy Rate for period	90.2%	89.6%		0.7%

Revenues decreased by approximately $0.4 million for the year ended December 31, 2010 compared to the same period in 2009. This decline reflects the continued negative impact of the current economic environment which has (i) led to us offering approximately $0.2 million of additional rent abatements to assist current tenants and attract new tenants and (ii) forced us to be less aggressive by approximately $0.1 million with respect to additional resident charges.

NOI decreased by approximately $0.1 million during the year ended December 31, 2010 compared to the same period in 2009. This decrease is primarily due to the decrease in revenues discussed above, partially offset by lower bad debt expense of approximately $0.2 million during 2010 compared to 2009.

Industrial Segment

	For the Year Ended December 31,		Variance Increase/(Decrease)
	2010	2009	$	%
Revenues	$6,960,213	$7,444,840	$(484,627)	-6.5%
NOI	3,773,125	4,512,876	(739,751)	-16.4%
Average Occupancy Rate for period	61.8%	65.1%		-5.1%

Revenue decreased by approximately $0.5 million for the year ended December 31, 2010 compared to the same period in 2009. This decrease is attributable to the decline in our average occupancy rate due to turnover of small business tenants, which have been negatively impacted by the current economic environment.

NOI decreased by approximately $0.7 million for the year ended December 31, 2010 compared to the same period in 2009. This decrease reflects the revenues decline discussed above and higher property operating expenses associated with roof repair, painting and insurance premiums.

Hotel Hospitality Segment

	For the Year Ended December 31,		Variance Increase/(Decrease)
	2010	2009	$	%
Revenues	$2,952,461	$3,469,561	$(517,100)	-14.9%
NOI	1,111,008	1,384,061	(273,053)	-19.7%
Average Occupancy Rate for period	71.5%	69.2%		3.3%
Average Revenue per Available Room for period	$27.80	$32.20	$(4.40)	-13.7%

Revenues decreased by approximately $0.5 million for the year ended December 31, 2010 compared to same period in 2009. Although we experienced an increase in our average occupancy rate, the impact was mitigated by the decline in our average revenue per available room (“Rev PAR”). The decline in Rev PAR is attributable to a higher percentage of rooms occupied under longer term stays, which typically earn a lower rate than short term stays. Additionally, one of our hotels had a hot water maintenance issue during the 2010 period, which impacted its number of stays.

NOI decreased by approximately $0.3 million for the year ended December 31, 2010 compared to the same period in 2009. This decrease reflects the decrease in revenues discussed above partially offset by lower property operating expenses mainly attributable to reduced repairs and maintenance costs compared to 2009.

Comparison of the year ended December 31, 2009 versus the year ended December 31, 2008

Consolidated

Revenues

Total revenues increased by $0.3 million to $33.9 million for the year ended December 31, 2009 compared to $33.6 million for the year ended December 31, 2008. The increased is related to additional revenues of $2.2 million within our Retail Segment primarily associated with the expansion at our St. Augustine Outlet Center, which was substantially completed in November 2008. This increase was offset by a decline of approximately $0.8 million within our Multi-Family Residential Segment due to increased rent concessions and lower occupancy during the current period compared to the same period a year ago, $0.6 million decline in our Industrial Segment due to a reduction in occupancy and tenant recoveries, as well as, a decline in our Hotel Hospitality Segment of $0.5 million due to lower room rates earned as a result of an increase in longer term stay tenants.

Property operating expenses

Property operating expenses decreased by $1.0 million to approximately $12.7 million, for the year ended December 31, 2009, compared to $13.7 million for the same period in 2008 primarily as a result of a decline in insurance expense and repairs and maintenance expense. During the year ended December 31, 2008, we recorded insurance deductible charges of approximately $0.5 million related to damage sustained at various locations from Hurricanes Ike and Gustav, which did not occur in the current year. In addition, our repair and maintenance expense within our Multi Family Residential segment declined. In the prior year, this segment incurred additional costs associated with a significant turnover in tenants at the beginning of 2008.

Real estate taxes

Real estate taxes remained relatively flat at $3.5 million for the year ended December 31, 2009 compared to $3.4 million for the same period in 2008.

Impairment of long-lived assets, net of (gain)/loss on disposal

For the year ended December 31, 2009, we recorded an asset impairment charge of $14.9 million primarily related to the impairment within the Multi Family Residential segment of $12.9 million associated with the two apartment communities (located in Charlotte, North Carolina and Greensboro, North Carolina) within the Camden Multi-Family Properties that are included in continuing operations and $2.0 million within the Retail segment associated with our Brazos Crossing Power Center. In addition, we recorded $0.3 million gain on disposal of assets offsetting the $14.9 million asset impairment charge. In addition to the $12.9 million charge recorded in continuing operations related to the Camden portfolio, we also during this period recorded a charge in discontinued operations of $30.3 million related to the three Camden properties included in discontinued operations.

We identified certain indicators of impairment related to the properties within our Camden portfolio and our Brazos Crossing power center such as negative cash flow expectations and change in management’s expectations regarding the length of the holding period, which occurred during the three months ended September 30, 2009. These indicators did not exist during our prior reviews of the properties during prior periods. We performed a cash flow valuation analysis and determined that the carrying value of the property exceeded the weighted probability of their undiscounted cash flows. Therefore, we recorded an impairment charge of $45.2 million ($14.9 million in continuing operations and $30.3 million in discontinued operations) related to these properties consisting of the excess carrying value of the asset over its estimated fair values as part of impairment of long lived assets, net of (gain)/loss on disposal within the accompanying consolidated statements of operations.

For the year ended December 31, 2008, we recorded an asset impairment charge of $4.6 million primarily related to impairment on one of our industrial properties located in Sarasota, Florida. In addition, we recorded $0.3 million loss on disposal of asset. We identified certain indicators of impairment related to this property such as the property is currently vacate and is experiencing negative cash flows and the difficulty in leasing space. We performed a cash flow valuation analysis and determined that the carrying value of the property exceeded its undiscounted cash flows. Therefore, we recorded an impairment charge related to the property consisting of the excess carrying value of the asset over its estimated fair value within the accompanying consolidated statements of operations.

General and administrative expenses

General and administrative costs decreased by $3.4 million to $8.2 million for the year ended December 31, 2009 compared to $11.7 million during the year ended December 31, 2008 primarily due to a reduction of $6.6 million in acquisition fees expensed, including closing costs, related to our investment in unconsolidated affiliated real estate entities. These costs were expensed during 2008 and effective January 1, 2009, in accordance with accounting guidance, these same costs, when incurred during 2009 were capitalized as part of the investment. Offsetting this decline was an increase of $2.3 million related to asset management fees due to an increase in the average asset value at December 31, 2009 compared to December 31, 2008 as well as additional consulting fees associated with valuation work performed during 2009 which did not occur in 2008 and additional accounting services.

Depreciation and Amortization

Depreciation and amortization expense increased by $0.9 million to $8.5 million for the year ended December 31, 2009 compared to same period in 2008 primarily due to an increase in depreciation expense in our Retail Segment for the expansion of our St. Augustine Outlet center, which was substantially completed in November 2008 offset somewhat by a reduction in the depreciable asset base as a result of the impairment charges recorded during 2009 and 2008.

Other income/(loss), net

Other income, net includes vending and other ancillary revenue as well as provision for income taxes related to our TRS. During 2009, other income, net increased by $0.3 million primarily related to the provision for income taxes related to our TRS. The provision in 2008 was $0.1 million compared to none in 2009. The remaining increase is due to an increase in vending and other ancillary revenue within our Multi Family Residential segment.

Interest income

Interest income declined by $0.6 million primarily due to a decrease in interest and dividends on our money market and marketable securities investments of $2.5 million due to a decline in interest rates compared to the same period in the prior year as well as a decline in average cash invested of approximately $19.8 million offset by additional interest earned on related party loans of $1.5 million and $0.3 million additional dividends earned on investment in affiliate, at cost.

Interest expense

Interest expense, including amortization of deferred financing costs, increased by $0.7 million to $11.6 million for the year ended December 31, 2009 compared to $10.9 million for the year ended December 31, 2008. The increase is due to interest capitalized of $0.8 million during the year ended December 31, 2008 compared to $0 during 2009.

Gain on sale of marketable securities

Gain on sale of marketable securities decreased by $0.2 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 due to timing of sales of securities and the difference in adjusted cost basis compared to proceeds received on sale.

Other than temporary impairment — marketable securities

During the year ended December 31, 2009, we recorded a non-cash charge of $3.4 million related to a decline in value of certain investment securities which were determined to be other than temporary and during the year ended December 31, 2008, we recorded an impairment charge of $9.8 million.

Loss from investments in unconsolidated affiliated real estate entities

Our loss from investment in unconsolidated affiliated real estate entities for the year ended December 31, 2009 was $10.3 million compared to $3.4 million during the year ended December 31, 2008. This account represents our portion of the net income/loss of our three investments in unconsolidated affiliated real estate entities, 1407 Broadway, Mill Run and POAC. The majority of the additional loss recorded represents the additional depreciation expense recorded of $10.8 million associated with the difference in our cost of these investments in excess of their historical net book values during 2009 compared to 2008 primarily related to timing of acquisitions. Offsetting this additional charge is a higher amount of income of $3.8 million allocated to us from our Mill Run investment compared to 2008 due to timing of acquisition (June 2008 and August 2009).

Net income/(loss) from discontinued operations

Net loss from discontinued operations for the year ended December 31, 2009 was approximately $32.1 million compared to a loss of $2.1 million for the year ended December 31, 2008. The net loss from discontinued operations is comprised of the results of operations from three properties within our Multi Family Residential segment which were disposed of through foreclosure during the year ended December 31, 2010. The results of operations for these properties are classified as discontinued operations in all periods presented. The net loss for the year ended December 31, 2009 includes an asset impairment charge of $30.3 million which did not occur during the same period in 2008.

Noncontrolling interests

The net income/(loss) allocated to noncontrolling interests relates to (i) the interests in the Operating Partnership held by our Sponsor as well as common units held by our limited partners and (ii) the interest in PRO held by our Sponsor.

Segment Results of Operations for the Year Ended December 31, 2009 compared to December 31, 2008

Retail Segment

	For the Year Ended		Variance Increase/(Decrease)
	December 31, 2009	December 31, 2008	$	%
Revenue	$10,969,631	$8,812,246	$2,157,385	24.5%
NOI	6,351,047	4,575,853	1,775,194	38.8%
Average Occupancy Rate for period	90.0%	89.3%		0.8%

Revenue increased by $2.2 million to $11.0 million for the year ended December 31, 2009 compared to the year ended December 31, 2008, primarily as a result of additional revenues of $2.2 million associated with the expansion at our St. Augustine Outlet Center, which was completed at the end of 2008. The average occupancy rate per period remained relatively flat for the year ended December 31, 2009 compared to 2008 however revenue increased by almost 25% as a result of an increase of approximately 87,000 in leasable square feet at our St. Augustine Outlet center as a result of the expansion.

Net operating income increased by $1.8 million to $6.4 million primarily as a result of an increase in revenues offset by increased property expenses association with additional costs with maintaining the additional leasable square feet at our St. Augustine Outlet center as a result of the expansion.

Multi-Family Residential Segment

	For the Year Ended		Variance Increase/(Decrease)
	December 31, 2009	December 31, 2008	$	%
Revenue	$11,972,179	$12,771,274	$(799,095)	-6.3%
NOI	4,882,063	5,106,222	(224,159)	-4.4%
Average Occupancy Rate for period	89.6%	90.7%		-1.2%

Revenue decreased by $0.8 million to $12.0 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. As a result of the current economic environment, the number of job losses has increased which is negatively impacting this segment. In order to assist current tenants and to attract new tenants, we have increased rent abatements during the year ended December 31, 2009. The rent concessions provided to tenants is approximately one additional month compared to a year ago and decreased total revenue by approximately $0.3 million. The remaining decrease is a result of a decline in average occupancy during 2009 compared to 2008.

Net operating income decreased by $0.2 million to $4.9 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease is a result of the decline in revenue of $0.8 million offset by lower bad debt expense incurred during the 2009 period of approximately $0.1 million and a decrease in repair and maintenance costs during 2009 due to significant turnover in tenants at the beginning of 2008 and lower utilities due to lower rates than 2008.

Industrial Segment

	For the Year Ended		Variance Increase/(Decrease)
	December 31, 2009	December 31, 2008	$	%
Revenue	$7,444,840	$8,054,802	$(609,962)	-7.6%
NOI	4,512,876	4,678,302	(165,426)	-3.5%
Average Occupancy Rate for period	65.1%	69.0%		-5.7%

Revenue decreased by $0.6 million to $7.4 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 as a result of a decline in the average occupancy rate and a reduction in tenant recoveries of $0.4 million. The reduction in tenant recoveries is due to lower property expenses incurred that are reimbursed by the tenants during the year ended December 31, 2009 compared to the 2008 period.

Net operating income decreased by $0.2 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 as a result of the decline in revenue offset by a reduction in certain property expenses. Insurance expense declined by $0.3 million and bad debt expense of $0.1 million. During the year ended December 31, 2008, we recorded insurance deductible charges of approximately $0.2 million related to damage sustained at various locations from Hurricanes Gustav, which did not occur in 2009.

Hotel Hospitality Segment

	For the Year Ended		Variance Increase/(Decrease)
	December 31, 2009	December 31, 2008	$	%
Revenue	$3,469,561	$3,966,838	$(497,277)	-12.5%
NOI	1,384,061	1,494,019	(109,958)	-7.4%
Average Occupancy Rate for period	69.2%	67.1%		3.1%
Average Revenue per Available Room for period	$32.20	$36.78	$(4.58)	-12.5%

Revenue declined by $0.5 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 as a result of a decline in the average revenue per available room. During the second half of 2008, the Hotel Hospitality Segment experienced higher demand than usual for their rooms due to the damage caused by Hurricane Ike, which displaced area residents from their homes. This type of demand did not exist in 2009. In addition, during 2009, the Hotel Hospitality Segment had more rooms occupied under longer term stays which typically earn a lower rate than short term stays.

Net operating income decreased by $0.1 million during the year ended December 31, 2009 compared to the year ended December 31, 2008 due to the decline in revenue offset by a decline in insurance expense. During the year ended December 31, 2008, we recorded insurance deductible charges of approximately $0.3 million related to damage sustained at various locations from Hurricanes Ike, which did not occur in 2009.

Financial Condition, Liquidity and Capital Resources

Overview:

Rental revenue and borrowings are our principal source of funds to pay operating expenses, debt service, capital expenditures and distributions, excluding non-recurring capital expenditures.

We expect to meet our short-term liquidity requirements generally through working capital and proceeds from our distribution reinvestment plan and borrowings. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

As of December 31, 2010, we had $195.5 million of outstanding mortgage debt. We intend to limit our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders. We may also incur short-term indebtedness, having a maturity of two years or less.

Our charter provides that the aggregate amount of borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess. As of December 31, 2010, our total borrowings represented 67.0% of net assets.

Our borrowings consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. We typically have obtained level payment financing, meaning that the amount of debt service payable would be substantially the same each year. As such, most of the mortgages on our properties provide for a so-called “balloon” payment and are at a fixed interest rate.

Any future properties that we may acquire may be funded through a combination of borrowings and the proceeds received from the disposition of certain of our retail assets. These borrowings may consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. Such mortgages may be put in place either at the time we acquire a property or subsequent to our purchasing a property for cash. In addition, we may acquire properties that are subject to existing indebtedness where we choose to assume the existing mortgages. Generally, though not exclusively, we intend to seek to encumber our properties with debt, which will be on a non-recourse basis. This means that a lender’s rights on default will generally be limited to foreclosing on the property. However, we may, at our discretion, secure recourse financing or provide a guarantee to lenders if we believe this may result in more favorable terms. When we give a guaranty for a property owning entity, we will be responsible to the lender for the satisfaction of the indebtedness if it is not paid by the property owning entity.

We may also obtain lines of credit to be used to acquire properties. These lines of credit will be at prevailing market terms and will be repaid from proceeds from the sale or refinancing of properties, working capital or permanent financing. Our Sponsor or its affiliates may guarantee the lines of credit although they will not be obligated to do so.

In addition to meeting working capital needs and distributions to our stockholders, our capital resources are used to make certain payments to our Advisor and our Property Manager, included payments related to asset acquisition fees and asset management fees, the reimbursement of acquisition related expenses to our Advisor and property management fees. We also reimburse our Advisor and its affiliates for actual expenses it incurs for administrative and other services provided to us. Additionally, the Operating Partnership may be required to make distributions to Lightstone SLP, LLC, an affiliate of the Advisor.

The following table represents the fees incurred associated with the payments to our Advisor and our Property Manager for the years ended December 31, 2010, 2009 and 2008:

	For the Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Acquisition fees	$279,264	$16,656,847	$2,336,565
Asset management fees	4,521,292	4,541,195	2,203,563
Property management fees	1,474,599	1,812,195	1,783,275
Acquisition expenses reimbursed to Advisor	1,264	902,753	1,265,528
Development fees and leasing commissions	266,698	270,122	1,934,107
Total	$6,543,117	$24,183,112	$9,523,038

Our charter states that our operating expenses, excluding offering costs, property operating expenses and real estate taxes, as well as acquisition fees and non cash related items (“Qualified Operating Expenses”) are to be less than the greater of 2% of our average invested net assets or 25% of net income. For the year ended December 31, 2010, our Qualified Operating Expenses were less than the greater of 2% of our average invested net assets or 25% of net income.

In addition, our charter states that our acquisition fees and expenses shall not exceed 6% of the contract price or in the case of a mortgage, 6% of funds advanced unless approved by a majority of the independent directors. For the year ended December 31, 2010, the acquisition fees and acquisition expenses were less than 6% of the contract price.

Summary of Cash Flows.

The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows provided by (used in) operating activities	$6,816,064	$1,377,693	$(3,303,624)
Cash flows used in investing activities	39,637,494	(11,465,930)	(97,097,602)
Cash flows (used in)/provided by financing activities	(39,212,093)	(38,941,510)	136,917,478
Net change in cash and cash equivalents	7,241,465	(49,029,747)	36,516,252
Cash and cash equivalents, beginning of the year	17,076,320	66,106,067	29,589,815
Cash and cash equivalents, end of the year	$24,317,785	$17,076,320	$66,106,067

Our principal sources of cash flow are derived from the operation of our rental properties as well as loan proceeds and distributions received from affiliates. We intend that our properties will provide a relatively consistent stream of cash flow that provides us with resources to fund operating expenses, debt service and quarterly dividends.

Our principal demands for liquidity are (i) our property operating expenses, (ii) real estate taxes, (iii) insurance costs, (iv) leasing costs and related tenant improvements, (v) capital expenditures, (vi) acquisition and development activities, (vii) debt service and (viii) distributions to our stockholders and noncontrolling interests. The principal sources of funding for our operations are operating cash flows and proceeds from (i) the disposition of properties or interests in properties, (ii) the issuance of equity and debt securities and (iii) the placement of mortgage loans.

Operating activities

Net cash flows provided by operating activities of $6.8 million for the year ended December 31, 2010 consists of the following:

•	net income of approximately $3.2 million, after adjustment for non-cash items and discontinued operations; and
•	cash inflows of approximately $1.9 million associated with the net changes in operating assets and liabilities primarily due to timing of payments (attributable to the positive cash effect of increases in accounts payable and accrued expenses of $3.9 million offset by the negative cash effect of an increase in tenant accounts receivable of $1.0 million and a decrease in due to Sponsor of $1.0 million).
•	cash inflows of approximately $1.5 million associated with discontinued operations.

During the year ended December 31, 2009, cash flows provided by operating activities was $1.4 million compared to cash used in operating activities of $3.3 million during the year ended December 31, 2008 resulting in a total change of $4.7 million. The improvement is driven by a reduction in accounts receivable of $2.2 million based upon timing of payments and an increase of $2.3 million in net income, adjusted for non cash charges.

Investing activities

The net cash provided by investing activities of $39.6 million for the year ended December 31, 2010 consists of the following cash inflows:

•	cash proceeds of $204.3 million from the disposition of certain of our interests in investments in unconsolidated affiliated real estate entities;
•	redemption payments received of $7.7 million related to our investment in affiliate, at cost; and
•	proceeds from the sale of marketable securities available for sale of $59.0 million.

These inflows in investment activity were offset by the following:

•	the purchase of $209.6 million of marketable securities available for sale, primarily collateralized mortgage obligations;
•	capital contributions of $4.3 million to investments in unconsolidated affiliated real estate entities;
•	capital expenditures of $10.6 million related to our properties;
•	The $5.6 million premium paid associated with a collar financial instrument purchased during 2010 and
•	additional funding of restricted escrows of $10.3 million (including $2.0 million of escrows returned to the lender in connection with certain second quarter foreclosure transactions which are classified as discontinued operations) as well as $6.9 million collateral held associated with the collar financial instrument.

Cash used in investing activities for the year ended December 31, 2009 of $11.5 million relates to $30.2 million paid associated with our investments in POAC and Mill Run. The $30.2 million is composed of transaction costs paid of $19.7 million and $10.5 million related to payment of a shareholder loan to Mill Run, which was acquired as part of the investment in Mill Run. In addition, $8.2 million relates to funding of investment property purchased, of which $6.7 million relates to our St. Augustine Outlet Mall expansion which is classified as discontinued operations. The St. Augustine expenditures related to tenant allowances funded during 2009. Offsetting, the cash outflows were $13.0 million of distributions received from Mill Run investment ($10.5 million) and PAF of ($2.5 million), as well as, $12.2 million related to proceeds from sale of marketable securities and proceeds from maturity of corporate bonds.

Financing activities

The net cash used in financing activities of approximately $39.2 million during the year ended December 31, 2010 primarily related to the following:

•	distributions to our common stockholders of $16.7 million;
•	distributions to our noncontrolling interests of $20.7 million, (including a $14.1 million distribution related to the disposition of certain of our investments in unconsolidated affiliated real estate entities);
•	common share redemptions of $5.4 million made pursuant to our share redemption program;
•	debt principal payments $2.5 million, including a lump sum principal payment of $0.7 million made in connection with the refinancing of one of our retail properties; and
•	loan fees and expenses paid of $0.4 million;
•	We received $5.0 million of proceeds associated with a mortgage financing related to our acquisition of Everson Pointe as well as $1.5 million of proceeds received under a demand grid loan from 1407 Broadway. We also received $2.8 million of proceeds under a demand grid loan from POAC but it was converted to a distribution from our investment in POAC on June 30, 2010.

Cash used in financing activities of $38.9 million during the year ended December 31, 2009 primarily related to (i) the payments of distributions to common shareholders and noncontrolling interests of $17.1 million; (ii) $2.2 million of principal payments on debt primarily associated with the pay down of $1.2 million related to the amendment to the hotels loan and $0.3 million related to debt associated with St. Augustine; (iii) $22.4 million issuance of note receivable to noncontrolling interests; (iv) and $4.3 million associated with redemption of common shares during the period. These outflows were offset by proceeds from issuance of special general partnership interest units (“SLP Units”) of $7.0 million.

We anticipate that adequate cash will be available to fund our operating and administrative expenses, regular debt service obligations, and the payment of dividends in accordance with REIT requirements in both the short and long-term. We believe our current financial condition is sound, however due to the current economic conditions and the continued weakness in, and unpredictability of, the capital and credit markets, we can give no assurance that affordable access to capital will exist when our debt maturities occur.

Contractual Obligations

The following is a summary of our contractual obligations outstanding over the next five years and thereafter as of December 31, 2010.

Contractual Obligations	2011	2012	2013	2014	2015	Thereafter	Total
Mortgage Payable	$16,309,012	$2,239,291	$2,518,608	$28,957,980	$6,773,098	$138,725,039	$195,523,028
Interest Payments(1)	10,779,644	10,190,593	10,029,118	9,886,253	8,295,577	6,867,948	56,049,133
Total Contractual Obligations	$27,088,656	$12,429,884	$12,547,726	$38,844,233	$15,068,675	$145,592,987	$251,572,161

(1)	These amounts represent future interest payments related to mortgage payable obligations based on the fixed and variable interest rates specified in the associated debt agreement. All variable rate debt agreements are based on the one month LIBOR rate. For purposes of calculating future interest amounts on variable interest rate debt the one month LIBOR rate as of December 31, 2010 was used.

Certain of our debt agreements require the maintenance of certain ratios, including debt service coverage. We have historically been and currently are in compliance with all of our debt covenants or have obtained waivers from our lenders, with the exception of (i) the debt service coverage ratio on the debt associated with the Houston Extended Stay Hotels, which we did not meet for the quarters ended June 30, 2010 and September 30, 2010, respectively, and (ii) the minimum debt service coverage ratio for the quarter ended June 30, 2010 and both the minimum and required debt service coverage ratio on the debt associated with the Gulf Coast Industrial Portfolio for the quarter ended December 31, 2010.

Under the terms of the loan agreement for the Houston Extended Stay Hotels, the Company, once notified by the lender of noncompliance, has five days to cure by making a principal payment sufficient to reduce the debt service coverage ratio to at least the minimum. During the fourth quarter of 2010, the Company received notification by the lender and timely made the required $0.3 million lump sum principal payment in order to cure the aforementioned noncompliance. As of December 31, 2010, the Company was in compliance with the debt service coverage ratio for this loan.

Under the terms of the loan agreement for the Gulf Coast Industrial Portfolio, the lender may elect to retain all excess cash flow from the associated properties because of such noncompliance. As of the date of this filing, the lender has taken no such action and the Company is current with respect to regularly scheduled monthly debt service payments.

We currently expect to remain in compliance with all our other existing debt covenants; however, should circumstances arise that would constitute an event of default, the various lenders would have the ability to exercise various remedies under the applicable loan agreements, including the potential acceleration of the maturity of the outstanding debt.

Funds from Operations and Modified Funds from Operations

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), our management also considers funds from operations (“FFO”) and modified funds from operations (“MFFO”), each as described below, as supplemental measures of our performance. We present FFO and MFFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by investors and other interested parties in the evaluation of REITS, many of which present FFO and MFFO when reporting their results.

FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts, Inc (“NAREIT”) as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations). Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition expenses, acquisition fees and financing fees, which we intend to fund from the proceeds of this offering and which we do not view as an expense of operating a property, are now deducted as expenses in the determination of GAAP net income. As a result, we intend to consider a modified FFO, or MFFO, as a supplement measure when assessing our operating performance. We intend to explain all modifications to FFO and to reconcile MFFO to FFO and FFO to GAAP net income when presenting MFFO information.

Our MFFO has been determined in accordance with the Investment Program Association (“IPA”) definition of MFFO and may not be comparable to MFFO reported by other non listed REITs or traded REITs that do not define the term in accordance with the current IPA definition or that interpret the current IPA definition differently. Our MFFO is FFO excluding straight-line rental revenue, the net amortization of above-market and below market leases, other than temporary impairment of marketable securities, gain/loss on sale of marketable securities, impairment charges on long-lived assets, gain on debt extinguishment, unrealized gains/(losses) from mark to market adjustments on derivative not deemed hedges under GAAP and acquisition-related costs expensed. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. MFFO may provide investors with a useful indication of our future performance and the sustainability of our current distribution policy. However, because MFFO excludes the effects of acquisition costs, which are an important component in the analysis of the historical performance of an asset, MFFO should not be construed as a historic performance measure.

Our calculation of MFFO will exclude the following items and as a result will have the following limitations with its use as compared to net income/(loss):

•	Other non-cash charges not related to the operating performance or our properties. Straight-line rental revenue, the net amortization of above market and below market leases, other than temporary impairment of marketable securities, gain/loss on sale of marketable securities, impairment charges on long-lived assets, gain on debt extinguishment, unrealized gains/(losses) from mark to market adjustments on derivatives and other non-cash charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance. Although these charges will be included in the calculation, and result in an increase or decrease, of net income (loss), these charges are adjustments excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on events not related to our core operations.
•	Organizational and offering expenses and acquisition expenses payable to our Advisor. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Our calculation of MFFO set forth in the table below reflects such exclusions.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other non-traded REITs. FFO and MFFO have significant limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. FFO and MFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO and MFFO does not represent cash generated from operating activities determined in accordance with GAAP and are not measures of liquidity and should be considered in conjunction with reported net income and cash flows from operations computed in accordance with GAAP, as presented in our consolidated financial statements.

Accordingly, we believe that FFO is helpful to our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income. We believe that MFFO is helpful to investors, other interested parties and our management as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present supplemental information that reflects how our management analyzes our long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or acquisition activities.

We believe that presenting FFO and MFFO is useful to and will benefit investors and other interested parties by (i) enhancing the ability of the financial community to analyze and compare our operating performance over time through the developing stages of our operations and among other non-traded REITs; (ii) enhance transparency and public confidence in the quality and consistency of our reported results; and (iii) provide standardized information for the evaluation by investors of our operating performance consistent with how our management, advisor and board of directors judge our operating performance and determine operating, financing and distribution policies.

Our calculation of FFO and MFFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

Below is a reconciliation of net income/(loss) to FFO and MFFO for the years ended December 31, 2010, 2009 and 2008.

	For the Year Ended December 31,
	2010	2009	2008
Net income/(loss)	$141,940,982	$(66,103,644)	$(28,224,164)
FFO Adjustments:
Depreciation and amortization:
Depreciation and amortization of real estate assets	6,545,968	8,515,536	7,593,380
Equity in depreciation and amortization for unconsolidated affiliated real estate entities	25,392,721	28,058,821	7,363,009
(Gain)/loss on disposal of investment property	(69,555)	(237,812)	315,642
Gain on disposal of investment property of unconsolidated affiliated real estate entities	(4,306)	(120,961)
Gain on disposal of unconsolidated affiliated real estate entities	(142,692,868)	—	—
Discontinued operations:
Depreciation and amortization of real estate assets	362,632	1,227,824	1,347,773
Loss on disposal of investment property	300,000	—	—
FFO	31,775,574	(28,660,236)	(11,604,360)
MFFO Adjustments:
Noncash adjustment:
Amortization of above and below market leases(1)	(293,297)	(633,196)	(902,980)
Straight-line rent adjustment(2)	(2,289,502)	(2,633,170)	(501,430)
Impairment loss on long-lived assets	1,193,233	45,198,614	4,550,795
Mark to market adjustment on derivative financial instrument	2,560,119	—	—
Gain on debt extinguishment	(19,903,319)	—	—
(Gain)/loss on sale of marketable securities	166,902	(343,724)	(528,334)
Other than temporary impairment – marketable securities		3,373,716	9,830,259
Total non cash adjustments	(18,565,864)	44,962,240	12,448,310
Other adjustments:
Acquisition/divestiture costs expensed(3)	12,663,466	3,370,638	6,260,021
MFFO	$25,873,176	$19,672,642	$7,103,971
Net income/(loss)	$141,940,982	$(66,103,644)	$(28,224,164)
Less: (income)/loss attributable to noncontrolling interests	(12,010,478)	908,991	84,805
Net income/(loss) applicable to Company's common shares	$129,930,504	$(65,194,653)	$(28,139,359)
Net income/(loss) per common share, basic and diluted	$4.09	$(2.08)	$(1.24)
FFO	$31,775,574	$(28,660,236)	$(11,604,360)
Less: FFO attributable to noncontrolling interests	(530,820)	417,107	37,669
FFO attributable to Company's common shares	$31,244,754	$(28,243,129)	$(11,566,691)
FFO per common share, basic and diluted	$0.98	$(0.90)	$(0.51)
MFFO	$25,873,176	$19,672,642	$7,103,971
Less: MFFO attributable to noncontrolling interests	(437,024)	(286,306)	(23,060)
MFFO attributable to Company's common shares	$25,436,152	$19,386,336	$7,080,911
Weighted average number of common shares outstanding, basic and diluted	31,755,268	31,276,697	22,658,290

Below is Table showing cumulative distributions paid and cumulative FFO from inception through December 31, 2010.

From inception through December 31, 2010
FFO	$(2,560,897)
Distributions	$62,954,944

For the year ended December 31, 2010, we paid distributions of $23.0 million, including $16.7 million of distributions paid in cash and $6.3 million of distributions reinvested through our dividend reinvestment plan. FFO for the year ended December 31, 2010 was $31.2 million and cash flow from operations was $6.8 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, primarily with proceeds from our offering. See the reconciliation of FFO to net income (loss) above.

(1)	Amortization of above and below market leases includes amortization for wholly owned subsidiaries in continuing operations of $0.1 million, $0.3 million and $0.7 million; amortization from unconsolidated entities of $0.2 million, $0.3 million and $0.1 million; as well as, amortization from discontinued operations of zero, zero and $0.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.
(2)	Straight-line rent adjustment includes straight-line rent for wholly owned subsidiaries in continuing operations of $0.6 million, $0.2 million and $0.1 million; as well as, straight-line rent from unconsolidated entities of $1.7 million, $2.4 million and $0.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.
(3)	Acquisitions/divestiture costs expenses include divestiture costs of $12.2 million and $3.4 million for the years ended December 31, 2010 and 2009, respectively, associated from unconsolidated entities and are included in the Company’s loss on investments on unconsolidated affiliated real estate entities. These costs are associated with the closing of the Simon Transaction.

New Accounting Pronouncements

See Note 2 of the notes to consolidated financial statements for further information of certain accounting standards that have been adopted during 2010 and certain accounting standards that we have not yet been required to implement and may be applicable to our future operations.

Subsequent Events

See Note 21 of the notes to consolidated financial statements for further information related to subsequent events.

Quantitative and Qualitative Disclosures About Market Risk:

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

We may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund the expansion and refinancing of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve our objectives, we may borrow at fixed rates or variable rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes. As of December 31, 2010, we had one interest rate cap outstanding with an insignificant intrinsic value.

We also hold equity and debt securities for general investment return purposes. We regularly review the market prices of these investments for impairment purposes. In order to manage risk related to changes in the price of Simon Stock, in October and November of 2010, we entered into a hedge, structured as a collar) on

527,803 (75% of our total Marco OP Units) of our Marco OP Units. As of December 31, 2010, a hypothetical adverse 10% movement in market values (after taking into consideration the effect of out collar) would result in a hypothetical loss in fair value of approximately $17.6 million.

The following table shows the mortgage payable obligations maturing during the next five years and thereafter at December 31, 2010:

	2011	2012	2013	2014	2015	Thereafter	Total	Estimated Fair Value
Mortgage Payable	$16,309,012	2,239,291	2,518,608	28,957,980	6,773,098	138,725,039	$195,523,028	$197,588,714
Marco OP Units Collar:
Notional Amount	527,803	Units						$3,087,648
Average Cap (Highest)	$109.95
Average Floor (Lowest)	$90.32

As of December 31, 2010, approximately $20.4 million, or 10%, of our debt, are variable rate instruments and our interest expense associated with these instruments is, therefore, subject to changes in market interest rates. A 1% adverse movement (increase in LIBOR or Prime rate) would increase annual interest expense by approximately $0.2 million.

The fair value of the mortgage payable as of December 31, 2010 was approximately $197.6 million compared to the book value of approximately $195.5 million. The fair value of the mortgage payable as of December 31, 2009 was approximately $183.9 million compared to the book value of approximately $193.0 million.

In addition to changes in interest rates, the value of our real estate and real estate related investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of lessees, which may affect our ability to refinance our debt if necessary. As of December 31, 2010, we had no off-balance sheet arrangements.

We cannot predict the effect of adverse changes in interest rates on our debt and, therefore, our exposure to market risk, nor can we provide any assurance that long-term debt will be available at advantageous pricing. Consequently, future results may differ materially from the estimated adverse changes discussed above.

DESCRIPTION OF SECURITIES

We were incorporated under the laws of the State of Maryland. Your rights are governed by Maryland law, our charter and our bylaws. The following summary of the terms of our stock is only a summary and you should refer to our charter and bylaws for a full description. Copies of our charter and bylaws are filed as part of the registration statement of which this prospectus is a part.

Authorized Stock

Our charter provides that we may issue up to 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 31, 2010, we had approximately 31.6 million shares of common stock outstanding and no preferred stock outstanding.

Our charter contains a provision permitting our Board of Directors, without any action by the stockholders, to amend the charter to increase or decrease the aggregate number of shares of common stock or preferred stock that we are authorized to issue and to change the aggregate number of shares, change the number of shares of any class or series of stock we have the authority to issue, and classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such stock.

We believe that the power of the Board of Directors to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional common stock or preferred stock will generally be available for issuance without further action by our stockholders.

Common Stock

All of the common stock we are offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the ownership and transfer of shares of our stock, holders of our common stock will be entitled to receive distributions if authorized by our Board of Directors and to share ratably in our assets available for distribution to the stockholders in the event of a liquidation, dissolution or winding-up.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election, and the holders of the remaining common stock will not be able to elect any directors.

Holders of our common stock have no conversion, sinking fund, redemption or exchange rights, and have no preemptive rights to subscribe for any of our securities. Maryland law provides that a stockholder has appraisal rights in connection with some transactions. However, our charter provides that the holders of our stock do not have appraisal rights unless a majority of the Board of Directors determines that such rights shall apply. Shares of our common stock have equal dividend, distribution, liquidation and other rights.

Under our charter, we cannot make some material changes to our business form or operations without the approval of stockholders holding at least a majority of the shares of our stock entitled to vote on the matter. These include (1) amendment of our charter, (2) our liquidation or dissolution, (3) our reorganization, and (4) our merger, consolidation or the sale or other disposition of all or substantially all of our assets. Share exchanges in which we are the acquirer, however, do not require stockholder approval.

Our bylaws provide that the election of directors requires a majority of all the votes cast at a meeting of our stockholders at which a quorum is present. Our charter provides that the affirmative vote of the holders of a majority of our outstanding stock entitled to vote generally in the election of directors may remove any director with or without cause.

Our registrar and transfer agent is ACS Securities.

Preferred Stock

Shares of preferred stock may be issued in the future in one or more series as authorized by our Board of Directors. Prior to the issuance of shares of any series, the Board of Directors is required by our charter to fix the number of shares to be included in each series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, it may provide the holders of any series of preferred stock with preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Issuance of Additional Securities and Debt Instruments

Our directors are authorized to issue additional stock or other convertible securities for cash, property or other consideration on such terms as they may deem advisable. Subject to restrictions in our charter, our directors may cause us to issue debt obligations on such terms and conditions as they may determine, including debt with the right to convert into stock. Subject to certain restrictions, our directors may also cause us to issue, options and rights to buy our common stock on such terms as they deem advisable to our stockholders, as part of a financing arrangement, or pursuant to stock option plans. Our directors may cause us to issue warrants, options and rights to buy our common stock even though their exercise could result in dilution in the value of our outstanding common stock.

Restrictions on Issuance of Securities

Our charter provides that we will not issue:

•	equity securities which are redeemable solely at the option of the holder;
•	debt securities unless the historical debt service coverage in the most recently completed fiscal year is sufficient to properly service the higher level of debt;
•	options or warrants to purchase stock to our advisor, Sponsor, director(s) or any affiliates of our advisor, Sponsor or directors except on the same terms as sold to the general public and in an amount not to exceed 10% of our outstanding common or preferred stock on the date of grant of any options or warrants; or
•	equity securities on a deferred payment basis or similar arrangement.

Restrictions on Ownership and Transfer

The resale of our shares may be restricted by limitations on transferability of shares imposed by state suitability standards or blue sky laws. Specifically, the REIT Sponsors must establish minimum income and net worth standards for purchasers of shares in REITs such as us, for which there is not likely to be a substantial and active secondary market, such as us. The NASAA REIT Guidelines require a Sponsor to propose minimum income and net worth standards that are reasonable given the type of REIT and risk associated with the purchase of shares. REITS with greater investor risk must have minimum standards with a substantial net worth requirement. Generally, unless a particular state regulator decides otherwise, stockholders must have a minimum annual gross income of $70,000 and a minimum net worth of $70,000, or a minimum net worth of $250,000. For specific states with increased minimum income and net worth requirements, see the page immediately following the cover page of this prospectus.

In order to qualify as a REIT under the Code, among other purposes, our charter provides that, subject to exceptions described below, no person may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution provisions of the Code, (i) more than 9.8% in value of our aggregate outstanding shares of capital stock or (ii) our capital stock to the extent that such ownership would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code). Our charter further provides that any transfer of our common stock or preferred stock that would result in our common stock and preferred stock being beneficially owned by fewer than 100 persons shall be null and void, and the intended transferee will not acquire any rights in the common stock or preferred stock intended to be transferred.

Subject to the exceptions described below, to the extent that any person beneficially or constructively owns our common or preferred stock in excess of the 9.8% ownership limit or that would cause us to be “closely held” within the meaning of the Code or would otherwise cause us to fail to qualify as a REIT, such shares will be transferred automatically by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee will be a person unaffiliated with us who is designated by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust shall sell the shares held in the trust to a person or entity who could own such shares without violating the ownership limits. Upon such sale, the trustee will distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the shares held in the trust or the sales proceeds received by the trust for such shares.

In the case of any shares held in the trust resulting from any event other than a transfer or from a transfer for no consideration, such as a gift, the trustee will be required to sell the shares held in the trust to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price of the shares held in the trust as of the date of the event causing the shares to be held in the trust or the sales proceeds received by the trust for the shares held in the trust. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the charitable beneficiary. Prior to a sale of any of the shares by the trust, the trustee will be entitled to receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to the shares, and also will be entitled to exercise all voting rights with respect to the shares. Subject to the MGCL, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority, in its sole discretion to:

•	rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by us that such shares have been transferred to the trust; and
•	recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner prior to the discovery by us that such shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the charitable beneficiary. In the event that the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the ownership limits or such other limit as provided in the charter or as otherwise permitted by the Board of Directors, our charter provides that the transfer of the shares will be null and void.

In addition, our shares which are held in trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share on the transaction that resulted in such transfer to the trust, or, in the case of a gift, the market price at the time of the gift; and
•	the market price on the date we accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

Our charter requires all persons who directly or indirectly beneficially own more than 5%, or any lower percentage as required pursuant to regulations under the Internal Revenue Code, of our outstanding shares of common and preferred stock, within 30 days after December 31 of each year, to provide to us a written statement stating their name and address, the number of shares of common and preferred stock they beneficially own directly or indirectly, and a description of how the shares are held. In addition, each beneficial owner must provide to us any additional information as we may request in order to determine the effect, if any, of their beneficial ownership on our status as a REIT and to ensure compliance with the 9.8% ownership limit.

Our Board of Directors may exempt prospectively or retroactively a person from the 9.8% ownership limit upon certain conditions. However, our Board of Directors may not grant an exemption from the 9.8% ownership limit to any proposed transferee whose beneficial ownership of our common and preferred stock in excess of the ownership limit would result in the termination of our status as a REIT.

Prior to the listing of our shares on a national stock exchange or the trading of our shares in the over-the-counter market, we will not issue stock certificates except to stockholders who make a written request to us therefor. Until such time, ownership of our shares will be recorded by us in book-entry form. Once issued, all certificates representing any shares of our common or preferred stock will bear a legend referring to the restrictions described above.

Provisions of Maryland Law and Our Charter and Bylaws

The following paragraphs summarize material provisions of Maryland law and of our charter and bylaws. The following summary does not purport to be complete, and you should review our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

Business Combinations.  Under Maryland law, some business combinations (including a merger, consolidation, share exchange or, under some circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding stock of the corporation (an interested stockholder) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if, the Board of Directors of the corporation approved in advance the transaction which otherwise would have resulted in the person becoming an interested stockholder. The Board of Directors may provide that its approval is subject to compliance with any terms and conditions determined by the Board of Directors. Thereafter, any such business combination generally must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as defined in the Maryland business combination statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Our board, by resolution, has exempted any business combinations involving us and The Lightstone Group or any of its affiliates from these provisions. As a result, the five-year prohibition and the super-majority vote requirements will not apply to any business combinations between any affiliate of The Lightstone Group and us. As a result, any affiliate of The Lightstone Group may be able to enter into business combinations with us, which may or may not be in the best interests of our stockholders.

Control Share Acquisition.  With some exceptions, Maryland law provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares (1) owned by the acquiring person, (2) owned by officers, and (3) owned by employees who are also directors. Control shares mean voting shares of stock which, if aggregated with all other shares of stock owned by an acquiring person or in respect of which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our shares of stock. We cannot assure that such provision will not be amended or eliminated at any time in the future.

Tender Offers

At our stockholders’ annual meeting held on September 16, 2010, an amendment to our charter to add a new section regarding tender offers was approved by our stockholders. Under our amended charter, any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide notice of such tender offer at least ten business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, we will have the right to redeem that offeror’s shares of stock, including shares acquired in the tender offer. Additionally, the non-complying offeror would be responsible for our related expenses.

SHARES ELIGIBLE FOR FUTURE SALE

Shares to be Outstanding or Issuable upon Exercise or Conversion of Other Outstanding Securities

Subject to the provisions of our charter, we could issue an undetermined number of shares of common or preferred stock. On May 23, 2005, we commenced an initial public offering to sell a maximum of 30,000,000 shares of common shares, at a price of $10 per share and our initial public offering terminated on October 10, 2008 when all shares offered where sold. As of December 31, 2010, we had approximately 31,613,622 shares of common stock outstanding. We have reserved 75,000 shares for issuance upon exercise of options which may be granted pursuant to our stock option plan, and as of December 31, 2010, options to purchase 36,000 shares of stock were outstanding at an exercise price of $10.00 per share; 18,000 are fully vested.

We may also issue shares of stock for the following purposes:

•	directly for equity interests in real properties;
•	upon exchange of any units of limited partnership interest in the operating partnership, including units issued in exchange for equity interests in real properties; or
•	upon exchange of any interests in entities that own our properties or in other companies we control, which might be issued for equity interests in real properties.
•	All of the common stock we are offering by this prospectus will be freely tradable in the public market, if any, without restriction or limitation under the Securities Act of 1933 by persons other than our affiliates and soliciting dealers considered underwriters. However, the common stock will be subject to the restrictions explained under “Description Of Securities — Restrictions on Ownership and Transfer.”

Securities Act Restrictions

The common stock owned by our affiliates and the common stock issuable upon exchange of limited partnership units will be subject to Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144, a person, or persons whose common stock is aggregated with them in accordance with Rule 144, who has beneficially owned securities acquired from an issuer or an affiliate of the issuer for at least one year, would be entitled, within any three-month period, to sell a number of shares of common stock that does not exceed the greater of (1) 1% of the then-outstanding number of shares or (2) the average weekly reported trading volume of the common stock on a national securities exchange or market during the four calendar weeks preceding each sale. Sales under Rule 144 must be transacted in a specific manner and must meet requirements for public notice as well as public information about us. Any person who (1) is not deemed to have been our affiliate at any time during the three months preceding a sale, and (2) has beneficially owned our common stock for at least six months, would be entitled to sell the common stock under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements. An affiliate, for purposes of the Securities Act, is a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or under common control with, us.

Stock Option Plan

We have established a stock option plan for the purposes of attracting and retaining independent directors to our Company. See “Management — Stock Option Plan” for additional information regarding the stock option plan. In July 2007, August 2008, September 2009 and September 2010, options to purchase 3,000 shares were granted to each of our three independent directors at the annual stockholders meeting on the respective dates. As of December 31, 2010, options to purchase 36,000 shares of stock were outstanding, 18,000 were fully vested, at an exercise price of $10. Through December 31, 2010, there were no forfeitures related to stock options previously granted.

Effect of Availability of Shares on Market Price of Shares

Prior to the date of this prospectus, there has been no public market for our common stock. We cannot assure that a public market for our common stock will develop. We cannot predict that future sales of common stock, including sales pursuant to Rule 144, or the availability of common stock for future sale will have on the market price, if any, prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon the exercise of options or the exchange of limited partnership units or other interests, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and impair our ability to obtain additional capital through the sale of equity securities. See “Risk Factors — Investment Risks.” For a description of restrictions on transfer of common stock, see “Description of Securities — Restrictions on Ownership and Transfer.” Also, see the following paragraphs regarding exchange and registration rights pertaining to limited partnership units.

Exchange Rights

Limited partners in the operating partnership will have the ability to exchange their limited partnership units into cash equal to the fair market value of one share of our common stock, or, at our option, shares of our common stock. See “Operating Partnership Agreement — Limited Partner Exchange Rights.”

See also “Operating Partnership Agreement — Extraordinary Transactions” for a discussion of exchange rights triggered by mergers and other major transactions.

Similar exchange rights may be given to holders of other classes of units in the operating partnership and to holders of interests in other companies we control, if any.

Any common stock issued to a limited partner upon exchange of limited partnership units may be sold only pursuant to an effective registration under the Securities Act or pursuant to any available exemption from such registration, such as Rule 144 promulgated under the Securities Act.

Limited partnership unit holders cannot exchange units for shares within one year of issuance.

Registration Rights

In the future we expect to grant “demand” and/or “piggyback” registration rights to (1) stockholders receiving our common stock directly for their equity interests in our assets, (2) limited partners receiving units of limited partnership interest in the operating partnership for their interests in properties, and (3) persons receiving interests in any real property partnership for their interests in real properties. These rights will be for registration under the Securities Act of any of our common stock acquired by them directly or upon exchange of their units or interests in the applicable partnership. The terms and conditions of any agreements for registration rights will be negotiated and determined at such future time as we determine advisable in connection with the acquisition of one or more properties.

SUMMARY OF OUR ORGANIZATIONAL DOCUMENTS

Each stockholder is bound by and deemed to have agreed to the terms of our organizational documents by his, her or its election to become a stockholder. Our organizational documents consist of our charter and bylaws. The following is a summary of material provisions of our organizational documents and does not purport to be complete. Our organizational documents are filed as exhibits to our registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our charter in its present form was filed with the State Department of Assessments and Taxation of Maryland and became effective on May 12, 2005 and was amended on September 22, 2010. The bylaws in their present form became operative when our Board of Directors approved them as of October 19, 2007. Neither our charter nor bylaws have an expiration date. As a result, they will remain effective in their current form throughout our existence, unless they are amended.

CHARTER AND BYLAW PROVISIONS

The stockholders’ rights and related matters are governed by our charter and bylaws and Maryland law. Some provisions of the charter and bylaws, summarized below, may make it more difficult to change the composition of our Board of Directors and could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Stockholders’ Meetings

Our bylaws provide that an annual meeting of the stockholders will be held on the date in the month of July in each year that the Board of Directors may determine, but not less than 30 days after the delivery of our annual report to stockholders. The purpose of each annual meeting of the stockholders is to elect directors and to transact any other proper business. The chairman, the president, the chief executive officer, a majority of the directors or a majority of the independent directors may call a special meeting of the stockholders. The secretary must call a special meeting when stockholders holding 10% or more of the outstanding shares entitled to be cast at such meeting make a written request for a meeting. The written request may be delivered in person or by mail and must state the purpose(s) of the meeting and matters proposed to be acted upon at the meeting. The meeting will be held on a date not less than 15 nor more than 60 days after the distribution of the notice for such meeting, at the time and place specified in the stockholder request. Except as provided in the preceding sentence, we will give notice of any annual or special meeting of stockholders not less than 10 nor more than 90 days before the meeting. With respect to special meetings, the notice will state the purpose of the meeting and the matters to be acted upon. At any meeting of the stockholders, each stockholder is entitled to one vote for each share of common stock owned of record on the applicable record date. In general, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum.

Board of Directors

Our bylaws provide that we may not have less than three or more than nine directors. A majority of the directors must be independent directors. (See “Our Directors and Executive Officers — Committees of Our Board of Directors”). Any vacancy on the Board of Directors may be filled by a majority of the directors in office, whether or not the directors constitute a quorum, except that upon a vacancy created by the death, resignation or incapacity of an independent director, the remaining independent directors must nominate a replacement. Any director may resign at any time and may be removed with or without cause at a meeting called for that purpose by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally for the election of directors.

A director must have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets we acquire. At least one of the independent directors must have three years of relevant real estate experience. At least one of the independent directors must be a financial expert, with at least three years of relevant financial experience.

Stockholder Voting Rights

Each share of our common stock has one vote on each matter submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights or preemptive rights. Stockholders may vote in person or by proxy.

Directors are elected when they receive a majority of the votes cast in person or by proxy at a stockholders’ meeting, provided there was a quorum when the meeting commenced. A quorum is obtained when the stockholders holding a majority of the aggregate number of votes entitled to be cast are present in person or by proxy. Any or all directors may be removed, with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote generally for the election of directors. A majority of all the votes cast at a meeting of stockholders at which a quorum is present is sufficient to approve any other matter unless our charter or the MGCL require otherwise. Unless the charter of the corporation provides otherwise (which ours does not), Maryland law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by the unanimous written consent of all common stockholders (which may be impracticable for a publicly held corporation).

A majority of the then outstanding shares of stock may, without the necessity for concurrence by our Board of Directors, vote to:

•	amend our charter;
•	remove directors; or
•	dissolve the Company.

The approval of our Board of Directors and of holders of stock entitled to cast a majority of all the votes entitied to be cast on the matter is necessary for us to do either of the following:

•	sell all or substantially all of our assets other than in the ordinary course of business or in connection with liquidation and dissolution; or
•	with certain exceptions, engage in mergers, consolidations or share exchanges.

Neither the advisor, the directors, nor any of their affiliates may vote their shares of stock or consent on matters submitted to the stockholders regarding the removal of the advisor, such directors or any of their affiliates or any transaction between us and any of them. For purposes of determining the necessary percentage in interest of shares needed to approve a matter on which the advisor, the directors and any of their affiliates may not vote or consent, the shares of our common stock owned by them will not be included.

Stockholder Lists; Inspection of Books and Records

Any stockholder or his designated representative will be permitted access to all of our records at all reasonable times and may inspect and copy any of them for a reasonable charge for the purposes specified below. We maintain an alphabetical list of names, record addresses and business telephone numbers, if any, of all stockholders with the number of shares held by each at our principal office. The stockholder list is updated at least quarterly and is open for inspection by a stockholder or his designated agent at the stockholder’s request. A stockholder may request a copy of the stockholder list to find out about matters relating to the stockholder’s voting rights and their exercise under federal proxy laws. We will mail the stockholder list to any stockholder requesting it within 10 days of receiving the request. We may impose a reasonable charge for expenses incurred in reproducing the list.

If our advisor or Board of Directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, then in accordance with applicable law and our charter, the advisor and/or the board of directors, as the case may be, will be liable to the stockholder who requested the list. Their liability will include the costs, including reasonable attorneys’ fees, incurred by the stockholder in compelling the production of the list and actual damages suffered by the stockholder because of the refusal or neglect. However, the fact that the actual purpose of the request is to secure the list for the purpose of selling it, or using it for a commercial purpose unrelated to such stockholder’s interest in us is a defense against liability for refusal to supply the list. We may require the stockholder requesting the list to represent that the stockholder list is not requested for a commercial purpose unrelated to the stockholder’s interest in us.

Under Maryland law, one or more persons who together are and for at least six months have been, stockholders holding at least five percent of any class of our outstanding stock may, upon written request, inspect and copy our stock ledger.

Amendment of the Organizational Documents

Our charter may be amended, after a declaration by the Board of Directors that the amendment is advisable and approval by the affirmative vote of holders of a majority of all votes entitled to be cast on the matter. Our bylaws may be amended in a manner not inconsistent with the charter by a majority vote of the directors.

Dissolution or Termination

We may be dissolved after a declaration by the Board of Directors that dissolution is advisable and the approval of holders of shares of stock entitled to cast a majority of all votes entitled to be cast on the matter. If our shares are listed on a national stock exchange, quoted by The Nasdaq Stock Market or traded in the over-the-counter market by the tenth anniversary of termination of our initial public offering, we shall continue perpetually unless dissolved pursuant to any applicable provision of the MGCL. If not, our Board of Directors must either (a) adopt a resolution that proposes an extension or elimination of this deadline by amendment to our charter, declares that such amendment is advisable and directs that the proposed amendment be submitted for consideration at a stockholder meeting, or (b) adopt a resolution that declares that a proposed liquidation and dissolution is advisable and mandates submission of the proposed plan of liquidation for consideration at a stockholder meeting. If our stockholders do not approve the amendment sought by our Board of Directors, then our Board of Directors shall seek the plan of liquidation described above. If our stockholders do not then approve the plan of liquidation, we shall continue our business. If our Board of Directors initially seeks the plan of liquidation and our stockholders do not approve the resolution, then our Board of Directors shall seek the charter amendment extending the ten-year deadline. If our stockholders do not then approve the amendment, we shall continue our business.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to our annual meeting of stockholders, nominations for election to our Board of Directors and the proposal of other business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of our Board of Directors; or
•	by a stockholder who was a stockholder of record both at the time of giving notice of such nomination or proposal of other business and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the bylaws.

Our bylaws also provide that, with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations for election to the Board of Directors may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of the Board of Directors; or
•	provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving notice of such nomination and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice procedures set forth in the bylaws.

A stockholder nomination or proposal of business in connection with an annual meeting must provide the information required in our bylaws and be delivered to our secretary at our principal executive offices:

•	not less than 120 days nor more than 150 days before the first anniversary of the date on which we first mailed our notice of meeting for the prior year’s annual meeting; or
•	in the event that the maximum or minimum number of directors is increased or decreased and there is no public announcement of such action at least 130 days before the first anniversary of the date on which we first mailed our notice of the preceding year’s annual meeting, with respect to nominees for any new positions created by such increase, not later than the close of business on the tenth day following the day on which such public announcement is first made.

A stockholder nomination or proposal of business for a special meeting must provide the information required in our bylaws and be delivered to our secretary at our principal executive offices:

•	not earlier than the 120th day prior to the special meeting; and
•	not later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the first public announcement of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting.

Restrictions on Conversion Transactions and Roll-Ups

A roll-up entity is a partnership, REIT, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed roll-up transaction. A roll-up does not include (1) a transaction involving securities that have been listed on a national securities exchange, including The NASDAQ Stock Market, for at least 12 months, or (2) a transaction involving our conversion to a trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

•	stockholders’ voting rights;
•	our term of existence;
•	Sponsor or advisor compensation; or
•	our investment objectives.

In the event of a proposed roll-up, an appraisal of all our assets must be obtained from a person with no current or prior business or personal relationship with our advisor or directors and who is a qualified appraiser of real estate of the type held by the Company or of other assets determined by our Board of Directors. Further, that person must be substantially engaged in the business of rendering valuation opinions of assets of the kind we hold. We will include a summary of the appraisal, indicating all material assumptions underlying it, in a report to our stockholders in connection with a proposed roll-up. We may not participate in any proposed roll-up which would:

•	result in the stockholders having rights which are more restrictive to stockholders than those provided in our charter, including any restriction on the frequency of meetings;
•	result in the stockholders having less voting rights than are provided in our charter;
•	result in the stockholders having greater liability than provided in our charter;
•	result in the stockholders having fewer rights to receive reports than those provided in our charter;
•	result in the stockholders having access to records that are more limited than those provided for in our charter;
•	include provisions which would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity;
•	limit the ability of an investor to exercise its voting rights in the roll-up entity on the basis of the number of the shares held by that investor; or
•	place any of the costs of the transaction on us if the roll-up is not approved by the stockholders.

Stockholders who vote “no” on the proposed roll-up will have the choice of:

•	accepting the securities of the roll-up entity offered; or
•	either remaining as our stockholders and preserving their interests on the same terms and conditions as previously existed or receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

These provisions in our charter could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Limitation on Total Operating Expenses

Our charter provides that, subject to the conditions described herein, reimbursement to the advisor for total operating expenses (excluding property level operating expenses) in any four consecutive fiscal quarters shall not exceed the greater of 2% of our average invested assets or 25% of our net income. Our independent directors have the responsibility to limit our annual total operating expenses to amounts that do not exceed these limits. Our independent directors may, however, determine that a higher level of total operating expenses is justified for such period because of unusual and non-recurring expenses. Such a finding by our independent directors and the reasons supporting it shall be recorded in the minutes of meetings of our Board of Directors. If at the end of any fiscal quarter our total operating expenses for the 12 months then ended are more than 2% of average invested assets or more than 25% of net income, whichever is greater, as described above, we will disclose this in writing to the stockholders within 60 days of the end of the fiscal quarter. If our independent directors conclude that higher total operating expenses are justified, the disclosure will also contain an explanation of the conclusion. If total operating expenses exceed the limitations described above and if our directors are unable to conclude that the excess was justified, then the advisor will reimburse us the amount by which the aggregate annual total operating expenses we paid or incurred exceed the limitation. Our advisor must make the reimbursement within 60 days after the end of such fiscal quarter.

Transactions with Affiliates

Our charter imposes restrictions on transactions between us and our advisor, Sponsor and any directors or their affiliates as follows:

(1)	Sales and Leases to Us. We will not purchase property from our Sponsor, advisor, directors or any of their affiliates unless a majority of disinterested directors, including a majority of disinterested independent directors, approves the transaction as being fair and reasonable to us and that such transaction is at a price no greater than (i) cost of the asset to our Sponsor, advisor, directors or their affiliates or (ii) if the price exceeds cost, appraised value and the affiliate has taken action to increase the value.
(2)	Sales and Leases to Sponsor, Advisor, Director or any Affiliate. Our Sponsor, advisor, director or any of their affiliates will not acquire assets from us. We may lease assets to our Sponsor, advisor, directors or any of their affiliates, but still only if a majority of the disinterested directors, including a majority of disinterested independent directors, approves it as fair and reasonable to us.
(3)	Loans. We will not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any of our directors or executive officers. We will not make loans to our Sponsor, advisor, or any of their affiliates except as provided in clause (4) under “— Restrictions on Investments” below in this section, or to our wholly owned subsidiaries. Also, we may not borrow money from our Sponsor, advisor, directors or any of their affiliates, unless a majority of disinterested directors, including a majority of disinterested independent directors, approves the transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.
(4)	Investments. We will not invest in joint ventures with our Sponsor, advisor, directors or any of their affiliates, unless a majority of disinterested directors, including a majority of disinterested independent directors, approves the transaction as fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint ventures.
(5)	Other Transactions. All other transactions between us and our Sponsor, advisor, directors or any of their affiliates, require approval by a majority of disinterested directors, including a majority of disinterested independent directors, as being fair and reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Restrictions on Borrowing

Our aggregate borrowings, secured and unsecured, will be reasonable in relation to our net assets and will be reviewed by our Board of Directors at least quarterly. We anticipate that, in general, aggregate long-term permanent borrowings will not exceed 75% of the aggregate fair market value of all properties. This anticipated amount of leverage will be achieved over time and we may also incur short-term indebtedness, having a maturity of two years or less. In addition, our charter provides that the aggregate amount of borrowing (both long- and short-term) in relation to our net assets will, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300% of net assets. Any excess in borrowing over such 75% of fair market value or 300% of net assets levels will be:

•	approved by a majority of our independent directors and
•	disclosed to stockholders in our next quarterly report, along with justification for such excess.

In addition, our charter prohibits us from making or investing in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed 85% of the property’s appraised value, unless substantial justification exists and the loans would not exceed the property’s appraised value. See “Investment Objectives and Policies — Borrowing.”

Restrictions on Investments

In addition to other investment restrictions imposed by our directors from time to time consistent with our objective to continue to qualify as a REIT, we will observe the following restrictions on our investments as set forth in our charter:

(1)	Not more than 10% of our total assets will be invested in unimproved real property. For purposes of this paragraph, “unimproved real properties” does not include properties acquired for the purpose of producing rental or other operating income, properties under construction and properties for which development or construction is planned within one year.
(2)	We will not invest in commodities or commodity future contracts. This limitation does not apply to interest rate futures when used solely for hedging purposes in connection with our ordinary business of investing in real estate assets and mortgages.
(3)	We will not invest in contracts for the sale of real estate unless in recordable form and appropriately recorded.
(4)	Mortgage indebtedness on any property shall not exceed the appraised value of the property.
(5)	We will not invest in equity securities unless a majority of disinterested directors, including a majority of disinterested independent directors, approves the transaction as being fair, competitive and commercially reasonable. Investments in entities affiliated with our advisor, the Sponsor, any director or their affiliates are subject to the restrictions on joint venture investments.
(6)	We will not engage in any short sale.
(7)	To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our Sponsor or any of their affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors. In addition, the advisor may purchase on our account, without the prior approval of the Board of Directors, properties whose purchase price is less than $15,000,000, if the following conditions are satisfied:
•	The investment in the property would not, if consummated, violate our investment guidelines;
•	The investment in the property would not, if consummated, violate any restrictions on indebtedness; and

•	The consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor and acceptable to the independent directors.
(8)	We will not engage in trading, as compared with investment activities.
(9)	We will not engage in underwriting activities, or distribute as agent, securities issued by others.
(10)	We will not invest in foreign currency or bullion.
(11)	We will not acquire securities in any entity holding investments or engaging in activities prohibited by the restrictions on investments set forth in the foregoing clauses (1) through (10).
(12)	We will not invest in foreign currency or bullion.

We will not make any investment that will be inconsistent with our qualification as a REIT, unless our board of directors determines that REIT qualification is not in our best interests. In addition, if we fail to so qualify, our stockholders must vote on any such changes.

We intend to invest in a manner so that we are not considered an “investment company” as defined in the Investment Company Act of 1940. See “Investment Objectives and Policies — Regulatory Aspects of Our Investment Strategy.”

Compensation Restrictions

As discussed, our compensation structure differs from that of other REITs. In order to comply with the compensation provisions contained in the Statement of Policy Regarding REITs adopted by the North American Securities Administrators Association, Inc., which we also refer to as the NASAA REIT Guidelines and for the benefit of our stockholders, our charter limits acquisition fees, acquisition expenses and asset management fees paid to the advisor, and subordinated payments by the operating partnership to our Sponsor and Lightstone SLP, LLC, collectively. Specifically, our charter prohibits the total of those expenditures from exceeding (i) six percent of all properties’ aggregate gross contract purchase price, (ii) as determined annually, the greater, in the aggregate, of two percent of average invested assets or twenty-five percent of our net income after reducing such asset management amount by those total operating expenses as defined in the NASAA REIT Guidelines that exclude the asset management amount, (iii) disposition fees, if any, of up to three percent of the contract sales price of all properties that we sell and (iv) fifteen percent of net sales proceeds, if any, remaining after we pay our stockholders an aggregate amount sufficient to repay their shares’ initial issue price plus six percent of that issue price per annum, cumulative.

In order to ensure our continued compliance with these restrictions, our charter requires us annually to prepare a comparison between our compensation structure and the compensation structure prescribed by the NASAA REIT Guidelines. Certain state securities regulators require us to deliver this comparison for their review on a regular basis. If the comparison indicates that our proceeds exceed those allowed by the NASAA REIT Guidelines, our charter requires us to return any excess proceeds to our stockholders within 30 days of making the comparison.

OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the agreement of limited partnership of Lightstone Value Plus REIT LP dated April 22, 2005, as amended and restated as of June 28, 2008. This summary and the descriptions of its provisions elsewhere in this prospectus, are qualified by the operating partnership agreement itself, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See “Where You Can Find Additional Information.”

Conducting our operations through the operating partnership allows the sellers of properties to contribute their property interests to the operating partnership in exchange for limited partnership units rather than for cash or common stock. By this, the seller is able to defer some or all of the potential taxable gain on the transfer. From the seller’s point of view, there are also differences between the ownership of common stock and units. Some of the differences may be material to investors because they impact the form of business organization, distribution rights, voting rights, transferability of equity interests received and federal income taxation.

Description of Partnership Units

Partnership interests in the operating partnership are divided into “units.” Initially, the operating partnership will have two classes of units: general partnership units and limited partnership units. General partnership units represent an interest as a general partner in the operating partnership and we will hold them as general partner. In return for our initial capital contribution of $200,000 the operating partnership issued to us 20,000 general partnership units.

Limited partnership units represent an interest as a limited partner in the operating partnership. The operating partnership may issue additional units and classes of units with rights different from and superior to those of general partnership units or limited partnership units without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

For each limited partnership common unit received, investors generally will be required to contribute money or a property with a net equity value determined by the general partner. Holders of limited partnership units will not be obligated to make additional capital contributions to the operating partnership. Furthermore, they will not have the right to make additional capital contributions to the operating partnership or the right to purchase additional units without our consent as general partner. For further information on capital contributions, see “— Capital Contributions” in this section. Limited partners who do not participate in the management of the operating partnership generally are not liable for the debts and liabilities of the operating partnership beyond the amount of their capital contributions by virtue of their status as limited partners. We, however, as the general partner of the operating partnership, are liable for any unpaid debts and liabilities.

Limited partners do not have the right to participate in the management of the operating partnership. The voting rights of the limited partners are generally limited to approval of specific types of amendments to the operating partnership agreement. With respect to such amendments, each limited partnership common unit has one vote. See “— Management of the Operating Partnership” in this section for a more detailed discussion of this subject.

In general, each limited partnership common unit will share equally in distributions from the operating partnership when as general partner we may declare distributions in our sole discretion. They will also share equally in the assets of the operating partnership legally available for distribution upon its liquidation after payment of all liabilities and establishment of reserves and after payment of the preferred return owed to holders of limited partnership preferred units, if any. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership common unit, regardless of whether any distributions are made by the operating partnership. See “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partnership common unit holders. See “— Issuance of Additional Units”

and “— Distributions” in this section; and also see “Material U.S. Federal Income Tax Considerations  — Tax Aspects of Investments in Partnerships” for a more detailed explanation of these matters.

Under certain circumstances, holders of limited partnership units may not transfer their interests without the consent of the general partner. See “— Transferability of Interests” in this section for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers. After owning a limited partnership common unit for one year, limited partnership common unit holders generally may, subject to restrictions, exchange limited partnership units into cash or, at our option, shares of common stock. See “— Limited Partner Exchange Rights” in this section for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon their exercise. These exchange rights are accelerated in the case of some extraordinary transactions. See “— Extraordinary Transactions” in this section for an explanation of the exchange rights under those circumstances. For a description of registration rights which may in the future be granted to holders of limited partnership units, see “Shares Eligible for Future Sale — Registration Rights.”

Series A Preferred Units

The Series A Preferred Units holders are entitled to receive cumulative preferential distributions equal to an annual rate 4.6316%, if and when declared by the Company. The Series A Preferred Units have no mandatory redemption or maturity date. The Series A Preferred Units are not redeemable by the Operating Partnership prior to the Lockout Date of June 26, 2013. On or after the Lockout Date, the Series A Preferred Units may be redeemed at the option of the Operating Partnership (which notice may be delivered prior to the Lockout Date as long as the redemption does not occur prior to the Lockout Date), in whole but not in part, on thirty (30) days’ prior written notice at the option of the Operating Partnership, at a redemption price per Series A Preferred Unit equal to the sum of the Series A Liquidation Preference plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of redemption, and the redemption price shall be payable in cash. During any redemption notice period, the holders of the Series A Preferred Units may convert, in whole or in part, the Series A Preferred Units into Common Units of the Operating Partnership obtained by dividing the aggregate Series A Liquidation Preference of such Series A Preferred Units by the estimated fair market value of the one common share of the Company. The Series A Preferred Units shall not be subject to any sinking fund or other obligation of the Operating Partnership to redeem or retire the Series A Preferred Units.

Special General Partner Interests

On April 22, 2005, our operating partnership entered into an agreement with Lightstone SLP, LLC, an entity controlled by our Sponsor, pursuant to which the Operating Partnership has issued special general partner interests to Lightstone SLP, LLC in an amount equal to all expenses, dealer manager fees and selling commissions that we incurred in connection with our organization and the initial offering of our common stock (up to a maximum of 10% of our offering proceeds). As of December 31, 2010, Lightstone SLP, LLC had contributed $30.0 million to the Operating Partnership in exchange for special general partner interests. As the sole member of our Sponsor, which wholly owns Lightstone SLP, LLC, Mr. Lichtenstein is the indirect, beneficial owner of such special general partner interests and will thus receive an indirect benefit from any distributions made in respect thereof.

These special general partner interests entitle Lightstone SLP, LLC to a portion of any regular and liquidation distributions that we make to stockholders, but only after stockholders have received a stated preferred return. As we have declared and paid our stockholders an annual rate of return of 7% on their net investment for all quarters through December 31, 2010, except for the quarter ended June 30, 2010 for which an annualized rate of return of 8% was declared and paid, we have paid regular distributions to Lightstone SLP, LLC at the same annualized returns declared and paid.

Regular Distributions

This section describes the apportionment of any regular distributions that the operating partnership may make. At each stage of distribution, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below apply to all regular distributions received and not the specific distribution being made.

Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which we will then distribute to our stockholders, and results in all subsequent regular distributions being made pursuant to the allocation method triggered by that or later thresholds.

Distributions Until 7% Stockholder Return Threshold is Achieved

Regular distributions will be made initially to us, which we will distribute to the holders of our common stock until these holders have received dividends equal to a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC any distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of our initial public offering.

Distributions Until 7% Lightstone SLP, LLC Return Threshold is Achieved

After this 7% threshold is reached, our operating partnership will make all of its distributions to Lightstone SLP, LLC until our Sponsor receives an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the special general partner interests.

Distributions Until 12% Stockholder Return Threshold is Achieved

After this second 7% threshold is reached and until the holders of our common stock have received dividends in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in the first paragraph of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

Distributions After 12% Stockholder Return Threshold is Achieved

After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us, which we will distribute to the holders of our common stock (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.

We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the incentive compensation of our Sponsor, advisor and affiliates.

Special Liquidation Distribution

This section describes the apportionment of any liquidation distributions that we make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below apply to all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which we will then distribute to our stockholders.

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for compensation of our Sponsor, advisor and affiliates.

Distributions Until 7% Stockholder Return Threshold is Achieved

Distributions in connection with our liquidation will be made initially to us, which we will distribute to the holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC any special liquidation distribution in connection with our liquidation.

Distributions Until 7% Lightstone SLP, LLC Return Threshold is Achieved

After the first 7% threshold is reached, Lightstone SLP, LLC will receive special liquidation distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of our initial public offering, until it receives an amount equal to the purchase price of the special general partner interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests.

Distributions Until 12% Stockholder Return Threshold is Achieved

After this second 7% threshold is reaches and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in the first paragraph of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.

Distributions After 12% Stockholder Return Threshold is Achieved

After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.

Advisory Agreement Termination

If the advisory agreement is terminated, the special general partner interests may, at the election of our advisor, be converted into cash equal to the purchase price of the special general partner interests.

Management of the Operating Partnership

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of the operating partnership and we anticipate that we will conduct substantially all of our business through it. Generally, pursuant to the operating partnership agreement, we and Lightstone SLP, LLC, as general partners, will have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, including acquisitions, dispositions and refinancings, and to cause changes in its line of business and distribution policies. We may, without the consent of the limited partners:

•	file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or
•	cause the operating partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners in their capacities as limited partners of the operating partnership will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law.

As general partner of the operating partnership, we may amend the operating partnership agreement without the consent of the limited partners. However, any amendment that:

•	alters or changes the distribution rights of limited partners, subject to the exceptions discussed below under “— Distributions” in this section;
•	alters or changes their exchange rights;
•	imposes on limited partners any obligation to make additional capital contributions;
•	alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions; or
•	will require the unanimous written consent of the affected limited partners holding more than 50% of the voting power in the operating partnership. The limited partners have no right to remove us as the general partner.

Indemnification

To the extent permitted by law, the operating partnership agreement provides for our indemnification as general partner. It also provides for the indemnification of directors, officers and other persons as we may designate against damages and other liabilities under the same conditions and subject to the same restrictions applicable to the indemnification of officers, directors, employees and stockholders under our charter. See “Limitation of Liability and Indemnification of Directors, Officers and Our Advisor.”

Transferability of Interests

Under the operating partnership agreement, we may not withdraw from the partnership or transfer or assign all of our general partnership interest, except in connection with the sale of all or substantially all of our assets, without the consent of two-thirds of the limited partners. We may, however, assign less than all of our general partnership interest. Under certain circumstances, holders of limited partnership units may withdraw from the partnership and may transfer or encumber all or any part of their units only with the written consent of the general partner and upon satisfaction of the other conditions set forth in the partnership agreement.

In addition, limited partnership units are not registered under the federal or state securities laws. As a result, the ability of a holder to transfer units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally provides that either we or the operating partnership may engage in any authorized business combination without the consent of the limited partners. A business combination is any merger, consolidation or other combination with or into another person, or the sale of all or substantially all of the assets of any entity, or any liquidation, or any reclassification, recapitalization or change in the terms of the equity stock into which a unit may be converted. We are required to send to each limited partnership common unit holder notice of a proposed business combination at least 15 days prior to the record date for the stockholder vote on the combination, if any. Generally, a limited partner may not exercise his or her exchange rights until he or she has held the units for at least one year. However, in the case of a proposed combination, each holder of a limited partnership common unit in the operating partnership shall have the right to exercise his or her exchange right prior to the stockholder vote on the transaction, even if he or she has held the units for less than one year. See “— Limited Partner Exchange Rights” in this section for a description of such rights. Upon the limited partner’s exercise of the exchange right in the case of a business combination, the partnership units will be exchanged into cash or, at our option, shares of common stock. However, we cannot pay the limited partnership common unit holder in shares if the issuance of shares to such holder would:

•	violate the ownership limit;
•	result in our being “closely held” within the meaning of section 856(h) of the Internal Revenue Code;

•	cause us to no longer qualify or create a material risk that we may no longer qualify as a REIT in the opinion of our counsel; or
•	cause the acquisition of shares by such limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act of 1933.

Holders of limited partnership units who timely exchange their units prior to the record date for the stockholder vote on a business combination, if any, shall be entitled to vote their shares in any stockholder vote on the business combination. Holders of limited partnership units who exchange their units after the record date may not vote their shares in any stockholder vote on the proposed business combination. The right of the limited partnership common unit holders to exercise their right to exchange without regard to whether they have held the units for more than a year shall terminate upon the first to occur of the disapproval of the business combination by our Board of Directors, its disapproval by the stockholders, its abandonment by any of the parties to it, or its effective date.

Issuance of Additional Units

As general partner of the operating partnership, we can, without the consent of the limited partners, cause the operating partnership to issue additional units representing general or limited partnership interests. A new issuance may include preferred units, which may have rights which are different and/or superior to those of general partnership units and limited partnership units.

Capital Contributions

The operating partnership agreement provides that if the operating partnership requires additional funds at any time or from time to time in excess of funds available to it from borrowings or prior capital contributions, we as general partner have the right to raise additional funds required by the operating partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution. The operating partnership agreement also provides that we will contribute cash or other property received in exchange for the issuance of equity stock to the operating partnership in exchange for units. Upon the contribution of the cash or other property received in exchange for the issuance of a share, we will receive one general partnership common unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than a share, we shall receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock. If we so contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event we contribute any additional capital.

Distributions

The operating partnership agreement sets forth the manner in which distributions from the partnership will be made to unit holders. Distributions from the partnership are made at the times and in the amounts determined by us as the general partner. Under the operating partnership agreement, preferred units, if any, may entitle their holders to distributions prior to the payment of distributions for the units. The agreement further provides that remaining amounts available for distribution after distributions for preferred units, if any, will be distributed at the times and in the amounts we determine as the general partner in our sole discretion, pro rata, to the holders of the general partnership units and the limited partnership units, in accordance with the number of units that they hold (provided that the special general partner will also be entitled to its share of distributions as described in “Special General Partner Interests”, above). We will also distribute the remaining amounts to the holders of preferred units, if any, which are entitled to share in the net profits of the operating partnership beyond, or in lieu of, the receipt of any preferred return. Liquidating distributions will generally be made in the same manner and amounts as operating distributions. The operating partnership agreement also provides that as general partner we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units.

Operations

The operating partnership agreement requires that the operating partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;
•	avoid any federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and
•	ensure that the operating partnership will not be classified as a publicly traded partnership under the Internal Revenue Code.

Pursuant to the operating partnership agreement, the operating partnership will assume and pay when due or reimburse us for payment of all administrative and operating costs and expenses incurred by the operating partnership and the administrative costs and expenses that we incur on behalf of, or for the benefit of, the operating partnership.

Limited Partner Exchange Rights

Pursuant to the terms of the operating partnership agreement and subject to the conditions in the operating partnership agreement, each holder of a limited partnership common unit (but not the holder of the special general partner units) will have the right, commencing one year from the issuance of the limited partner common units (except in connection with a business combination), to have all or any portion of his or her units exchanged for cash equal to the has an aggregate market price as of the date of exchange equal to the net equity value of the property or properties as of the date of exchange of the property or properties he or she contributed. However, at our option, we may satisfy the exchange right by delivering a number of shares which has an aggregate market price as of the date of exchange equal to the net equity value of the property or properties he or she contributed. We will make the decision to exercise our right to deliver exchange cash in lieu of shares on a case by case basis at our sole and absolute discretion. The limited partnership units exchanged for cash or common stock will augment our ownership percentage in the operating partnership. See — “Extraordinary Transactions” in this section for a description of exchange rights in connection with mergers and other major transactions. However, no limited partner may exchange any limited partnership units for shares at any time if the limited partner’s actual or constructive ownership of our common stock would:

•	violate the 9.8% ownership limit;
•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;
•	in the opinion of our counsel, cause us to no longer qualify, or create a material risk that we would no longer qualify, as a REIT; or
•	cause the acquisition of common stock by the limited partner to be integrated with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933.

Any common stock issued to the limited partners upon exchange of their respective limited partnership units may be sold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration. We expect to grant holders of partnership interests registration rights for such shares of common stock. See “Shares Eligible for Future Sale — Exchange Rights” and “— Registration Rights.” The interest represented by the limited partnership units exchanged for cash or common stock will augment our ownership percentage interest in the operating partnership. The cash necessary to exchange limited partnership units will come from any funds legally available to us or the operating partnership. However, specific funds will not be specially set aside for such purposes, nor will an accounting reserve be established for it. The necessary cash to satisfy the exchange right could come from cash flow not required to be distributed to stockholders to maintain our REIT status, fund operations or acquire new properties, or could come from borrowings. However, as explained above, we always have the option to satisfy the exchange right by the issuance of common stock, and we intend to reserve common stock for that purpose. We will make the decision to exercise our right to satisfy the exchange right by paying to the holder the exchange price or common stock having an aggregate market price on the date the holder exercises the exchange right equal to the exchange price for all units being exchanged on a case by case basis in our sole and absolute discretion.

In the event of termination of the advisory agreement by our Board of Directors or stockholders, Lightstone SLP, LLC, which is controlled by our Sponsor, will receive cash, in an amount equal to the purchase price of the special general partner interests that it received.

As general partner, we will have the right to grant similar exchange rights to holders of other classes of units, if any, in the operating partnership, and to holders of equity interests in the entities that own our properties.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units into common stock to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged. See “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” and “— Tax Consequences of Exercise of Exchange Right.”

Tax Matters

Pursuant to the operating partnership agreement, we will be the tax matters partner of the operating partnership and, as such, will have authority to make tax decisions under the Internal Revenue Code on behalf of the operating partnership. Tax income and loss will generally be allocated in a manner that reflects the entitlement of the general partner, limited partners and special general partner to receive distributions from the operating partnership. For a description of other tax consequences stemming from our investment in the operating partnership, see “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships.”

Duties and Conflicts

Except as otherwise set forth under “Conflicts of Interest” and “Management,” any limited partner may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

The operating partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (1) our dissolution, bankruptcy, insolvency or termination, (2) the sale or other disposition of all or substantially all of the assets of the operating partnership unless we, as general partner, elect to continue the business of the operating partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the operating partnership, or (3) by operation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the Internal Revenue Service, or IRS, or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

Beginning with our taxable year ending December 31, 2006, we elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder and have received the beneficial income tax treatment described below. We intend to continue operating as a REIT so long as our board determines that REIT qualification remains advantageous to us. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Sections 856 through 860 of the Code, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2006, we have been organized in conformity with the requirements for qualification as a REIT, and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will continue to be taxed as a partnership or a disregarded entity and not an association taxable as a corporation or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws.

Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “REIT Qualification Tests — Prohibited Transactions” below.

•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five conditions must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying the last condition.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Code provides an exception for ownership of stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS. For purposes of the Asset Tests and Gross Income Tests (each as defined below), all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold most of our investments through our operating partnership, we may hold some investments through qualified REIT subsidiaries. A TRS is described in the section entitled “— 25% Asset Test” below. With respect to the operating partnership, an entity taxed as a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes generally is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value in the aggregate of our outstanding shares of capital stock, as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus. Additionally, the distribution reinvestment program as well as the terms of the options granted to the independent directors contain provisions that prevent them from causing a violation of these tests. Our charter also contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our distribution reinvestment program) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described in the “Real Property Investments” section of this prospectus. We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described below. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets may generally be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “taxable REIT subsidiaries.” As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and that is not a TRS. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to other taxes. Although we expect to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS which is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. A TRS is subject to full corporate-level tax on its income. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of non-qualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions. We have formed a subsidiary and jointly made the election to cause such subsidiary to be treated as a TRS to facilitate our acquisition of lodging facilities. We may form additional subsidiaries and jointly make the election to cause them to be treated as TRSs to facilitate the acquisition of additional lodging facilities in the future. It is our intention to lease all acquired lodging facilities to such TRSs, or their subsidiaries.

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under section 11 of the Code, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests.  For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

The 75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below) if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below.

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). As described below, we expect that amounts received from our TRS, and TRSs we may form to facilitate our acquisition of lodging facilities, will satisfy the conditions of the exception for rents received from a TRS with the result that such amounts will be considered rents from real property.

The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The Board of Directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. Generally, amounts received by us from our TRSs with respect to any lodging facilities we own will be considered rents from real property only if the following conditions are met:

•	Each lodging facility must not be managed or operated by us or the TRS to which it is leased, but rather must be managed or operated by an eligible independent contractor that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating lodging facilities for persons not related to us or the TRS. The test for such independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the TRS to operate the lodging facility;
•	The lodging facility is a (i) hotel, (ii) motel or (iii) other establishment, more than one-half of the dwelling units in which are used on a transient basis. A dwelling unit is generally understood to be used on a transient basis if, for more than one half of the days in which such unit is used on a rental basis during a taxable year, it is used by a tenant or series of tenants each of whom uses the unit for less than thirty days;
•	The TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us; and
•	No wagering activities may be conducted at or in connection with our lodging facilities by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business.

We expect that all lodging facilities we have acquired, or will acquire, will be operated in accordance with these requirements with the result that amounts received from a TRS will be considered rents from real property. The TRSs will pay regular corporate rates on any income they earn from the lease of our lodging facilities, as well as any other income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test.  In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we have established a TRS with which we have entered into leases for lodging facilities we have invested in and may establish additional TRSs in the future with which we could enter into similar arrangements. The gross income generated by our TRSs is not be included in our gross income. However, we realize gross income from these subsidiaries in the form of rents. In addition, any dividends from our TRSs to us are included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain; and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements.  We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we will eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Characterization of Property Leases.  We may purchase either new or existing properties and lease them to tenants. We currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we might not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law and will have two or more partners, the operating partnership will be treated as a partnership for U.S. federal income tax purposes. We presently intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of the Partnerships and their Partners.  Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Section 704(b) of the Code and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Our Operating Partnership and the Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Code would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation will generally fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Tax Consequences of Exercise of Exchange Rights.  Subject to some restrictions, the operating partnership agreement gives holders of limited partnership units the right to exchange their units into cash, subject to our right to pay for the units with shares of common stock rather than with cash. The exchange of units into shares is treated as a taxable sale of the units to us on which the unit owners will generally recognize capital gain or loss. To the extent that the unit holder’s amount realized on the transaction is attributable to the unit holder’s share of inventory or unrealized receivables of the operating partnership, such portion may be recharacterized as ordinary income. No gain or loss will be recognized by us. Our basis in the units will be increased by the amount of cash and the market price of the shares used to acquire the units, and will be adjusted to reflect changes in the liabilities of the operating partnership allocated to us as a result of acquiring the units.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  For so long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or, for taxable years beginning before January 1, 2011, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his or her common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2011, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);
(2)	the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year declared if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2011) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2011, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S.

Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sales of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. However, it is not anticipated that our shares will be “regularly traded” on an established securities market and therefore this exception is not expected to apply.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (ii) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We cannot assure you that we will qualify as “domestically controlled”. If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. However, it is not anticipated that our common shares will be “regularly traded” on an established market. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

With respect to payments made after December 31, 2012, a withholding tax of 30% will be imposed on dividends from, and the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or you reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of ERISA and of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of the shares. This discussion does not address all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not pre-empted by ERISA, state law that may be relevant to particular employee benefit plan stockholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to state law and other Internal Revenue Code requirements) in light of their particular circumstances.

General Investment Considerations

A plan fiduciary making the decision to invest in shares is advised to consult its own legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Internal Revenue Code, and (to the extent not pre-empted by ERISA) state law with respect to the purchase, ownership, or sale of shares. Plan fiduciaries should also consider the entire discussion under the preceding section entitled “Material U.S. Federal Income Tax Considerations,” as material contained therein is relevant to any decision by a plan to purchase the shares.

In considering whether to invest a portion of the assets of a plan in shares, plan fiduciaries should consider, among other things, whether the investment:

•	will be in accordance with the documents and instruments governing the plan;
•	will allow the plan to satisfy the diversification requirements of ERISA, if applicable;
•	will result in UBTI to the plan (see “Material U.S. Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt U.S. Stockholders”);
•	will be sufficiently liquid;
•	is prudent under ERISA; and
•	is for the exclusive purpose of providing benefits to participants and their beneficiaries.

The fiduciary of a plan not subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, such as a governmental or church plan, should consider that such a plan may be subject to prohibitions against some related-party transactions under Section 503 of the Internal Revenue Code, which operate similar to the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code. In addition, the fiduciary of any such plan must consider applicable state or local laws, if any, and the restrictions and duties of common law, if any, imposed upon such plan. We express no opinion on whether an investment in shares is appropriate or permissible for any plan under Section 503 of the Internal Revenue Code, or under any state, county, local, or other law respecting such plan.

Regulation Under ERISA and the Internal Revenue Code

In addition to imposing general fiduciary standards of investment prudence and diversification on persons who are plan fiduciaries, ERISA and the Internal Revenue Code prohibit certain transactions involving “plan assets” and persons who have specified relationships to the plan (“parties in interest” under ERISA and “disqualified persons” under the Internal Revenue Code).

A prohibited transaction may occur if our assets are deemed to be assets of a benefit plan (i.e., the “look-through rule”) which invests in shares and thereafter a “party in interest” or a “disqualified person” deals with the assets in a manner not permitted under ERISA or the Internal Revenue Code. Under such circumstances, any person that exercises authority or control with respect to the management or disposition of plan assets is a plan fiduciary and, therefore, is a “party in interest” and a “disqualified person” capable of participating in a prohibited transaction with the plan. Thus, the action of an employee of ours in dealing with our assets could cause a plan which invests in our shares to be a participant in a prohibited transaction.

Regulations Issued by the Department of Labor

While the term “plan assets” is not defined by ERISA or the Internal Revenue Code, the Department of Labor, or the DOL, issued regulations that provide guidance on the circumstances under which a plan’s investment in shares will be subject to the “look-through rule” and thus turn our assets into plan assets. The DOL regulations provide exceptions to the “look-through rule.” Under the DOL regulation, an exception exists for investments in a “publicly-offered security.” A “publicly-offered security” is a security that is:

•	part of a class of securities that is “widely held,”
•	“freely transferable,” and
•	either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 or sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 provided the securities are registered under the Securities Exchange Act of 1934 within the requisite time.

The DOL regulations provide that a security is “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely-held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the issuer’s control. We represent that the shares will be held by over 100 investors independent of us and of one another and, therefore, should be considered “widely-held.”

The DOL regulations further provide that whether a security is “freely-transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL regulations state that generally, when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, some restrictions ordinarily will not, alone or in combination, affect the determination of the finding that such securities are “freely-transferable.” The DOL regulations indicate that a restriction or prohibition against a transfer or assignment which would result in a termination or reclassification of an entity for federal or state income tax purposes will not affect the determination of whether securities are “freely transferable.” The ownership limits imposed under our charter on the transfer of the shares are designed to prevent violations of the five or fewer requirement of federal income tax laws (which would cause a termination of REIT status for tax purposes) or are otherwise permitted under the DOL regulations and, therefore, we represent that there will be no restrictions imposed on the transfer of shares that will cause the shares to fail to be “freely-transferable.”

The DOL regulations are interpretive in nature and, therefore, no assurance can be given that the DOL will not conclude that the shares are not “freely-transferable,” or not “widely-held.” However, since the shares will be sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 and they will be timely registered under the Securities Exchange Act of 1934, each as amended, we believe that the shares are “publicly offered securities” for purposes of the DOL regulations and that:

•	our assets will not be deemed to be “plan assets” of any plan that invests in the shares; and
•	any person who exercises authority or control with respect to our assets should not be treated as a plan fiduciary of any plan that invests in the shares, for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code.

Other Prohibited Transactions

In addition, a prohibited transaction may also occur under ERISA or the Internal Revenue Code where there are circumstances indicating that:

•	investment in the shares is made or retained for the purposes of avoiding application of the fiduciary standard of ERISA;
•	the investment in the REIT constitutes an arrangement under which it is expected that the REIT will engage in transactions which would otherwise be prohibited if entered into directly by the plan purchasing the shares;

•	the investing plan, by itself, has the authority or influence to cause us to engage in such transactions; or
•	the person who is prohibited from transacting with the investing plan may, but only with the aid of its affiliates and the investing plan, cause us to engage in such transactions with such person.

In any event, a fiduciary or other person investing “plan assets” of any plan should not purchase shares, unless an exemption is available, if we or any of our affiliates either:

•	have investment discretion with respect to the investment of such assets; or
•	have authority or responsibility to give or regularly gives investment advice with respect to such assets, for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular investment needs of such plan.

Any such purchase might result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

Insurance Companies

An insurance company considering an investment in shares should consider whether its general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company’s general account may be deemed to be the plan assets under certain circumstances. In that event, the insurance company might be treated as a party in interest under such plans. However, Prohibited Transaction Exemption 95-60 may exempt some or all of the transactions that could occur as the result of the acquisition of the common stock by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact with respect to their purchase of the shares.

In addition, the Small Business Job Protection Act of 1996 added a new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer’s general account. As a result of these regulations, assets of an insurance company general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee plans on or before December 31, 1998 and the insurer satisfies various conditions. The assets of a plan invested in an insurance company separate account continue to be treated as the plan assets of any such plan.

See “Risk Factors — Employee Benefit Plan Risks — Annual Statement of Value is an Estimate” for an explanation of the annual statement of value we will provide stockholders.

PLAN OF DISTRIBUTION

General

We are offering a maximum of 10,000,000 shares to our current stockholders through the Program. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Program. ACS Securities Services, Inc. (the “Administrator”), an unaffiliated third party, will serve as reinvestment agent and will apply all distributions paid with respect to the Shares held by each Participant (the “Distributions”), if permitted under state securities laws and, if not, through the Dealer Manager registered in the Participant’s state of residence. Lightstone Securities will be available to answer questions from investors regarding administration of the Program, including eligibility for participation in the Program, the procedures for enrollment in the Program, the mechanics of how shares are purchased by the Program, the absence of stock certificates in the Program, the Program’s reporting obligations, a shareholder’s ability to withdraw from participation in the Program, tax consequences of the reinvestment, the transfer of shares, termination of the Program, the risks associated with participation in the Program and the state suitability requirements for participation in the Program. Additionally, Lightstone Securities will review the activities of the reinvestment agent and report such activities to us.

SHARE REDEMPTION PROGRAMS

Prior to the time that our shares are listed on a national securities exchange (or on a similar quotation system), the share repurchase program may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares. The prices at which stockholders who have held shares for the required one-year period may sell shares back to us at the lesser of (i) the share price as determined by the Board of Directors or (ii) the purchase price per share if purchased at a reduced price. As of June 30, 2010, the share price determined by the Board of Directors is $9.97 per share.

A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through the share redemption program, although if a stockholder redeems all of its shares our Board of Directors has the discretion to exempt shares purchased pursuant to the dividend reimbursement plan from this one-year requirement. Our affiliates will not be eligible to participate in the share redemption program.

Pursuant to the terms of the share redemption program, we will make repurchases, if requested, at least once quarterly. Each stockholder whose redemption request is granted will receive the redemption amount within 30 days after the fiscal quarter in which we grant its redemption request. Subject to the limitations described in this prospectus, we will also redeem shares upon the request of the estate, heir or beneficiary of a deceased stockholder. We will limit the number of shares redeemed pursuant to our share redemption program as follows: during any 12-month period, we will not redeem in excess of two percent (2.0%) of the weighted average number of shares outstanding during the prior calendar year.

Our distribution reinvestment program provides our stockholders with an opportunity to purchase additional shares of our common stock at a discount by reinvesting distributions. Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares back to us, subject to restrictions. Since inception through December 2008, we fully funded all redemption requests. During 2009, we redeemed 453,167 common shares which was the maximum amount allowed under our share redemption program for the calendar year and represented 31% of redemption requests received during the period. During 2010, we redeemed 583,579 common shares or 26% of redemption requests received during the period. We redeemed shares at an average price per share of $9.24 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our distribution reinvestment plan.

Our Board of Directors, at its sole discretion, has the power to terminate the share redemption program after the end of the offering period, change the price per share under the share redemption program or reduce the number of shares purchased under the program, if it determines that the funds allocated to the share redemption program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution. A determination by our Board of Directors to eliminate or reduce the share redemption program will require the unanimous affirmative vote of the independent directors.

As of March 2, 2010, the Board of Directors temporarily suspended the share redemption program. On September 16, 2010, the Board of Directors of the Company reauthorized our share redemption plan. Under the reauthorized share redemption plan, common shares will be redeemed at a price of $9.00 per share, subject to a limit of 2.0% of the weighted average number of shares outstanding during the prior calendar year.

No selling commissions or dealer manager fees are payable in connection with the share redemption plan.

Our Board of Directors reserves the right in its sole discretion at any time and from time to time to:

•	waive the one-year holding period in the event of the death of a stockholder, a stockholder’s disability or need for long-term care, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA;
•	reject any request for redemption;
•	change the purchase price for redemptions; or

•	otherwise amend the terms of, suspend or terminate our share redemption program.

Funding for the share redemption program will come exclusively from proceeds we receive from the sale of shares under our distribution reinvestment plan and other operating funds, if any, as our Board of Directors, at its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made each year. However, the stockholder may withdraw the request at any time or ask that we honor the request when funds are available. Pending redemption requests will be honored on a pro rata basis.

If funds available for our share redemption program are not sufficient to accommodate all requests, shares will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a stockholder; next pro rata as to redemptions to stockholders who demonstrate, in the discretion of our Board of Directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, pro rata as to all other redemption requests.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for redemption, except that the minimum number of shares that must be presented for redemption shall be at least 25% of the holder’s shares. However, provided that your redemption request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased stockholder; (2) by stockholder who is deemed by our Board of Directors to be disabled or in need of long-term care; (3) by a stockholder due to other involuntary exigent circumstances, such as bankruptcy; or (4) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for redemption; provided, however, that any future redemption request by such stockholder must present for redemption at least 25% of such stockholder’s remaining shares.

A stockholder who wishes to have shares redeemed must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have shares redeemed following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our Board of Directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Unredeemed shares may be passed to an estate, heir or beneficiary following the death of a stockholder.

A stockholder requesting the redemption of his shares due to a disability must mail or deliver to us a written request on a form provided by us, including the evidence acceptable to our Board of Directors of the stockholder’s disability. If the shares are to be redeemed under any conditions outlined herein, we will forward the documents necessary to effect the redemption, including any signature guaranty we may require.

Stockholders are not required to sell their shares to us. The share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of the shares on a national stock exchange, inclusion of the shares for quotation on a national market system, or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

Shares we purchase under the share redemption program will be canceled, and will have the status of authorized but unissued shares. Shares we acquire through the share redemption program will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

If we terminate, reduce or otherwise change the share redemption program, we will send a letter to stockholders informing them of the change, and we will disclose the changes in quarterly reports filed with the Securities and Exchange Commission on Form 10-Q.

REPORTS TO STOCKHOLDERS

Our advisor will keep, or cause to be kept, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. All of these books of account, together with a copy of our charter, will at all times be maintained at our principal office, and will be open to inspection, examination and duplication at reasonable times by the stockholders or their agents.

The advisor will submit to each stockholder our audited annual reports within 120 days following the close of each fiscal year. The annual reports will contain the following:

•	audited financial statements;
•	the ratio of the costs of raising capital during the period to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of fees paid to the advisor and any affiliate of the advisor, including fees or charges paid to the advisor and to any affiliate of the advisor by third parties doing business with us;
•	our total operating expenses, stated as a percentage of the average invested assets and as a percentage of net income;
•	a report from the independent directors that the policies we follow are in the best interests of our stockholders and the basis for such determination; and
•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, the directors, the advisor and any of their affiliates occurring in the year for which the annual report is made. Independent directors are specifically charged with the duty to examine and comment in the report on the fairness of such transactions.

At the same time as any distribution, we will provide stockholders with a statement disclosing the source of the funds distributed. If the information is not available when the distribution is made, we will provide a statement setting forth the reasons why the information is not available. In no event will the information be provided to stockholders more than 60 days after we make the distribution. We will include in our stockholders’ account statements an estimated value of our shares that will comply with the requirements of NASD Rule 2340.

Within 60 days following the end of any calendar quarter during the period of the offering in which we have closed an acquisition of a property, we will submit a report to each stockholder containing:

•	the location and a description of the general character of the property acquired during the quarter;
•	the present or proposed use of the property and its suitability and adequacy for that use;
•	the terms of any material leases affecting the property;
•	the proposed method of financing, if any, including estimated down payment, leverage ratio, prepaid interest, balloon payment(s), prepayment penalties, “due-on-sale” or encumbrance clauses and possible adverse effects thereof and similar details of the proposed financing plan; and
•	a statement that title insurance has been or will be obtained on the property acquired.

After the completion of the last acquisition, the advisor will, upon request, send a schedule to the Commissioner of Corporations of the State of California. The schedule, verified under the penalty of perjury, reflects: each acquisition made; the purchase price paid; the aggregate of all acquisition expenses paid on each transaction; and a computation showing compliance with our charter. We will, upon request, submit to the Commissioner of Corporations of the State of California or to any of the various state securities administrators, any report or statement required to be distributed to stockholders pursuant to our charter or any applicable law or regulation.

The accountants we regularly retain will prepare our federal tax return and any applicable state income tax returns. We will submit appropriate tax information to the stockholders within 30 days following the end of each of our fiscal years. We will not provide a specific reconciliation between generally accepted accounting principles and income tax information to the stockholders. However, the reconciling information will be available in our office for inspection and review by any interested stockholder. Annually, at the same time as the dissemination of appropriate tax information (including a Form 1099) to stockholders, we will provide each stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of shares owned, as well as the dates of distribution and amounts of distributions received during the prior fiscal year. The individualized statement to stockholders will include any purchases of shares under the distribution reinvestment program. Stockholders requiring individualized reports on a more frequent basis may request these reports. We will make every reasonable effort to supply more frequent reports, as requested, but we may, at our sole discretion, require payment of an administrative charge either directly by the stockholder, or through pre-authorized deductions from distributions payable to the stockholder making the request.

We may deliver to our stockholders each of the reports discussed in this section, as well as any other communications that we may provide them with, by E-mail or by any other means.

See “Risk Factors; Employee Benefit Plan Risks; Annual Statement of Value is an Estimate” for an explanation of the annual statement of value we provide to stockholders.

LITIGATION

From time to time in the ordinary course of business, we may become subject to legal proceedings, claims or disputes. We are not subject to any legal proceedings except as described below.

General

On March 29, 2006, Jonathan Gould, a former member of our Board and Senior Vice-President- Acquisitions, filed a lawsuit against us in the District Court for the Southern District of New York. The suit alleges, among other things, that Mr. Gould was insufficiently compensated for his services to us as director and officer. Mr. Gould has sued for damages under theories of quantum merit and unjust enrichment seeking the value of work he performed. Management believes that this suit is frivolous and entirely without merit and intends to defend against these charges vigorously. The Company believes any unfavorable outcome on this matter will not have a material effect on the consolidated financial statements.

1407 Broadway

On January 4, 2007, 1407 Broadway Real Estate LLC (“Office Owner”), an indirect, wholly owned subsidiary of 1407 Broadway Mezz II LLC (“1407 Broadway”), consummated the acquisition of a sub-leasehold interest (the “Sublease Interest”) in an office building located at 1407 Broadway, New York, New York (the “Office Property”). 1407 Broadway is a joint venture between LVP 1407 Broadway LLC (“LVP LLC”), a wholly owned subsidiary of our Operating Partnership, and Lightstone 1407 Manager LLC (“Manager”), which is wholly owned by David Lichtenstein, the Chairman of our Board of Directors and our Chief Executive Officer, and Shifra Lichtenstein, his wife.

The Sublease Interest was acquired pursuant to a Sale and Purchase of Leasehold Agreement with Gettinger Associates, L.P. (“Gettinger”). In July 2006, Abraham Kamber Company, as Sublessor under the sublease (“Sublessor”), served two notices of default on Gettinger (the “Default Notices”). The first alleged that Gettinger had failed to satisfy its obligations in performing certain renovations and the second asserted numerous defaults relating to Gettinger’s purported failure to maintain the Office Property in compliance with its contractual obligations.

In response to the Default Notices, Gettinger commenced legal action and obtained an injunction that extends its time to cure any default, prohibits interference with its leasehold interest and prohibits Sublessor from terminating its sublease pending resolution of the litigation. A motion by Sublessor for partial summary judgment, alleging that certain work on the Office Property required its prior approval, was denied by the Supreme Court, New York County. Subsequently, by agreement of the parties, a stay was entered precluding the termination of the Sublease Interest pending a final decision on Sublessor’s claim of defaults under the Sublease Interest. In addition, the parties stipulated to the intervention of Office Owner as a party to the proceedings. The parties have been directed to engage in and complete discovery. We consider the litigation to be without merit.

Prior to consummating the acquisition of the Sublease Interest, Office Owner received a letter from Sublessor indicating that Sublessor would consider such acquisition a default under the original sublease, which prohibits assignments of the Sublease Interest when there is an outstanding default there under. On February 16, 2007, Office Owner received a Notice to Cure from Sublessor stating the transfer of the Sublease Interest occurred in violation of the Sublease given Sublessor’s position that Office Seller is in default. Office Owner will commence and vigorously pursue litigation in order to challenge the default, receive an injunction and toll the termination period provided for in the Sublease.

On September 4, 2007, Office Owner commenced a new action against Sublessor alleging a number claims, including the claims that Sublessor has breached the sublease and committed intentional torts against Office Owner by (among other things) issuing multiple groundless default notices, with the aim of prematurely terminating the sublease and depriving Office Owner of its valuable interest in the sublease. The complaint seeks a declaratory judgment that Office Owner has not defaulted under the sublease, damages for the losses Office Owner has incurred as a result of Sublessor’s wrongful conduct, and an injunction to prevent Sublessor from issuing further default notices without valid grounds or in bad faith. We believe any unfavorable outcome on this matter will not have a material effect on the consolidated financial statements.

As of the date hereof, we are not a party to any other material pending legal proceedings.

RELATIONSHIPS AND RELATED TRANSACTIONS

David Lichtenstein serves as the Chairman of our Board, our Chief Executive Officer and our President. Our Dealer Manager, Advisor and Property Manager are wholly owned subsidiaries of our Sponsor, The Lightstone Group, which is wholly owned by Mr. Lichtenstein. On April 22, 2005, we entered into agreements with our Dealer Manager, Advisor and Property Manager to pay certain fees, as described below, in exchange for services performed by these and other affiliated entities. As the indirect owner of those entities, Mr. Lichtenstein benefits from fees and other compensation that they receive pursuant to these agreements.

Property Manager

We have agreed to pay our Property Manager a monthly management fee of up to 5% of the gross revenues from our residential, hospitality and retail properties. In addition, for the management and leasing of our office and industrial properties, we will pay, to our Property Manager, property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. We may pay our Property Manager a separate fee for i) the development of, ii) the one-time initial rent-up or iii) leasing-up of newly constructed office and industrial properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Our Property Manager will also be paid a monthly fee for any extra services equal to no more than that which would be payable to an unrelated party providing the services. The actual amounts of these fees are dependent upon results of operations and, therefore, cannot be determined at the present time. We have recorded the following amounts related to the Property Manager for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Property management fees	$1,474,599	$1,812,195	$1,783,275
Development fees and leasing commissions	266,698	270,122	1,934,107
Total	$1,741,297	$2,082,317	$3,717,382

Dealer Manager

We paid the Dealer Manager selling commissions of up to 7% of gross offering proceeds, or approximately $21,000,000, before reallowance of commissions earned by participating broker-dealers. The Dealer Manager reallowed 100% of commissions earned for those transactions that involve participating broker-dealers. We also paid to our dealer manager a dealer manager fee of up to 1% of gross offering proceeds, or approximately $3,000,000, before reallowance to participating broker-dealers. Our Dealer Manager, in its sole discretion, may reallow a portion of its dealer manager fee of up to 1% of the gross offering proceeds to be paid to such participating broker-dealers. No fees were paid to the dealer manager for the years ended December 31, 2010 and 2009. Total fees paid to the dealer manager were $3.3 million in 2008.

Advisor

We agreed to pay our Advisor an acquisition fee equal to 2.75% of the gross contractual purchase price (including any mortgage assumed) of each property purchased and will reimburse our Advisor for expenses that it incurs in connection with the purchase of a property. We anticipate that acquisition expenses will be between 1% and 1.5% of a property’s purchase price, and acquisition fees and expenses are capped at 5% of the gross contract purchase price of a property. The Advisor will also be paid an advisor asset management fee of 0.55% of our average invested assets and we will reimburse some expenses of the Advisor. We have recorded the following amounts related to the Advisor for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Acquisition fees	$279,264	$16,656,847	$2,336,565
Asset management fees	4,521,292	4,541,195	2,203,563
Acquisition expenses reimbursed to Advisor	1,264	902,753	1,265,528
Total	$4,801,820	$22,100,795	$5,805,656

Sponsor

On April 22, 2005, the Operating Partnership entered into an agreement with Lightstone SLP, LLC pursuant to which the Operating Partnership has issued special general partner interests to Lightstone SLP, LLC in an amount equal to all expenses, dealer manager fees and selling commissions that we incurred in connection with our organization and the offering of our common stock. As of December 31, 2010, Lightstone SLP, LLC had contributed $30.0 million to the Operating Partnership in exchange for special general partner interests. As the sole member of our Sponsor, which wholly owns Lightstone SLP, LLC, Mr. Lichtenstein is the indirect, beneficial owner of such special general partner interests and will thus receive an indirect benefit from any distributions made in respect thereof.

These special general partner interests will entitle Lightstone SLP, LLC to a portion of any regular and liquidation distributions that we make to stockholders, but only after stockholders have received a stated preferred return. Although the actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time, distributions to Lightstone SLP, LLC, as holder of the special general partner interests, could be substantial.

From time to time, Lightstone purchases title insurance from an agent in which our sponsor owns a fifty percent limited partnership interest. Because this title insurance agent receives significant fees for providing title insurance, our advisor may face a conflict of interest when considering the terms of purchasing title insurance from this agent. However, prior to the purchase by Lightstone of any title insurance, an independent title consultant with more than 25 years of experience in the title insurance industry reviews the transaction, and performs market research and competitive analysis on our behalf. This process results in terms similar to those that would be negotiated at an arm’s-length basis.

On January 4, 2007, the Company, through LVP 1407 Broadway LLC, a wholly owned subsidiary of the Operating Partnership, entered into a joint venture with an affiliate of the Sponsor (the “Joint Venture”). The Company accounted for the investment in this unconsolidated joint venture under the equity method of accounting as the Company exercises significant influence, but does not control these entities. Initial equity from our co-venturer totaled $13.5 million (representing a 51% ownership interest). Our initial capital investment, funded with proceeds from our common stock offering, was $13.0 million (representing a 49% ownership interest). On the same date, an indirect, wholly owned subsidiary acquired a sub-leasehold interest in a ground lease to an office building located at 1407 Broadway, New York, New York (the “Sublease Interest”). The seller of the Sublease Interest, Gettinger Associates, L.P., is not an affiliate of the Company, its Sponsor or its subsidiaries. The property, a 42 story office building built in 1952, fronts on Broadway, 7th Avenue and 39th Street in midtown Manhattan and has approximately 915,000 leasable square feet. The ground lease, dated as of January 14, 1954, provides for multiple renewal rights, with the last renewal period expiring on December 31, 2048. The Sublease Interest runs concurrently with this ground lease.

On April 16, 2008, the Company made a preferred equity contribution of $11,000,000 (the “Contribution”) to PAF-SUB LLC (“PAF”), a wholly-owned subsidiary of Park Avenue Funding LLC (“Park Avenue”), in exchange for membership interests of PAF with certain rights and preferences described below (the “Preferred Units”). Park Avenue is a real estate lending company making loans, including first or second mortgages, mezzanine loans and collateral pledges of mortgages, to finance real estate transactions. Property types considered include multi-family, office, industrial, retail, self-storage, parking and land. Both PAF and Park Avenue are affiliates of our Sponsor. In connection with the Contribution, the Company and Park Avenue entered into a guarantee agreement on April 16, 2008, whereby Park Avenue unconditionally and irrevocably guarantees payment of the Redemption amounts when due (the “Guarantee”). Also, Park Avenue agrees to pay all costs and expenses incurred by the Company in connection with the enforcement of the Guarantee. Because the Company’s Contribution was fully redeemed during 2010, the Company no longer has an investment in PAF.

Tax Protection Agreements

Tax Protection Agreement related to Mill Run and POAC Contributions

In connection with the contribution of the Mill Run and POAC membership interests, as more fully described in “Real Property Investments — Specific Investments”, our operating partnership entered into Tax Protection Agreements with each of Arbor JRM, Arbor CJ, AR Prime, TRAC, Central Jersey and JT Prime (collectively, the “Contributors”). Under these Tax Protection Agreements, our operating partnership is required to indemnify each of Arbor JRM, Arbor CJ, TRAC and Central Jersey with respect to the Mill Run Properties, and AR Prime and JT Prime, with respect to the POAC Properties, from June 26, 2008 for Arbor JRM, Arbor CJ and AR Prime and from August 25, 2009 for TRAC, Central Jersey and JT Prime to June 26, 2013 for, among other things, certain income tax liability that would result from the income or gain which Arbor JRM, Arbor CJ, TRAC, Central Jersey on the one hand, or AR Prime, JT Prime, on the other hand, would recognize upon our operating partnership’s failure to maintain the current level of debt encumbering the Mill Run Properties or the POAC Properties, respectively, or the sale or other disposition by our operating partnership of the Mill Run Properties, the Mill Run Interest, the POAC Properties, or the POAC Interest (each, an “Indemnifiable Event”). Under the terms of the Tax Protection Agreements, our operating partnership is indemnifying the Contributors for certain income tax liabilities based on income or gain which the Contributors are deemed to be required to include in their gross income for federal or state income tax purposes (assuming the Contributors are subject to tax at the highest regional, federal, state and local tax rates imposed on individuals residing in New York City) as a result of an Indemnifiable Event. This indemnity covers income taxes, interest and penalties and is required to be made on a “grossed up” basis that effectively results in the Contributors receiving the indemnity payment on a net, after-tax basis. The amount of the potential tax indemnity to the Contributors under the Tax Protection Agreements, including a gross-up for taxes on any such payment, using current tax rates, is estimated to be approximately $95.7 million. The Company has not recorded a liability in its consolidated balance sheet as the Company believes that the potential liability is remote as of December 31, 2010.

Each Tax Protection Agreement imposes certain restrictions upon our operating partnership relating to transactions involving the Mill Run Properties and the POAC Properties which could result in taxable income or gain to the Contributors. Our operating partnership may not dispose or transfer any Mill Run Property or any POAC Property without first proving that our operating partnership possesses the requisite liquidity, including the proceeds from any such transaction, to make any payments that would come due pursuant to the Tax Protection Agreement. However, our operating partnership may take the following actions: (i) (A) as to the POAC Properties, commencing with the period one year and thirty-one days following the date of the Tax Protection Agreement, our operating partnership can sell on an annual basis part or all of any of the POAC Properties with an aggregate value of ten percent (10%) or less of the total value of the POAC Properties as of the date of contribution (and any amounts of the ten percent (10%) value not sold can be applied to sales in future years); and (B) as to the Mill Run Properties either the same ten percent (10%) test as set forth above in (i)(A) with respect to the Mill Run Properties or the sale of the property known by Design Outlet Center; and (ii) our operating partnership can enter into a non-recognition transaction with either the consent of the Contributors or an opinion from an independent law or accounting firm stating that it is “more likely than not” that the transaction will not give rise to current taxable income or gain.

Tax Protection Agreement related to Mill Run and POAC Disposition

In connection with the closing of the Disposition, the LVP Parties entered into a Tax Matters Agreement with Simon and Simon OP. Under this agreement, Simon and Simon OP generally may not engage in a transaction that could result in the recognition of the “built-in gain” with respect to POAC and Mill Run at the time of the Disposition for specified periods of up to eight years following the closing of the Disposition. Simon and Simon OP have a number of obligations with respect to the allocation of partnership liabilities to the LVP Parties. For example, Simon and Simon OP agreed to maintain certain of the mortgage loans that are secured by POAC and Mill Run until their maturity, and the LVP Parties have provided and will continue to have the opportunity to provide guaranties of collection with respect to the revolving credit line (the “Loan”) drawn by the Simon OP to finance the cash considerations paid to the LVP Parties (or indebtedness incurred to refinance the Loan) for at least four years following the closing of the Disposition. The LVP Parties were also given the opportunity to enter into agreements to make specified capital contributions to Simon OP in the event that it defaults on certain of its indebtedness. If Simon and Simon OP breach their obligations under the Tax Matters Agreement, Simon and Simon OP will be required to indemnify the LVP Parties for certain taxes that they are deemed to incur, including taxes relating to the recognition of “built-in gains” with respect to the POAC and Mill Run, and gains recognized as a result of a reduction in the allocation of partnership liabilities. These indemnification payments will be “grossed up” such that the amount of the payments will equal, on an after-tax basis, the tax liability deemed incurred because of the breach.

Simon OP and Simon generally are required to indemnify the LVP Parties, and certain affiliates of the Lightstone Group for liabilities and obligations under the Tax Protection Agreements with Arbor JRM, Arbor CJ, AR Prime, TRAC, Central Jersey and JT Prime relating to the Contributions of the Mill Run Interest and the POAC Interest (see discussions set forth the preceding section “Tax Protection Agreement related to Mill Run and POAC Contributions”) that are caused by Simon OP’s and Simon’s actions after the closing of the Contributions (the “Indemnified Liabilities”). We and our operating partnership are required to indemnify Simon OP and Simon for all liabilities and obligations under the Tax Protection Agreements other than the Indemnified Liabilities.

Other Related Party Transactions

From time to time, Lightstone purchases title insurance from an agent in which our Sponsor owns a fifty percent limited partnership interest. Because this title insurance agent receives significant fees for providing title insurance, our advisor may face a conflict of interest when considering the terms of purchasing title insurance from this agent. However, prior to the purchase by Lightstone of any title insurance, an independent title consultant with more than 25 years of experience in the title insurance industry reviews the transaction, and performs market research and competitive analysis on our behalf. This process results in terms similar to those that would be negotiated at an arm’s-length basis.

During March 2010, the Company entered into a demand grid note to borrow up to $20 million from POAC. During the quarters ended March 31, 2010 and June 30, 2010, the Company received loan proceeds from POAC associated with this demand grid note in the amount of $2.0 million and $0.8 million, respectively. The loan bears interest at LIBOR plus 2.5%. The principal and interest on this loan was due on the earlier of February 28, 2020 or on demand. On June 30, 2010, the principal balance of $2.8 million, together with accrued and unpaid interest of $16,724, was converted to be a distribution by POAC to the Company and was reflected as a reduction in the Company’s investment in POAC, which was subsequently disposed on August 30, 2010.

During March 2010, the Company entered a demand grid note to borrow up to $20 million from 1407 Broadway. As of December 31, 2010, the Company has received aggregate loan proceeds of $1.5 million from the 1407 Broadway associated with this demand grid note. The loan bears interest at LIBOR plus 2.5%. The principal and interest on this loan is due the earlier of February 28, 2020 or on demand. The principal and interest on the loan is recorded in loans due to affiliates in the consolidated balance sheets.

In connection with the contribution of the Mill Run and POAC membership interests, as more fully described in “Real Property Investments — Specified Investments”, we made loans to Arbor JRM, Arbor CJ, AR Prime, TRAC, Central Jersey and JT Prime (collectively, “Noncontrolling Interest Borrowers”) in the aggregate principal amount of $88.5 million (the “Noncontrolling Interest Loans”). These loans are payable semi-annually and accrue interest at an annual rate of 4%. The loans mature through September 2017 and contain customary events of default and default remedies. The loans require the Noncontrolling Interest Borrowers to prepay their respective loans in full upon redemption of the Series A Preferred Units by the Operating Partnership. The loans are secured by the Series A Preferred Units and Common Units issued in connection with the respective contribution of the Mill Run and the POAC membership interests, as such these loans are classified as a reduction to noncontrolling interests in the consolidated balance sheets. Accrued interest related to these loans totaled $1.9 million and $1.8 million at December 31, 2010 and 2009, respectively. and are included in interest receivable from related parties in the consolidated balance sheets.

On August 25, 2009, the Operating Partnership acquired an additional 15% membership interest in POAC and an additional 14.26% membership interest in Mill Run. In connection with the transactions, the Advisor charged an acquisition fee equal to 2.75% of the acquisition price, which was approximately $6.9 million ($5.6 million related POAC and $1.3 million related to Mill Run). On August 25, 2009, the Operating

Partnership contributed its investments of the 15% membership interest in POAC and the 14.26% membership interest in Mill Run to the newly formed PRO-DFJV Holdings, LLC, a Delaware limited liability company (“PRO”) in exchange for a 99.99% managing membership interest in PRO. In addition, the Company contributed $2,900 cash for a 0.01% non- managing membership interest in PRO. As the Operating Partnership is the managing member with control, PRO is consolidated into the results and financial position of the Company. On September 15, 2009, the Advisor accepted, in lieu of a cash payment of $6.9 million for the acquisition fee, a 19.17% profit membership interest in PRO and assigned its rights to receive payment to the Sponsor, who assigned the same to David Lichtenstein. Under the terms of the operating agreement of PRO, the 19.17% profit membership interest will not receive any distributions until the Operating Partnership and the Company receive distributions equivalent to their capital contributions of approximately $29.0 million, then the 19.17% profit membership interest shall receive distributions of $6.9 million. Any remaining distributions shall be split between the three members in proportion to their profit interests.

Of the net cash proceeds received from the closing of the Simon Transaction on August 30, 2010, PRO’s portion was approximately $73.5 million. Pursuant to its operating agreement, PRO Distributions of approximately $59.4 million and approximately $14.1 million were made to the Operating Partnership and to the noncontrolling interest (David Lichtenstein as a result of the above discussed assignment), respectively, during the third quarter of 2010.

We have entered into agreements to pay our advisor, our property manager, our dealer manager and their affiliates fees or other compensation for providing services to us, as more fully described in “Compensation Table” and entered into a joint venture agreement with our Sponsor in connection with our acquisition of 1407 Broadway, New York, New York, as more fully described in “Real Property Investments — Specified Investments.”

LEGAL MATTERS

Proskauer Rose LLP, has passed upon the legal matters in connection with our status as a REIT for U.S. federal income tax purposes. Proskauer Rose LLP does not purport to represent our stockholders or potential investors, who should consult their own counsel. Proskauer Rose LLP also provides legal services to our sponsor, advisor and their affiliates.

Proskauer Rose LLP has reviewed the statements in the section in the prospectus titled “Material U.S. Federal Income Tax Considerations” and elsewhere as they relate to U.S. federal income tax matters and the statements in the section in the prospectus titled “ERISA Considerations.”

Venable LLP has passed upon the legality of the common stock and certain matters of Maryland law in connection with our organization. Venable LLP does not purport to represent our stockholders or potential investors, who should consult their own counsel.

EXPERTS

The consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2010, and for the year then ended included in this prospectus have been audited by EisnerAmper LLP (“EisnerAmper”), an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On August 16, 2010, we were notified that Amper, Politziner & Mattia, LLP (“Amper”) had combined its practice with that of Eisner LLP and the name of the combined practice operates under the name EisnerAmper.

The consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2009, and for each of the two years in the period ended December 31, 2009, included in this prospectus have been audited by Amper, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with this offering. This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all of its exhibits and schedules which we have filed with the SEC and which may be inspected and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
(A Maryland Corporation)

Report of Independent Registered Public Accounting Firm

The Board and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc. and its Subsidiaries

We have audited the accompanying consolidated balance sheet of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/(loss) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2010, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited the consolidated financial statement schedule, Schedule III — Real Estate and Accumulated Depreciation, as of December 31, 2010. In our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited the adjustments to the December 31, 2009 and 2008 consolidated financial statements to retrospectively apply the change in accounting for discontinued operations, as described in Notes 9 and 10. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the December 31, 2009 and 2008 consolidated financial statements of the Company other than with respect to the adjustments and accordingly, we do not express an opinion or any other assurance on the December 31, 2009 and 2008 consolidated financial statements taken as a whole.

/s/ EisnerAmper LLP

March 31, 2011
Edison, New Jersey

Report of Independent Registered Public Accounting Firm

The Board and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc. and its Subsidiaries

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting for discontinued operations as described in Notes 9 and 10, the accompanying consolidated balance sheet of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries (the “Company’) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/(loss) and cash flows for each of the two years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, before the effects of the adjustments to retrospectively apply the change in accounting for discontinued operations as described in Notes 9 and 10, present fairly, in all material respects, the consolidated financial position of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2009, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting for discontinued operations as described in Notes 9 and 10, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by EisnerAmper LLP.

/s/ Amper, Politziner & Mattia, LLP

March 31, 2010
Edison, New Jersey

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
Assets
Investment property:
Land and improvements	$51,480,810	$49,258,157
Building and improvements	207,227,594	206,241,820
Construction in progress	266,253	284,952
Gross investment property	258,974,657	255,784,929
Less accumulated depreciation	(16,504,956)	(15,530,578)
Net investment property	242,469,701	240,254,351
Investments in unconsolidated affiliated real estate entities	14,890,250	115,972,466
Investment in affiliate, at cost	—	7,658,337
Cash and cash equivalents	24,317,785	17,076,320
Marketable securities, available for sale	172,378,784	840,877
Restricted marketable securities, available for sale	33,945,909	—
Restricted escrows	16,028,108	5,875,965
Tenant accounts receivable	1,547,800	860,922
Other accounts receivable, primarily escrow receivable	5,419	23,182
Acquired in-place lease intangibles, net	1,107,563	641,487
Acquired above market lease intangibles, net	193,245	239,360
Deferred intangible leasing costs, net	495,085	406,275
Deferred leasing costs (net of accumulated amortization of $694,581 and $353,331, respectively)	1,412,047	1,137,052
Deferred financing costs (net of accumulated amortization of $1,183,856 and $837,428 respectively)	935,526	906,133
Interest receivable from related parties	1,949,591	1,886,449
Prepaid expenses and other assets	5,781,264	2,546,411
Assets disposed of (See Note 9)	—	33,238,289
Total Assets	517,458,077	429,563,876
Liabilities and Stockholders’ Equity
Mortgage payable	$195,523,028	$193,032,356
Accounts payable and accrued expenses	4,684,783	3,055,342
Due to sponsor	300,787	1,349,730
Loan due to affiliates (See Note 5)	1,492,834	—
Tenant allowances and deposits payable	880,370	861,147
Distributions payable	5,604,241	5,557,670
Deferred rental income	1,285,160	1,038,805
Acquired below market lease intangibles, net	547,912	663,414
Deferred gain on disposition (See Note 4)	32,175,788	—
Liabilities held for sale (See Note 9)	—	52,795,061
Total Liabilities	242,494,903	258,353,525
Commitments and contingencies (Note 20)
Stockholders’ equity:
Preferred shares, $0.01 par value, 10,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 60,000,000 shares authorized, 31,613,622 and 31,528,353 shares issued and outstanding in 2010 and 2009, respectively	316,136	315,283
Additional paid-in-capital	281,733,402	280,763,558
Accumulated other comprehensive income	4,839,775	326,077
Accumulated distributions in excess of net earnings	(42,857,834)	(149,702,633)
Total Company’s stockholder’s equity	244,031,479	131,702,285
Noncontrolling interests	30,931,695	39,508,066
Total Equity	274,963,174	171,210,351
Total Liabilities and Stockholders’ Equity	$517,458,077	$429,563,876

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years ended December 31,
	2010	2009	2008
Revenues:
Rental income	$27,710,167	$29,386,653	$29,189,140
Tenant recovery income	4,683,131	4,469,558	4,416,020
Total revenues	32,393,298	33,856,211	33,605,160
Expenses:
Property operating expenses	12,134,947	12,687,934	13,704,133
Real estate taxes	3,373,032	3,512,685	3,399,789
Impairment of long lived assets, net of (gain)/loss on disposal	1,123,678	14,625,254	4,866,437
General and administrative costs	8,863,680	8,227,078	11,675,896
Depreciation and amortization	6,545,968	8,515,536	7,593,380
Total operating expenses	32,041,305	47,568,487	41,239,635
Operating income/(loss)	351,993	(13,712,276)	(7,634,475)
Other (expense)/income, net	(1,992,080)	456,474	213,565
Interest income	5,678,392	4,200,062	4,818,505
Interest expense	(11,589,231)	(11,603,689)	(10,882,020)
Gain on disposition of unconsolidated affiliated real estate entities (See Note 4)	142,692,868	—	—
(Loss)/gain on sale of marketable securities	(166,902)	343,724	528,334
Other than temporary impairment – marketable securities	—	(3,373,716)	(9,830,259)
Loss from investments in unconsolidated affiliated real estate entities	(12,096,078)	(10,310,720)	(3,357,267)
Net income/(loss) from continuing operations	122,878,962	(34,000,141)	(26,143,617)
Net income/(loss) from discontinued operations	19,062,020	(32,103,503)	(2,080,547)
Net income/(loss)	141,940,982	(66,103,644)	(28,224,164)
Less: net (income)/loss attributable to noncontrolling interest	(12,010,478)	908,991	84,805
Net income/(loss) applicable to Company’s common shares	$129,930,504	$(65,194,653)	$(28,139,359)
Basic and diluted net income/(loss) per Company’s common share:
Continuing operations	$3.49	$(1.06)	$(1.15)
Discontinued operations	$0.60	$(1.02)	$(0.09)
Net income/(loss) per Company’s common share, basic and diluted	$4.09	$(2.08)	$(1.24)
Weighted average number of common shares outstanding, basic and diluted	31,755,268	31,276,697	22,658,290

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE
INCOME/(LOSS)

	Preferred		Common		Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Distributions in Excess of Net Earnings	Total Non-controlling Interests	Total Equity
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2007	—	$—	13,606,608	$136,066	$120,297,590	$(1,199,278)	$(19,122,180)	$12,954,715	$113,066,913
Comprehensive loss:
Net loss	—	—	—	—	—	—	(28,139,359)	(84,805)	(28,224,164)
Unrealized loss on available for sale securities	—	—	—	—	—	(3,013,176)	—	—	(3,013,176)
Total comprehensive loss									(31,237,340)
Distributions declared	—	—	—	—	—	—	(9,911,835)		(9,911,835)
Distributions paid	—	—	—	—	—	—	—	(1,779,452)	(1,779,452)
Proceeds from SLP units	—	—	—	—	—	—	—	10,063,525	10,063,525
Proceeds from offering	—	—	16,900,087	169,000	167,709,611	—	—	—	167,878,611
Redemption and cancellation of shares			(102,207)	(1,022)	(918,841)				(919,863)
Selling commissions and dealer manager fees	—	—	—	—	(14,379,358)	—	—	—	(14,379,358)
Other offering costs	—	—	—	—	(2,633,923)	—	—	—	(2,633,923)
Shares issued from distribution reinvestment program	—	—	581,056	5,811	5,514,221	—	—	—	5,520,032
Units issued to noncontrolling interest in exchange for investment in unconsolidated affiliated real estate entity	—	—	—	—	—	—	—	19,600,000	19,600,000
Note receivable secured by noncontrolling interest units	—	—	—	—	—	—	—	(17,640,000)	(17,640,000)
BALANCE, December 31, 2008	—	—	30,985,544	309,855	275,589,300	(4,212,454)	(57,173,374)	23,113,983	237,627,310
Comprehensive loss:
Net loss	—	—	—	—	—	—	(65,194,653)	(908,991)	(66,103,644)
Unrealized loss on available for sale securities	—	—	—	—	—	460,809	—	48,781	509,590
Reclassification adjustment for loss realized in net loss						4,077,722		(122)	4,077,600
Total comprehensive loss									(61,516,454)
Distributions declared	—	—	—	—	—	—	(27,334,606)	—	(27,334,606)
Distributions paid	—	—	—	—	—	—	—	(4,736,909)	(4,736,909)
Proceeds from SLP units	—	—	—	—	—	—	—	6,982,534	6,982,534
Redemption and cancellation of shares	—	—	(453,167)	(4,532)	(4,277,550)	—	—	—	(4,282,082)
Shares issued from distribution reinvstment program	—	—	995,976	9,960	9,451,808	—	—	—	9,461,768
Issuance of equity in subsidiary in exchange for payment of acquisition fee	—	—	—	—	—	—	—	6,878,087	6,878,087
Units issued to noncontrolling interest in exchange for investment in unconsolidated affiliated real estate entity	—	—	—	—	—	—	—	78,988,411	78,988,411
Note receivable secured by noncontrolling interest units	—	—	—	—	—	—	—	(70,857,708)	(70,857,708)
BALANCE, December 31, 2009	—	—	31,528,353	315,283	280,763,558	326,077	(149,702,633)	39,508,066	171,210,351
Comprehensive income:
Net income	—	—	—	—	—	—	129,930,504	12,010,478	141,940,982
Unrealized gain on available for sale securities	—	—	—	—	—	4,646,398	—	72,745	4,719,143
Reclassification adjustment for gain realized in net income	—	—	—	—	—	(132,700)	—	(2,100)	(134,800)
Total comprehensive income									146,525,325
Distributions declared	—	—	—	—	—	—	(23,085,705)	—	(23,085,705)
Distributions paid	—	—	—	—	—	—	—	(20,657,494)	(20,657,494)
Redemption and cancellation of shares	—	—	(583,579)	(5,836)	(5,388,019)	—	—	—	(5,393,855)
Shares issued from distribution reinvstment program	—	—	668,848	6,689	6,357,863	—	—	—	6,364,552
BALANCE, December 31, 2010	—	$—	31,613,622	$316,136	$281,733,402	$4,839,775	$(42,857,834)	$30,931,695	$274,963,174

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	141,940,982	(66,103,644)	(28,224,164)
Less net income/(loss) – discontinued operations	19,062,020	(32,103,503)	(2,080,547)
Net income/(loss) – continuing operations	122,878,962	(34,000,141)	(26,143,617)
Adjustments to reconcile net income/(loss) to net cash from operating activities:
Depreciation and amortization	6,102,271	7,916,980	6,997,706
Loss/(gain) on sale of marketable securities available for sale	166,902	(343,724)	(528,335)
Gain on disposition of unconsolidated affiliated real estate entities	(142,692,868)	—	—
Impairment of long lived assets and loss on disposal	1,123,678	14,625,254	4,866,437
Realized loss on impairment of marketable securities available for sale	—	3,373,716	9,830,259
Mark to market adjustment on derivative financial instrument	2,560,119	—	—
Amortization of deferred financing costs	364,670	291,302	380,914
Amortization of deferred leasing costs	443,697	598,556	595,674
Amortization of above and below-market lease intangibles	(93,724)	(339,917)	(725,511)
Equity in loss from investments in unconsolidated affiliated real estate entities	12,096,078	10,310,720	3,357,267
Provision for bad debts	304,761	506,440	627,691
Changes in assets and liabilities:
Increase in prepaid expenses and other assets	(208,693)	(548,033)	(1,583,560)
(Increase)/decrease in tenant accounts receivable	(973,876)	1,541,718	(2,466,804)
(Decrease)/increase in tenant allowance and security deposits payable	(925)	(75,864)	35,473
Increase/(decrease) in accounts payable and accrued expenses	4,062,166	(2,276,436)	1,752,561
Decrease in due to Sponsor	(1,048,943)	—	—
Increase/(decrease) in prepaid rental revenues	246,355	139,114	(125,773)
Net cash provided by/(used in) operating activities – continuing operations	5,330,630	1,719,685	(3,129,618)
Net cash provided by/(used in) operating activities – discontinued operations	1,485,434	(341,992)	(174,006)
Net cash provided by/(used in) operating activities	6,816,064	1,377,693	(3,303,624)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of investment property, net	(10,637,233)	(7,801,088)	(28,168,807)
Purchase of marketable securities available for sale	(200,567,849)	—	(23,135,006)
Proceeds from sale of marketable securities available for sale	59,009,706	12,166,886	10,122,251
Purchase of premium associated with derivative financial instrument	(5,647,767)	—	—
Proceeds from disposition of investments in unconsolidated affiliated real estate entities	204,343,416	—	—

The accompanying notes are an integral part of these consolidated financial statements.

	For the Years Ended December 31,
	2010	2009	2008
Issuance of note receivable, related party	—	—	(49,500,000)
Repayment of note receivable, related party	—	—	1,000,000
Investment in affiliate	—	—	(11,000,000)
Purchase of investment in unconsolidated affiliated real estate entity	(4,281,245)	(30,164,058)	—
Distribution from investments in unconsolidated affiliates	7,658,337	13,037,494	2,001,500
Funding of restricted escrows	(8,262,634)	1,287,079	1,983,721
Net cash provided by/(used in) investing activities – continuing operations	41,614,731	(11,473,687)	(96,696,341)
Net cash (used in)/provided by investing activities – discontinued operations	(1,977,237)	7,757	(401,261)
Net cash provided by/(used in) investing activities	39,637,494	(11,465,930)	(97,097,602)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage financing	5,000,000	—	3,621,384
Mortgage payments	(2,509,329)	(2,209,266)	(396,118)
Payment of loan fees and expenses	(407,396)	(22,911)	(42,163)
Proceeds from loan due to affiliates	1,492,834	—	—
Proceeds from issuance of common stock	—	—	167,878,611
Redemption and cancellation of common shares	(5,393,855)	(4,282,082)	(919,863)
Proceeds from issuance of special general partnership units	—	6,982,534	10,063,525
Payment of offering costs	(22,442)	—	(17,013,281)
Note receivable from noncontrolling interests	—	(22,357,708)	(17,640,000)
Contribution to discontinued operations	(15,841)	(631,343)	—
Distributions paid to noncontrolling interests	(20,657,494)	(4,736,909)	(1,779,452)
Distributions paid to Company’s stockholders	(16,714,411)	(12,315,168)	(6,855,165)
Net cash (used in)/provided by financing activities – continuing operations	(39,227,934)	(39,572,853)	136,917,478
Net cash provided by financing activities – discontinued operations	15,841	631,343	—
Net cash (used in)/provided by financing activities	(39,212,093)	(38,941,510)	136,917,478i
Net change in cash and cash equivalents	7,241,465	(49,029,747)	36,516,252
Cash and cash equivalents, beginning of year	17,076,320	66,106,067	29,589,815
Cash and cash equivalents, end of year	24,317,785	17,076,320	66,106,067

See Note 2 for supplemental cash information.

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

1. Organization

Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (together with the Operating Partnership (as defined below), the “Company”) was formed on June 8, 2004 and subsequently qualified as a real estate investment trust (“REIT”) during the year ending December 31, 2006. The Company was formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout the United States and Puerto Rico.

The Company is structured as an umbrella partnership real estate investment trust, or UPREIT, and substantially all of the Company’s current and future business is and will be conducted through Lightstone Value Plus REIT, L.P., a Delaware limited partnership formed on July 12, 2004 (the “Operating Partnership”), the Company as the general partner, held a 98.5% interest as of December 31, 2010 (See Noncontrolling Interests below for discussion of other owners of the Operating Partnership). The Company is managed by Lightstone Value Plus REIT, LLC (the “Advisor”), an affiliate of the Lightstone Group (the “Sponsor”), under the terms and conditions of an advisory agreement. The Sponsor and Advisor are owned and controlled by David Lichtenstein, the Chairman of the Company’s board of directors (the “Board”) and its Chief Executive Officer.

As of December 31, 2010, on a collective basis, the Company (i) wholly owned 4 retail properties containing a total of approximately 0.7 million square feet of retail space, 15 industrial properties containing a total of approximately 1.3 million square feet of industrial space, 6 multi-family residential properties containing a total of 1,585 units, and 2 hotel hospitality properties containing a total of 290 rooms and (ii) owned interests in 1 office property containing a total of approximately 1.1 million square feet of office space and 2 development outlet center retail projects. All of the properties are located within the United States. As of December 31, 2010, the retail properties, the industrial properties, the multi-family residential properties and the office property were 84%, 61%, 92% and 79% occupied based on a weighted-average basis, respectively. The hotel hospitality properties’ average revenue per available room (“RevPAR”) was $28 and occupancy was 72% for the year ended December 31, 2010.

During the year ended December 31, 2010, as a result of the Company defaulting on the debt related to three properties within its multi-family segment due to the properties no longer being economically beneficial to the Company, the lender foreclosed on these three properties. As a result of the foreclosure transactions, the debt associated with these three properties of $51.4 million was extinguished and the obligations were satisfied with the transfer of the properties’ assets and working capital and the Company no longer has any ownership interests in these three properties. The operating results of these three properties through their respective dates of disposition have been classified as discontinued operations on a historical basis for all periods presented. The transactions resulted in a gain on debt extinguishment of $19.9 million, of which $17.2 million and $2.7 million was recorded during the second quarter and fourth quarter of 2010, respectively, and is included in discontinued operations for the year ended December 31, 2010 (see Note 10). Accordingly, the assets and liabilities of these three properties are reclassified as assets and liabilities disposed of on the consolidated balance sheet as of December 31, 2009.

Additionally, on August 30, 2010, the Company completed the disposition of certain interests in investments in unconsolidated real estate entities.

Noncontrolling Interests — Partners of Operating Partnership

On July 6, 2004, the Advisor contributed $2,000 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert operating partnership units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

1. Organization  – (continued)

Lightstone SLP, LLC, an affiliate of the Advisor, purchased $30 million of special general partner interests (“SLP Units”) in the Operating Partnership at a cost of $100,000 per unit for each $1.0 million in offering subscriptions through March 2009 and none thereafter.

In addition, during years ended December 31, 2008 and 2009, the Operating Partnership issued at total of (i) 497,209 units of common limited partnership interest in the Operating Partnership (“Common Units”) and (ii) 93,616 Series A preferred limited partnership units in the Operating Partnership (the “Series A Preferred Units”) with an aggregate liquidation preference of $93.6 million collectively to Arbor Mill Run JRM, LLC, a Delaware limited liability company (“Arbor JRM”), Arbor National CJ, LLC, a New York limited liability company (“Arbor CJ”), Prime Holdings LLC, a Delaware limited liability company (“AR Prime”) TRAC Central Jersey LLC, a Delaware limited liability company (“TRAC”), Central Jersey Holdings II, LLC, a New York limited liability company (“Central Jersey”) and JT Prime LLC, a Delaware limited liability company (“JT Prime”), in exchange for a 36.8% membership interest in Mill Run, LLC (“Mill Run”) and 40% membership interest in Prime Outlets Acquisition Company (“POAC”). These membership interests in Mill Run and POAC were subsequently disposed of during the third quarter of 2010; however the Common Units and Series A Preferred Units remain outstanding.

See Note 14 for further discussion of noncontrolling interests.

Operating Partnership Activity

Acquisitions and Investments:

Through its Operating Partnership, the Company will seek to acquire and operate commercial, residential, and hospitality properties, principally in the United States. The Company’s commercial holdings will consist of retail (primarily multi-tenanted shopping centers), lodging (primarily extended stay hotels), industrial and office properties. All such properties may be acquired and operated by the Company alone or jointly with another party. Since inception, the Company has completed the following acquisitions and investments:

2006

The Company completed the acquisition of (i) an outlet center located in St. Augustine, Florida (the “St. Augustine Outlet Center”), (ii) four multi-family apartment communities in Southeast Michigan (collectively, the “Southeastern Michigan Multi-Family Properties”), and (iii) a retail power center and raw land in Omaha, Nebraska (collectively, “Oakview Plaza”).

2007

The Company (i) acquired a 49.00% ownership investment in 1407 Broadway Mezz II, LLC (“1407 Broadway”), which has a sub-leasehold interest in a ground lease to an office building located at 1407 Broadway Street in New York, New York, (ii) purchased a land parcel in Lake Jackson, Texas, on which it subsequently completed the development of a retail power center (“Brazos Crossing Power Center”) in the first quarter of 2008, (iii) purchased an 8.5-acre parcel of undeveloped land, including certain development rights, of which a portion was used in connection with the expansion of the adjacent St. Augustine Outlet Center, (iv) purchased a portfolio of industrial and office properties (collectively, the” Gulf Coast Industrial Portfolio”) located in New Orleans, Louisiana (5 industrial and 2 office properties), Baton Rouge, Louisiana (3 industrial properties) and San Antonio, Texas (4 industrial properties), (v) purchased five apartment communities (collectively, the “Camden Multi-Family Properties”) located in Tampa, Florida (one property), Charlotte, North Carolina (two properties) and Greensboro, North Carolina (two properties), (vi) purchased two hotels (collectively, the “Houston Extended Stay Hotels”) located in Houston, Texas and (vii) purchased an industrial building (“Sarasota”) located in Sarasota, Florida. During 2010, three of the apartment communities (one located in Tampa, Florida, one located in Charlotte, North Carolina and one located in Greensboro, North Carolina) within the Camden Multi-Family Properties were disposed through foreclosure transactions.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

1. Organization  – (continued)

2008

The Company (i) made a preferred equity contribution in exchange for membership interests in a wholly owned subsidiary of Park Avenue Funding, LLC, an affiliated real estate lending company (“Park Avenue”) and (ii) acquired a 22.54% ownership interest in Mill Run, which owned two retail properties located in Orlando, Florida. During 2010, the Company received our final redemption payments from Park Avenue and therefore, it no longer had an investment in Park Avenue as of December 31, 2010.

2009

On March 30, 2009, the Company acquired a 25.00% ownership interest in POAC, which had a portfolio of 18 retail outlet malls and two development projects located in 15 different states across the United States. On August 25, 2009, the Company acquired an additional (i) 14.26% ownership interest in Mill Run and (ii) 15.00% ownership interest in POAC. The Company’s disposed of its aggregate 36.80% and 40.00% ownership interests in Mill Run and POAC, respectively, on August 30, 2010.

2010

In December 2010, the Company acquired a grocery store-anchored retail property (“Everson Pointe”) located in Snellville, Georgia.

Related Party:

All of the acquired properties and development activities are managed by affiliates of Lightstone Value Plus REIT Management LLC (the “Property Manager”).

The Company’s Advisor and Property Manager are each related parties. Each of these entities has received compensation and fees for services related to the offering and will continue to receive compensation and fees and services for the investment and management of the Company’s assets. These entities will receive fees during the offering (which was completed on October 10, 2008), acquisition, operational and liquidation stages. The compensation levels during the offering, acquisition and operational stages are based on percentages of the offering proceeds sold, the cost of acquired properties and the annual revenue earned from such properties, and other such fees outlined in each of the respective agreements (See Note 15).

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and the Operating Partnership and its subsidiaries (over which the Company exercises financial and operating control). As of December 31, 2010, the Company had a 98.5% general partnership interest in the Operating Partnership. All inter-company balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition, the collectability of trade accounts receivable and the realizability of deferred tax assets. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

Investments in affiliated real estate entities where the Company has the ability to exercise significant influence, but does not exercise financial and operating control, and is not considered to be a variable interest entity will be accounted for using the equity method. Investments in affiliated real estate entities where the Company has virtually no influence will be accounted for using the cost method.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies  – (continued)

The consolidated balance sheet as of December 31, 2009 and the consolidated statements of operations, stockholders’ equity and comprehensive income/(loss) and cash flows for the years ended December 31, 2009 and December 31, 2008, respectively, included herein have been derived from the consolidated balance sheet and consolidated statements of operations, stockholders’ equity and comprehensive income/(loss) and cash flows included in the Company’s 2009 Annual Report on Form 10-K, adjusted to present the classification of three properties within its multi-family segment as a discontinued operation (see Notes 1, 9 and 10).

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash equivalents are held in commercial paper and money market funds. To date, the Company has not experienced any losses on its cash and cash equivalents.

Supplemental cash flow information for the years ended December 31, 2010, 2009 and 2008 is as follows:

	For the Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Cash paid for interest	$11,734,061	$13,589,854	$14,213,869
Distributions declared	23,085,705	27,334,606	9,911,835
Value of shares issued from distribution reinvestment program	6,324,723	9,461,768	5,520,032
Non cash purchase of investment property	—	103,959	5,833,650
Loan due to affiliate converted to a distribution from investment in unconsolidated affiliated real estate entities	2,816,724	—	—
Marketable equity securities received in connection with disposal of investment in unconsolidated affiliated real estate entities	29,221,714	—	—
Restricted marketable equity securities received in connection with disposal of investment in unconsolidated affiliated real estate entities	30,286,518	—	—
Cash escrowed in connection of disposal of investment in unconsolidated affiliated real estate entities	1,889,270
Issuance of equity for payment of acquisition fee obligation	—	6,878,087	—
Issuance of units in exchange for investment in unconsolidated affiliated real estate entities	$—	$78,988,411	$19,600,000

Marketable Securities

Marketable securities consist of equity and debt securities that are designated as available-for-sale and are recorded at fair value. Unrealized holding gains or losses are reported as a component of accumulated other comprehensive income (loss). Realized gains or losses resulting from the sale of these securities are determined based on the specific identification of the securities sold. An impairment charge is recognized when the decline in the fair value of a security below the amortized cost basis is determined to be other-than-temporary. The Company considers various factors in determining whether to recognize an impairment charge,

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies  – (continued)

including the duration and severity of any decline in fair value below our amortized cost basis, any adverse changes in the financial condition of the issuers’ and its intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. The Board has authorized the Company from time to time to invest the Company’s available cash in marketable securities of real estate related companies. The Board has approved investments of marketable securities of real estate companies up to 30% of the Company’s total assets to be made at the Company’s discretion, subject to compliance with any REIT or other restrictions.

Revenue Recognition

Minimum rents are recognized on a straight-line accrual basis, over the terms of the related leases. The capitalized above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the initial lease term. Percentage rents, which are based on commercial tenants’ sales, are recognized once the sales reported by such tenants exceed any applicable breakpoints as specified in the tenants’ leases. Recoveries from commercial tenants for real estate taxes, insurance and other operating expenses, and from residential tenants for utility costs, are recognized as revenues in the period that the applicable costs are incurred. Room revenue for the hotel properties are recognized as stays occur, using the accrual method of accounting. Amounts paid in advance are deferred until stays occur.

Accounts Receivable

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income or loss is directly affected by management’s estimate of the collectability of accounts receivable. The total allowance for doubtful accounts was approximately $0.4 and $0.3 million at December 31, 2010 and 2009, respectively.

Investment in Real Estate

Accounting for Acquisitions

The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, based in each case on their fair values. Purchase accounting is applied to assets and liabilities related to real estate entities acquired based upon the percentage of interest acquired. Fees incurred related to acquisitions are expensed as incurred within general and administrative costs within the consolidated statements of operation. Transaction costs incurred related to the Company’s investment in unconsolidated real estate entities, accounted for under the equity method of accounting, and are capitalized as part of the cost of the investment.

Upon the acquisition of real estate operating properties, the Company estimates the fair value of acquired tangible assets and identified intangible assets and liabilities and assumed debt at the date of acquisition, based on evaluation of information and estimates available at that date. Based on these estimates, the Company allocates the initial purchase price to the applicable assets, liabilities and noncontrolling interests, if any. As final information regarding fair value of the assets acquired, liabilities assumed and noncontrolling interests is received and estimates are refined, appropriate adjustments are made to the purchase price allocation. The allocations are finalized as soon as all the information necessary is available and in no case later than within twelve months from the acquisition date.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies  – (continued)

In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the initial non-cancelable lease term.

The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. The value assigned to this intangible asset is amortized over the remaining lease terms ranging from one month to approximately 11 years. Optional renewal periods are not considered.

The aggregate value of other acquired intangible assets includes tenant relationships. Factors considered by management in assigning a value to these relationships include: assumptions of probability of lease renewals, investment in tenant improvements, leasing commissions and an approximate time lapse in rental income while a new tenant is located. The value assigned to this intangible asset is amortized over the remaining lease terms ranging from one month to approximately 11 years.

Impairment Evaluation

Management evaluates the recoverability of its investments in real estate assets at the lowest identifiable level, the individual property level. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.

The Company evaluates the long-lived assets on a quarterly basis and will record an impairment charge when there is an indicator of impairment and the undiscounted projected cash flows are less than the carrying amount for a particular property. The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on the Company’s plans for the respective assets and the Company’s views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective properties and comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in the Company’s plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

Assets and Liabilities Held for Sale and Discontinued Operations

Assets and groups of assets and liabilities which comprise disposal groups are classified as ‘held for sale’ when all of the following criteria are met: a decision has been made to sell, the assets are available for sale immediately, the assets are being actively marketed at a reasonable price in relation to the current fair value, a sale has been or is expected to be concluded within twelve months of the balance sheet date, and significant changes to the plan to sell are not expected. Assets and disposal groups held for sale are valued at the lower of book value or fair value less disposal costs. Assets held for sale are not depreciated.

Additionally, the operating results and cash flows related to these assets and liabilities are included in discontinued operations in the consolidated statements of operations and consolidated statements of cash flows, respectively, for all periods presented, if the operations and cash flows of the disposal group is expected to be eliminated from ongoing operations as a result of the disposal and the Company will not have any significant continuing involvement in the operations of the disposal group after disposal.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies  – (continued)

Depreciation and Amortization

Depreciation expense for real estate assets is computed based on the straight-line method using a weighted average composite life of thirty-nine years for buildings and improvements and five to ten years for equipment and fixtures. Expenditures for tenant improvements and construction allowances paid to commercial tenants are capitalized and amortized over the initial term of each lease, currently one month to 11 years. Maintenance and repairs are charged to expense as incurred.

Deferred Costs

The Company capitalizes initial direct costs. The costs are capitalized upon the execution of the loan or lease and amortized over the initial term of the corresponding loan or lease. Amortization of deferred loan costs begins in the period during which the loan was originated. Deferred leasing costs are not amortized to expense until the earlier of the store opening date or the date the tenant’s lease obligation begins.

Investments in Unconsolidated Affiliated Real Estate Entities

The Company evaluates all joint venture arrangements and investments in real estate entities for consolidation. The percentage interest in the joint venture or investment in real estate entities, evaluation of control and whether a variable interest entity (“VIE”) exists are all considered in determining if the arrangement qualifies for consolidation.

The Company accounts for its investments in unconsolidated real estate entities using the equity or cost method of accounting, as appropriate. Under the equity method, the cost of an investment is adjusted for the Company’s share of equity in net income or loss beginning on the date of acquisition and reduced by distributions received. The income or loss of each joint venture investor is allocated in accordance with the provisions of the applicable operating agreements. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Differences between the carrying amount of the Company’s investment in the respective joint venture and the Company’s share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable. These items are reported as a single line item in the consolidated statements of operations as income or loss from investments in unconsolidated affiliated real estate entities. Under the cost of accounting, the dividends earned from the underlying entities are recorded to interest income.

The Company continuously reviews its investment in unconsolidated real estate entities for other than temporary declines in market value. Any decline that is not considered temporary will result in the recording of an impairment charge to the investment.

Income Taxes

The Company made an election in 2006 to be taxed as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its first taxable year, which ended December 31, 2005.

The Company elected and qualified to be taxed as a REIT in conjunction with the filing of its 2006 U.S. federal tax return. To maintain its status as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to stockholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. Through December 31, 2010, the Company has complied with the requirements for maintaining its REIT status.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies  – (continued)

The Company has net operating loss carryforwards of $3.4 million for U.S. federal income tax purposes through the year ended December 31, 2010. The availability of such loss carryforwards will begin to expire in 2026. As the Company does not consider it likely that it will realize any future benefit from its loss carry-forward, any deferred asset resulting from the final determination of its tax loss carryforwards will be fully offset by a valuation allowance of the same amount.

In 2007, to maintain the Company’s qualification as a REIT, the Company engaged in certain activities through LVP Acquisitions Corp. (“LVP Corp”), a wholly-owned taxable REIT subsidiary (“TRS”). As such, the Company is subject to U.S. federal and state income and franchise taxes from these activities.

As of December 31, 2010, the Company had no material uncertain income tax positions and its net operating loss carryforward was approximately $3.4 million. The tax years subsequent to 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Organization and Offering Costs

The Company’s organization and offering costs associated with its initial public offering which closed on October 10, 2008 were approximately $30.2 million. Subject to limitations in terms of the maximum percentage of costs to offering proceeds that may be incurred by the Company, third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees, along with selling commissions and dealer manager fees paid to the Dealer Manager, were accounted for as a reduction against additional paid-in capital (“APIC”) as offering proceeds were released to the Company.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of the short maturity of these instruments. The estimated fair value (in millions) of the Company’s debt is summarized as follows:

	As of December 31, 2010		As of December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Mortgage payable	$195.5	$197.6	$193.0	$183.9

The fair value of the mortgage payable was determined by discounting the future contractual interest and principal payments by a market interest rate.

Accounting for Derivative Financial Investments and Hedging Activities.

The Company may enter into derivative financial instrument transactions in order to mitigate interest rate risk on a related financial instrument. The Company may designate these derivative financial instruments as hedges and apply hedge accounting. The Company records all derivative instruments at fair value on the consolidated balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. The Company will formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. The Company will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income (loss) within stockholders’ equity. Amounts will be reclassified from other comprehensive income (loss) to the consolidated statements of operations in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk,

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies  – (continued)

such as interest rate risk, will be considered fair value hedges. The effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. The change in fair value of derivative instruments which have not been formally documented as effective hedges will be reported as a gain or loss in other income, net, within the consolidated statement of operations.

Stock-Based Compensation

The Company has a stock-based incentive award plan for our directors. The Company accounts for the incentive award plan in accordance with Topic 718 — “Compensation-Stock Compensation” in the ASC. Awards are granted at the fair market value on the date of the grant with fair value estimated using the Black-Scholes-Merton option valuation model, which incorporates assumptions surrounding the volatility, dividend yield, the risk-free interest rate, expected life, and the exercise price as compared to the underlying stock price on the grant date. The tax benefits associated with these share-based payments are classified as financing activities in the consolidated statement of cash flows. For the years ended December 31, 2010, 2009 and 2008, the Company had no material compensation costs related to the incentive award plan.

Concentration of Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Net Income/Loss per Share

Basic net income/(loss) per share is calculated by dividing net income/(loss) attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the applicable period. Diluted earnings per share is calculated by dividing net income attributable to common stockholders by the weighted average of the common shares outstanding adjusted for potentially dilutive securities. Income/(loss) per share includes the potentially dilutive effect, if any, which would occur if our outstanding options to purchase our common stock were exercised. For all periods presented, the effect of these exercises was anti-dilutive and, therefore, dilutive net income/(loss) per share is equivalent to basic net income/(loss) per share.

New Accounting Pronouncements

In June 2009, the FASB amended authoritative guidance for consolidating VIEs. This guidance requires ongoing assessments to determine whether an entity is a variable entity and requires qualitative analysis to determine whether an enterprise’s variable interest(s) give it a controlling financial interest in a VIE. In addition, it requires enhanced disclosures about an enterprise’s involvement in a VIE. This standard was effective for the fiscal year that began after November 15, 2009. The Company adopted this standard on January 1, 2010 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB amended guidance to enhance disclosure requirements related to recurring and non-recurring fair value measurements. This standard became effective for the Company on January 1, 2010. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies  – (continued)

3. Property Acquisitions

The following is summary of the Company’s property acquisitions during the years ended December 31, 2010, 2009 and 2008.

2010:

Everson Pointe

On December 17, 2010, the Company, through LVP Everson Pointe LLC, a wholly owned subsidiary the Operating Partnership, acquired Everson Pointe from Edens Everson, LLC, a third-party seller, for aggregate consideration of approximately $8.8 million, exclusive of closing costs of $0.2 million. In connection with the transaction, the Company’s Advisor received an acquisition fee equal to 2.75% of the contract price ($8.8 million), or approximately $0.2 million. The aggregate closing costs and acquisition fee of $0.4 million were recorded as general and administrative expense within the consolidated statement of operations. Everson Pointe is a grocery store-anchored retail property located in Snellville, Georgia (part of the Atlanta metropolitan statistical area, or MSA) consisting of 81,428 square feet. The acquisition of Everson Pointe was funded from cash and proceeds from a $5.0 million non-recourse mortgage loan provided by State Bank & Trust Company. The Company has included the operations of Everson Point in its results since the acquisition date.

The acquisition was accounted for under the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. The allocation of purchase price is based upon certain valuations and other analyses that have been completed as of the date of this filing. Approximately $2.5 million was allocated to the land, $5.5 million was allocated to building and the remaining $0.8 million was allocated to intangibles with a weighted average life of 4 years.

This acquisition did not have a material effect on the Company’s results of operations for the years ended December 31, 2010, 2009 and 2008.

2009 and 2008:

The Company during 2009 and 2008 did not have any property acquisitions. See Notes 4 and 5 for a discussion of investments in unconsolidated affiliated real estate entities the Company acquired during the years ended December 31, 2009 and 2008.

4. Simon Transaction

On December 8, 2009, the Company, its Operating Partnership and Pro-DFJV Holdings LLC (“PRO”), a Delaware limited liability company and a wholly-owned subsidiary of ours (collectively, the “LVP Parties”) entered into a definitive agreement (“the “Contribution Agreement”) with Simon Property Group, Inc. (“Simon Inc.”), a Delaware corporation, Simon Property Group, L.P., a Delaware limited partnership (“Simon OP”), and Marco Capital Acquisition, LLC, a Delaware limited liability company (collectively, referred to herein as “Simon”) providing for the disposition of a substantial portion of our retail properties to Simon including our (i) St. Augustine Outlet Center, which is wholly owned, (ii) 40.00% interests in its investment in POAC, which includes 18 operating outlet center properties (the “POAC Properties”) and two development projects, Livermore Valley Holdings, LLC (“Livermore”) and Grand Prairie Holdings, LLC (“Grand Prairie”), and (iii) 36.80% interests in its investment in Mill Run, which includes 2 operating outlet center properties (the “Mill Run Properties”). On June 28, 2010, the Contribution Agreement was amended to remove the previously contemplated dispositions of St. Augustine and the Company’s 40.00% interests in both Livermore and Grand Prairie. The transactions contemplated by the Contribution Agreement, as amended, are referred to herein as the “Simon Transaction”.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

4. Simon Transaction  – (continued)

Additionally, certain affiliates of our Sponsor were parties to the Contribution Agreement, pursuant to which they would simultaneously dispose of their respective interests in POAC and Mill Run and certain other outlet center properties, in which the LVP Parties had no ownership interest, to Simon. Furthermore, as a result of the aforementioned amendment to the Contribution Agreement, the St. Augustine Outlet Center no longer met the criteria to be classified as held for sale and was reclassified to held for use effective as of June 28, 2010. The Company’s 40.00% and 36.80% interests in investments in POAC, including Grand Prairie and Livermore, and Mill Run, respectively, have been accounted for as investments in unconsolidated affiliated real estate entities since their acquisition.

On August 30, 2010, the Simon Transaction was completed and, as a result, the LVP Parties received total consideration, before allocations to noncontrolling interests, of approximately $265.8 million (the “Aggregate Consideration Value”), after certain transaction expenses of approximately $9.6 million which was paid at closing. The Aggregate Consideration Value consisted of approximately (i) $204.4 million in the form of cash, (ii) $1.9 million of escrowed cash (the “Escrowed Cash”) and (iii) $59.5 million in the form of equity interests (“Marco OP Units”).

The cash consideration of $204.4 million that the LVP Parties received in connection with the closing of the Simon Transaction was paid by Simon with the proceeds from a draw under a revolving credit facility (the “Simon Loan”) that Simon entered into contemporaneously with the signing of the Contribution Agreement. In connection with the closing of the Simon Transaction, the LVP Parties have provided guaranties of collection (the “Simon Loan Collection Guaranties”) with respect to the Simon Loan. See Note 17. The Escrowed Cash of $1.9 million is included in restricted escrows in the consolidated balance sheet as of December 31, 2010. The equity interests that the LVP Parties received in connection with the closing of the Simon Transaction consisted of 703,737 Marco OP Units that are exchangeable for a similar number of common operating partnership units (“Simon OP Units”) of Simon Property Group, L.P. (“Simon OP”) subject to various conditions as discussed below. Subject to the various conditions, the Company may elect to exchange the Marco OP Units to Simon OP Units which must be immediately delivered to Simon in exchange for cash or similar number of shares of Simon common stock, based on the then current weighted-average 5-day closing price of Simon’s common stock (“Simon Stock”), at Simon’s election.

Although the Marco OP Units may be immediately exchanged into Simon OP Units, if upon their delivery to Simon, Simon elects to exchange them for a similar number of shares of Simon Stock rather than cash, the LVP Parties will be precluded from selling the Simon Stock for a 6-month period from the date of issuance. Additionally, because the Company is required to indemnify Simon OP and Simon for any liabilities and obligations (the “TPA Obligations”) that should arise under certain tax protection agreements (the “POAC/Mill Run Tax Protection Agreements”) through March 1, 2012 (see Note 20), the Company was required to place 367,778 of the Marco OP Units (the “Escrowed Marco OP Units”) into an escrow account.

Pursuant to the Contribution Agreement, as amended, there is a period after closing, of up to 215 days, for the Aggregate Consideration Value to be finalized between the LVP Parties and Simon. The Escrowed Cash and The Escrowed Units are reserved for the final settlement of certain consideration adjustments (collectively, the “Final Consideration Adjustments”) related to net working capital reserves, including the true-up of debt assumption costs, certain indemnified liabilities and specified transaction costs. The Escrowed Marco OP Units may be used to cover any shortfalls resulting from the Final Consideration Adjustments not covered by the Escrowed Cash. Remaining Escrowed Cash, if any, will be released on or about 215 days from the closing date. Remaining Escrowed Marco Units, net of any amounts used to settle shortfalls resulting from the Final Consideration Adjustments and TPA Obligations, will be released to the Company on March 1, 2012.

The Escrowed Marco OP Units had an estimated fair value of $30.3 million as of the closing date of the Simon Transaction and are classified as restricted marketable securities, which are available for sale, in our consolidated balance sheet as of December 31, 2010. The 335,959 Marco OP Units which were not placed in

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

4. Simon Transaction  – (continued)

an escrow had an estimated fair value of $29.2 million as of the closing date of the Simon Transaction and are classified as marketable securities, which are available for sale, in our consolidated balance sheet as of December 31, 2010. The estimated fair value of the Marco OP Units and the Escrowed Marco OP Units were based on the weighted-average closing price of Simon’s common stock for the 5-day period immediately prior to the closing date, discounted for certain factors, including the applicable various conditions.

In connection with the closing of the Simon Transaction, the Company recognized a gain on disposition of approximately $142.8 million in the consolidated statements of operations during the third quarter of 2010. The Company also deferred an additional $32.2 million of gain (the “Deferred Gain”) on the consolidated balance sheet consisting of the total of the (i) $1.9 million of Escrowed Cash and (ii) $30.3 million of Restricted Marco OP Units received as part of the Aggregate Consideration Value because realization of these items is subject to the Final Consideration Adjustments and the TPA Obligations. An additional $0.1 million of transaction expenses were incurred by the Company during the fourth quarter of 2010 which reduced the recognized gain to approximately $142.7 million for the year ended December 31, 2010.

At a meeting on May 13, 2010, the Company’s Board made the decision to distribute proceeds from the Simon Transaction to our shareholders in an amount equal to the estimated tax liability, if any, they would accrue as a result of the closing. The Board further determined at that time, subject to change based on market conditions that may prevail when the Simon Transaction closes and the proceeds are received, to direct the reinvestment of the balance of the cash proceeds. In reaching its determination, the Board considered that, in the event all proceeds were distributed, the Company would need to substantially reduce or eliminate future distributions to shareholders. The Board concluded that reinvesting a significant portion of the proceeds will allow the Company to take advantage of the current real estate environment and is consistent with our shareholders’ original expectation of being invested in the Company’s common shares for a period of seven to ten years.

At a subsequent meeting on September 16, 2010, the Board determined no distributions to our shareholders were currently necessary because of the tax-free nature of the Simon Transaction and reaffirmed its decision to reinvestment the cash proceeds.

PRO’s portion of the aforementioned $204.4 million of net cash proceeds received from the closing of the Simon Transaction were approximately $73.5 million, which were distributed to its members (the “PRO Distributions”) during the third quarter of 2010 pursuant to its operating agreement.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

5. Investments in Unconsolidated Affiliated Real Estate Entities

The entities listed below are or were partially owned by the Company. The Company accounts or accounted for these investments under the equity method of accounting as the Company exercises or exercised significant influence, but does not or did not control these entities. A summary of the Company’s investments in unconsolidated affiliated real estate entities is as follows:

			As of
Real Estate Entity	Date(s) Acquired	Ownership %	December 31, 2010	December 31, 2009
Prime Outlets Acquisitions Company (“POAC”)(1)	March 30, 2009 & August 25, 2009	40.00%	$—	$84,291,011
Mill Run LLC (“Mill Run”)	June 26, 2008 & August 25, 2009	36.80%	—	29,809,641
Livermore Valley Holdings, LLC (“Livermore”)(1)	March 30, 2009 & August 25, 2009	40.00%	7,102,275	—
Grand Prairie Holdings, LLC (“Grand Prairie”)(1)	March 30, 2009 & August 25, 2009	40.00%	7,482,047	—
1407 Broadway Mezz II, LLC (“1407 Broadway”)	January 4, 2007	49.00%	305,928	1,871,814
Total Investments in unconsolidated affiliated real estate entities			$14,890,250	$115,972,466

(1)	In connection with the closing of the Simon Transaction on August 30, 2010, the Company retained its 40.00% ownership interests in both Grand Prairie and Livermore, which were previously owned by POAC and historically included in the Company’s 40.00% ownership interest in POAC.

On December 8, 2009, the Company entered into a Contribution Agreement with Simon to dispose of all its retail outlet center interests including the St. Augustine Outlet Center, which is wholly owned, and its 40.00% and 36.80% interests in investments in both POAC and Mill Run, respectively, which are accounted for under the equity method of accounting. The terms of the Contribution Agreement were subsequently amended on June 28, 2010 providing for the Company to retain the St. Augustine Outlet Center and its interests in certain development properties (Livermore and Grand Prairie) which were owned by POAC. On August 30, 2010, the Company closed on the Simon Transaction pursuant to which it disposed of its interests in investments in Mill Run and POAC, except for its interests in investments in both Livermore and Grand Prairie which were retained.

Prime Outlets Acquisitions Company

As previously discussed, on August 30, 2010, the Company disposed of its interests in investments in POAC, except for its interests in Livermore and Grand Prairie, two outlet center development projects (see below). Prior to disposition, our Operating Partnership owned a 40.00% membership interest in POAC (the “POAC Interest”), of which a 25.00% and 15.00% membership interests were acquired on March 30, 2009 and August 25, 2009, respectively. The POAC Interest was a non-managing interest, with certain consent rights with respect to major decisions. An affiliate of the Company’s Sponsor, was the majority owner and manager of POAC. Profit and cash distributions were allocated in accordance with each investor’s ownership percentage. Through the date of disposition, the Company accounted for this investment in accordance with the equity method of accounting, and its portion of POAC’s total indebtedness was not included in the Company’s investment.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

5. Investments in Unconsolidated Affiliated Real Estate Entities  – (continued)

During March 2010, the Company entered a demand grid note to borrow up to $20.0 million from POAC. During the quarters ended March 31, 2010 and June 30, 2010, the Company received loan proceeds from POAC associated with this demand grid note in the amount of $2.0 million and $0.8 million, respectively. The loan bore interest at LIBOR plus 2.5%. The principal and interest on this loan was due the earlier of February 28, 2020 or on demand. On June 30, 2010, the principal balance of $2.8 million, together with accrued and unpaid interest of $16,724, was converted to be a distribution by POAC to the Company and was reflected as a reduction in the Company’s investment in POAC.

POAC Financial Information

The Company’s carrying value of its POAC Interest differed from its share of members’ equity reported in the condensed balance sheet of POAC due to the Company’s cost of its investments in excess of the historical net book values of POAC. The Company’s additional basis allocated to depreciable assets was recognized on a straight-line basis over the lives of the appropriate assets through the date of disposition.

The following table represents the unaudited condensed income statement for POAC for the periods indicated:

	For the Period January 1, 2010 to August 30, 2010	For the period March 30, 2009 through December 31, 2009
Revenue	$122,857,722	$141,544,595
Property operating expenses	73,290,776	73,744,808
Depreciation and amortization	25,076,385	29,668,172
Operating income	24,490,561	38,131,615
Interest expense and other, net	39,122,584	44,196,241
Net loss	$(14,632,023)	$(6,064,626)
Company’s share of net loss	$(5,852,809)	$(2,720,784)
Additional depreciation and amortization expense(1)	(8,655,287)	(9,604,143)
Company’s loss from investment	$(14,508,096)	$(12,324,927)

(1)	Additional depreciation and amortization expense related to the amortization of the difference between the cost of the POAC Interest and the amount of the underlying equity in net assets of the POAC.

The following table represents the unaudited condensed balance sheet for POAC as of December 31, 2009:

As of December 31, 2009
Real estate, at cost (net)	$757,385,791
Intangible assets	11,384,965
Cash and restricted cash	44,891,427
Other assets	59,050,970
Total assets	$872,713,153
Mortgage payable	$1,183,285,466
Other liabilities	46,447,451
Member capital	(357,019,764)
Total liabilities and members’ capital	$872,713,153

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

5. Investments in Unconsolidated Affiliated Real Estate Entities  – (continued)

Livermore Valley Holdings, LLC

Livermore was wholly owned by POAC through August 30, 2010 and, therefore, was historically included in the Company’s POAC Interest as discussed above. In connection with the closing of the Simon Transaction, the Company retained its 40.00% interest in investment in Livermore in the amount of approximately $5.3 million. Our Operating Partnership owns a 40.00% membership interest in Livermore (the “Livermore Interest”). The Livermore Interest is a non-managing interest, with certain consent rights with respect to major decisions. An affiliate of the Company’s Sponsor, is the majority owner and manager of Livermore. Contributions are allocated in accordance with each investor’s ownership percentage. Profit and cash distributions, if any, will be allocated in accordance with each investor’s ownership percentage.

Livermore is an outlet center development project expected to be constructed in Livermore, CA and had no operating results through December 31, 2010 or debt outstanding as of December 31, 2010. The Company accounts for its Livermore Interest in accordance with the equity method of accounting. The Company made additional capital contributions of approximately $1.8 million to Livermore during the year ended December 31, 2010.

Livermore Financial Information

The following table represents the unaudited condensed balance sheet for Livermore as of December 31, 2010:

As of December 31, 2010
Construction in progress	$18,216,654
Total assets	$18,216,654
Other liabilities	$1,248,323
Members’ capital	16,968,331
Total liabilities and members’ capital	$18,216,654

Grand Prairie Holdings, LLC

Grand Prairie was wholly owned by POAC through August 30, 2010 and, therefore, was historically included in the Company’s POAC Interest as discussed above. In connection with the closing of the Simon Transaction, the Company retained its 40.00% interest in investment in Grand Prairie in the amount of approximately $4.7 million. Our Operating Partnership owns a 40.00% membership interest in Grand Prairie (the “Grand Prairie Interest”). The Grand Prairie Interest is a non-managing interest, with certain consent rights with respect to major decisions. An affiliate of the Company’s Sponsor, is the majority owner and manager of Grand Prairie. Contributions are allocated in accordance with each investor’s ownership percentage. Profit and cash distributions, if any, will be allocated in accordance with each investor’s ownership percentage.

Grand Prairie is an outlet center development project expected to be constructed on land it owns in Grand Prairie, Texas, and had no operating results through December 31, 2010 or debt outstanding as of December 31, 2010. The Company made additional capital contributions of approximately $2.8 million to Grand Prairie during the year ended December 31, 2010. The Company accounts for its Grand Prairie Interest in accordance with the equity method of accounting.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

5. Investments in Unconsolidated Affiliated Real Estate Entities  – (continued)

Grand Prairie Financial Information

The following table represents the unaudited condensed balance sheet for Grand Prairie as of December 31, 2010:

As of December 31, 2010
Construction in progress	$18,696,577
Other assets	3,187
Total assets	$18,699,764
Other liabilities	$302,695
Members’ capital	18,397,069
Total liabilities and members’ capital	$18,699,764

Mill Run, LLC

As previously discussed, on August 30, 2010, the Company disposed of its interests in investments in Mill Run. Prior to disposition, our Operating Partnership owned a 36.80% membership interest in Mill Run (the “Mill Run Interest”), of which a 24.54% and 14.26% membership interests were acquired on June 26, 2008 and August 25, 2009, respectively. The Mill Run Interest included Class A and B membership shares and was a non-managing interest, with consent rights with respect to certain major decisions. The Company’s Sponsor was the managing member and owned 55% of Mill Run. Profit and cash distributions were to be allocated in accordance with each investor’s ownership percentage after consideration of Class B members adjusted capital balance. Through the date of disposition, the Company accounted for this investment in accordance with the equity method of accounting, and its portion of Mill Run’s total indebtedness was not included in the Company’s investment.

Mill Run Financial Information

The Company’s carrying value of its Mill Run Interest differed from its share of member’s equity reported in the condensed balance sheet of Mill Run due to the Company’s cost of its investments in excess of the historical net book values of Mill Run. The Company’s additional basis allocated to depreciable assets was recognized on a straight-line basis over the lives of the appropriate assets through the date of disposition.

The following table represents the unaudited condensed income statement for Mill Run for the periods indicated:

	For the Period from January 1, 2010 to August 30, 2010	For the Year Ended December 31, 2009	For the Period June 26, 2008 through December 31, 2008
Revenue	$33,279,719	$44,969,704	$20,578,725
Property operating expenses	8,561,211	13,388,778	6,578,144
Depreciation and amortization	6,664,898	11,160,418	5,025,800
Operating income	18,053,610	20,420,508	8,974,781
Interest expense and other, net	4,067,475	6,070,646	7,639,803
Net income	$13,986,135	$14,349,862	$1,334,978
Company’s share of net income	$5,146,898	$4,064,096	$300,904
Additional depreciation and amortization expense(1)	(1,168,994)	(1,824,196)	(621,647)
Company’s income/(loss) from investment	$3,977,904	$2,239,900	$(320,743)

(1)	Additional depreciation and amortization expense relates to the amortization of the difference between the cost of the Mill Run Interest and the amount of the underlying equity in net assets of the Mill Run.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

5. Investments in Unconsolidated Affiliated Real Estate Entities  – (continued)

The following table represents the unaudited condensed balance sheet for Mill Run as of December 31, 2009:

As of December 31, 2009
Real estate, at cost (net)	$257,274,810
Intangible assets	644,421
Cash and restricted cash	6,410,480
Other assets	9,755,013
Total assets	$274,084,724
Mortgage payable	$265,195,763
Other liabilities	22,267,449
Member capital	(13,378,488)
Total liabilities and members’ capital	$274,084,724

1407 Broadway Mezz II, LLC

As of December 31, 2010, the Company has a 49.00% ownership in 1407 Broadway, which has a sub-leasehold interest in a ground lease to an office building located at 1407 Broadway Street in New York, New York. As the Company has recorded this investment in accordance with the equity method of accounting, its portion of 1407 Broadway’s total indebtedness of $126.6 million as December 31, 2010 is not included in the Company’s investment. Earnings for this investment are recognized in accordance with this investment agreement and where applicable, based upon an allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

During March 2010, the Company entered a demand grid note to borrow up to $20.0 million from 1407 Broadway. During the quarters ended June 30, 2010 and September 30, 2010, the Company has received aggregate loan proceeds from 1407 Broadway associated with this demand grid note in the amount of $0.5 million and $1.0 million, respectively. The loan bears interest at LIBOR plus 2.5%. The principal and interest on the loan is due the earlier of February 28, 2020 or on demand. As of December 31, 2010, the aggregate outstanding principal and interest of approximately $1.5 million is classified as loan due to affiliates in the consolidated balance sheet.

1407 Broadway Financial

The following table represents the unaudited condensed income statement for 1407 Broadway for the years ended December 31, 2010, 2009 and 2008:

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Total Revenue	$35,360,046	$39,350,451	$39,598,698
Property operating expenses	27,556,726	27,392,216	27,385,058
Depreciation & Amortization	6,296,333	8,581,715	11,448,474
Operating income/(loss)	1,506,987	3,376,520	765,166
Interest Expense and other, net	4,702,673	3,837,117	6,962,154
Net operating loss	$(3,195,686)	$(460,597)	$(6,196,988)
Company’s share of net operating loss	$(1,565,886)	$(225,693)	$(3,036,524)

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

5. Investments in Unconsolidated Affiliated Real Estate Entities  – (continued)

The following table represents the unaudited condensed balance sheet for 1407 Broadway as of December 31, 2010 and 2009:

	As of December 31, 2010	As of December 31, 2009
Real estate, at cost (net)	$112,389,359	$111,803,186
Intangible assets	1,068,455	1,845,941
Cash and restricted cash	9,788,481	10,226,017
Other assets	17,369,624	11,887,040
Total Assets	$140,615,919	$135,762,184
Mortgage payable	$126,574,844	$116,796,263
Other liabilities	13,427,042	15,156,202
Member capital	614,033	3,809,719
Total liabilities and members’ capital	$140,615,919	$135,762,184

6. Investment in Affiliate

Park Avenue Funding:

On April 16, 2008, the Company made a preferred equity contribution of approximately $11.0 million (the “Contribution”) to PAF-SUB LLC (“PAF”), a wholly-owned subsidiary of Park Avenue, in exchange for membership interests of PAF with certain rights and preferences described below (the “Preferred Units”). Park Avenue was a real estate lending company making loans, including first or second mortgages, mezzanine loans and collateral pledges of mortgages, to finance real estate transactions. Property types considered include multi-family, office, industrial, retail, self-storage, parking and land. Both PAF and Park Avenue are affiliates of our Sponsor.

PAF’s limited liability company agreement was amended on April 16, 2008 to create the Preferred Units and admit the Company as a member. The Preferred Units were entitled to a cumulative preferred distribution at the rate of 10% per annum, payable quarterly. In the event that PAF failed to pay such distribution when due, the preferred distribution rate would have increased to 17% per annum. The Preferred Units were redeemable, in whole or in part, at any time at the option of the Company upon at least 180 days’ prior written notice (the “Redemption”). In addition, the Preferred Units were entitled to a liquidation preference senior to any distribution upon dissolution with respect to other equity interests of PAF in an amount equal to (x) the Contribution plus any accrued but unpaid distributions less (y) any Redemption payments.

The Company did not have any voting rights for this investment, and did not have significant influence or control over this investment. Through December 31, 2009, the Company had received redemption payments from PAF of approximately $3.3 million and therefore, its investment in PAF was approximately $7.7 million as of December 31, 2009. During 2010, the Company received additional redemption payments from PAF of approximately $7.7 million and therefore, it no longer had an investment in PAF as of December 31, 2010.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

7. Marketable Securities and Fair Value Measurements

Marketable Securities:

The following is a summary of the Company’s available for sale securities as of the dates indicated:

	As of December 31, 2010
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity Securities, primarily REITs	$104,342	$122,052	$—	$226,394
Marco OP Units	29,221,714	3,060,586	—	32,282,300
Mortgage Backed Securities	141,753,040	—	(1,882,950)	139,870,090
Total	$171,079,096	$3,182,638	$(1,882,950)	$172,378,784

	As of December 31, 2009
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity Securities, primarily REITs	$466,142	$374,735	$—	$840,877
Total	$466,142	$374,735	$—	$840,877

Since the Company purchased all of its mortgage back securities (“MBS”) on or after September 28, 2010 all of the MBS with unrealized losses as of December 31, 2010 were in a loss position for less than 12 months.

Restricted Marketable Securities:

The following is a summary of the Company’s restricted available for sale securities as of December 31, 2010, the Company did not have any restricted available for sale securities as of December 31, 2009:

	As of December 31, 2010
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marco OP Units	$30,286,518	$3,659,391	$—	$33,945,909
Total	$30,286,518	$3,659,391	$—	$33,945,909

None of the Company’s restricted available for sale securities had unrealized losses as of December 31, 2010.

In May 2010, the Company sold 20,000 shares of equity securities with an aggregate cost basis of $361,800 and received net proceeds of $428,556. As a result of the sale, during the second quarter of 2010 the Company reclassified $134,800 of unrealized gain from accumulated other comprehensive income and recognized a realized gain of $66,756, which is included in gain on sale of marketable securities in the consolidated statements of operations for the year ended December 31, 2010.

On August 30, 2010, the Company disposed of certain of its interests in investment in unconsolidated affiliated real estate entities in connection with the closing of the Simon Transaction and received 367,778 of Escrowed Marco OP Units, with an adjusted cost basis valued at $30.3 million, and 335,959 Marco OP Units, with an adjusted cost basis valued at $29.2 million. The Escrowed Marco OP Units and the Marco OP Units are classified as restricted marketable securities, available for sale and marketable securities, available for sale, respectively, in our consolidated balance sheet as of December 31, 2010.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

7. Marketable Securities and Fair Value Measurements  – (continued)

On September 28, 2010, the Company utilized a portion of the net cash proceeds it received in connection with the closing of the Simon Transaction to purchase $150.0 million of MBS. All of the MBS were issued by various U.S. government-sponsored enterprises (Freddie Mac and Fannie Mae). The Company considers the declines in market value of its MBS investment portfolio to be temporary in nature. The unrealized losses on the Company’s MBS were caused primarily by changes in market interest rates or widening credit spreads. When evaluating the investments for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and any changes thereto, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell, the investment before recovery of the investment’s amortized cost basis. During the years ended December 31, 2010 and 2009, the Company did not recognize any impairment charges. As of December 31, 2010, the Company does not consider any of its investments to be other-than-temporarily impaired.

The Company may sell certain of its MBS prior to their stated maturities for strategic purposes, in anticipation of credit deterioration, or for duration management. The Company realized $0.3 million gross gains during 2010 related to such sales. Additionally, the Company realized $0.5 million of gross losses related to early redemptions of MBS by the security issuer. Since no amounts related to the fair value of these securities had previously been recorded in accumulated other comprehensive income, these gains and losses are included in gain on sale of marketable securities in the consolidated statements of operations for the year ended December 31, 2010. The maturities of the Company’s MBS generally range from 27 year to 30 years.

Derivative Financial Instruments

In order to manage risk related to changes in the price of Simon Stock, in October and November of 2010, the Company entered into a hedge of its Marco OP Units. The hedge transactions were executed with Morgan Stanley on 527,803 of the Marco Units (75% of the 703,737 total Marco OP Units). The hedges were structured as a collar where a series of puts were purchased at an average strike price of $90.32 per share and a series of calls were sold at an average strike price of $109.95 per share. Morgan Stanley is restricted under the agreement from assigning its rights to this hedge to another counter party.

The collateral for hedge is the greater of (i) the number of shares hedged times Simon stock price or (ii) 150% of the value of the calls sold times 30% less the value of the puts purchased. The initial collateral requirement was approximately $6.9 million and is subject to change based on changes in the share price of Simon stock. The hedge cost $5.6 million, or $10.70 per share, and expires in December 2013. The dividends, if any, on the hedged shares continue to accrue to the Company, however Morgan Stanley has the right to adjust the put strike price for any future increases in the dividend declared by Simon Inc.

The hedges were classified as fair value hedges and recorded on the balance sheet under prepaid and other assets with changes in the fair value of the hedge reported as a gain or loss in other income, net within the consolidated statement of operations. As of December 31, 2010 the fair was of the hedges were $3.1 million and the collateral requirement was approximately $6.9 million. For the year ended December 31, 2010 a loss of $2.6 million was recorded in other income/(loss), net within the consolidated statement of operations.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

7. Marketable Securities and Fair Value Measurements  – (continued)

The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Marketable securities, available for sale, and derivative financial instruments measured at fair value on a recurring basis as of the dates indicated are as follows:

	Fair Value Measurement Using
As of December 31, 2010	Level 1	Level 2	Level 3	Total
Cash equivalents (money market accounts)	$9,059,126	$—	$—	$9,059,126
Marketable Securities:
Equity Securities, primarily REITs	$226,394	$—	$—	$226,394
Marco OP Units	—	32,282,300	—	32,282,300
MBS	—	139,870,090	—	139,870,090
Total	$226,394	$172,152,390	$—	$172,378,784
Restricted Marketable Securities:
Marco OP Units	$—	$33,945,909	$—	$33,945,909
Total	$—	$33,945,909	$—	$33,945,909
Derivative Financial Instruments:
Marco OP Units Collar	$—	$3,087,648	$—	$3,087,648
Total	$—	$3,087,648	$—	$3,087,648

	Fair Value Measurement Using
As of December 31, 2009	Level 1	Level 2	Level 3	Total
Marketable Securities:
Equity Securities, primarily REITs	$840,877	$—	$—	$840,877

The Company did not have any other significant financial assets or liabilities, which would require revised valuations that are recognized at fair value.

8. Intangible Assets

At December 31, 2010, the Company had intangible assets relating to above-market leases from property acquisitions, intangible assets related to leases in place at the time of acquisition, intangible assets related to leasing costs, and intangible liabilities relating to below-market leases from property acquisitions.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

8. Intangible Assets  – (continued)

The following table sets forth the Company’s intangible assets/(liabilities) as of December 31, 2010 and 2009:

	At December 31, 2010			At December 31, 2009
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Acquired in-place lease intangibles	$2,320,350	$(1,212,787)	$1,107,563	$2,625,791	$(1,984,304)	$641,487
Acquired above market lease intangibles	557,704	(364,459)	193,245	1,026,821	(787,461)	239,360
Deferred intangible leasing costs	1,189,666	(694,581)	495,085	1,354,295	(948,020)	406,275
Acquired below market lease intangibles	(1,472,588)	924,676	(547,912)	(3,012,740)	2,349,326	(663,414)

During the year ended December 31, 2010, the Company wrote off fully amortized acquired intangible assets of approximately $1.3 million, respectively, resulting in a reduction of cost and accumulated amortization of intangible assets at December 31, 2010 compared to the December 31, 2009. Also, as a result of the Company’s acquisition of Everson Pointe, the Company added $0.8 million in intangibles with a weighted average life of 4 years as part of the allocation of the purchase price.

The following table presents the projected amortization benefit of the acquired above market lease costs and the below market lease costs during the next five years and thereafter at December 31, 2010:

Amortization expense/(benefit) of:	2011	2012	2013	2014	2015	Thereafter	Total
Acquired above market lease value	$67,656	$38,210	$27,071	$22,702	$15,199	$22,407	$193,245
Acquired below market lease value	(148,241)	(110,320)	(108,214)	(60,312)	(60,312)	(60,513)	(547,912)
Projected future net rental income increase	$(80,585)	$(72,110)	$(81,143)	$(37,610)	$(45,113)	$(38,106)	$(354,667)

Amortization benefit of acquired above and below market lease values is included in total revenues in our consolidated statements of operations was $0.1 million, $0.3 million and $0.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table presents the projected amortization expense of the acquired in-place lease intangibles and acquired leasing costs during the next five years and thereafter at December 31, 2010:

Amortization expense of:	2011	2012	2013	2014	2015	Thereafter	Total
Acquired in-place leases value	$230,428	$165,936	$155,567	$139,088	$119,112	$297,432	$1,107,563
Deferred intangible leasing costs value	116,548	82,542	75,024	62,941	52,858	105,172	495,085
Projected future amortization expense	$346,976	$248,478	$230,591	$202,029	$171,970	$402,604	$1,602,648

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

8. Intangible Assets  – (continued)

Actual total amortization expense included in depreciation and amortization expense in our consolidated statements of operations was $0.3 million, $0.8 million and $1.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

9. Assets and Liabilities Previously Classified as Held for Sale and Discontinued Operations

On December 8, 2009, the Company entered into the Contribution Agreement providing for the disposition of a substantial portion of its retail properties to Simon including the St. Augustine Outlet Center, which is wholly owned. Because the St. Augustine Outlet Center met the criteria for classification for held for sale, the Company reclassified the St. Augustine Outlet Center’s related assets and liabilities from held for use to held for sale effective as of December 8, 2009 on the consolidated balance sheet and previously included the St. Augustine Outlet Center’s results from operations in discontinued operations in its consolidated statements of operations for all periods presented. On June 28, 2010, the Contribution Agreement was amended to remove the previously contemplated disposition of the St. Augustine Outlet Center. As a result of the aforementioned amendment to the Contribution Agreement, the St. Augustine Outlet Center no longer met the criteria to be classified as held for sale and was reclassified to held for use effective as of June 28, 2010 as discussed below.

The St. Augustine Outlet Center’s assets and liabilities no longer met the criteria for classification as held for sale effective as of June 28, 2010 because management no longer had an active plan to market this outlet center for sale. Therefore, the Company has reclassified the assets and liabilities related to the St. Augustine Outlet Center from assets and liabilities back to held for use from held for sale on the consolidated balance sheets for all periods presented. This reclassification from held for sale to held for use of the St. Augustine Outlet Center resulted in an adjustment of $1.2 million to reduce the St. Augustine Outlet Center’s assets’ balance to the lower of its carrying value, net of any depreciation (amortization) expense that would have been recognized had the assets been continuously classified as held and used or the fair value as of June 28, 2010. The $1.2 million adjustment was included in loss on long-lived assets in the consolidated statement of operations for the year ended December 31, 2010. The St. Augustine Outlet Center’s results of operations for all periods presented have been reclassified from discontinued operations to the Company’s continuing operations.

10. Assets and Liabilities Disposed of and Discontinued Operations

As a result of the Company defaulting on the debt related to three of the five apartment communities (of which one was located in Tampa, Florida, one was located in Charlotte, North Carolina and one was located in Greensboro, North Carolina) within its Camden Multi Family Properties due to the three properties no longer being economically beneficial to the Company, the lender foreclosed on the three properties during the year ended December 31, 2010. As a result of the foreclosure transactions, the debt associated with these three properties of $51.4 million was extinguished and the obligations were satisfied with the transfer of the applicable properties’ assets and working capital and the Company no longer has any ownership interests in these three properties. The operating results of these three properties through their respective dates of disposition have been classified as discontinued operations on a historical basis for all periods presented. The foreclosure transactions resulted in a gain on debt extinguishment of $19.9 million, of which $17.2 million and $2.7 million was recorded during the second quarter and fourth quarter of 2010, respectively, and is included in discontinued operations for the year ended December 31, 2010. Accordingly, the assets and liabilities of these three properties were reclassified as assets and liabilities disposed of on the consolidated balance sheet as of December 31, 2009.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

10. Assets and Liabilities Disposed of and Discontinued Operations  – (continued)

During the year ended December 31, 2009, the Company recorded an asset impairment charge of $30.3 million associated with these three foreclosed properties. No additional impairment charges were subsequently recorded as the net book values of their assets approximated their estimated fair market values, on a net aggregate basis, through their respective dates of disposition.

The following summary presents the operating results of the three foreclosed properties included in discontinued operations in the consolidated statements of operations for the periods indicated.

	For the Year Ended December 31,
	2010	2009	2008
Revenue	$3,077,235	$6,970,415	$7,532,940
Expenses:
Property operating expense	1,693,613	3,583,358	4,031,932
Real estate taxes	342,740	719,791	788,353
Impairment loss on long-lived assets	300,000	30,335,548	—
General and administrative costs	98,727	468,292	673,554
Depreciation and amortization	362,632	1,227,824	1,347,773
Total operating expense	2,797,712	36,334,813	6,841,612
Operating income/(loss)	279,523	(29,364,398)	691,328
Other income	210,160	189,345	164,067
Interest income	716	326	604
Interest expense	(1,331,698)	(2,928,776)	(2,936,546)
Gain on debt extinguishment	19,903,319	—	—
Net income/(loss) from discontinued operations	$19,062,020	$(32,103,503)	$(2,080,547)

Cash flows generated from discontinued operations are presented separately in the consolidated statements of cash flows.

The following summary presents the major components of assets and liabilities disposed, as of the date indicated.

As of December 31, 2009
Net investment property	$32,344,948
Intangible assets, net	455,853
Restricted escrows	174,754
Other assets	262,734
Total assets	$33,238,289
Mortgage payable	$51,419,300
Other liabilities	1,375,761
Total liabilities	$52,795,061

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

11. Mortgages Payable

Mortgages payable, totaling approximately $195.5 million and $193.0 million at December 31, 2010 and 2009, respectively, consists of the following:

		Weighted Average Interest Rate as December 31, 2010			Loan Amount as of
Property	Interest Rate		Maturity Date	Amount Due at Maturity	December 31, 2010	December 31, 2009
Southeastern Michigan Multi-Family Properties	5.96%	5.96%	July 2016	$38,138,605	$40,725,000	$40,725,000
Oakview Plaza	5.49%	5.49%	January 2017	25,583,137	27,500,000	27,500,000
Gulf Coast Industrial Portfolio	5.83%	5.83%	February 2017	49,556,985	53,025,000	53,025,000
Houston Extended Stay Hotels (Two Individual Loans)	LIBOR + 4.50%	4.81%	April 2011	8,758,750	8,890,000	10,193,750
Brazos Crossing Power Center	Greater of LIBOR + 3.50% or 6.75%	6.75%	December 2011	6,385,788	6,492,894	7,338,947
Camden Multi-Family Properties (Two Individual Loans)	5.44%	5.44%	December 2014	26,334,204	27,849,500	27,849,500
St. Augustine Outlet Center	6.09%	6.09%	April 2016	23,747,523	26,040,634	26,400,159
Everson Pointe	Prime + 1% with a 5.85% floor	5.85%	December 2015	4,418,281	5,000,000	—
Total mortgages payable		5.69%		$182,923,273	$195,523,028	$193,032,356

LIBOR as of December 31, 2010 and 2009 was 0.2606% and 0.2309%, respectively. Each of the loans is secured by acquired real estate and is non-recourse to the Company, with the exception of the Houston Extended Stay Hotels loan which is 35% recourse to the Company.

The following table shows the contractually scheduled principal maturities during the next five years and thereafter as of December 31, 2010:

2011	2012	2013	2014	2015	Thereafter	Total
$16,309,012	$2,239,291	$2,518,608	$28,957,980	$6,773,098	$138,725,039	$195,523,028

Pursuant to the Company’s loan agreements, escrows in the amount of approximately $7.2 million and $2.0 million were held in restricted escrow accounts as of December 31, 2010 and 2009, respectively. Escrows held in restricted escrow accounts are included in restricted escrows on the consolidated balance sheets. Such escrows will be released in accordance with the applicable loan agreements for payments of real estate taxes, insurance and capital improvement transactions, as required. Our mortgages payable also contain clauses providing for prepayment penalties.

In connection with the acquisition of the Houston Extended Stay Hotels, the Houston Partnership along with ESD #5051 — Houston — Sugar Land, LLC and ESD #5050 — Houston — Katy Freeway, LLC, its wholly owned subsidiaries (the “Houston Borrowers”) secured a mortgage loan from Bank of America, N.A. in the principal amount of $12.85 million which was initially scheduled to mature on April 16, 2010. During April 2010, the mortgage loan was amended and extended to mature on April 16, 2011. In connection with the amendment and extension of the mortgage loan, the Company made a lump sum principal payment of $0.5 million. The amended mortgage loan bears interest on a daily basis expressed as a floating rate equal to the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) the British Bankers Association Daily Floating Rate plus 450 basis points (4.50%) per annum rate and requires monthly installments of interest plus a principal payment of $43,750. The remaining principal balance, together with all accrued and unpaid interest and all other amounts payable there under will be due on April 16, 2011. The amended mortgage loan is secured by the Houston Extended Stay Hotels and 35% of the obligation is guaranteed by the Company. In addition, the Company has entered into an interest rate cap agreement to cap

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

11. Mortgages Payable  – (continued)

the British Bankers Association Daily Rate at 1% through the maturity of the amended mortgage loan. The Company is currently in negotiations with the lender to extend the maturity date of the amended mortgage loan. If the Company is unable to extend the amended mortgage loan at acceptable terms with the lender, the Company intends to refinance or repay in full the amount due at maturity.

In December 2008, the Company converted its construction loan, which was used to fund the acquisition of land and the related development of the Brazos Crossing Power Center, in Lake Jackson, Texas, to a term loan initially scheduled to mature on December 4, 2009. During February 2010, the term loan was amended and extended to mature on December 4, 2011. In connection with the amendment and extension of the mortgage, the Company made a lump sum principal payment of $0.7 million. The amended mortgage loan bears interest at the greater of 6.75% or plus 350 basis points (3.50%) per annum rate and requires monthly installments of interest plus a principal payment of $9,737. The amended mortgage loan is secured by the Brazos Crossing Power Center. The Company intends to seek an extension to the maturity date of the amended mortgage loan. If the Company is unable to extend the amended mortgage loan at acceptable terms with the lender, the Company intends to refinance or repay in full the amount due at maturity.

On November 16, 2007, in connection with the acquisition of the five apartment communities within our Camden Multi-Family Properties, the Company, through its wholly owned subsidiaries, obtained from Fannie Mae five substantially similar fixed rate mortgages aggregating $79.3 million. Of the $79.3 million, only two of the five original loans remain outstanding as of December 31, 2010 with an aggregate principal balance of $27.8 million (the “Loans”) as an aggregate of $51.5 million was extinguished during 2010 in connection with certain foreclosure transactions (see Note 9 for further discussion). The remaining loans have a 30 year amortization period, mature in 7 years, and bear interest at a fixed rate of 5.44% per annum. The remaining loans required monthly installments of interest only through December 2010 and monthly installments of principal and interest throughout the remainder of their stated terms. The remaining loans will mature on December 1, 2014.

For the mortgage payable related to the St. Augustine Outlet Center, Lightstone Holdings, LLC (the “Guarantor”), a company wholly owned by the Sponsor, has guaranteed the outstanding mortgage loan on the St. Augustine Outlet center, the payment of losses that the lender may sustain as a result of fraud, misappropriation, misuse of loan proceeds or other acts of misconduct by the Company and/or its principals or affiliates. Such losses are recourse to the Guarantor under the guaranty regardless of whether the lender has attempted to procure payment from the Company or any other party. Further, in the event of the Company’s voluntary bankruptcy, reorganization or insolvency, or the interference by the Company or its affiliates in any foreclosure proceedings or other remedy exercised by the lender, the Guarantor has guaranteed the payment of any unpaid loan amounts. The Company has agreed, to the maximum extent permitted by its Charter, to indemnify Guarantor for any liability that it incurs under this guaranty.

For the mortgage payable related to Everson Pointe, the mortgage loan has a term of 5 years, bears interest at a floating rate of Prime plus 1.00%, subject to a 5.85% floor, and requires monthly interest-only payments for the first year. Thereafter, the mortgage loan will require monthly principal payments of $12,277 plus accrued interest through its stated maturity. The mortgage loan will mature on December 16, 2015, at which time a balloon payment of approximately $4.4 million will be due to the lender, assuming no principal prepayments. The mortgage loan is secured by Everson Pointe and the Company has provided a guaranty to the lender for non-recourse carve-outs.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

11. Mortgages Payable  – (continued)

Certain of the Company’s debt agreements require the maintenance of certain ratios, including debt service coverage. The Company has historically been and currently is in compliance with all of its debt covenants or has obtained waivers from their lenders, with the exception of (i) the debt service coverage ratio on the debt associated with the Houston Extended Stay Hotels, which the Company did not meet for the quarters ended June 30, 2010 and September 30, 2010, respectively, and (ii) the minimum debt service coverage ratio for the quarter ended June 30, 2010 and both the minimum and required debt service coverage ratio on the debt associated with the Gulf Coast Industrial Portfolio for the quarter ended December 31, 2010.

Under the terms of the loan agreement for the Houston Extended Stay Hotels, the Company, once notified by the lender of noncompliance, has five days to cure by making a principal payment sufficient to reduce the debt service coverage ratio to at least the minimum. During the fourth quarter of 2010, the Company received notification by the lender and timely made the required $0.3 million lump sum principal payment in order to cure the aforementioned noncompliance. As of December 31, 2010, the Company was in compliance with the debt service coverage ratio for this loan.

Under the terms of the loan agreement for the Gulf Coast Industrial Portfolio, the lender may elect to retain all excess cash flow from the associated properties because of such noncompliance. As of the date of this filing, the lender has taken no such action and the Company is current with respect to regularly scheduled monthly debt service payments.

The Company currently expects to remain in compliance with all its other existing debt covenants; however, should circumstances arise that would constitute an event of default, the various lenders would have the ability to exercise various remedies under the applicable loan agreements, including the potential acceleration of the maturity of the outstanding debt.

12. Distributions Payable

On November 15, 2010, the Company declared a distribution for the three-month period ending December 31, 2010 of $5.6 million. The distribution was calculated based on shareholders of record each day during this three-month period at a rate of $0.0019178 per day, and equaled a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a share price of $10.00. The December 31, 2010 distribution was paid in full on January 15, 2011 using a combination of cash ($3.7 million) and shares ($1.9 million) which represents 0.2 million shares of the Company’s common stock issued pursuant to the Company’s Distribution Reinvestment Program, at a discounted price of $9.50 per share.

On November 3, 2009, the Company declared a distribution for the three-month period ending December 31, 2009 of $5.6 million. The distribution was calculated based on stockholders of record each day during this three-month period at a rate of $0.0019178 per day, and equaled a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a share price of $10.00. The December 31, 2009 distribution was paid in full on January 15, 2010 using a combination of cash ($3.3 million) and shares ($2.3 million) which represents 0.2 million shares of the Company’s common stock issued pursuant to the Company’s Distribution Reinvestment Program, at a discounted price of $9.50 per share.

13. Company’s Stockholder’s Equity

Preferred Shares

Shares of preferred stock may be issued in the future in one or more series as authorized by the Company’s Board. Prior to the issuance of shares of any series, the Board is required by the Company’s charter to fix the number of shares to be included in each series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

13. Company’s Stockholder’s Equity  – (continued)

terms or conditions of redemption for each series. Because the Company’s Board has the power to establish the preferences, powers and rights of each series of preferred stock, it may provide the holders of any series of preferred stock with preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of the Company’s common stock. As of December 31, 2010 and 2009, the Company had no outstanding preferred shares.

Common Shares

All of the common stock being offered by the Company will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of its charter regarding the restriction on the ownership and transfer of shares of our stock, holders of the Company’s common stock will be entitled to receive distributions if authorized by the Board and to share ratably in the Company’s assets available for distribution to the stockholders in the event of a liquidation, dissolution or winding-up.

Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election, and the holders of the remaining common stock will not be able to elect any directors.

Holders of the Company’s common stock have no conversion, sinking fund, redemption or exchange rights, and have no preemptive rights to subscribe for any of its securities. Maryland law provides that a stockholder has appraisal rights in connection with some transactions. However, the Company’ charter provides that the holders of its stock do not have appraisal rights unless a majority of the Board determines that such rights shall apply. Shares of the Company’s common stock have equal dividend, distribution, liquidation and other rights.

Under its charter, the Company cannot make some material changes to its business form or operations without the approval of stockholders holding at least a majority of the shares of our stock entitled to vote on the matter. These include (1) amendment of its charter, (2) its liquidation or dissolution, (3) its reorganization, and (4) its merger, consolidation or the sale or other disposition of its assets. Share exchanges in which the Company is the acquirer, however, do not require stockholder approval. The Company had approximately 31.6 million and 31.5 million shares of common stock outstanding as of December 31, 2010 and 2009, respectively.

Distributions and Distribution Reinvestment Program

Beginning February 1, 2006, the Company’s Board declared quarterly distributions in the amount of $0.0019178 per share per day payable to stockholders of record at the close of business each day during the applicable period. The annualized rate declared was equal to 7%, which represents the annualized rate of return on an investment of $10.00 per share attributable to these daily amounts, if paid for each day for a 365 day period (the “Annualized Rate”). Subsequently, the Company’s Board has declared regular quarterly distributions at the Annualized Rate, with the exception of the three-month period ended June 30, 2010. The distributions for the three-month period ended June 30, 2010 were at an aggregate annualized rate of 8% based on the share price of $10.00.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

13. Company’s Stockholder’s Equity  – (continued)

The Company’s stockholders have the option to elect the receipt of shares in lieu of cash under the Company’s distribution reinvestment program. On July 28, 2010, the Company’s Board decided to temporarily suspend our distribution reinvestment program pending final approval of the related registration statement (the “DRIP Registration Statement”) by the SEC. On October 26, 2010, the DRIP Registration Statement was declared effective by the SEC and the distribution reinvestment program was reinstated by the Company.

The amount of distributions distributed to our stockholders in the future will be determined by our Board and is dependent on a number of factors, including funds available for payment of distributions, the Company’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain the Company’s status as a REIT under the Internal Revenue Code.

Stock-Based Compensation

The Company has adopted a stock option plan under which its independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. The Company’s stock option plan is designed to enhance our profitability and value for the benefit of its stockholders by enabling it to offer independent directors stock based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

The Company has authorized and reserved 75,000 shares of our common stock for issuance under our stock option plan. The Board may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under our stock option plan to reflect any change in our capital structure or business, stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Our stock option plan provides for the automatic grant of a nonqualified stock option to each of our independent directors, without any further action by our Board or the stockholders, to purchase 3,000 shares of our common stock on the date of each annual stockholder’s meeting. In July 2007, August 2008, September 2009 and September 2010, options to purchase 3,000 shares were granted to each of our three independent directors at the annual stockholders meeting on the respective dates. As of December 31, 2010, options to purchase 36,000 shares of stock were outstanding, 18,000 were fully vested, at an exercise price of $10. Through December 31, 2010, there were no forfeitures related to stock options previously granted.

The exercise price for all stock options granted under the stock option plan were fixed at $10 per share until the termination of the Company’s initial public offering which occurred in October 2008, and thereafter the exercise price for stock options granted to the independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. The term of each such option will be 10 years from the date of grant. Options granted to non-employee directors will vest and become exercisable on the second anniversary of the date of grant, provided that the independent director is a director on the Board on that date. Notwithstanding any other provisions of the Company’s stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize the Company’s status as a REIT under the Internal Revenue Code.

Compensation expense associated with our stock option plan was not material for the years ended December 31, 2010, 2009 and 2008.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

14. Noncontrolling Interests

The noncontrolling interests parties of the Company hold units in the Operating Partnership. These units include SLP units, limited partner units, Series A Preferred Units and Common Units.

Share Description

See Note 15 for discussion of rights related to SLP units. The limited partner and Common Units of the Operating Partnership have similar rights as those of the Company’s stockholders including distribution rights.

The Series A Preferred Units holders are entitled to receive cumulative preferential distributions equal to an annual rate 4.6316%, if and when declared by the Company. The Series A Preferred Units have no mandatory redemption or maturity date. The Series A Preferred Units are not redeemable by the Operating Partnership prior to the Lockout Date of June 26, 2013. On or after the Lockout Date, the Series A Preferred Units may be redeemed at the option of the Operating Partnership (which notice may be delivered prior to the Lockout Date as long as the redemption does not occur prior to the Lockout Date), in whole but not in part, on thirty (30) days’ prior written notice at the option of the Operating Partnership, at a redemption price per Series A Preferred Unit equal to the sum of the Series A Liquidation Preference plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of redemption, and the redemption price shall be payable in cash. During any redemption notice period, the holders of the Series A Preferred Units may convert, in whole or in part, the Series A Preferred Units into Common Units of the Operating Partnership obtained by dividing the aggregate Series A Liquidation Preference of such Series A Preferred Units by the estimated fair market value of the one common share of the Company. The Series A Preferred Units shall not be subject to any sinking fund or other obligation of the Operating Partnership to redeem or retire the Series A Preferred Units.

Distributions

During the years ended December 31, 2010 and 2009, the Company paid distributions to noncontrolling interests of $20.6 million and $4.7 million, respectively. The 2010 distributions to noncontrolling interests include a distribution of approximately $14.1 million as discussed in the Noncontrolling Interest of Subsidiary within the Operating Partnerships section below. As of December 31, 2010 and 2009, the total distributions declared and not paid to noncontrolling interests was $1.7 million (paid on January 15, 2011) and $1.7 million (paid on January 15, 2010), respectively.

Note Receivable due from Noncontrolling Interests

In connection with the contribution of the Mill Run and POAC membership interests, the Company made loans to Arbor JRM, Arbor CJ, AR Prime, TRAC, Central Jersey and JT Prime (collectively, “Noncontrolling Interest Borrowers”) in the aggregate principal amount of $88.5 million (the “Noncontrolling Interest Loans”. These loans are payable semi-annually and accrue interest at an annual rate of 4%. The loans mature through September 2017 and contain customary events of default and default remedies. The loans require the Noncontrolling Interest Borrowers to prepay their respective loans in full upon redemption of the Series A Preferred Units by the Operating Partnership. The loans are secured by the Series A Preferred Units and Common Units issued in connection with the respective contribution of the Mill Run and the POAC membership interests, as such these loans are classified as a reduction to noncontrolling interests in the consolidated balance sheets.

Accrued interest related to these loans totaled $1.9 million and $1.8 million at December 31, 2010 and 2009, and are included in interest receivable from related parties in the consolidated balance sheets.

Noncontrolling Interest of Subsidiary within the Operating Partnerships

On August 25, 2009, the Operating Partnership acquired an additional 15% membership interest in POAC and an additional 14.26% membership interest in Mill Run. In connection with the transactions, the Advisor charged an acquisition fee equal to 2.75% of the acquisition price, which was approximately $6.9 million

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

14. Noncontrolling Interests  – (continued)

($5.6 million related POAC and $1.3 million related to Mill Run). On August 25, 2009, the Operating Partnership contributed its investments of the 15% membership interest in POAC and the 14.26% membership interest in Mill Run to the newly formed PRO-DFJV Holdings, LLC, a Delaware limited liability company (“PRO”) in exchange for a 99.99% managing membership interest in PRO. In addition, the Company contributed $2,900 cash for a 0.01% non-managing membership interest in PRO. As the Operating Partnership is the managing member with control, PRO is consolidated into the results and financial position of the Company. On September 15, 2009, the Advisor accepted, in lieu of a cash payment of $6.9 million for the acquisition fee, a 19.17% profit membership interest in PRO and assigned its rights to receive payment to the Sponsor, who assigned the same to David Lichtenstein. Under the terms of the operating agreement of PRO, the 19.17% profit membership interest will not receive any distributions until the Operating Partnership and the Company receive distributions equivalent to their capital contributions of approximately $29.0 million, then the 19.17% profit membership interest shall receive distributions of $6.9 million. Any remaining distributions shall be split between the three members in proportion to their profit interests.

Of the net cash proceeds received from the closing of the Simon Transaction on August 30, 2010, PRO’s portion was approximately $73.5 million. Pursuant to its operating agreement, PRO Distributions of approximately $59.4 million and approximately $14.1 million were made to the Operating Partnership and to the noncontrolling interest (David Lichtenstein as a result of the above discussed assignment), respectively, during the third quarter of 2010.

15. Related Party Transactions

The Company has agreements with the Advisor and Property Manager to pay certain fees, as follows, in exchange for services performed by these entities and other affiliated entities. The Company’s ability to secure financing and subsequent real estate operations are dependent upon its Advisor, Property Manager, and their affiliates to perform such services as provided in these agreements.

Fees	Amount
Acquisition Fee	The Advisor is paid an acquisition fee equal to 2.75% of the gross contract purchase price (including any mortgage assumed) of each property purchased. The Advisor is also be reimbursed for expenses that it incurs in connection with the purchase of a property. The acquisition fee and expenses for any particular property, including amounts payable to affiliates, will not exceed, in the aggregate 5% of the gross contract purchase price (including mortgage assumed) of the property. From June 8, 2004 (date of inception) through December 31, 2010, the Company has paid to the Advisor $28.6 million in acquisition fees and $2.8 million in expense reimbursement to the Advisor.
Property Management — Residential/Retail/ Hospitality	The Property Manager is paid a monthly management fee of up to 5% of the gross revenues from residential, hospitality and retail properties. The Company pays the Property Manager a separate fee for i) the development of, ii) the one-time initial rent-up or iii) the leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

15. Related Party Transactions  – (continued)

Fees	Amount
Property Management — Office/Industrial	The Property Manager is paid monthly property management and leasing fees of up to 4.5% of gross revenues from office and industrial properties. In addition, the Lightstone REIT pays the Property Manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.
From June 8, 2004 (date of inception) through December 31, 2010, the Company has paid approximately $6.5 million in property management fees to our property manager and $2.8 million in separate fees described above for residential/retail/hospitality/office and industrial.
Asset Management Fee	The Advisor or its affiliates is paid an asset management fee of 0.55% of the the Company’s average invested assets, as defined, payable quarterly in an amount equal to 0.1375 of 1% of average invested assets as of the last day of the immediately preceding quarter.
From June 8, 2004 (date of inception) through December 31, 2010, the Company has paid approximately $12.6 million in asset management fees to the Advisor.
Reimbursement of Other expenses	For any year in which the Company qualifies as a REIT, the Advisor must reimburse the Company for the amounts, if any, by which the total operating expenses, the sum of the advisor asset management fee plus other operating expenses paid during the previous fiscal year exceed the greater of 2% of average invested assets, as defined, for that fiscal year, or, 25% of net income for that fiscal year. Items such as property operating expenses, depreciation and amortization expenses, interest payments, taxes, non-cash expenditures, the special liquidation distribution, the special termination distribution, organization and offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expense of any kind paid or incurred by the Company.
The Advisor or its affiliates are reimbursed for expenses that may include costs of goods and services, administrative services and non-supervisory services performed directly for the Company by independent parties.

Lightstone SLP, LLC, an affiliate of our Sponsor, has purchased SLP units in the Operating Partnership. These SLP units, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment, will entitle Lightstone SLP, LLC to a portion of any regular distributions made by the Operating Partnership. Since our inception through March 31, 2010, cumulative distributions declared to Lightstone SLP, LLC were $4.9 million, all of which had been paid as of April 2010. For the three months ended June 30, 2010, the Operating Partnership did not declare a distribution related to the SLP units as the distribution to the stockholders was less than 7% for this period. On August 30, 2010, the Company declared additional distributions to the stockholders to bring the annualized distribution to at least 7%. As such, the Company as of August 30, 2010 recommenced declaring distribution to Lightstone SLP,

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

15. Related Party Transactions  – (continued)

LLC at the 7% annualized rate, except for the three months ended June 30, 2010 which was at an 8% annualized rate which represents the same rate paid to the stockholders.

During the year ended December 31, 2010, distributions of $2.2 million were declared and distributions of $2.2 million were paid related to the SLP units and are part of noncontrolling interests. Since inception through December 31, 2010, cumulative distributions declared were $6.6 million, of which $6.1 million have been paid. Such distributions, paid current at a 7% annualized rate of return to Lightstone SLP, LLC through December 31, 2010, with the exception of the distribution related to the three months ended June 30, 2010, which was paid at an 8% annualized rate will always be subordinated until stockholders receive a stated preferred return, as described below.

The special general partner interests will also entitle Lightstone SLP, LLC to a portion of any liquidating distributions made by the Operating Partnership. The value of such distributions will depend upon the net sale proceeds upon the liquidation of the Lightstone REIT and, therefore, cannot be determined at the present time.

Liquidating distributions to Lightstone SLP, LLC will always be subordinated until stockholders receive a distribution equal to their initial investment plus a stated preferred return, as described below:

Operating Stage Distributions	Amount of Distribution
7% stockholder Return Threshold	Once a cumulative non-compounded return of 7% return on their net investment is realized by stockholders, Lightstone SLP, LLC is eligible to receive available distributions from the Operating Partnership until it has received an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the special general partner interests. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of the Lightstone REIT’s assets.
12% Stockholder Return Threshold	Once a cumulative non-compounded return of 12% per year is realized by stockholders on their net investment (including amounts equaling a 7% return on their net investment as described above), 70% of the aggregate amount of any additional distributions from the Operating Partnership will be payable to the stockholders, and 30% of such amount will be payable to Lightstone SLP, LLC.
Returns in Excess of 12%	After the 12% return threshold is realized by stockholders and Lightstone SLP, LLC, 60% of any remaining distributions from the Operating Partnership will be distributable to stockholders, and 40% of such amount will be payable to Lightstone SLP, LLC.

Liquidating Stage Distributions	Amount of Distribution
7% Stockholder Return Threshold	Once stockholders have received liquidation distributions, and a cumulative non-compounded 7% return per year on their initial net investment, Lightstone SLP, LLC will receive available distributions until it has received an amount equal to its initial purchase price of the special general partner interests plus a cumulative non-compounded return of 7% per year.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

15. Related Party Transactions  – (continued)

Liquidating Stage Distributions	Amount of Distribution
12% Stockholder Return Threshold	Once stockholders have received liquidation distributions, and a cumulative non-compounded return of 12% per year on their initial net investment (including amounts equaling a 7% return on their net investment as described above), 70% of the aggregate amount of any additional distributions from the Operating Partnership will be payable to the stockholders, and 30% of such amount will be payable to Lightstone SLP, LLC.
Returns in Excess of 12%	After stockholders and Lightstone LP, LLC have received liquidation distributions, and a cumulative non-compounded return of 12% per year on their initial net investment, 60% of any remaining distributions from the Operating Partnership will be distributable to stockholders, and 40% of such amount will be payable to Lightstone SLP, LLC.

The Company pursuant to the related party arrangements described above has recorded the following amounts the years ended December 31, 2010, 2009 and 2008:

	For the Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Acquisition fees	$279,264	$16,656,847	$2,336,565
Asset management fees	4,521,292	4,541,195	2,203,563
Property management fees	1,474,599	1,812,195	1,783,275
Acquisition expenses reimbursed to Advisor	1,264	902,753	1,265,528
Development fees and leasing commissions	266,698	270,122	1,934,107
Total	$6,543,117	$24,183,112	$9,523,038

See Notes 4, 5, 13 and 14 for other related party transactions.

As of December 31, 2010 and 2009, the Company owed the Sponsor $0.3 million and $1.3 million, respectively related to asset management fees for the quarters ended December 31, 2010 and 2009, respectively. The payable to the Sponsor is recorded within the Due to Sponsor line item on the consolidated balance sheet.

16. Impairment of Long-Lived Assets, Net of (Gain)/Loss on Disposal

The impairment of long-lived assets, net of (gain)/loss on disposal of $1.1 million during the year ended December 31, 2010 primarily consists of an impairment charge of $1.2 million within our Retail Segment recorded in connection with the transfer of our St. Augustine Outlet Center from held for sale to held and used during the second quarter of 2010. An adjustment of $1.2 million was recorded to bring the St. Augustine Outlet Center’s assets balance to the lower of its carrying value net of any depreciation (amortization) expense that would have been recognized had the assets been continuously classified as held and used or the fair value on June 28, 2010. See Note 9 for additional information related to discontinued operations.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

16. Impairment of Long-Lived Assets, Net of (Gain)/Loss on Disposal  – (continued)

The impairment of long-lived assets, net of (gain)/loss on disposal of $14.6 million during the year ended December 31, 2009 consisted of aggregate asset impairment charges of $14.9 million, partially offset by a $0.3 million gain on disposal of assets. The asset impairment charges primarily related to the impairment (i) within our Multi-Family Residential Segment of $12.9 million associated with two of the apartment communities (located in Charlotte and Greensboro, North Carolina) in our Camden Multi-Family Properties and (ii) $2.0 million within our Retail Segment associated with our Brazos Crossing Power Center.

The Company identified certain indicators of impairment related to the five apartment communities which were at that point of time in our Camden Multi-Family Properties and our Brazos Crossing Power Center, such as negative cash flow expectations and changes in management’s expectations regarding the length of the holding period of the properties, which occurred during the third quarter of 2009. These indicators did not exist during the Company’s prior reviews of the properties during prior periods. Accordingly, the Company performed cash flow valuation analyses and determined that the carrying values of the properties exceeded their expected undiscounted cash flows. As a result, the Company recorded an aggregate impairment charge of $45.2 million (of which $14.9 million is included in continuing operations and $30.3 million is included discontinued operations because it related to the three apartment communities in the Camden Multi-Family Properties which were foreclosed on during 2010) related to these properties consisting of the excess carrying value of the asset over its estimated fair values as part of impairment of long lived assets, net of (gain)/loss on disposal within the accompanying consolidated statements of operations.

For the year ended December 31, 2008, the Company recorded a loss on long-lived assets, net of (gain)/loss on disposal of $4.9 million which consisted of (i) an asset impairment charge of $4.6 million primarily related to impairment on Sarasota, our industrial property located in Sarasota, Florida and (ii) a $0.3 million loss on disposal of asset. The Company identified certain indicators of impairment related to this property such as the property is currently vacant and is experiencing negative cash flows and the difficulty in leasing the space. The Company performed a cash flow valuation analysis and determined that the carrying value of the property exceeded its undiscounted cash flows. Therefore, the Company recorded an impairment charge related to the property consisting of the excess carrying value of the asset over its estimated fair values within the accompanying consolidated statement of operations.

17. Future Minimum Rentals

As of December 31, 2010, the approximate fixed future minimum rental from the Company’s commercial real estate properties are as follows:

2011	2012	2013	2014	2015	Thereafter	Total
$12,097,514	$10,606,148	$8,985,797	$8,077,698	$5,849,224	$15,359,630	$60,976,011

Pursuant to the lease agreements, tenants of the property may be required to reimburse the Company for some or all of the particular tenant’s pro rata share of the real estate taxes and operating expenses of the property. Such amounts are not included in the future minimum lease payments above, but are included in tenant recovery income on the accompanying consolidated statements of operations.

18. Segment Information

The Company operates in four business segments: (i) retail real estate, (ii)residential real estate, (iii) industrial real estate and (iv) hospitality. The Company’s advisor and its affiliates provide leasing, property and facilities management, acquisition, development, construction and tenant-related services for its portfolio. The Company’s revenues for the years ended December 31, 2010, 2009 and 2008 were exclusively derived from activities in the United States. No revenues from foreign countries were received or reported. The Company had no long-lived assets in foreign locations as of December 31, 2010, 2009 and 2008. The

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

18. Segment Information  – (continued)

accounting policies of the segments are the same as those described in Note 2, excluding depreciation and amortization. Unallocated assets, revenues and expenses relate to corporate related accounts.

The Company evaluates performance based upon net operating income from the combined properties in each real estate segment.

The results of operations presented below exclude three properties due to their classification as discontinued operations (see Note 2). Prior to their classification as discontinued operations, the results of operations of three properties were within the multi-family segment.

Selected results of operations for the years ended December 31, 2010, 2009 and 2008, and total assets as of December 31, 2010 and 2009 regarding the Company’s operating segments are as follows:

	For the Year Ended December 31, 2010
	Retail	Multi Family	Industrial	Hospitality	Unallocated	Total
Total revenues	$10,888,391	$11,592,233	$6,960,213	$2,952,461	$—	$32,393,298
Property operating expenses	2,915,848	5,288,746	2,318,986	1,611,367	—	12,134,947
Real estate taxes	1,035,128	1,278,302	836,123	223,479	—	3,373,032
General and administrative costs	592,217	248,575	31,979	6,607	7,984,302	8,863,680
Net operating income (loss)	6,345,198	4,776,610	3,773,125	1,111,008	(7,984,302)	8,021,639
Depreciation and amortization	2,304,952	1,515,184	2,218,655	507,177	—	6,545,968
Impairment of long lived assets, net of gain on disposal	1,193,233	—	(69,555)	—	—	1,123,678
Operating income/(loss)	$2,847,013	$3,261,426	$1,624,025	$603,831	$(7,984,302)	$351,993
Total purchases of investment property	$9,057,692	$580,126	$867,828	$131,587	$—	$10,637,233
As of December 31, 2010:
Total Assets	$108,964,153	$63,099,867	$70,724,680	$17,839,261	$256,830,116	$517,458,077

	For the Year Ended December 31, 2009
	Retail	Multi Family	Industrial	Hospitality	Unallocated	Total
Total revenues	$10,969,631	$11,972,179	$7,444,840	$3,469,561	$—	$33,856,211
Property operating expenses	3,372,743	5,471,854	2,006,559	1,836,391	387	12,687,934
Real estate taxes	1,119,984	1,266,955	888,988	236,758	—	3,512,685
General and administrative costs	125,857	351,307	36,417	12,351	7,701,146	8,227,078
Net operating income (loss)	6,351,047	4,882,063	4,512,876	1,384,061	(7,701,533)	9,428,514
Depreciation and amortization	3,827,406	1,691,526	2,517,076	478,698	830	8,515,536
Impairment of long lived assets and gain on disposal	2,002,465	12,860,601	(237,812)	—	—	14,625,254
Operating income/(loss)	$521,176	$(9,670,064)	$2,233,612	$905,363	$(7,702,363)	$(13,712,276)
Total purchases of investment property	$926,397	$1,237,261	$698,167	$(362,279)	$—	$2,499,546
As of December 31, 2009:
Total Assets	$101,842,972	$97,733,447	$72,032,250	$18,043,757	$139,911,450	$429,563,876

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

18. Segment Information  – (continued)

	For the Year Ended December 31, 2008
	Retail	Multi Family	Industrial	Hospitality	Unallocated	Total
Total revenues	$8,812,246	$12,771,274	$8,054,802	$3,966,838	$—	$33,605,160
Property operating expenses	3,197,468	5,936,698	2,346,680	2,223,287	—	13,704,133
Real estate taxes	999,531	1,264,893	921,537	213,828	—	3,399,789
General and administrative costs	39,394	463,461	108,283	35,704	11,029,054	11,675,896
Net operating income	4,575,853	5,106,222	4,678,302	1,494,019	(11,029,054)	4,825,342
Depreciation and amortization	2,616,341	1,630,539	2,923,096	423,404	—	7,593,380
Impairment of long lived assets and loss on disposal	—	—	4,866,437	—	—	4,866,437
Operating income (loss)	$1,959,512	$3,475,683	$(3,111,231)	$1,070,615	$(11,029,054)	$(7,634,475)
Total purchases of investment property	$30,009,704	$406,166	$1,427,859	$2,398,016	$—	$34,241,745
As of December 31, 2009:
Total Assets	$107,410,907	$142,329,583	$73,794,036	$18,669,330	$159,445,044	$501,648,900

19. Quarterly Financial Data (Unaudited)

The following table presents selected unaudited quarterly financial data for each quarter during the years indicated (The data presented below excludes three properties due to their classification as discontinued operations (see Note 1, 9 and 10):

	2010
	Year ended December 31,	Quarter ended December 31,(1)	Quarter ended September 30,	Quarter ended June 30,	Quarter ended March 31,
Total revenue	$32,393,298	$8,155,542	$8,123,973	$8,134,940	$7,978,843
Net income/(loss) from continuing operations	122,878,962	(2,946,585)	133,537,649	(4,125,010)	(3,587,092)
Net income(loss) from discontinued operations	19,062,020	2,618,553	87,191	16,992,493	(636,217)
Net income/(loss)	141,940,982	(328,032)	133,624,840	12,867,483	(4,223,309)
Less (income)/loss attributable to noncontrolling interest	(12,010,478)	(9,819,975)	(2,064,013)	(200,469)	73,979
Net income/(loss) applicable to Company’s common shares	$129,930,504	$(10,148,007)	$131,560,827	$12,667,014	$(4,149,330)
Basic and diluted net income/(loss) per Company’s common share:
Continuing operations	$3.49	$(0.40)	$4.13	$(0.13)	$(0.10)
Discontinued operations	0.60	0.08	—	0.53	(0.02)
Net income/(loss) per common share, basic and diluted	$4.09	$(0.36)	$4.13	$0.40	$(0.12)

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

19. Quarterly Financial Data (Unaudited)  – (continued)

	2009
	Year ended December 31,	Quarter ended December 31,	Quarter ended September 30,	Quarter ended June 30,	Quarter ended March 31,
Total revenue	$33,856,211	$8,081,007	$8,438,934	$8,652,981	$8,683,289
Net loss from continuing operations	(34,000,141)	(8,783,384)	(18,376,215)	(6,564,798)	(275,744)
Net loss from discontinued operations	(32,103,503)	(248,344)	(30,942,855)	(429,744)	(482,560)
Net loss	(66,103,644)	(9,031,728)	(49,319,070)	(6,994,542)	(758,304)
Less loss attributable to noncontrolling interest	908,991	141,951	673,924	90,097	3,019
Net Loss applicable to Company’s common shares	$(65,194,653)	$(8,889,777)	$(48,645,146)	$(6,904,445)	$(755,285)
Basic and diluted net loss per Company’s common share:
Continuing operations	$(1.06)	$(0.27)	$(0.56)	$(0.21)	$(0.02)
Discontinued operations	(1.02)	(0.01)	(0.99)	(0.01)	(0.01)
Net loss per common share, basic and diluted	$(2.08)	$(0.28)	$(1.55)	$(0.22)	$(0.03)

(1)	As more fully described in Note 4 of the consolidated financial statements, the Company recognized a gain on disposition with respect to the Simon Transaction during the third quarter of 2010. In connection with the Company’s year-end financial reporting close process, the Company recorded an adjustment of $9.9 million during the three months ended December 31, 2010 which related primarily to the apportionment of this gain between income attributable to noncontrolling interest and income applicable to the Company’s common shares. This adjustment was deemed to be immaterial from both a qualitative and quantitative perspective to the consolidated financial statements for the three month period ended September 30 2010 and December 31, 2010.

20. Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Lightstone REIT may become subject to legal proceedings, claims or disputes.

On March 29, 2006, Jonathan Gould, a former member of our Board and Senior Vice-President-Acquisitions, filed a lawsuit against us in the District Court for the Southern District of New York. The suit alleges, among other things, that Mr. Gould was insufficiently compensated for his services to us as director and officer. Mr. Gould has sued for damages under theories of quantum merit and unjust enrichment seeking the value of work he performed. Management believes that this suit is frivolous and entirely without merit and intends to defend against these charges vigorously. The Company believes any unfavorable outcome on this matter will not have a material effect on the consolidated financial statements.

On January 4, 2007, 1407 Broadway Real Estate LLC (“Office Owner”), an indirect, wholly owned subsidiary of 1407 Broadway Mezz II LLC (“Mezz II”), consummated the acquisition of a sub-leasehold interest (the “Sublease Interest”) in an office building located at 1407 Broadway, New York, New York (the “Office Property”). Mezz II is a joint venture between LVP 1407 Broadway LLC (“LVP LLC”), a wholly owned subsidiary of our operating partnership, and Lightstone 1407 Manager LLC (“Manager”), which is wholly owned by David Lichtenstein, the Chairman of our Board and our Chief Executive Officer, and Shifra Lichtenstein, his wife.

The Sublease Interest was acquired pursuant to a Sale and Purchase of Leasehold Agreement with Gettinger Associates, L.P. (“Gettinger”). In July 2006, Abraham Kamber Company, as Sublessor under the sublease (“Sublessor”), served two notices of default on Gettinger (the “Default Notices”). The first alleged

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

20. Commitments and Contingencies  – (continued)

that Gettinger had failed to satisfy its obligations in performing certain renovations and the second asserted numerous defaults relating to Gettinger’s purported failure to maintain the Office Property in compliance with its contractual obligations.

In response to the Default Notices, Gettinger commenced legal action and obtained an injunction that extends its time to cure any default, prohibits interference with its leasehold interest and prohibits Sublessor from terminating its sublease pending resolution of the litigation. A motion by Sublessor for partial summary judgment, alleging that certain work on the Office Property required its prior approval, was denied by the Supreme Court, New York County. Subsequently, by agreement of the parties, a stay was entered precluding the termination of the Sublease Interest pending a final decision on Sublessor’s claim of defaults under the Sublease Interest. In addition, the parties stipulated to the intervention of Office Owner as a party to the proceedings. The parties have been directed to engage in and complete discovery. The Company considers the litigation to be without merit.

Prior to consummating the acquisition of the Sublease Interest, Office Owner received a letter from Sublessor indicating that Sublessor would consider such acquisition a default under the original sublease, which prohibits assignments of the Sublease Interest when there is an outstanding default there under. On February 16, 2007, Office Owner received a Notice to Cure from Sublessor stating the transfer of the Sublease Interest occurred in violation of the Sublease given Sublessor’s position that Office Seller is in default. Office Owner will commence and vigorously pursue litigation in order to challenge the default, receive an injunction and toll the termination period provided for in the Sublease.

On September 4, 2007, Office Owner commenced a new action against Sublessor alleging a number claims, including the claims that Sublessor has breached the sublease and committed intentional torts against Office Owner by (among other things) issuing multiple groundless default notices, with the aim of prematurely terminating the sublease and depriving Office Owner of its valuable interest in the sublease. The complaint seeks a declaratory judgment that Office Owner has not defaulted under the sublease, damages for the losses Office Owner has incurred as a result of Sublessor’s wrongful conduct, and an injunction to prevent Sublessor from issuing further default notices without valid grounds or in bad faith. The Company believes any unfavorable outcome on this matter will not have a material effect on the consolidated financial statements.

As of the date hereof, the Company is not a party to any other material pending legal proceedings.

POAC/Mill Run Tax Protection Agreements

In connection with the contribution of the Mill Run Interest and the POAC Interest, our Operating Partnership entered into the POAC/Mill Run Tax Protection Agreements with each of Arbor JRM, Arbor CJ, AR Prime, TRAC, Central Jersey and JT Prime (collectively, the “Contributors”). Under the POAC/Mill Run Tax Protection Agreements, our Operating Partnership is required to indemnify each of Arbor JRM, Arbor CJ, TRAC and Central Jersey with respect to the Mill Run Properties, and AR Prime and JT Prime, with respect to the POAC Properties, from June 26, 2008 for Arbor JRM, Arbor CJ and AR Prime and from August 25, 2009 for TRAC, Central Jersey and JT Prime to June 26, 2013 for, among other things, certain income tax liability that would result from the income or gain which Arbor JRM, Arbor CJ, TRAC, Central Jersey on the one hand, or AR Prime, JT Prime, on the other hand, would recognize upon the Operating Partnership’s failure to maintain the current level of debt encumbering the Mill Run Properties or the POAC Properties, respectively, or the sale or other disposition by the Operating Partnership of the Mill Run Properties, the Mill Run Interest, the POAC Properties, or the POAC Interest (each, an “Indemnifiable Event”). Under the terms of the POAC/Mill Run Tax Protection Agreements, our Operating Partnership is indemnifying the Contributors for certain income tax liabilities based on income or gain which the Contributors are deemed to be required to include in their gross income for federal or state income tax purposes (assuming the Contributors are subject to tax at the highest regional, federal, state and local tax rates imposed on individuals residing in New York City) as a result of an Indemnifiable Event. This indemnity covers income taxes, interest and penalties and is

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

20. Commitments and Contingencies  – (continued)

required to be made on a “grossed up” basis that effectively results in the Contributors receiving the indemnity payment on a net, after-tax basis. The amount of the potential tax indemnity to the Contributors under the POAC/Mill Run Tax Protection Agreements, including a gross-up for taxes on any such payment, using current tax rates, is estimated to be approximately $95.7 million. The Company has not recorded any liability in its consolidated balance sheets as the Company believes that the potential liability is remote as of December 31, 2010.

Each of the POAC/Mill Run Tax Protection Agreements imposes certain restrictions upon our Operating Partnership relating to transactions involving the Mill Run Properties and the POAC Properties which could result in taxable income or gain to the Contributors. Our Operating Partnership may not dispose or transfer any Mill Run Property or any POAC Property without first proving that the Operating Partnership possesses the requisite liquidity, including the proceeds from any such transaction, to make any payments that would come due pursuant to the POAC/Mill Run Tax Protection Agreement. However, our Operating Partnership may take the following actions: (i) (A) as to the POAC Properties, commencing with the period one year and thirty-one days following the date of the POAC/Mill Run Tax Protection Agreement, our Operating Partnership can sell on an annual basis part or all of any of the POAC Properties with an aggregate value of ten percent (10%) or less of the total value of the POAC Properties as of the date of contribution (and any amounts of the ten percent (10%) value not sold can be applied to sales in future years); and (B) as to the Mill Run Properties either the same ten percent (10%) test as set forth above in (i)(A) with respect to the Mill Run Properties or the sale of the property known by Design Outlet Center; and (ii) our Operating Partnership can enter into a non-recognition transaction with either the consent of the Contributors or an opinion from an independent law or accounting firm stating that it is “more likely than not” that the transaction will not give rise to current taxable income or gain.

On August 30, 2010, the LVP Parties completed the Simon Transaction which included the disposition their interests in the POAC Properties and the Mill Run Properties and contemporaneously entered into the Simon Tax Matters Agreement. Additionally, the Company has been advised by an independent law firm that it is “more likely than not” that the Simon Transaction will not give rise to current taxable income or loss. Accordingly, the Company believes the Simon Transaction is a non-recognition transaction and not an Indemnifiable Event under the POAC/Mill Run TPA.

Simon Tax Matters Agreements

In connection with the closing of the Simon Transaction, the LVP Parties entered into the Simon Tax Matters Agreement with Simon. Under the Simon Tax Matters Agreement, Simon generally may not engage in a transaction that could result in the recognition of the “built-in gain” with respect to POAC and Mill Run at the time of the closing for specified periods of up to eight years following the closing date. Simon has a number of obligations with respect to the allocation of partnership liabilities to the LVP Parties. For example, Simon agreed to maintain certain of the outstanding mortgage loans that are secured by POAC Properties and Mill Run Properties until their respective maturities, and the LVP Parties have provided and will continue to have the opportunity to provide guaranties of collection with respect to the Simon Loan (or indebtedness incurred to refinance the Simon Loan) for at least four years following the closing of the Simon Transaction. The LVP Parties were also given the opportunity to enter into agreements to make specified capital contributions to Simon OP in the event that it defaults on certain of its indebtedness. If Simon breach their obligations under the Simon Tax Matters Agreement, Simon will be required to indemnify the LVP Parties for certain taxes that they are deemed to incur, including taxes relating to the recognition of “built-in gains” with respect to POAC Properties and Mill Run Properties, and gains recognized as a result of a reduction in the allocation of partnership liabilities. These indemnification payments will be “grossed up” such that the amount of the payments will equal, on an after-tax basis, the tax liability deemed incurred because of the breach.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

20. Commitments and Contingencies  – (continued)

Simon generally is required to indemnify the LVP Parties and certain affiliates of the Lightstone Group for liabilities and obligations under the POAC/Mill Run Tax Protection Agreements relating to the contributions of the Mill Run Interest and the POAC Interest (see POAC/Mill Run Tax Protection Agreements above) that are caused by Simon OP’s and Simon’s actions subsequent to the closing of the Simon Transaction (the “Indemnified Liabilities”). The Company and its operating partnership are required to indemnify Simon OP and Simon for all liabilities and obligations under the POAC/Mill Run Tax Protection Agreements other than the Indemnified Liabilities.

Simon Loan Collection Guaranties

In connection with the closing of the Simon Transaction, the LVP Parties have provided Simon Loan Collection Guaranties with respect to the Simon Loan in connection with the closing of the Simon Transaction. Under the terms of the Simon Loan Collection Guaranties, the LVP Parties are obligated to make payments in respect of principal and interest on the Simon Loan after Simon OP has failed to make payments, the Simon Loan has been accelerated, and the lenders have failed to collect the full amount of the Simon Loan after exhausting other remedies. The Simon Loan Collection Guaranties by the LVP Parties are limited to a specified aggregate maximum of $201.1 million, with the maximum of each of the respective LVP Parties limited to an amount that is at least equal to its respective cash considerations. The maximum amounts of the Simon Loan Collection Guaranties will be reduced to the extent of any payments of principal made by Simon OP or other cash proceeds recovered by the lenders. In connection with completion of the Simon Transaction, the Company recorded a liability (the “Collection Guaranties Liability”) in the amount of $0.1 million, representing the estimated fair value of the Simon Loan Collection Guaranties as of the closing date, which is included in accounts payable and accrued expenses in the consolidated balance sheet as of December 31, 2010.

21. Subsequent Events

Distribution Declaration

On March 4, 2011, the Company declared a distribution for the three-month period ending March 31, 2011. The distribution will be calculated based on shareholders of record each day during this three-month period at a rate of $0.0019178 per day, and will equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a share price of $10.00. The distribution will be paid in cash on April 15, 2011 to shareholders of record as of March 31, 2011. The shareholders have an option to elect the receipt of shares under our Distributions Reinvestment Program.

CP Boston Property Acquisition

On February 17, 2011, the Company’s sponsor and advisor, the Lightstone Group (the “Buyer”), made a successful auction bid to acquire a 366-room, eight-story, full-service hotel (the “Hotel”) and a 65,000 square foot water park (the “Water Park”), collectively, the “CP Boston Property”, located at 50 Ferncroft Road, Danvers, Massachusetts (part of the Boston “Metropolitan Statistical Area”) from WPH Boston, LLC (the “Seller”) for an aggregate purchase price of approximately $101 million, excluding closing and other related transaction costs. Pursuant to the terms of the Agreement of Purchase and Sale and Joint Escrow Instructions (the “PSA”) dated February 17, 2011, between the Buyer and the Seller, the Buyer made an earnest money deposit of approximately $1.0 million on February 18, 2011 representing 10% of the aggregate purchase price.

The CP Boston Property, which encompasses 26 acres, is located 20 miles north of Boston’s Logan Airport and 22 miles north of Boston’s “Central Business District”. The Hotel was originally built in 1978 and further expanded in 1982 to its current 366 rooms (167 king bedrooms, 199 double bedrooms and 12 suites). Hotel amenities include: room service dining, restaurants and a lounge, a health & fitness center, spa facilities, housekeeping and laundry services, a business center, game room, a gift shop, and 37,000

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

21. Subsequent Events  – (continued)

square feet of meeting room and ballroom space. The Hotel currently operates under the “Crowne Plaza” flag pursuant to an existing franchise agreement with InterContinental Hotel Groups. The Water Park, which opened in 2008, features 65,000 square feet of indoor water park activities, dining and entertainment options. The Water Park currently operates as a CoCo Key Water Resort under an existing trademark license agreement with WPH CoCo Key, LLC.

On March 4, 2011, the Buyer offered the Company and its other sponsored public program, the Lightstone Value Plus Real Estate Investment Trust II, Inc. (“Lightstone II”), through their respective operating partnerships, the opportunity to purchase, at cost, joint venture ownership interests in LVP CP Boston Holdings, LLC (“the CP Boston Joint Venture”) which would acquire the CP Boston Property through LVP CP Boston, LLC (“LVP CP Boston”), a wholly owned subsidiary, subject to the Buyer obtaining the Seller’s consent which was obtained on March 21, 2011. The Company’s Board and Lightstone II’s Board of Directors approved 80% and 20% participations, respectively, in the CP Boston Joint Venture.

On March 21, 2011, the CP Boston Joint Venture closed on the acquisition of the CP Boston Property and the Company’s share of the aggregate purchase price was approximately $8.0 million. Additionally, in connection with the acquisition, the Company’s advisor received an acquisition fee equal to 2.75% of the acquisition price, or approximately $0.2 million. The Company’s portion of the acquisition was funded with cash.

The CP Boston Joint Venture established a taxable subsidiary, LVP CP Boston Holding Corp., which has entered into an operating lease agreement for the CP Boston Property. At closing, LVP CP Boston Holding Corp. also entered into an interim management agreement with Sage Client 289, LLC, an unrelated third party, for the management of the Hotel and the Water Park.

The CP Boston Property was purchased “as is” and it is currently expected that approximately $10.0 million (of which approximately $8.0 million is the company’s proportionate share) of additional renovations and improvements will be funded proportionately by the owners of CP Boston Joint Venture subsequent to the acquisition. Management of the Company believes the CP Boston Property is adequately insured.

The Seller was not affiliated with the Company or its affiliates.

Potential Property Acquisition — Option Agreement to Acquire an Interest in Festival Bay Mall

On December 8, 2010, FB Orlando Acquisition Company, LLC (the “Owner”), a previously wholly owned entity of David Lichtenstein (“Lichtenstein”), who does business as the Lightstone Group and is the sponsor of the Company, acquired Festival Bay Mall (the “Property”) for cash consideration of approximately $25.0 million (the “Contract Price”) from BT Orlando LP, an unrelated third party seller. Ownership of the Owner will be transferred to the A.S. Holdings LLC (“A.S. Holdings”), a wholly-owned entity of Lichtenstein, on or about June 4, 2011 (the “Transfer Date”) pursuant to the terms of a transfer and exchange agreement between various entities, including a qualified intermediary.

On March 4, 2011, the Company, through its Operating Partnership, entered into an agreement with A.S. Holdings, providing the Operating Partnership an option to acquire a membership interest of up to 10% in A.S. Holdings. The option is exercisable in whole or in part, up to two times, by the Operating Partnership at any time, but in no event later than June 30, 2012. Although the option may be exercised immediately, if it is exercised in whole or in part before the Transfer Date, the closing on the acquisition of the applicable membership interests in A.S. Holdings will occur within 10 business days after the Transfer Date. There can be no assurance that the Company will elect to exercise its option, in whole or in part, to purchase up to a 10% ownership interest in Festival Bay Mall.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008

21. Subsequent Events  – (continued)

The Property, which opened in 2003, consists of an approximately 751,000 square foot enclosed mall situated on 139 acres of land located at 5250 International Drive in Orlando close to the convergence of I-4 and the Florida Turnpike. The Property was built as a hybrid retail center with entertainment, destination retail and traditional in-line mall tenants and its current anchor tenants include Bass Pro Shops Outdoor World, Ron Jon Surf Shop, Sheplers Western Wear and Cinemark 20 Theatres. As of December 31, 2010, the Property was approximately 66% occupied. Concurrent with the closing of the acquisition, management of the Property was assumed by Paragon Retail Property Management LLC (“Paragon”), an affiliate of the Company’s sponsor. Paragon is currently evaluating redevelopment opportunities for the Property.

Schedule III

Real Estate and Accumulated Depreciation
December 31, 2010

		Initial Cost(A)		Costs Capitalized Subsequent to Acquisition	Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total(B)	Accumulated Depreciation(C)	Date Acquired	Depreciable Life(D)
St. Augustine Outlet Center St. Augustine, Florida	$26,040,634	$11,206,280	$42,103,074	$1,548,163	$10,875,242	$43,982,275	$54,857,517	$(991,392)	3/29/2006 & 10/2/2007	(D)
Southeastern Michigan Multi-Family Properties Southeastern, Michigan	40,725,000	8,051,125	34,297,538	992,199	8,270,749	35,070,113	43,340,862	(4,166,033)	6/29/2006	(D)
Oakview Plaza Omaha, Nebraska	27,500,000	6,705,942	25,462,968	786,285	7,355,942	25,599,253	32,955,195	(2,955,563)	12/21/2006	(D)
Gulfcoast Industrial Portfolio New Orleans/Baton Rouge, Louisiana & San Antonio, Texas	53,025,000	12,767,476	51,648,719	1,534,266	12,796,389	53,154,072	65,950,461	(5,966,460)	2/1/2007	(D)
Brazos Crossing Power Center Lake Jackson, Texas	6,492,894	1,688,326	4,337,962	(208,398)	1,268,387	4,549,503	5,817,890	(309,690)	6/29/2007	(D)
Houston Extended Stay Hotels Houston, Texas	8,890,000	1,900,546	14,359,818	1,677,922	1,918,854	16,019,432	17,938,286	(1,246,229)	10/17/2007	(D)
Sarasota Sarasota, Florida	—	2,000,000	11,291,586	(4,925,915)	2,000,000	6,365,671	8,365,671	(256,415)	11/15/2007	(D)
Camden Multi-Family Properties(E) Tampa, Florida, Charlotte, North Carolina and Greensboro, North Carolina	27,849,500	19,976,387	79,905,549	(78,386,950)	4,502,904	16,992,082	21,494,986	(613,174)	11/16/2007	(D)
Everson Pointe Snellville, Georgia	5,000,000	2,492,343	5,495,193	—	2,492,343	5,495,193	7,987,536	—	12/17/2010	(D)
Total	$195,523,028	$66,788,425	$268,902,407	$(76,982,428)	$51,480,810	$207,227,594	$258,708,404	$(16,504,956)

Notes to Schedule III:

(A)	The initial cost to the Company represents the original purchase price of the property, including amounts incurred subsequent to acquisition which were contemplated at the time the property was acquired.
(B)	Reconciliation of total real estate owned:

	2010	2009	2008
Balance at beginning of year	$255,499,977	$273,351,551	$237,532,054
Purchases of investment properties	7,987,536	—	35,819,497
Improvements	976,367	4,549,106	—
Disposals	(600,410)	(666,973)	—
Impact of asset impairment – continuing operating properties	(5,155,066)	(21,733,707)	—
Balance at end of year	$258,708,404	$255,499,977	$273,351,551
(C)	Reconciliation of accumulated depreciation is not included for purposes of this disclosure:

	For the years ended December 31,
	2010	2009	2008
Balance at beginning of year	$15,530,577	$15,837,881	$5,345,498
Depreciation expense	5,687,956	7,230,310	6,073,677
Impairment charge	—	—	4,550,795
Impact of asset impairment – continuing operating properties	(4,113,167)	(6,870,641)	—
Disposals	(600,410)	(666,973)	(132,089)
Balance at end of year	$16,504,956	$15,530,577	$15,837,881

(D)	Depreciation is computed based upon the following estimated lives:

Buildings and improvements	15 – 39 years
Tenant improvements and equipment	5 – 10 years
(E)	The Camden Multi-Family Properties initially consisted of five apartment communities, of which one was located in Tampa, Florida, two were located in Charlotte, North Carolina and two were located in Greensboro, North Carolina. During 2010, three of the apartment communities (one located in Tampa, Florida, one located in Charlotte, North Carolina and one located in Greensboro, North Carolina) were foreclosed on by the lender. As a result, as of December 31, 2010 the Company only owns two of the five apartment communities initially acquired.

APPENDIX A

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PROGRAM

Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Distribution Reinvestment Program (the “DRP”), effective as of January 1, 2009, the terms and conditions of which are set forth below. Capitalized terms are defined in Section 9 unless otherwise defined herein.

An unaffiliated third party (the “Administrator”) acting agent for the Stockholders who elect to participate in the DRP (the “Participants”) will apply all distributions, paid with respect to the Shares held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for said Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager registered in the Participant’s state of residence.

1. Procedure for Participation.  Any Stockholder may elect to become a Participant by completing and executing the Authorization Form as may be available from the Company, the Administrator or the Dealer Manager. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s authorization. Shares will be purchased under the DRP on the record date for the Distribution used to purchase the Shares. Distributions for Shares acquired under the DRP will be paid at the same time as Distributions are paid on Shares purchased outside the DRP and are calculated with a daily record and Distribution declaration date. Each Participant agrees that if, at any time prior to listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on a national market system, if his or her fails financial condition changes, he or she will promptly so notify the Company in writing.

2. Purchase of Shares.  Participants will acquire Shares from the Company at a price equal to, at the Company’s option, either (i) 95% of the then current net asset value per share as estimated by the Company’s board of directors in good faith or (ii) $9.50 per share, regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid; provided that any discount on the purchase will not exceed 5%. Participants may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under the DRP to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s Amended and Restated Charter. No selling commissions or dealer manager fees will be paid for the Shares purchased pursuant to the DRP.

3. Share Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of such certificates. The Company will not issue share certificates except to stockholders who make a written request to the Company.

4. Reports.  Within 90 days after the end of the Company’s fiscal year, the Administrator will provide each Participant with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of distribution and amounts of Distributions received during the prior fiscal year. The individualized statement to Stockholders will include receipts and purchases relating to each Participant’s participation in the DRP including the tax consequences relative thereto.

5. Termination by Participant.  A Participant may terminate participation in the DRP at any time, without penalty, by delivering written notice to the Administrator. Prior to listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on a national market system, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. If a Participant terminates DRP participation, the Company will provide the terminating Participant with a certificate evidencing the whole shares in his or her account and a check for the cash value of any fractional share in such account. Upon termination of DRP participation, Distributions will be distributed to the Stockholder in cash.

A-1

6. Amendment or Termination of DRP by the Company.  The Directors of the Company may by majority vote (including a majority of the independent directors) terminate the DRP for any reason upon 30 days’ prior written notice to the Participants or amend the DRP for any reason upon 10 days’ prior written notice to the Participants.

7. Absence of Liability.  Neither the Company, the Dealer Manager nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Act or the securities laws of a state, the Company, the Dealer Manager and the Administrator have been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

8. Governing Law.  This DRP shall be governed by the laws of the State of Maryland.

9. Defined Terms.

a. “Act” means the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

b. “Affiliate” means, with respect to any other person: (i) any person directly or indirectly owning, controlling or holding, with the power to vote 10% or more of the outstanding voting securities of such other person; (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by or under common control with such other person; (iv) any executive officer, director, trustee or general partner of such other person; and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner.

c. “Dealer Manager” means Lightstone Securities, LLC.

d. “Directors” means the members of the Board of Directors of the Company, including the Independent Directors.

e. “Ownership Limit” means the prohibition on beneficial or constructive ownership of more than 9.8% in value of the outstanding shares of capital stock of the Company.

f. “Shares” means the shares of voting common stock, par value $.01 per share, of the Company, and “Share” means one of those Shares.

g. “Stockholders” means the beneficial holders of Shares.  LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST

A-2

APPENDIX B

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST

DISTRIBUTION REINVESTMENT PROGRAM AUTHORIZATION FORM

B-1

DISBURSEMENT CHANGE AUTHORIZATION

Date: ___________________________________________

Account Name:  ___________________________________________

Lightstone Account #: ___________________________________________

Please use this form as your authorization until further notice to change my disbursement from to:
_____________________________________________________________________________________

☐	Dividend Reinvest
☐	Send distributions via check to my home address (not available for qualified plans)
☐	Send distributions via check to alternate payee listed here (not available for qualified plans without custodial approval):

Name ____________________  Address ____________________

Account # ____________________  City, State Zip ____________________

☐	Direct Deposit I authorize , or its agent (collectively, “REIT”) to deposit my distributions to the checking or savings account identified below. The authority will remain in force until I notify REIT in writing to cancel it. In the event that REIT deposits funds erroneously into my account, REIT is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name ____________________

ABA/ Routing Number . . Please attach a voided check

Account # ____________________

Thank you for your assistance in this matter.

Signature: ____________________  Signature: ____________________
                      (If this is a Joint account, both parties must sign)

Printed Name(s): ____________________

(Internal Authorized Signature)

SEND TO: LIGHTSTONE VALUE PLUS REIT, INC. C/O ACS SECURITIES SERVICES, INC. 3988 N. CENTRAL EXPRESSWAY BUILDING 5 2ND FLOOR DALLAS, TEXAS 75204

B-2

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.

PROSPECTUS

DISTRIBUTION REINVESTMENT PROGRAM
10,000,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

April [  ], 2011

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the shares registered hereby:

Securities and Exchange Commission Registration fee	$6,773.50
FINRA Fee	$—
Printing and mailing expenses	$75,000.00
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$25,000.00
Blue Sky fees and expenses	$10,000.00
Miscellaneous	$—
Total	$151,773.50

Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision.

The charter of the Company requires it to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company, (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, and (c) the advisor and its officers, directors and affiliates, (such persons and the advisor and its officers, directors and affiliates being referred to herein as an Indemnitee) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities.

However, the Company may not indemnify any Indemnitee unless (a) the Indemnitee has determined in good faith that the course of conduct which caused the loss or liability was in the best interests of the Company, (b) the Indemnitee was acting on behalf of the Company or performing services for the Company and (c) the liability or loss was not the result of negligence or misconduct on the part of the Indemnitee, except that if the Indemnitee is or was an independent director, the liability, loss or expense was not the result of gross negligence or willful misconduct. Further, the Company may not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (x) each claim or count involving alleged violations of federal or state securities has been adjudicated in favor of the Indemnitee, (y) each such claim or count has been dismissed with prejudice by a court of competent jurisdiction, or (z) a court of competent jurisdiction approves a settlement of each such claim or count and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission and the published position of any applicable state securities regulatory authority as to indemnification for securities law violations.

The bylaws of the Company obligate it, subject to the limits described above, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to an Indemnitee who is made a party to the proceeding by reason of his service in the capacities described above. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does to the extent described above) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. However, under our charter, the Company may advance amounts to an Indemnitee only if (w) the proceeding relates to acts or omissions relating to the performance of duties or services for the Company or on its behalf, (x) the proceeding is initiated by a third party who is not a stockholder or is initiated by a stockholder acting in his or her capacity as such, and a court of competent jurisdiction specifically approves the advancement, (y) the Indemnitee provides the Company with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, and (z) the Indemnitee undertakes in writing to repay the advanced funds to the Company, together with interest at the applicable legal rate of interest if the Indemnitee is found not to be entitled to indemnification.

Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in Section 2-418 of the MGCL or any successor statute.

Our bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or the bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

Exhibits

The list of exhibits filed as part of this Registration Statement on Form S-11 is submitted in the Exhibit Index following the signature page.

Undertakings.

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on the 29th day of April, 2011.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
By: /s/ David Lichtenstein David Lichtenstein Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ David Lichtenstein David Lichtenstein	Chief Executive Officer and Chairman of the Board of Directors	April 29, 2011
/s/ Donna Brandin Donna Brandin	Chief Financial Officer and Principal Accounting Officer	April 29, 2011
* Bruno de Vinck	Director	April 29, 2011
* Shawn R. Tominus	Director	April 29, 2011
* Edwin J. Glickman	Director	April 29, 2011
* George R. Whittemore	Director	April 29, 2011
* By: /s/ David Lichtenstein David Lichtenstein

EXHIBIT INDEX

The following exhibits are included in this Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
3.1*	Amended and Restated Charter of Lightstone Value Plus Real Estate Investment Trust, Inc.
3.2*	Bylaws of Lightstone Value Plus Real Estate Investment Trust, Inc.
5.1*	Opinion of Venable LLP
8*	Opinion of Proskauer Rose LLP as to tax matters
10.1*	The Advisory Agreement by and among Lightstone Value Plus Real Estate Investment Trust Inc., Lightstone Value Plus REIT LP and Lightstone Value Plus REIT LLC.
10.2*	Amendment to the Advisory Agreement by and among Lightstone Value Plus Real Estate Investment Trust, Inc., Lightstone Value Plus REIT LP and Lightstone Value Plus REIT LLC.
10.3*	Management Agreement, by and among Lightstone Value Plus Real Estate Investment Trust, Inc., Lightstone Value Plus REIT LP and Lightstone Value Plus REIT Management LLC.
10.4*	Form of the Company’s Stock Option Plan.
10.5*	Form of Indemnification Agreement by and between The Lightstone Group and the directors and executive officers of Lightstone Value Plus Real Estate Investment Trust, Inc.
10.6*	Note and Mortgage Modification Agreement Evidencing Renewal Promissory Note Including Future Advance and Amended and Restated Mortgage, Security Agreement and Fixture Filing by LVP St. Augustine Outlets LLC in favor of Wachovia Bank, National Association
10.7*	Renewal Promissory Note Including Future Advance by LVP St. Augustine Outlets LLC to the order of Wachovia Bank, National Association
10.8*	Guaranty by Lightstone Holdings, LLC for the benefit of Wachovia Bank, National Association
10.9*	Contribution Agreement among Scotsdale Borrower, LLC, Carriage Park MI LLC, LLC, Macomb Manor MI LLC, Carriage Hill MI LLC and Citigroup Global Markets Realty Corp.
10.10*	Loan and Security Agreement among Scotsdale MI LLC, Carriage Park MI LLC, Macomb Manor MI LLC, Carriage Hill MI LLC and Citigroup Global Markets Realty Corp.
10.11*	Promissory Note by Scotsdale MI LLC, Carriage Park MI LLC, Macomb Manor MI LLC and Carriage Hill MI LLC in favor of Citigroup Global Markets Realty Corp.
10.12*	Mortgage by Scotsdale MI LLC in favor of Citigroup Global Markets Realty Corp.
10.13*	Mortgage by Carriage Park MI LLC in favor of Citigroup Global Markets Realty Corp.
10.14*	Mortgage by Macomb Manor MI LLC in favor of Citigroup Global Markets Realty Corp.
10.15*	Mortgage by Carriage Hill MI LLC in favor of Citigroup Global Markets Realty Corp.
10.16*	Environmental Indemnity Agreement among Scotsdale MI LLC, Carriage Park MI LLC, Macomb Manor MI LLC, Carriage Hill MI LLC and Citigroup Global Markets Realty Corp.
10.17*	Exceptions to Non-Recourse Guaranty by Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus REIT LP for the benefit of Citigroup Global Markets Realty Corp.
10.18*	Conditional Assignment of Management Agreement among Scotsdale MI LLC, Carriage Park MI LLC, Macomb Manor MI LLC, Carriage Hill MI LLC and Citigroup Global Markets Realty Corp.
10.19*	Promissory Note by LVP Oakview Strip Center LLC in favor of Wachovia Bank, National Association
10.20*	Guaranty by Lightstone Value Plus Real Estate Investment Trust, Inc. in favor of Wachovia Bank, National Association

Exhibit No.	Description
10.21*	Assignment of Leases and Rents and Security Deposits by LVP Oakview Strip Center LLC in favor of Wachovia Bank, National Association
10.22*	Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing by LVP Oakview Strip Center LLC in favor of Wachovia Bank, National Association
10.23*	Consent and Agreement of Beacon Property Management, LLC
10.24*	Property Management Agreement between 1407 Broadway Real Estate LLC and Trebor Management Corp.
10.25*	Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement by 1407 Broadway Real Estate LLC in favor of Lehman Brothers Holdings Inc.
10.26*	Promissory Note by 1407 Broadway Real Estate LLC in favor of Lehman Brothers Holdings Inc.
10.27*	Guaranty of Recourse Obligations by Lightstone Holdings LLC in favor of Lehman Brothers Holdings Inc.
10.28*	Net Profits Agreement between 1407 Broadway Real Estate LLC in favor and Lehman Brothers Holdings Inc.
10.29*	Mortgage and Security Agreement by LVP Gulf Coast Industrial Portfolio LLC in favor of Wachovia Bank, National Association
10.30*	Promissory Note by LVP Gulf Coast Industrial Portfolio LLC and the other borrowers identified therein in favor of Wachovia Bank, National Association
10.31*	Form of Limited Liability Company Agreement of 1407 Broadway Mezz II LLC
10.32*	Form of Multifamily Mortgage, Assignment of Rents and Security Agreement for the Camden Portfolio (each property in the Camden Portfolio had substantially similar mortgages).
10.33*	Promissory Note made as of June 26, 2008 by Arbor Mill Run JRM, LLC in favor of Lightstone Value Plus Real Estate Investment Trust, Inc. in the original principal amount of $17,280,000.
10.34*	Promissory Note made as of June 26, 2008 by Arbor National CJ LLC in favor of Lightstone Value Plus Real Estate Investment Trust, Inc. in the original principal amount of $360,000.
10.35*	Promissory Note made as of June 26, 2008 by AR Prime Holdings, LLC in favor of Lightstone Value Plus Real Estate Investment Trust, Inc. in the original principal amount of 49,500,000.
10.36*	Exchange Rights Agreement, dated as of June 26, 2008, by and among Lightstone Value Plus Real Estate Investment Trust, Inc., Lightstone Value Plus REIT, LP and the persons named therein.
10.37*	First Amendment to Amended and Restated Agreement of Limited Partnership of Lightstone Value Plus REIT LP, dated as of June 26, 2008, by and among Lightstone Value Plus Real Estate Investment Trust, Inc., Lightstone Value Plus REIT LLC, Lightstone SLP, LLC
10.38*	Tax Protection Agreement, dated as of June 26, 2008, by and between Lightstone Value Plus REIT, LP and Arbor Mill Run JRM, LLC.
10.39*	Tax Protection Agreement, dated as of June 26, 2008, by and between Lightstone Value Plus REIT, LP and Arbor Mill National CJ, LLC.
10.40*	Tax Protection Agreement, dated as of June 26, 2008, by and between Lightstone Value Plus REIT, LP, Prime Outlets Acquisition Company LLC and AR Prime Holdings, LLC.
10.41*	Contribution and Conveyance Agreement, dated as of June 26, 2008, by and between Arbor Mill Run JRM LLC and Lightstone Value Plus REIT, LP.
10.42*	Contribution and Conveyance Agreement, dated as of June 26, 2008, by and between Arbor National CJ, LLC and Lightstone Value Plus REIT, LP.

Exhibit No.	Description
10.43*	Contribution and Conveyance Agreement, dated as of June 26, 2008, by and among AR Prime Holdings, LLC, Lightstone Value Plus REIT, LP and Lightstone Value Plus Real Estate Investment Trust, Inc.
10.44*	Contribution Agreement, dated as of December 8, 2009, by and among Simon Property Group Inc, Simon Property Group, L.P, Marco Capital Acquisition, LLC, Lightstone Value Plus REIT, LP, Pro-DFJV Holdings LLC, Lightstone Holdings, LLC, Lightstone Prime, LLC, BRM, LLC, Lightstone Real Property Ventures Limited Liability Company, PR Lightstone Manager, LLC, Prime Outlets Acquisition Company LLC, and Lightstone Value Plus Real Estate Investment Trust, Inc.
10.45*	Amendment No. 1 to the Contribution Agreement, dated as of May 13, 2010, by and among Simon Property Group Inc., Simon Property Group, L.P., Marco Capital Acquisition, LLC, Lightstone Prime, LLC and Prime Outlets Acquisition Company LLC.
10.46*	Amendment No. 2 to the Contribution Agreement, dated as of June 28, 2010, by and among Simon Property Group Inc., Simon Property Group, L.P., Marco Capital Acquisition, LLC, Lightstone Prime, LLC and Prime Outlets Acquisition Company LLC.
10.47*	Amendment No. 3 to the Contribution Agreement, dated as of August 30, 2010, by and among Lightstone Prime, LLC and Prime Outlets Acquisition Company LLC
10.48*	Tax Matters Agreement, dated as of August 30, 2010, by and among Simon Property Group, Inc., Simon Property Group, L.P., Marco LP Units, LLC, Prime Outlets Acquisition Company LLC, Lightstone Value Plus Real Estate Investment Trust, Inc., Lightstone Value Plus REIT, L.P, and Pro-DFJV Holdings LLC, and solely for purposes of Section 14, Lightstone Prime, LLC, Lightstone Holdings, LLC, BRM, LLC, and David Lichtenstein.
10.49*	Guaranty of Collection Agreement, dated as of August 30, 2010, by Lightstone Value Plus Real Estate Investment Trust, Inc., to and for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent, each of the Lenders (as such term is defined in the Credit Agreement), and any of their respective successors and assigns with respect to the obligations of Simon Property Group, L.P, in respect of the Loans (as hereinafter defined).
10.50*	Guaranty of Collection Agreement, dated as of August 30, 2010, by Lightstone Value Plus REIT, L.P., to and for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent, each of the Lenders (as such term is defined in the Credit Agreement), and any of their respective successors and assigns with respect to the obligations of Simon Property Group, L.P., in respect of the Loans (as hereinafter defined).
10.51*	Guaranty of Collection Agreement, dated as of August 30, 2010, by Pro-DFJV Holdings LLC, to and for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent, each of the Lenders (as such term is defined in the Credit Agreement), and any of their respective successors and assigns with respect to the obligations of Simon Property Group, L.P., in respect of the Loans (as hereinafter defined).
10.52*	Capital Contribution Commitment Agreement, dated as of the 30th day of August 2010, by and among Lightstone Value Plus REIT, L.P., Pro-DFJV Holdings LLC, Marco LP Units, LLC, its successors and assigns, having an address at 225 West Washington Street, Indianapolis, Indiana 46204, and Simon Property Group, L.P., its successors and assigns, having an address at 225 West Washington Street, Indianapolis, Indiana 46204.
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2*	Consent of Proskauer Rose LLP (included as part of Exhibit 8)
23.3	Consent of Amper, Politziner & Mattia, LLP
23.4	Consent of EisnerAmper LLP

Exhibit No.	Description
24*	Power of Attorney
25.1*	Limited Liability Company Agreement of LVP CP Boston Holdings, LLC dated March 21, 2011 adopted and entered into by Lightstone Value Plus REIT LP and Lightstone Value Plus REIT II LP.

*	Previously filed.